QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on September 4, 2007

Registration No.      -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DANVERS BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6712	To be applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Conant Street
Danvers, Massachusetts 01923
(978) 777-2200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Kevin T. Bottomley
Chairman, President and Chief Executive Officer
Danvers Bancorp, Inc.
One Conant Street
Danvers, Massachusetts 01923
(978) 777-2200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William P. Mayer, Esq. Paul W. Lee, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Richard A. Schaberg, Esq. Thacher Proffitt & Wood LLP 1700 Pennsylvania Ave., NW Suite 800 Washington, D.C. 20006 (202) 347-8400

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

        If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.01 par value per share	17,842,500 shares(1)	$10.00	$178,425,000(2)	$5,478
Participation Interests	(3)			(4)

(1)
Includes shares to be issued to The Danversbank Charitable Foundation, Inc., a private foundation.
(2)
Estimated solely for the purpose of calculating the registration fee.
(3)
The securities of Danvers Bancorp, Inc. to be purchased by Danversbank's 401(k) Plan are included in the amount shown for Common Stock.
(4)
No separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of Danversbank's 401(k) Plan.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Danvers Bancorp, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 2007

PROSPECTUS SUPPLEMENT

Interests in
SBERA 401(k) Plan as adopted by
DANVERSBANK
and
Offering of up to 685,749 Shares of

Danvers Bancorp, Inc.
Common Stock ($0.01 Par Value)

        This prospectus supplement relates to the offer and sale to participants in the SBERA 401(k) Plan as adopted by Danversbank, or the 401(k) Plan, of participation interests and shares of common stock of Danvers Bancorp, Inc.

        401(k) Plan participants may direct the trustee of the 401(k) Plan to use up to 50% of their current account balances to subscribe for and purchase shares of Danvers Bancorp, Inc. common stock through the Danvers Bancorp, Inc. Stock Fund. Based upon the value of the 401(k) Plan assets at June 30, 2007, the trustee of the 401(k) Plan can purchase up to 685,749 shares of Danvers Bancorp, Inc. common stock, given the purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest all or a portion of their 401(k) Plan accounts in Danvers Bancorp, Inc. common stock.

        The prospectus dated                        , of Danvers Bancorp, Inc., which accompanies this prospectus supplement, includes detailed information regarding the mutual to stock conversion of Danvers Bancorp, Inc., a Massachusetts-chartered mutual holding company, or the MHC, which owns all of the stock of Danversbank, the offering of Danvers Bancorp, Inc. common stock and the financial condition, results of operations and business of Danversbank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the accompanying prospectus and keep both for future reference.

        Please refer to "Risk Factors" beginning on page 15 of the accompanying prospectus.

        The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any government agency or the Depositors Insurance Fund.

        None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Massachusetts Commissioner of Banks, nor any other state or federal agency or any state securities regulator, has approved or disapproved of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

        This prospectus supplement may be used only in connection with offers and sales by Danvers Bancorp, Inc. of interests in, or shares of, common stock pursuant to the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests in, or shares of, common stock acquired through the 401(k) Plan.

        Neither Danvers Bancorp, Inc. nor Danversbank has authorized any person to give any information or to make any representations other than those contained in the prospectus or this prospectus supplement, and, if given or made, no one may rely on such information or representations as having been authorized by Danvers Bancorp, Inc., Danversbank or the 401(k) Plan.

        This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Danvers Bancorp, Inc. or any of its subsidiaries incorporated by the accompanying prospectus or the 401(k) Plan since the date of this prospectus supplement, or imply the information contained in this prospectus supplement is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is                        .

THE OFFERING	S-1
Securities Offered	S-1
Election to Purchase the Common Stock in the Offering; Priorities	S-1
Value of Participation Interests	S-2
Method of Directing Transfer	S-2
Deadline for Directing Transfer in Connection with the Offering	S-2
Irrevocability of Transfer Direction in Connection with the Offering	S-3
Direction to Purchase the Common Stock After the Close of the Offering	S-3
Common Stock in the Offering will be Purchased at $10.00 Per Share	S-3
Nature of a Participant's Interest in the Danvers Bancorp, Inc. Stock Fund	S-3
Voting Rights of the Common Stock	S-4
DESCRIPTION OF THE 401(k) PLAN	S-4
Introduction	S-4
Eligibility and Participation	S-4
Contributions Under the Plan	S-4
Limitations on Contributions	S-5
Investment of Contributions	S-6
Performance History	S-7
Benefits Under the Plan	S-9
Withdrawals and Distributions From the 401(k) Plan	S-9
Administration of the Plan	S-10
Reports to Plan Participants	S-10
Plan Administrator	S-10
Amendment and Termination	S-10
Merger, Consolidation or Transfer	S-10
Federal Income Tax Consequences	S-10
Additional Employee Retirement Income Security Act ("ERISA") Considerations	S-12
Restrictions on Resale	S-12
SEC Reporting and Short-Swing Profit Liability	S-13
LEGAL OPINION	S-13

S-i

THE OFFERING

Securities Offered

        The securities offered in connection with this prospectus supplement are participation interests in the Danversbank 401(k) Plan, or the 401(k) Plan. At June 30, 2007, given the purchase price of $10.00 per share and the limitation imposed by the 401(k) Plan, there were sufficient funds in the Plan for the 401(k) Plan trustee to acquire up to 685,749 shares of common stock for the Danvers Bancorp, Inc. Stock Fund. Danvers Bancorp, Inc., the proposed holding company for Danversbank upon the mutual to stock conversion of the MHC, is the issuer of the common stock. All participants in the 401(k) Plan may use up to 50% of their account balances to subscribe for shares of Danvers Bancorp, Inc. common stock in the offering subject to the purchase priorities set forth in the Danversbank Plan of Conversion. See "The Conversion and the Offering—Offering of Common Stock" in the prospectus accompanying this prospectus supplement for a discussion of the purchase priorities in the offering. The interests offered under this prospectus supplement are conditioned on the consummation of the mutual to stock conversion of the MHC and related Danvers Bancorp, Inc. stock offering.

        This prospectus supplement contains information regarding the 401(k) Plan. The accompanying prospectus contains information regarding the mutual to stock conversion of the MHC, the offering of Danvers Bancorp, Inc. common stock and the financial condition, results of operations and business of Danversbank. The address of the principal executive office of Danversbank is One Conant Street, Danvers, Massachusetts 01923. The telephone number of Danversbank is (978) 777-2200.

Election to Purchase the Common Stock in the Offering; Priorities

        In connection with the offering, the 401(k) Plan now provides an additional investment option that allows you to transfer up to 50% of the funds which represent your beneficial interest in the assets of the 401(k) Plan to the Danvers Bancorp, Inc. Stock Fund. If you elect to invest in the Danvers Bancorp, Inc. Stock Fund, the 401(k) Plan trustee will subscribe for the common stock offered for sale in the offering in accordance with your direction, subject to the purchase priorities discussed below. In the event the offering is oversubscribed and some or all of your funds cannot be used to purchase common stock in the offering, the 401(k) Plan trustee will return the amount not invested in common stock to the Money Market Fund in the 401(k) Plan. After the closing of the offering, you can transfer your funds that were deposited into the Money Market Fund into any other investment vehicle offered through the 401(k) Plan, including the Danvers Bancorp, Inc. Stock Fund, subject to the terms of the 401(k) Plan.

        All plan participants are eligible to direct a transfer of funds to the Danvers Bancorp, Inc. Stock Fund. However, these directions are subject to subscription rights and purchase priorities. Your order for shares in the offering will be filled based on your purchase priority in the offering. Danvers Bancorp, Inc. has granted rights to subscribe for shares of Danvers Bancorp, Inc. common stock to the following persons in the subscription offering, in descending order: (i) depositors who had accounts at Danversbank with aggregate balances of at least $50 as of the close of business on February 28, 2006, (ii) depositors who had accounts at Danversbank with aggregate balances of at least $50 as of the close of business on March 31, 2007, (iii) the tax qualified employee benefit plans of Danversbank (i.e., our employee stock ownership plan and the 401(k) Plan) and (iv) employees, officers, directors, trustees and corporators of the MHC and Danversbank who do not qualify under priorities (i) and (ii) above. No individual may purchase more than 20,000 shares of common stock in the offering through one or more individual and/or joint deposit accounts, including Danvers Bancorp, Inc. Stock Fund accounts, and no individual acting through a single account may purchase more than 20,000 shares of common stock.

        Remaining shares of common stock, if any, may be offered to the general public in a direct community offering. See "The Conversion and the Offering—Offering of Common Stock—Community

Offering" in the accompanying prospectus for a discussion of the community offering. If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in the Massachusetts Counties of Middlesex, Essex and Suffolk will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Sandler O'Neill & Partners, L.P. and would commence as soon as practicable after the termination of the subscription offering and would be open to the general public beyond the local community. We have the right to accept or reject, in our sole discretion, any orders received in the community offering and the syndicated community offering.

        To ensure a proper allocation of stock, each eligible account holder must list on his or her stock purchase order form all deposit accounts in which he or she had an ownership interest at February 28, 2006 or March 31, 2007, as applicable. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber's stock allocation. We will strive to identify your ownership in all accounts, but cannot guarantee that we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the Plan of Reorganization and of the acceptability of the stock purchase order forms will be final.

        No investor in the offering may purchase fewer than 25 shares of common stock or more than 20,000 shares of common stock.

Value of Participation Interests

        As of June 30, 2007, the market value of the assets of the 401(k) Plan totaled approximately $13.7 million, and up to 50% of this amount may be used to purchase common stock in the offering. The plan administrator informed each participant of the value of his or her beneficial interest in the 401(k) Plan as of June 30, 2007. The value of plan assets represents the past contributions to the 401(k) Plan by or on behalf of the participants of the 401(k) Plan, plus or minus earnings or losses on the contributions, less previous withdrawals.

Method of Directing Transfer

        If you want to use your 401(k) Plan funds to purchase common stock in the offering, you must complete the Contribution and Investment Form included with this prospectus supplement and submitting the form to Paula Mason in the Danversbank Human Resources Department. The 401(k) Plan trustee will submit an order form on your behalf to purchase the maximum number of shares in the offering that you have elected to purchase. To transfer the funds into the Danvers Bancorp, Inc. Stock Fund, the 401(k) Plan trustee will withdraw amounts from the other investment funds in which your accounts are invested on a pro-rata basis. If you do not wish to purchase shares in the offering with your 401(k) Plan funds, you do not need to complete the yellow Contribution and Investment Form included with this prospectus supplement.

Deadline for Directing Transfer in Connection with the Offering

        The deadline for submitting your instructions to Paula Mason, Vice President, in the Human Resources Department to transfer your funds to the Danvers Bancorp, Inc. Stock Fund in connection with the offering is            , Massachusetts time, on                       , 2007, the date that is            days prior to the subscription deadline for the offering. Please return your completed yellow Contribution and Investment Form to Paula Mason in the Human Resources Department by 4:00 p.m., on                       , 2007.

        The 401(k) Plan deadline is earlier than the                        , 2007 deadline for submitting stock order forms to purchase shares in the offering with funds outside of the 401(k) Plan.

Irrevocability of Transfer Direction in Connection with the Offering

        Your direction to transfer amounts credited to your account in the 401(k) Plan to the Danvers Bancorp, Inc. Stock Fund in connection with the offering cannot be changed. Pending completion of the offering, the funds you elect to transfer to the Danvers Bancorp, Inc. Stock Fund will be held in an interest-bearing account until the offering is completed.

Direction to Purchase the Common Stock After the Close of the Offering

        After the close of the offering, you may direct on a daily basis the 401(k) Plan trustee to transfer a certain percentage (in multiples of not less than 1%) of the net value of your interests in the other investment funds in the 401(k) Plan to the Danvers Bancorp, Inc. Stock Fund, subject to the provisions in the 401(k) Plan that limit each participant's investment in the Danvers Bancorp, Inc. Stock Fund to no more than 50% of your account balance. Alternatively, you may direct the 401(k) Plan trustee to transfer a certain percentage of your interest in the Danvers Bancorp, Inc. Stock Fund to any of the other investment funds in the 401(k) Plan in accordance with the terms of the 401(k) Plan. Following your initial election, you may change the allocation of your interest in the Danvers Bancorp, Inc. Stock Fund by submitting an appropriate form to the Human Resources Department of Danversbank. Special restrictions may apply to transfers directed by those participants who are officers, directors and principal shareholders of Danvers Bancorp, Inc. or Danversbank, who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

Common Stock in the Offering will be Purchased at $10.00 Per Share

        The 401(k) Plan trustee will use the funds transferred to the Danvers Bancorp, Inc. Stock Fund to purchase shares of common stock in the offering. The trustee will pay the same price for shares of common stock as all other persons who purchase shares of the common stock in the offering. Post-conversion purchases of common stock in the Danvers Bancorp, Inc. Stock Fund will be made at prevailing market prices. These prices may be higher or lower than the current offering price of $10.00 per share of common stock.

Nature of a Participant's Interest in the Danvers Bancorp, Inc. Stock Fund

        With the other investment funds in the 401(k) Plan, the funds purchase their underlying investment every pay period. Each investment fund's unit value is updated every day based on the total value of its underlying investments and the number of units held in the fund. Distributions, withdrawals, loans and investment transfers occur without having to wait until the end of the calendar month. Loan and transfer requests are made through the SBERA Voice Response System or via the Plan trustee's website on the Internet (www.SBERA.com). However, the Danvers Bancorp, Inc. Stock Fund differs from the other investment options in the 401(k) Plan. All distributions and investment transfers you make involving the Danvers Bancorp, Inc. Stock Fund will be processed using the appropriate administrative form, which must be submitted to the Human Resources Department. Actual distributions and investment transfers will be made as soon as practicable after the forms have been approved by the Human Resources Department. Transfers into or out of the Danvers Bancorp, Inc. Stock Fund cannot be initiated in the Voice Response System or via the Internet on www.SBERA.com.

Voting Rights of the Common Stock

        The Plan provides that, after the offering, you may direct the 401(k) Plan trustee how to vote the shares of Danvers Bancorp, Inc. common stock held by the Danvers Bancorp, Inc. Stock Fund representing the interest in the shares that is credited to your account. If the trustee does not receive your voting instructions, the plan administrator will exercise these rights as it determines in its discretion and will direct the trustee accordingly. All voting instructions will be kept confidential.

DESCRIPTION OF THE 401(k) PLAN

Introduction

        Since July 1, 1993, Danversbank has maintained the 401(k) Plan. Danversbank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act, most commonly referred to as ERISA. Danversbank may amend the 401(k) Plan from time to time to ensure continued compliance with these laws. Danversbank may also amend the 401(k) Plan from time to time to add, modify, or eliminate certain features of the plan, as it sees fit. As a plan subject to ERISA, federal law provides you with various rights and protections as a plan participant. Although the 401(k) Plan is subject to many of the provisions of ERISA, your benefits under the plan are not guaranteed by the Pension Benefit Guaranty Corporation.

        Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the plan. Generally, withdrawals are not permitted before a participant's death, disability, attainment of age 59 1/2, termination of employment, or in the case of certain loans or in connection with a financial hardship. Federal law may also impose an additional 10% tax on withdrawals made from the 401(k) plan prior to your attainment of age 59 1/2, regardless of whether the withdrawal occurs during your employment with Danversbank or after termination of employment.

        Reference to Full Text of Plan.    The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. Danversbank qualifies these summaries in their entirety by the full text of the 401(k) Plan. You may obtain copies of the 401(k) Plan document by sending a request to: Paula Mason, Vice President, Human Resources, Danversbank, 1 Conant Street, Danvers, MA 01923. You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the plan.

Eligibility and Participation

        Any employee of Danversbank age 21 or older may make deferrals into the 401(k) Plan. Participants are also eligible to receive employer matching contributions and discretionary contributions upon the completion of a "year of service". For purposes of the 401(k) Plan, you generally complete a "year of service" when you complete 1,000 hours of service with Danversbank within a twelve-consecutive-month period measured from your date of hire, and any anniversary of your date of hire.

        As of June 30, there are 261 participants in the 401(k) Plan.

Contributions Under the Plan

        401(k) Plan Participant Contributions.    The 401(k) Plan permits each participant to make pre-tax salary deferrals in an amount from 1% of compensation up to a maximum of 75% of compensation. All newly hired employees age 21 or over are automatically enrolled in the 401(k) Plan unless they elect otherwise, and 2% of compensation will be withheld from their pay automatically. Employees who do not wish to make deferrals under the 401(k) Plan must notify the plan administrator. Participants in the 401(k) Plan may modify the amount contributed to the 401(k) Plan, effective on the first day of the next payroll period, by filing a new deferral agreement with the plan administrator at least three days prior to the effective date of the modification.

        Danversbank Contributions.    At the time of initial hire, the plan administrator will provide each new employee with a notice that explains the automatic enrollment provisions. This notice will also explain how an employee may elect not to have automatic deferrals made to the 401(k) Plan or how to alter the amount of the salary deferrals. Danversbank makes a matching contribution to the 401(k) Plan on behalf of each participant age 21 or older who has completed a year of service. The matching contribution is equal to 100% of each participant's deferrals, up to 4% of the participant's compensation. Danversbank may also make a discretionary contribution to the 401(k) Plan. The amount of the discretionary contribution is determined by the board and may not be made each year. Discretionary contributions are allocated to plan participants employed on the last day of the plan year in the ratio that each eligible active participant's compensation bears to the total compensation paid to all eligible active participants for the plan year. Only compensation up to $225,000 (as adjusted) is recognized under the 401(k) Plan.

Limitations on Contributions

        Limitation on Employee Salary Deferral.    Although the 401(k) Plan permits you to defer up to 75% of your compensation, by law, your total pre-tax deferrals under the 401(k) Plan for the 2007 Plan Year, together with contributions to similar plans, may not exceed $15,500, provided, however, if you are over age 50, you may contribute an additional $5,000 per year. The IRS will periodically increase these annual limitations. Contributions in excess of the limitations or excess deferrals, will be included in an affected participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the 401(k) Plan to the participant, unless the excess deferral together with any income allocable thereto, is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

        Limitations on Annual Additions and Benefits.    Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) allocated to participants under the 401(k) Plan and other defined contribution plans maintained by Danversbank during any plan year may not exceed the lesser of 100% of the participant's compensation, or $45,000 (as indexed for future years for increases in the cost of living).

        Top-Heavy Plan Requirements.    If for any calendar year the 401(k) Plan is a Top-Heavy Plan, then Danversbank may be required to make certain minimum contributions to the Plan on behalf of non-key employees.

        In general, the 401(k) Plan will be treated as a "Top-Heavy Plan" for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are Key Employees exceeds 60% of the aggregate balance of the accounts of all participants. Key Employees generally include any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)
an officer of Danversbank having annual compensation in excess of $145,000,

(2)
a person who owns, directly or indirectly, more than 5% of the stock of Danvers Bancorp, Inc., or stock possessing more than 5% of the total combined voting power of all stock of Danvers Bancorp, Inc., or

(3)
a person who owns, directly or indirectly, combined voting power of all stock and more than 1% of the total stock of Danvers Bancorp, Inc. and has annual compensation in excess of $150,000.

The foregoing dollar amounts are for 2007 and may be adjusted periodically by the IRS.

Investment of Contributions

        All amounts credited to participants' accounts under the 401(k) Plan are held in trust. A trustee appointed by the Board of Directors of Danversbank administers the trust.

        Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one or more of the following options:

  •
  Money Market Account

  •
  Bond Account

  •
  Equity Account

  •
  Large Cap Value Account

  •
  Index 500 Account

  •
  International Equity Account

  •
  Small Cap Value Account

  •
  Small Cap Growth Account

  •
  LifePath 2040 Account

  •
  LifePath 2030 Account

  •
  LifePath 2020 Account

  •
  LifePath 2010 Account

  •
  LifePath Retirement Account

  •
  Large Cap Growth Account

  •
  All Asset Account

  •
  The SBERA Account

        Danvers Bancorp, Inc. Stock Fund.    In connection with the offering, the 401(k) Plan now offers the Danvers Bancorp, Inc. Stock Fund as an additional investment alternative. The Danvers Bancorp, Inc. Stock Fund will invest primarily in the common stock of Danvers Bancorp, Inc. This fund will maintain a relatively small position in a money market account to accommodate liquidity. In connection with the offering, participants in the 401(k) Plan may direct the trustee to invest up to 50% of their 401(k) Plan account balance in the Danvers Bancorp, Inc. Stock Fund as a one-time special election. Your interest in the Danvers Bancorp, Inc. Stock Fund will be credited to your 401(k) Plan account in units, just like the other funds available under the 401(k) Plan.

        Subject to the 50% limitation on investment in the Danvers Bancorp, Inc. Stock Fund, subsequent to the offering you may elect (in increments of 1%) to have both past and future contributions and additions to your accounts invested in the Danvers Bancorp, Inc. Stock Fund and you may also elect to transfer into the Danvers Bancorp, Inc. Stock Fund a portion of your accounts currently invested in other funds under the 401(k) Plan.

        The Danvers Bancorp, Inc. Stock Fund consists primarily of investments in the common stock of Danvers Bancorp, Inc. After the offering, the trustee of the 401(k) Plan will, to the extent practicable, use all amounts held by it in the Danvers Bancorp, Inc. Stock Fund, including cash dividends paid on the common stock held in the fund, to purchase additional shares of common stock of Danvers Bancorp, Inc.

        As of the date of this prospectus supplement, none of the shares of common stock have been issued or are outstanding and there is no established market for the common stock of Danvers Bancorp, Inc. Accordingly, there is no record of the historical performance of the Danvers Bancorp, Inc. Stock Fund. Performance of the Danvers Bancorp, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of Danvers Bancorp, Inc. and Danversbank and market conditions for the common stock generally.

        Investments in the Danvers Bancorp, Inc. Stock Fund may involve certain special risks in investments in the common stock of Danvers Bancorp, Inc. For a discussion of these risk factors, see "Risk Factors" in the accompanying prospectus.

Performance History

        The following table provides performance data with respect to the investment accounts available under the Plan through June 30, 2007 (performance results shown are net of investment management fees):

PERFORMANCE AS OF JUNE 30, 2007

Stock Funds	ONE QUARTER	1 YEAR		3 YEAR		5 YEAR		10 YEAR
Money Market Account	1.26%	5.07%		3.60%		2.62%		3.74%
Bond Account	-0.55%	6.16%		3.96%		4.60%		5.95%
Equity Account	5.91%	20.02%		14.56%		12.14%		8.35%
Large Cap Value Account	5.96%	21.37%		13.88%		11.62%		8.05	%(2)
Index 500 Account	6.28%	20.58%		11.66%		10.72%		7.16%
International Equity Account	6.24%	26.26%		21.52%		15.75%		10.24%
Small Cap Value Account	6.12%	17.06%		13.67%		19.23	%(3)	N/A
Small Cap Growth Account	7.72%	15.78%		11.91%		12.56%		8.89%
LifePath 2040 Account	4.07%	18.49%		13.69%		14.80	%(4)	N/A
LifePath 2030 Account	3.39%	16.71%		12.42%		13.30	%(4)	N/A
LifePath 2020 Account	2.64%	14.61%		10.89%		11.63	%(4)	N/A
LifePath 2010 Account	1.71%	11.91%		8.83%		9.32	%(4)	N/A
LifePath Retirement Account	1.35%	10.77%		7.64%		7.73	%(4)	N/A
Large Cap Growth Account	3.28%	12.51%		7.81%		12.28	%(1)	N/A
All Asset Account	0.72%	9.40%		5.69	%(5)	N/A		N/A
The SBERA Account	4.12%	16.08	%(6)	N/A		N/A		N/A

Dates available to SBERA Participants: (1) August 1, 2003, (2) March 1, 2002, (3) August 1, 2002, (4) July 1, 2003, (5) July 15, 2005, (6) June 1, 2006.

        The following is a description of each of the Plan's investment options (excerpted from each option's own description):

        Money Market Account.    The fund provides income consistent with preservation of principal. SBERA's Investment Policy Statement requires the Money Market Account to be invested exclusively in U.S. Treasury or other obligations guaranteed by the U.S. Government or its agencies. All securities in this account must have a maturity of six months or less.

        Bond Account.    The fund aims to match the performance of the Lehman Brothers Aggregate Bond Index, the most widely recognized benchmark for U.S. debt. The index measures the performance of the total universe of U.S. Government and other investment-grade fixed-income debt, such as corporate and international dollar-denominated bonds, mortgage-backed and asset-backed securities.

        Equity Account.    The fund seeks long-term growth of capital and income by investing in common stocks of domestic and foreign companies. The account is managed by seven investment advisors, each with a different investment mandate.

        Large Cap Value Account.    The fund's investment philosophy combines detailed fundamental research, bottom-up stock selection, portfolio construction, and disciplined management of portfolio volatility to achieve strong risk-adjusted returns over full-market cycles.

        Index 500 Account.    The fund aims to duplicate the investment results of the Standard and Poor's 500 Index by holding all 500 stocks in relatively the same proportions as the S&P 500 Index. This is often referred to as "complete replication."

        International Equity Account.    The fund's objective is to obtain long-term capital growth through a diversified portfolio of marketable equity securities of foreign companies. The performance objective is to outperform the EAFE Index over a market cycle.

        Small Cap Value Account.    The fund is a domestic common stock portfolio comprised of value-oriented stocks whose sector weights are relatively similar to those of the Russell 2000 Index.

        Small Cap Growth Account.    The fund's objective is capital appreciation through investment in the common stock of high-quality emerging companies with superior earnings, growth expectations and attractive stock market valuations.

        LifePath Accounts.    The LifePath series are designed to be complete investment solutions for individuals. Each LifePath strategy is a broadly diversified portfolio, designed for both a particular risk tolerance and the time when the money will be needed. The LifePath series include LifePath 2040, 2030, 2020, 2010 and LifePath Retirement. The number, as in LifePath 2020, represents the approximate year in which you plan to start withdrawing your money. As time goes by, the investment managers gradually adjust the portfolio's mix to compensate for the level of risk that is appropriate for the number of years before account drawdown. LifePath Retirement is for those already in retirement and withdrawing funds.

        Large Cap Growth Account.    The fund's INTECH strategies attempt to provide consistent upside potential combined with downside protection. Fund Managers believe that they can add value using natural stock price volatility through a mathematically based risk controlled process. INTECH's mathematical investment strategies have produced excess returns net of fees since the inception date.

        All Asset Account.    The fund's objective is to produce returns which are 5% above the Consumer Price Index (CPI). The strategy is designed as a "fund of funds" that allocates its assets among a group of PIMCO funds. The fund rebalances among the funds as real return values shift in the market.

        The SBERA Account.    The fund is designed to provide results that parallel the performance of the SBERA Defined Benefit Plan Assets. Given this objective, the fund is expected to provide investors with long-term growth of capital and income. The fund provides investors with great diversification and significantly less risk than a more concentrated portfolio.

        An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

Benefits Under the Plan

        Vesting.    At all times, you have a fully vested, nonforfeitable interest in your own contributions as well as your share of matching contributions, adjusted for earnings or losses. You will have a fully vested, nonforfeitable interest in your share of discretionary contributions, as adjusted for earnings or losses, after you have completed three years of service with Danversbank. Service with Revere Federal Savings Bank or BankMalden is also recognized for this purpose.

Withdrawals and Distributions From the 401(k) Plan

        Withdrawals Prior to Termination of Employment.    You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of hardship distributions and loans. You can apply for a loan from the 401(k) Plan through Voice Response System or via the Internet at www.SBERA.com. You cannot have more than two loans outstanding at a time. You can apply for a minimum loan of $1,000 and a maximum loan of the lesser of $50,000 or 50% of your total vested account balance. You may also be eligible for hardship withdrawals from your own contributions. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustee will make the distribution pro rata from the investment funds in which you have invested your own contributions. If you make a hardship withdrawal, your right to make elective deferrals is suspended for six months. Hardship withdrawals may not be paid back to the 401(k) Plan.

        Distribution Upon Retirement or Disability.    Participants shall receive benefits as soon as administratively feasible following the close of a valuation period during which the distribution is requested. Distributions are payable to participants in a lump sum or installments, at the participant's election.

        Distribution Upon Death.    If you die prior to your benefits being paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the 401(k) Plan.

        Distribution Upon Termination for Any Other Reason.    If you terminate employment for any reason other than retirement, disability or death and your vested account balance exceeds $1,000, the trustee will make your distribution on your normal retirement date, unless you request otherwise. If your vested account balance does not exceed $1,000, the trustee will generally distribute your benefits to you as soon as administratively practicable following your termination of employment.

        Nonalienation of Benefits.    Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the 401(k) Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan shall be void.

        Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with Danversbank or its affiliates. Federal law may also impose an additional 10% tax on distributions from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Danversbank or its affiliates or after your termination of employment.

Administration of the Plan

        Trustee.    The board of directors of Danversbank has appointed SBERA as trustee and named fiduciary of the 401(k) Plan for purposes of ERISA.

        The trustee receives, holds and invests the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

Reports to Plan Participants

        The plan administrator will furnish you a statement at least quarterly showing (i) the balance in your account as of the end of that period, (ii) the amount of contributions allocated to your account for that period, and (iii) the adjustments to your account to reflect earnings or losses (if any).

Plan Administrator

        Currently, the plan administrator of the 401(k) Plan is Thomas Forese, Jr., Savings Banks Employees Retirement Association, 4A Gill Street, Woburn, MA 01801, telephone number (781) 938-6559. The plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the plan, and preparation and filing of all returns and reports relating to the plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

        Danversbank intends to continue the 401(k) Plan indefinitely. Nevertheless, Danversbank may terminate the 401(k) Plan at any time. If Danversbank terminates the 401(k) Plan in whole or in part, then regardless of other provisions in the plan, all participants affected by such termination shall become fully vested in their accounts. Danversbank reserves the right to make, from time to time, any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Danversbank may amend the plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

        In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the plan requires that you would (if either the plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer (if the plan had then terminated).

Federal Income Tax Consequences

        The following is only a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not consider the following as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You are urged to consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

        As a "qualified retirement plan," the Code affords the 401(k) Plan special tax treatment, including:

(1)
The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year;

(2)
participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)
earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

        Danversbank will administer the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Danversbank receives an adverse determination letter regarding its tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and Danversbank may be denied certain deductions taken with respect to the 401(k) Plan.

        Lump Sum Distribution.    A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan. The portion of any lump sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution.

        Danvers Bancorp, Inc. Common Stock Included in Lump Sum Distribution.    If a lump sum distribution includes Danvers Bancorp, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to Danvers Bancorp, Inc. common stock, that is, the excess of the value of Danvers Bancorp, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Danvers Bancorp, Inc. common stock for purposes of computing gain or loss on its subsequent sale equals the value of Danvers Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Danvers Bancorp, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain regardless of how long the Danvers Bancorp, Inc. common stock is held. Any gain on a subsequent sale or other taxable disposition of Danvers Bancorp, Inc. common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term or long-term capital gain, depending upon the length of the holding period of Danvers Bancorp, Inc. common stock after the date of distribution from the 401(k) Plan. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution.

        Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA.    You may roll over virtually all distributions from the 401(k) Plan to another qualified retirement plan or to an individual retirement account.

        We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan which are of general application under the Internal Revenue Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Additional Employee Retirement Income Security Act ("ERISA") Considerations

        As noted above, the 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan's assets by participants and beneficiaries. The 401(k) Plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Danversbank, the plan administrator, or the 401(k) Plan's trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

        Because you will be entitled to invest a portion of your account balance in the 401(k) Plan in Danvers Bancorp, Inc. common stock, the regulations under ERISA section 404(c) require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Danvers Bancorp, Inc. common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Restrictions on Resale

        There are restrictions on resale of shares of Danvers Bancorp, Inc. common stock applicable to persons who may be "affiliates" of Danvers Bancorp, Inc., including any person receiving a distribution of shares of common stock under the 401(k) Plan who is an "affiliate" of Danvers Bancorp under Rules 144 and 405 under the Securities Act of 1933, as amended. An "affiliate" of Danvers Bancorp, Inc. is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with Danvers Bancorp, Inc. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an "affiliate" of that corporation. A person who may be deemed an "affiliate" of Danvers Bancorp, Inc. at the time of a proposed resale will be permitted to make public resales of the common stock only under a "reoffer" prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933, as amended, or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell under Rule 144 in any three-month period may not exceed the greater of 1% of Danvers Bancorp, Inc. common stock then outstanding or the average weekly trading volume reported on the Nasdaq Global Market during the four calendar weeks before the sale. Such sales may be made only through brokers without solicitation and only at a time when Danvers Bancorp, Inc. is current in filing the reports required of it under the Securities Exchange Act of 1934, as amended.

        Any person who may be an "affiliate" of Danversbank may wish to consult with counsel before transferring any common stock they own. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Danvers Bancorp, Inc. common stock acquired under the plan, or other sales of Danvers Bancorp, Inc. common stock.

        Persons who are not deemed to be "affiliates" of Danvers Bancorp, Inc. at the time of resale will be free to resell any shares of Danvers Bancorp, Inc. common stock distributed to them under the Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptive rules under federal law.

SEC Reporting and Short-Swing Profit Liability

        Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons beneficially owning more than 10% of public companies such as Danvers Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission, or the SEC. Certain changes in beneficial ownership involving allocation or reallocation of assets held in your 401(k) Plan account must be reported periodically, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company's fiscal year.

        In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, or Section 16(b), provides for the recovery by Danvers Bancorp, Inc. of profits realized by any officer, director or any person beneficially owning more than 10% of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

        The SEC has adopted rules that exempt many transactions involving the Plan from the "short-swing" profit recovery provisions of Section 16(b). The exemptions are available if an election to transfer into the Danvers Bancorp, Inc. Stock Fund is at least six months and a day after an election to transfer out of the Danvers Bancorp, Inc. Stock Fund, and vice versa.

        Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may, under limited circumstances involving the purchase of common stock within six months of the distribution, be required to hold shares of the common stock distributed from the 401(k) Plan for six months following the distribution date.

LEGAL OPINION

        The validity of the issuance of the common stock will be passed upon by Goodwin Procter LLP, Boston, Massachusetts. Goodwin Procter LLP has acted as special counsel for Danvers Bancorp, Inc. in connection with the mutual to stock conversion of the MHC and the related Danvers Bancorp, Inc. initial public offering.

Danversbank
401(k) Plan
Contribution and Investment Form
(For use only during the Danvers Bancorp, Inc. Stock Offering)

Name of Plan Participant:

Social Security Number:

        1.    Instructions.  In connection with the proposed Danvers Bancorp, Inc. initial public offering, participants in the Danversbank 401(k) Plan may direct the 401(k) Plan trustee to invest up to 50% of their 401(k) Plan account balances into a new fund: the Danvers Bancorp, Inc. Stock Fund (the "Employer Stock Fund"). The dollar amount transferred at the direction of each Participant into the Employer Stock Fund will be used to purchase shares of Danvers Bancorp, Inc. common stock (the "Common Stock") at $10.00 per share. All 401(k) Plan participants should review the prospectus and prospectus supplement before making any decisions to use their retirement funds to invest in Danvers Bancorp, Inc. common stock.

        To direct the transfer of all or a part of your 401(k) Plan funds to the Employer Stock Fund, you must complete and submit this form to Paula Mason in the Human Resources Department by 4:00 p.m., Massachusetts time, on                        , 2007. Human Resources will retain a copy of this form and return a copy to you for your records. If you need any assistance in completing this form, please contact Paula Mason in the Human Resources Department. If you do not complete and return this form to Paula Mason in the Human Resources Department by 4:00 p.m., Massachusetts time, on                        , 2007, the funds credited to your accounts under the 401(k) Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the 401(k) Plan if no investment direction has been provided. If there is not enough Common Stock in the offering to fill all subscriptions, the Common Stock will be apportioned and the 401(k) Plan trustee may not be able to purchase any or all of the Common Stock you requested. In such case, the 401(k) Plan trustee will return the amount not invested in Common Stock to the Money Market Fund in the 401(k) Plan. After the closing of the offering, you can transfer your funds that were deposited into the Money Market Fund into any other investment vehicle offered through the 401(k) Plan, including the Danvers Bancorp, Inc. Stock Fund, subject to the terms of the 401(k) Plan.

        Investing in common stock entails some risks, and we encourage you to discuss this investment decision with your spouse and investment advisor. The 401(k) Plan trustee and the Plan Administrator are not authorized to make any representations about this investment other than what appears in the prospectus and the prospectus supplement, and you should not rely on any information other than what is contained in the prospectus and the prospectus supplement. For a discussion of certain factors that should be considered by each 401(k) Plan participant as to an investment in the common stock, see "Risk Factors" beginning on page    of the prospectus. Any shares purchased by the 401(k) Plan pursuant to your election will be subject to the conditions or restrictions otherwise applicable to common stock, as discussed in the prospectus and the prospectus supplement.

        2.    Purchaser Information.  Your ability to purchase Common Stock and to direct your 401(k) Plan funds into the Danvers Bancorp, Inc. Stock Fund is based upon your purchase priority. Please indicate the EARLIEST date that applies to you in categories 1 through 3 OR if you are not eligible for categories 1 through 3, check box 4.

☐	1.	Check this box if you are a depositor who had accounts at Danversbank with aggregate balances of at least $50 as of the close of business on February 28, 2006.
☐	2.	Check this box if you are a depositor who had accounts at Danversbank with aggregate balances of at least $50 as of the close of business on March 31, 2007.

☐	3.	Check this box if you are a Danversbank employee or officer who does not have a higher priority right.
☐	4.
		Check this box if you are not eligible for purchase priorities 1-3. In the event that all shares of common stock are not sold in the subscription offering and Danvers Bancorp, Inc. elects to offer shares of Common Stock for sale to the general public in a "direct community offering" you may be able to satisfy your investment request in the direct community offering. Natural persons who are residents of the Massachusetts Counties of Essex, Middlesex and Suffolk will have the first preference to purchase shares in the direct community offering.

        3.    Investment Directions.  I hereby authorize the Plan Administrator to direct the 401(k) Plan Trustee to invest $                        or            % of my account balance in the 401(k) Plan into the Danvers Bancorp, Inc. Stock Fund. I understand that the trustee will deduct proportionally from all my investments in the 401(k) Plan in order to accommodate my request. I understand my election is irrevocable. I also understand that the purchase price for the shares of Common Stock in the offering is $10.00 per share, therefore the dollar amount I elect to be invested in the Employer Stock Fund must be divisible by 10.

        If there are insufficient funds in my 401(k) Plan account to execute my investment directions, I understand that the trustee will use the funds that are available and divisible by 10 to execute that portion of my investment directions that can be satisfied.

        4.    Important Considerations.  Please note that your election to invest all or a portion of your account in the Danvers Bancorp, Inc. Stock Fund will be IRREVOCABLE. As you know, you are permitted to change your investment election among the various investment funds in the Plan on a daily basis. However, you will not be permitted to change your investment election with respect to that portion of your account that you indicated above to be invested in the Danvers Bancorp, Inc. Stock Fund. After this form has been submitted and processed, the amount transferred in accordance with your election in Section 3 above will be placed in the Danvers Bancorp, Inc. Stock Fund. You will not have access to the amounts from your account placed in the Danvers Bancorp, Inc. Stock Fund until after the conclusion of the offering. Following the conclusion of the offering, you will be permitted to change your investment elections, including in the Danvers Bancorp, Inc. Stock Fund. If some or all of the amount that you direct to be invested in the Danvers Bancorp, Inc. Stock Fund cannot be used to purchase stock in the offering because the offering is oversubscribed, the unused funds will be transferred to a money market account within the 401(k) Plan and you will have the opportunity to re-allocate the unused funds among the other funds in the Plan.

        5.    Acknowledgment of Participant.  I understand that this Contribution and Investment Form shall be subject to all of the terms and conditions of the 401(k) Plan. I acknowledge that I have received a copy of the Prospectus Supplement and the accompanying Prospectus. I understand that by signing this Contribution and Investment Form, I am not waiving any rights under the federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

Signature of Participant	Date

Minimum Purchase in the Offering	25 Shares
Maximum Purchase in the Offering	20,000 Shares

Acknowledgment of Receipt by Human Resources. This Contribution and Investment Form was received by the Human Resources Department and will become effective on the date noted below.

By:	Date

        THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY DANVERS BANCORP, INC. OR DANVERSBANK. THE COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

        Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the Plan before your termination of employment with Danversbank or its affiliates. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Danversbank or its affiliates or after your termination of employment.

The information in this preliminary prospectus is not complete and may be changed. Danvers Bancorp, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 2007

PROSPECTUS

DANVERS BANCORP, INC.
Proposed Holding Company for Danversbank
 14,950,000 Shares of Common Stock

        This prospectus describes the initial public offering of shares of common stock of Danvers Bancorp, Inc., a Delaware corporation recently formed in connection with the conversion of Danvers Bancorp, Inc., a Massachusetts-chartered mutual holding company, or the MHC, from the mutual to the stock form of organization. The MHC owns all of the outstanding stock of Danversbank, a Massachusetts-chartered savings bank. The MHC will cease to exist as a result of the conversion, and Danvers Bancorp, Inc. will own all of the common stock of Danversbank. We intend to have our common stock quoted on the Nasdaq Global Market under the symbol "DABK." All shares offered for sale are being offered at a price of $10.00 per share.

        If you are or were a depositor of Danversbank, you have priority rights to purchase shares of common stock in a subscription offering if (1) you had at least $50 on deposit at Danversbank on February 28, 2006, or (2) you had at least $50 on deposit at Danversbank on March 31, 2007. If you do not fit either the categories described above, but you are interested in purchasing shares of our common stock, you may have the opportunity to purchase shares in a community offering after subscription offering orders are filled.

        We must sell a minimum of 11,050,000 shares in order to complete the stock offering. We will terminate the stock offering if we do not sell the minimum number of shares. We may sell up to 17,192,500 shares without resoliciting subscribers. The stock offering is scheduled to terminate at             p.m. on    . We may extend the expiration date without notice to you, until            . The Massachusetts Commissioner of Banks may allow for further extensions, which may not extend beyond            .

        The minimum purchase is 25 shares. The maximum purchase that an individual may make through a single deposit account is 20,000 shares, and no person by himself, or with an associate or group of persons acting in concert, may purchase more than 40,000 shares. For further information concerning the limitations on purchases of common stock, see "The Conversion and the Offering—Limitations on Purchase of Shares" on page 121. Once submitted, orders are irrevocable unless the stock offering is terminated or extended beyond    . Funds received prior to the completion of the stock offering will be held in an account at Danversbank or, at our discretion, in an escrow account at an independent depository institution and, in either case, will bear interest at our passbook savings rate, which is currently 0.50% per annum. If the stock offering is terminated, subscribers will have their funds returned promptly, with interest. If the stock offering is extended beyond            or if there is a resolicitation of subscribers, we will notify you, and you will have the opportunity to confirm, change or cancel your order. If you do not provide us with a positive indication of your intent to confirm your order, your funds will be returned to you promptly, with interest.

        Sandler O'Neill & Partners, L.P. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the shares of common stock that are being offered for sale. Purchasers will not pay any commissions to purchase shares of common stock in the stock offering. There is currently no public market for the common stock.

        This investment involves risk, including the possible loss of principal. Please read the section entitled "Risk Factors" beginning on page 15.

OFFERING SUMMARY
Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	11,050,000	13,000,000	14,950,000	17,192,500
Gross Proceeds	$110,500,000	$130,000,000	$149,500,000	$171,925,000
Estimated offering expenses including underwriting commissions and expenses(1)	$2,508,000	$2,651,000	$2,794,000	$2,958,000
Net proceeds	$107,992,000	$127,349,000	$146,706,000	$168,967,000
Net proceeds per share	$9.77	$9.80	$9.81	$9.83

(1)
See "The Conversion and the Offering—Plan of Distribution and Marketing Arrangements" at page 124 for a discussion of Sandler O'Neill & Partners, L.P.'s compensation for this offering.

        These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Massachusetts Commissioner of Banks, nor any other state or federal agency or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                  .

Danversbank

One Conant Street
Danvers, MA 01923

Branch Locations

Andover
Middleton
Danvers
Beverly
Wilmington
Reading
Peabody
Salem
Saugus
Woburn
Malden
Revere
Chelsea
Boston

Danversbank
Branch Footprint

Massachusetts View

www.danversbank.com

800.771.8200 (Customer Support)

i

SUMMARY

        The following summary sets forth selected information regarding the conversion and offering as well as our business. However, no summary can contain all the information that may be important to you. For additional information, you should read this prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Danvers Bancorp, Inc. For assistance, please contact our Stock Information Center at One Conant Street, Danvers, Massachusetts 01923, (888) 775-6000.

        The historical consolidated financial statements and other historical information included in this prospectus are those of the MHC, Danversbank and the wholly-owned subsidiaries of Danversbank and the predecessors of these entities. The pro forma consolidated financial data included herein and any discussion of our business after the conversion assume that the conversion has occurred and that Danvers Bancorp, Inc. is the holding company of Danversbank. Unless otherwise specified or the context otherwise requires, the use of terms "we," "our," "us" and the "Company" when referring to time periods up to the conversion refer to the MHC, its consolidated subsidiary, Danversbank, and/or their predecessors. The use of such terms when referring to time periods after the conversion refer to Danvers Bancorp, Inc. and its consolidated subsidiary. The term Danvers Bancorp refers to Danvers Bancorp, Inc.

Our Organization

        In 1998, Danversbank converted from a Massachusetts-chartered mutual savings bank to a Massachusetts-chartered stock savings bank. As part of the reorganization, Danversbank formed the MHC, a Massachusetts-chartered mutual holding company, and became a wholly-owned subsidiary of the MHC. As a mutual holding company, the MHC has no stockholders. The directors of Danversbank are also the trustees of the MHC.

The Companies

        Danvers Bancorp.    This offering is made by Danvers Bancorp, which is a new Delaware corporation we recently formed to be the stock holding company for Danversbank. Danvers Bancorp has not engaged in any business to date. After the conversion, Danvers Bancorp will replace the MHC as the owner of all of the stock of Danversbank. In the future, Danvers Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so. The executive office of Danvers Bancorp is located at One Conant Street, Danvers, Massachusetts 01923, and its telephone number is (978) 777-2200. Danvers Bancorp is subject to regulation and examination by the Federal Deposit Insurance Corporation, or FDIC, the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, and the Massachusetts Division of Banks.

        Danversbank.    Danversbank is a Massachusetts-chartered savings bank headquartered in Danvers, Massachusetts. Originally founded in 1850 as a Massachusetts-chartered mutual savings bank, we have grown through acquisitions and internal growth, including de novo branching. In 1998, we converted our charter to a stock savings bank. We conduct business from our main office located at One Conant Street, Danvers, Massachusetts, and our 14 branch offices located in Andover, Beverly, Boston, Chelsea, Danvers, Malden, Middleton, Peabody, Reading, Revere, Salem, Saugus, Wilmington, and Woburn, Massachusetts. The telephone number at our main office is (978) 777-2200. At June 30, 2007, our assets totaled approximately $1.26 billion and our deposits totaled $972.0 million.

        Our business consists primarily of making loans to our customers, including commercial and industrial, or C&I, loans, commercial real estate loans, owner-occupied residential mortgages and consumer loans, and investing in a variety of investment securities. We fund these lending and investment activities with deposits from our customers, funds generated from operations and selected borrowings. We also provide non-deposit investment products and services, cash management, debit and credit card products and online banking services.

Business Strategy

        Our business strategy is to grow our company and improve profitability while remaining a community-oriented financial institution with a continued emphasis on personalized customer service. Over the past 10 years, we have expanded our branch network and physical presence by establishing 7 de novo branches, selectively acquiring 3 branch offices through our acquisitions of Revere Federal Savings Bank and BankMalden in 2001 and 2007, respectively, and opening a loan production office in Boston. Key elements of our business strategy include:

  •
  Continuing to expand our branch network through de novo branching and branch acquisitions;

  •
  Continuing to expand our loan portfolio by emphasizing primarily the origination of C&I and commercial real estate loans;

  •
  Expanding our sources of non-interest income by introducing fee-generating services and by exploring possible acquisitions of businesses that generate non-interest income;

  •
  Increasing transactional accounts to deepen relationships with our customers; and

  •
  Maintaining a high level of asset quality.

        See also "Business of Danversbank—Danversbank's Business Strategy" beginning on page 61 of this prospectus for a discussion of our business strategy.

The Conversion

        Currently, the MHC is a Massachusetts-chartered mutual holding company with no stockholders. The MHC owns all of the outstanding stock of Danversbank, a Massachusetts-chartered savings bank.

        The mutual-to-stock conversion involves a series of transactions by which we will convert the MHC from a mutual form of organization to a public stock holding company form of organization. In the public stock holding company structure, Danversbank will become a wholly-owned subsidiary of a Delaware corporation known as Danvers Bancorp, Inc., and all of the outstanding common stock of Danvers Bancorp will be owned by the public, including our employee stock ownership plan, and by a charitable foundation to be established by Danversbank, which will be called The Danversbank Charitable Foundation, Inc., or the Charitable Foundation.

        After the conversion, our ownership structure will be as follows:

        Our normal business operations will continue without interruption during the conversion. The same trustees who adopted the plan of conversion and who continue to be trustees of the MHC at the time of the conversion will serve Danvers Bancorp and Danversbank as directors after the conversion. The executive officers of Danvers Bancorp and Danversbank will be the persons who are currently executive officers of the MHC and Danversbank.

The Offering

        We are offering for sale between 11,050,000 and 14,950,000 shares of Danvers Bancorp common stock in connection with this conversion. With regulatory approval, we may increase the number of shares to be sold to 17,192,500 shares without giving you further notice or the opportunity to change or cancel your order. The Massachusetts Commissioner of Banks will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions in connection with any increase in the offering size. The purchase price is $10.00 per share, with no commission charged for purchases made in the conversion.

Reasons for the Offering

        We are selling stock to (1) increase our capital to support future growth and profitability through, among other things, branch expansion and increased lending, (2) compete more effectively in the financial services marketplace by diversifying products and services offered to customers, and (3) offer our depositors, employees, management and directors an equity ownership interest in Danvers Bancorp. We also will enhance our ability to support the communities we serve through the establishment and funding of the Charitable Foundation.

        The capital raised in the stock offering is expected to allow us to:

  •
  support future branching activities;

  •
  support future lending and operational growth, including continued expansion of our commercial lending and deposit relationships in our market area;

  •
  expand sources of non-interest income;

  •
  provide our customers and local community members with an opportunity to acquire our stock;

  •
  increase our philanthropic endeavors to the communities we serve through the formation and funding of the Charitable Foundation;

  •
  make necessary capital investments in facilities and technology; and

  •
  enhance our ability to attract and retain qualified directors, management and employees through stock-based compensation plans.

        There are no current arrangements, understandings or agreements regarding potential acquisitions.

Terms of the Offering

        We are offering between 11,050,000 and 14,950,000 shares of common stock of Danvers Bancorp to qualified depositors, our tax-qualified employee plans, and to the extent shares remain available, to the public. The maximum number of shares that we sell in the stock offering may increase by up to 15%, to 17,192,500 shares, as a result of strong demand for the shares of common stock in the stock offering and/or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the estimated pro forma market value of Danvers Bancorp decreases prior to contribution of shares to the Charitable Foundation below $110,500,000 or increases above $171,925,000, you will not have the opportunity to change or cancel your stock order once submitted. The offering price of the shares of common stock is $10.00 per share. Sandler O'Neill & Partners, L.P., our marketing agent in connection with the stock offering, will use its best efforts to assist us in selling our shares of common stock, but Sandler O'Neill & Partners, L.P. is not obligated to purchase any shares in the stock offering.

        We also intend to contribute to the Charitable Foundation the amount of $350,000 in cash and 5% of the number of shares of Danvers Bancorp common stock sold in the offering, up to a maximum of 650,000 shares.

Conditions to Completing the Conversion

        The board of trustees and the corporators of the MHC, including a majority of the "independent" corporators, and the board of directors and sole stockholder of Danversbank must approve the plan of conversion and the establishment and funding of the Charitable Foundation. The trustees of the MHC and directors of Danversbank approved the plan of conversion on June 15, 2007, and a special meeting of corporators will be held after we receive conditional approval from the Massachusetts Commissioner of Banks. We have filed applications with respect to the conversion with the Massachusetts Commissioner of Banks and the Federal Reserve Board, and we have provided the FDIC with copies of all documents filed with the Massachusetts Commissioner of Banks. The approvals of the Massachusetts Commissioner of Banks and of the Federal Reserve Board, but not of the FDIC, are required before we can consummate the conversion and issue shares of common stock. However, any approval by the Massachusetts Commissioner of Banks or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Persons Who May Order Stock in the Offering

        We are offering the shares of common stock of Danvers Bancorp in a subscription offering in the following order of priority:

  (1)
  Depositors who had qualifying accounts at Danversbank with aggregate balances of at least $50 as of the close of business on February 28, 2006;

  (2)
  Depositors who had qualifying accounts at Danversbank with aggregate balances of at least $50 as of the close of business on March 31, 2007;

  (3)
  The Danversbank employee stock ownership plan and the Danversbank SBERA 401(k) Plan; and

  (4)
  Employees, officers, directors and trustees of the MHC and Danversbank, and corporators of the MHC.

        If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in Essex, Middlesex and Suffolk Counties, Massachusetts, will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Sandler O'Neill & Partners, L.P. We have the right to accept or reject, in whole or in part, any orders received in the community offering or the syndicated community offering at our sole discretion.

        To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on February 28, 2006 or March 31, 2007, as applicable. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber's stock allocation. We will strive to identify your ownership in all accounts, but we cannot guarantee that we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

        If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or partially fill your order. In such an event, shares will be allocated under a formula outlined in the plan of conversion and as described in "The Conversion And The Offering" on page 114.

Limits on Your Purchase of Shares of Common Stock

        The minimum purchase is 25 shares of common stock. Generally, no individual may purchase more than 20,000 shares of common stock, through one or more individual and/or joint deposit accounts, and no individual acting through a single account may purchase more than 20,000 shares of common stock. If any of the following persons purchase shares of common stock, their purchases, when combined with your purchases, cannot exceed 40,000 shares of common stock:

  •
  your spouse, or relatives of you or your spouse living in your house;

  •
  companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

  •
  a trust or other estate, if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or other estate; or

  •
  other persons who may be acting together with you (including, but not limited to, persons who must file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the Securities and Exchange Commission).

        A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption "The Conversion and the Offering—Limitations on Purchase of Shares" on page 121.

        We may increase or decrease the purchase limitations in the offering at any time, subject to approval of the Massachusetts Commissioner of Banks.

        Our employee stock ownership plan and our 401(k) plan intend to purchase 8% and up to 2%, respectively, of the total shares sold in the offering, including shares issued to the Charitable Foundation, without regard to these purchase limitations.

How We Determined to Offer Between 11,050,000 Shares and 14,950,000 Shares

        We decided to offer between 11,050,000 and 14,950,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., or RP Financial, an appraisal firm experienced in appraisals of financial institutions. RP Financial will receive fees totaling $80,000 for its appraisal services, plus $10,000 for the first appraisal valuation update and $15,000 for each subsequent valuation update that may be required, and reimbursement of out-of-pocket expenses. RP Financial estimates that as of August 10, 2007, our offering range was between $110,500,000 and $149,500,000, with a midpoint of $130,000,000, and that our pro forma market value was between $116,025,000 and $156,000,000, with a midpoint of $136,500,000, inclusive of shares issued to the Charitable Foundation.

        In preparing its appraisal, RP Financial considered the information contained in this prospectus, including Danvers Bancorp's consolidated financial statements. RP Financial also considered the following factors, among others:

  •
  the present and projected operating results and financial condition of Danversbank and the economic and demographic conditions in our existing market area;

  •
  historical, financial and other information relating to Danversbank;

  •
  a comparative evaluation of the operating and financial statistics of Danversbank with those of other publicly traded financial institutions;

  •
  the aggregate size of the offering;

  •
  the impact of the offering on our stockholders' equity and earnings potential;

  •
  the proposed dividend policy of Danvers Bancorp;

  •
  the trading market for securities of comparable institutions and general conditions in the market for such securities; and

  •
  the issuance of shares to the Charitable Foundation.

        We intend to contribute to the Charitable Foundation the amount of $350,000 in cash and 5% of the number of shares of Danvers Bancorp common stock sold in the offering, up to a maximum of 650,000 shares. The intended contribution of common stock to the Charitable Foundation has the effect of reducing our estimated pro forma valuation. See "Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation" on page 40.

        In reviewing the appraisal prepared by RP Financial, the board of directors considered the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors listed above. The board of directors believes these assumptions are reasonable.

        The board of directors determined the common stock should be sold at $10.00 per share. Based on the estimated valuation range and the purchase price, the number of shares of Danvers Bancorp common stock that will be outstanding upon completion of the conversion including shares contributed to the Charitable Foundation will range from 11,602,500 to 15,600,000, subject to adjustment to 17,842,500, and the number of shares of Danvers Bancorp common stock that will be sold in the conversion will range from 11,050,000 shares to 14,950,000 shares, subject to adjustment to 17,192,500, with a midpoint of 13,000,000 shares. The number of shares of common stock that the Charitable Foundation will own after the conversion will range from 552,500 at the minimum of the range to 650,000 at the midpoint of the range.

        The appraisal will be updated before we complete the conversion. If the estimated pro forma market value of the common stock of Danvers Bancorp at that time, excluding shares to be contributed to the Charitable Foundation, is either below $110,500,000 or above $171,925,000, then Danvers Bancorp may: terminate the conversion and return all funds promptly, establish a new offering range and commence a resolicitation of subscribers, or take such other actions as may be permitted by the plan of conversion. Under any such circumstances, we will notify you, and you will have the opportunity to confirm, change or cancel your order.

        Two measures that investors often use to analyze an issuer's stock are the ratio of the offering price to the issuer's book value and the ratio of the offering price to the issuer's annual net income. According to RP Financial, while appraisers, as well as investors, use both ratios to evaluate an issuer's stock, the price to book value ratio has historically been the most frequently used method due to the volatility of earnings in the thrift industry in the early-to-mid 1990s and, generally, the lower price to book value ratios of recently converted institutions, and more recently, volatile interest rates. RP Financial considered both of these ratios, among other factors, in preparing its appraisal. Book value is the same as equity, and represents the difference between the issuer's assets and liabilities. See "Pro Forma Data" beginning on page 33 of this prospectus for a description of the assumptions we used in making these calculations.

        RP Financial also considered the information contained in the following table, which presents a summary of selected pricing ratios for peer group companies and for us. The peer group consists of 10 publicly traded financial institutions that RP Financial considered comparable to Danvers Bancorp. RP Financial's appraisal is based on a comparison of financial and other characteristics of Danvers Bancorp relative to the peer group. The figures for Danvers Bancorp and the peer group reflect financial information of or for the twelve months ended June 30, 2007. Price-to-earnings multiples are shown on a core earnings basis, where earnings have been adjusted to omit non-recurring income and expense items. Price-to-book value multiples are shown for both reported book value and tangible book value, omitting intangible assets. A share of common stock is priced at 24.74 times and 29.50 times our pro forma last twelve months' core earnings, at the midpoint and adjusted maximum of the valuation range, respectively. The common stock is valued at 77.29% and 83.69% of our pro forma book value at the midpoint and adjusted maximum of the valuation range, respectively. The common stock is valued at between 77.53% and 83.90% of pro forma tangible book value per share, which omits intangible assets from our calculation of equity. As of August 10, 2007 the median trading price of the peer group companies was 22.06 times their last twelve months' core earnings per share, 108.95% of their book value per share, and 132.23% of their tangible book value per share. At the midpoint of the value range, Danvers Bancorp is priced at a 12.2% premium on a core earnings basis, a 29.1% discount on a book value basis, and a 41.4% discount on a tangible book value basis relative to the peer group median. At the adjusted maximum of the value range, Danvers Bancorp is priced at a 33.7% premium on a core earnings basis and an 36.6% discount on a tangible book value basis relative to the peer group median.

	At or For the 12 Months Ended June 30, 2007
	Price-to-core earnings multiple(1)	Price-to-book value ratio	Price-to-tangible book value ratio
Danvers Bancorp(2)
Minimum	21.94x	72.80%	73.05%
Midpoint	24.74x	77.29%	77.53%
Maximum	27.07x	80.57%	80.79%
Maximum, as adjusted	29.50x	83.69%	83.90%
Peer Group(3)
Average	24.11x	113.69%	134.05%
Median	22.06x	108.95%	132.23%

(1)
Core earnings utilized by RP Financial excluded certain items, including a gain on sale of loans and investments of $392,000 on a pre-tax basis and an overaccrual of taxes of $163,000 recorded in the twelve months ended June 30, 2007. The price-to-core earnings multiples set forth above reflect the recognition of compensation expense for the employee stock ownership plan that we intend to implement and the stock option and incentive plan that we expect to adopt following the completion of the conversion, in accordance with rules issued by the Financial Accounting Standards Board, or FASB. The pro forma information beginning on page 33 reflects an estimated expense for these plans and the resulting effect on the pro forma price-to-earnings multiples for Danvers Bancorp.

(2)
Based on Danvers Bancorp's financial data as of and for the twelve months ended June 30, 2007. Figures shown are from RP Financial's appraisal dated August 10, 2007.

(3)
Reflects earnings for the most recent twelve-month period for which data were publicly available.

        The independent appraisal does not indicate after-market trading value. Do not assume or expect that Danvers Bancorp's valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the stock offering.

After-Market Stock Price Performance Provided by Independent Appraiser

        The appraisal prepared by RP Financial includes examples of after-market stock price performance for thrift conversion offerings completed during the three-month period ended August 10, 2007. The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2005 and August 10, 2007. These companies did not constitute the group of ten comparable financial institutions utilized in RP Financial's valuation analysis.

		Appreciation from Initial Trading Date
Transaction	Conversion Date	1 day	1 week	1 month	Through August 10, 2007
Louisiana Bancorp, Inc.	7/10/07	9.5%	4.0%	7.0%	9.6%
Quaint Oak Bancorp, Inc.	7/5/07	(2.0)	(7.0)	(13.0)	(12.5)
ESSA Bancorp, Inc.	4/4/07	17.8	20.6	14.8	3.0
CMS Bancorp, Inc.	4/4/07	5.7	4.7	3.0	3.4
Hampden Bancorp, Inc.	1/17/07	28.2	25.0	23.4	2.1
Chicopee Bancorp, Inc.	7/20/06	44.6	42.5	45.2	43.4
Newport Bancorp, Inc.	7/7/06	28.0	28.8	31.0	20.0
Legacy Bancorp, Inc.	10/26/05	30.3	34.0	32.0	25.6
BankFinancial Corp.	6/24/05	36.0	34.0	36.0	44.8
Benjamin Franklin Bancorp, Inc.	4/5/05	0.6	3.9	2.5	32.9
OC Financial, Inc.	4/1/05	20.0	8.0	10.0	3.5
Royal Financial, Inc.	1/21/05	16.0	26.0	25.4	30.0
Average		19.6	18.7	18.1	17.1
Median		18.9	22.6	19.1	14.8

        This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

        Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions, the interest rate environment, the amount of proceeds a company raises in its offering, and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company's assets, and the company's market area. The companies listed in the table above may not be similar to Danvers Bancorp, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Danvers Bancorp's common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.

        RP Financial advised the Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of ten comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, RP Financial determined that our pro forma price-to-earnings ratios were higher than the peer group companies and our pro forma price-to-book ratios were lower than the peer group companies. See "—How We Determined to Offer Between 11,050,000 Shares and 14,950,000 Shares" on page 5. RP Financial also advised the board of directors that the aftermarket trading experience of thrift conversion offerings completed during the three-month period ended August 10, 2007 was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology. There were two standard mutual-to-stock conversion offerings completed during the three-month period ended August 10, 2007.

        Our board of directors carefully reviewed the information provided to it by RP Financial through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board draw any conclusions regarding how the historical data reflected above may affect Danvers Bancorp's appraisal. Instead, we engaged RP Financial to help us understand the regulatory process as it applies to the appraisal and to advise the board of directors as to how much capital Danvers Bancorp would be required to raise under the regulatory appraisal guidelines.

        There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled "Risk Factors" beginning on page 15.

Our Officers, Directors and Employees Will Receive Additional Compensation and Benefit Programs After the Offering

        The board of directors of Danversbank has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. It is expected that our employee stock ownership plan will purchase a number of shares equal to 8% of the sum of the number of shares sold in the stock offering, plus the number of shares contributed to the Charitable Foundation. Additionally, following the completion of the offering, we may implement a stock option and incentive plan that will provide for grants of stock options and restricted stock. If the stock option and incentive plan is implemented and approved by stockholders within one year of the completion of the stock offering, the number of options granted or shares awarded under the stock option and incentive plan may not exceed 10%, for stock option grants, and 4%, for grants of restricted stock, respectively, of our total outstanding shares, including shares contributed to the Charitable Foundation. The employee stock ownership plan and the stock option and incentive plan will increase our future compensation costs, thereby reducing our earnings. See "Risk Factors—Risks Related to the Offering and Conversion—Our Stock-Based Incentive and Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income" on page 21 and "Management" on page 98.

        The following table summarizes the stock benefits that our officers, directors and employees may receive following the offering at the midpoint of the offering range and assuming that we initially implement a stock option and incentive plan granting options to purchase 10% of the total shares outstanding after the offering, including shares contributed to the Charitable Foundation, and awarding shares of common stock equal to 4% of the shares outstanding after the offering, including shares contributed to the Charitable Foundation.

Number of Shares	Plan	Individuals Eligible to Receive Awards	Value of Benefits Based on Midpoint of Offering Range(1)
1,092,000	Employee stock ownership plan	All employees	$10,920,000
546,000	Stock awards	Directors, officers and employees	$5,460,000
1,365,000	Stock options	Directors, officers and employees	$5,528,250

(1)
The actual value of the stock awards will be determined based on their fair value as of the date the grants are made. For purposes of this table, fair value is assumed to be the offering price of $10.00 per share. For purposes of this table, the fair value of stock options has been estimated at $4.05 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of zero; expected option life of ten years; risk free interest rate of 5.03% (based on the ten-year Treasury Note rate); and a volatility rate of 11.31% based on the SNL Index for all publicly-traded thrifts, since there is no public market for our stock. The actual expense of the stock options will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

        The value of the restricted shares of common stock will be based on the fair value price of Danvers Bancorp's common stock at the time those shares are awarded, which, subject to stockholder approval, cannot occur until at least six months after the offering. The following table presents the total value of all restricted shares to be available for award and issuance under the stock option and incentive plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	464,100 Shares Awarded at Minimum of Range	546,000 Shares Awarded at Midpoint of Range	624,000 Shares Awarded at Maximum of Range	713,700 Shares Awarded at Maximum of Range, As Adjusted
$ 8.00	$3,712,800	$4,368,000	$4,992,000	$5,709,600
$10.00	$4,641,000	$5,460,000	$6,240,000	$7,137,000
$12.00	$5,569,200	$6,552,000	$7,488,000	$8,564,400
$14.00	$6,497,400	$7,644,000	$8,736,000	$9,991,800

        The grant-date fair value of the options granted under the stock option and incentive plan will be based in part on the price of Danvers Bancorp's common stock at the time the options are granted, which, subject to stockholder approval, cannot occur until at least six months after the offering. The value will also depend on the option pricing model used and the various assumptions utilized in the model. The following table presents the total estimated value of the options to be available for grant under the stock option and incentive plan using the Black-Scholes option pricing model with the following assumptions: dividend yield of zero; expected option life of ten years risk-free interest rate of 5.03%; and volatility rate of 11.31% based on the SNL Index for all publicly-traded thrifts, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.

Market/Exercise Price	Grant-Date Fair Value Per Option	1,160,250 Options at Minimum of Range	1,365,000 Options at Midpoint of Range	1,560,000 Options at Maximum of Range	1,784,250 Options at Maximum of Range, As Adjusted
$ 8.00	$3.24	$3,759,210	$4,422,600	$5,054,400	$5,780,970
$10.00	$4.05	$4,699,013	$5,528,250	$6,318,000	$7,226,213
$12.00	$4.86	$5,638,815	$6,633,900	$7,581,600	$8,671,455
$14.00	$5.67	$6,578,618	$7,739,550	$8,845,200	$10,116,698

Our Issuance of Shares of Common Stock to the Charitable Foundation

        In furtherance of Danvers Bancorp's commitment to its community, we intend to cause the Charitable Foundation to be formed as part of the conversion. The Charitable Foundation will be dedicated to charitable purposes within the communities in which Danversbank has maintained its headquarters and banking branches prior to the offering. The Charitable Foundation is intended to complement Danversbank's community reinvestment activities in a manner that will allow Danversbank's local communities to share in the growth and profitability of Danvers Bancorp and Danversbank over the long term. Consistent with Danversbank's goal, we will, immediately following the conversion, contribute to the Charitable Foundation $350,000 in cash and 5% of the shares of Danvers Bancorp common stock sold in the offering, up to 650,000 shares. As a result of the contribution of cash and issuance of shares to the Charitable Foundation, we will record an after-tax expense of approximately $3.8 million at the minimum of the valuation range and of approximately

$4.6 million at or above the midpoint of the valuation range, during the quarter in which the offering is completed.

        The contribution of cash and shares of common stock to the Charitable Foundation:

  •
  will result in an expense, and a reduction in earnings during the quarter in which the contribution is made, equal to the full amount of the contribution to the Charitable Foundation, offset in part by a corresponding federal tax benefit; and

  •
  will dilute ownership but will not dilute the voting interests of purchasers of shares of our common stock in the offering because the Massachusetts Commissioner of Banks requires, as a condition of the Commissioner's approval of the conversion, that the Charitable Foundation must vote its shares of Danvers Bancorp stock in the same ratio as other holders of such shares.

        See "Risk Factors—Risks Related to the Offering and Conversion The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income" on page 21, "Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation" on page 40 and "Danversbank Charitable Foundation" on page 130.

How You May Pay for Your Shares

        In the subscription offering and the community offering you may pay for your shares only by:

  (1)
  personal check, bank check or money order; or

  (2)
  authorizing us to withdraw money from your deposit account(s) maintained with Danversbank.

        If you wish to use your Danversbank individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Danversbank. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible or contact the Stock Information Center for further information. Also, please be aware that Danversbank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

        You may subscribe for shares of common stock in the offering by delivering to our Stock Information Center, One Conant Street, Danvers, Massachusetts 01923, a signed and completed original stock order form, together with full payment, provided we receive the stock order form before the end of the offering. Payments received by Danversbank will be placed in a segregated savings account at Danversbank or, at our discretion, in an escrow account at an independent depository institution. In either case, we will pay interest at Danversbank's passbook rate, currently 0.50% per annum, from the date funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Danversbank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Danversbank must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. In addition, we are not required to accept copies or facsimiles of order forms.

        For a further discussion regarding stock ordering procedures, see "The Conversion and the Offering—Prospectus Delivery and Procedure for Purchasing Shares" on page 127.

You May Not Sell or Transfer Your Subscription Rights

        If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe assigns, sells or in any way transfers his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified account is so registered. Deleting names of depositors, adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights.

Deadline for Orders of Common Stock

        If you wish to purchase shares of common stock, we must receive, not simply have post-marked, your properly completed stock order form, together with payment for the shares, no later than           p.m., Eastern time, on                        , 2007, unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to our Stock Information Center at One Conant Street, Danvers, Massachusetts 01923.

Termination of the Offering

        The subscription offering will terminate at           p.m., Eastern time, on    , 2007. We expect that the community offering, if held, would terminate at the same time. We may extend this expiration date without notice to you, until    . If the subscription offering and/or community offerings extend beyond    , we will be required to notify all subscribers and give them the opportunity to confirm, change or cancel their orders before proceeding with the offering. In such event, if you choose not to subscribe for the common stock, your funds will be promptly returned to you with interest.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

        If we do not receive orders for at least 11,050,000 shares of common stock in the subscription offering, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may: (i) make shares available to the public in a community offering; (ii) offer shares for sale through a syndicated community offering; (iii) increase the purchase limitations; (iv) seek regulatory approval to extend the offering beyond the                        , 2007 expiration date, provided that any such extension beyond                        will require us to resolicit subscribers in the offering; or (v)  terminate the offering, returning the subscription funds with interest and canceling deposit account withdrawal authorizations.

Our Policy Regarding Dividends

        We have not yet determined whether we will pay a dividend on the common stock. After the conversion, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements, and we will consider a policy of paying regular cash dividends. The payment and amount of any dividend payments will depend upon a number of factors, including the following:

  •
  regulatory capital requirements;

  •
  our financial condition and results of operations;

  •
  our debt and equity structure;

  •
  tax considerations;

  •
  statutory and regulatory limitations; and

  •
  general economic conditions.

Market for the Common Stock

        We anticipate that the common stock sold in the conversion will be quoted on the Nasdaq Global Market under the symbol "DABK." Sandler O'Neill & Partners, L.P. has advised us that it currently intends to make a market in the shares of common stock, but it is under no obligation to do so.

How We Intend to Use the Proceeds We Raise from the Conversion

        Assuming we sell 13,000,000 shares of common stock, equal to the midpoint of the offering and resulting in estimated net proceeds of $127,349,000, we intend to distribute the net proceeds as follows:

  •
  $63.7 million (50% of the net proceeds) will be contributed to Danversbank;

  •
  $10.9 million (8.6% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of 8% of the sum of the shares of common stock sold in the offering plus the number of shares contributed to the Charitable Foundation;

  •
  $10.3 million (8.0% of the net proceeds) to pay down our trust preferred instruments in February, 2009;

  •
  $350,000 (0.3% of the net proceeds) will be contributed to the Charitable Foundation; and

  •
  $42.1 million (33.1% of the net proceeds) will be retained by Danvers Bancorp.

        Provided we receive our shareholders' approval for the plans subsequent to the conversion, an additional $5.4 million (4.3% of the net proceeds) will be used by our stock option and incentive plan to fund open-market purchases of up to 4% of the sum of the shares of common stock sold in the offering plus the number of shares contributed to the Charitable Foundation for grants of restricted stock.

        For further information about our use of the proceeds of the offering, see "How We Intend to Use the Proceeds from the Offering" on page 27.

Tax Consequences of the Conversion

        The offering will result in no taxable gain or loss to Danvers Bancorp or Danversbank, or to depositors who have a priority right to subscribe for shares of common stock in the offering, or to our employees, officers or directors, except to the extent that the nontransferable subscription rights to purchase shares of common stock in the offering may be determined to have value. RP Financial has opined that the fair market value of such subscription rights is zero. In that case, no taxable gain or loss will need to be recognized by depositors who receive nontransferable subscription rights. We discuss these matters in greater detail at page 85 of this prospectus.

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Offering is Terminated, or Extended Beyond                        , 2007.

        Funds that you use to purchase shares of our common stock in the conversion will be held in an interest-bearing account until the termination or completion of the conversion, including any extension of the expiration date. Because completion of the conversion will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the conversion. Any orders that you submit to purchase shares of our common stock in the offering are

irrevocable, and you will not have access to subscription funds unless the conversion is terminated, or extended beyond    , 2007.

Restrictions on the Acquisition of Danvers Bancorp and Danversbank

        Federal and state banking regulations restrict the ability of any person, firm or entity to acquire Danvers Bancorp, Danversbank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Federal Reserve System Board acquiring in excess of 10% of the shares of common stock of Danvers Bancorp. In addition, for a period of three years following the conversion, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of our equity securities without prior written approval of the Massachusetts Commissioner of Banks.

        In addition, provisions in Danvers Bancorp's certificate of incorporation and bylaws, the corporate law of the State of Delaware, and Massachusetts banking law may make it difficult and expensive for companies or persons to pursue a takeover attempt that management or the board opposes even if you would like to see the takeover attempt succeed and the potential acquirer was offering a premium over the then prevailing market price of Danvers Bancorp's common stock. These provisions will also make the removal of the current board of directors or management of Danvers Bancorp or the appointment of new directors more difficult.

Proposed Stock Purchases by Management

        Danvers Bancorp's directors and executive officers and their associates are expected to purchase approximately            shares of common stock in the conversion, which represents    % of the total shares to be outstanding after the conversion at the midpoint of the valuation range. Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering.

        These shares will be counted in determining whether the minimum of the range of the offering is reached.

How You May Obtain Additional Information Regarding the Offering

        If you have any questions regarding the offering, please call the Stock Information Center at (888) 775-6000, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center is located at One Conant Street, Danvers, Massachusetts, 01923.

        TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF    , 2007 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO    , 2007 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO    , 2007. ORDER FORMS WILL BE DISTRIBUTED ONLY WHEN PRECEDED OR ACCOMPANIED BY A PROSPECTUS.

RISK FACTORS

        Please consider the following risk factors, in addition to those you may find elsewhere in this prospectus, when deciding whether to purchase our common stock in the conversion.

Risks Related to Our Business

Our Commercial Real Estate and Commercial and Industrial, or C&I, Loans May Expose Us to Increased Credit Risks, and These Risks Will Increase if We Succeed in Increasing These Types of Loans.

        As of June 30, 2007, commercial real estate and C&I loans represented 59.3% of our loan portfolio. Our goal is to increase the level of our permanent commercial real estate and C&I loan segments as a proportion of our portfolio over the next several years. In general, commercial real estate loans and C&I loans generate higher returns, but also pose greater credit risks, than owner-occupied residential mortgage loans. As our various commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

        We held $218.2 million in commercial real estate loans in our loan portfolio as of June 30, 2007, representing 25.3% of total loans on that date. The repayment of commercial real estate loans depends on the business and financial condition of borrowers, and a number of our borrowers have more than one commercial real estate loan outstanding with us. Further, these loans are concentrated primarily in Eastern Massachusetts. Economic events and changes in government regulations, which we and our borrowers cannot control or reliably predict, could have an adverse impact on the cash flows generated by properties securing our commercial real estate loans and on the values of the properties securing those loans.

        We make both secured and, to a much lesser extent, unsecured C&I loans, and held $293.2 million of these loans in our loan portfolio as of June 30, 2007, representing 34.0% of total loans on that date. Repayment of both secured and unsecured C&I loans depends substantially on the borrowers' underlying business, financial condition and cash flows. Unsecured loans generally involve a higher degree of risk of loss than secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers' businesses. At June 30, 2007, unsecured C&I loans totaled $6.3 million. Secured C&I loans are generally collateralized by equipment, leases, inventory, accounts receivable and other fixed assets. Compared to real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed.

        Finally, as a result of this offering, we expect to increase substantially our internal loans-to-one-borrower limit based on our larger capital base. Although we do not expect to increase our internal loans-to-one-borrower limit up to the regulatory maximum immediately after the offering, the increased internal limit may expose us to greater risk of loss.

Our Focus on Construction Lending Could Expose Us to Risks Not Associated With Other Types of Lending.

        We originate construction loans for one- to four-family homes, residential condominiums, commercial, multi-family and other non-residential purposes. As of June 30, 2007, we held $128.6 million in construction loans, representing 14.9% of our loan portfolio. At that date, our portfolio of construction loans was comprised of 47.5% residential condominiums, 30.3% single-family homes and subdivisions, 17.3% non-residential commercial real estate, 4.3% land development loans and 0.6% apartment construction loans. Construction and land development loans carry higher levels of risk, compared to other types of lending, predicated on whether the project can be completed on-time and on-budget and, for non-owner occupied projects, whether our customer can find tenants at rents that will service the debt or buyers that will pay the appraised value for the completed project.

        Construction loans are typically based upon estimates of costs to complete the project and an appraised value associated with the completed project. Cost estimates and completed appraised values are subject to changes in the market, and these values may change between the time a loan is approved and the project is completed. Delays or cost overruns in completing a project may arise from labor problems, material shortages and other unpredicted contingencies. If actual construction costs exceed budget, our borrowers may have to put more capital into their projects, or we may have to increase the loan amount to ensure the project is completed, potentially resulting in a higher loan-to-value ratio than anticipated. Where a non-owner occupied project is not pre-leased, changes in the market could result in a slow lease-up period or rents below the levels anticipated. For residential land development or construction loans for residential properties that have not been pre-sold, a general slowdown in home buying could result in slow sales and reduced prices. Either situation will strain our borrowers' cash flows and potentially cause deterioration in this segment of our portfolio.

        The current slowdown in the sales of single-family and residential condominiums, and the related reduction in prices, has affected construction lending activities in our market area, and we expect that these conditions will have the effect of extending the durations of our construction loans.

Our Continuing Concentration of Loans in Our Primary Market Area May Increase Our Risk.

        Our success depends primarily on the general economic conditions, including growth in population, income levels, deposits and housing starts in the counties in which we conduct business. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may be adversely affected. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in Essex, Middlesex and, to a lesser extent, Suffolk Counties, in Eastern Massachusetts. The local economic conditions in our market area have a significant impact on the ability of the borrowers to repay their loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment, a decline in real estate values, or other factors beyond our control would affect these local economic conditions and could adversely affect our financial condition and results of operations.

A Decline in Local Real Estate Values Could Reduce Our Profits.

        Nearly all of our real estate loans are secured by real estate in Essex and Middlesex Counties. As a result of this concentration, a downturn in the local economy could cause significant increases in non-performing loans, which would reduce our profits. Additionally, a decrease in asset quality could require additions to our allowance for loan losses, which would reduce our profits. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. In addition, because we have a significant amount of commercial real estate loans, decreases in tenant occupancy may also have a negative effect on the ability of many of our borrowers to make timely repayments on their loans, which would have an adverse impact on our earnings. For a discussion of our market area, see "Business of Danversbank—Market Area and Competition" on page 60.

If Our Allowance For Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

        In the event that our loan customers do not repay their loans according to the terms of the loans, and the collateral securing the repayment of these loans is insufficient to cover any remaining loan balance, we could experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets, if any, serving as collateral for the repayment of our loans. As of June 30, 2007, our allowance for loan losses was $10.4 million, representing 1.20% of total loans and 197.8% of nonperforming loans as of that date. In determining the amount of our allowance for loan losses, we rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable losses inherent in our loan portfolio, which may require additions to our allowance. Although we are unaware of any specific problems with our loan portfolio that would require any increase in our allowance at the present time, it may need to be increased in the future due to adverse developments affecting our construction loans or our emphasis on loan growth and on increasing our portfolio of C&I and commercial real estate loans. Any material additions to our allowance for loan losses would materially decrease our net income. Our business strategy calls for continued growth of commercial real estate loans and C&I loans. These loans typically expose us to greater risk than one- to four-family owner-occupied residential real estate loans. As we further increase the amount of these loans in our loan portfolio, we may increase our provisions for loan losses, which could adversely affect our consolidated results of operations.

        In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provisions for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by regulatory authorities could have a material adverse effect on our consolidated results of operations and financial condition.

Changes in Market Interest Rates Could Adversely Affect Our Financial Condition and Results of Operations.

        Our profitability, like that of most community banks, depends to a large extent upon our net interest income, which is the difference, or spread, between our gross interest income on interest-earning assets, such as loans and securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Accordingly, our results of operations and financial condition depend largely on movements in market interest rates and our ability to manage our interest-rate-sensitive assets and liabilities in response to these movements.

        Although interest rates were at historically low levels prior to June 30, 2004, from that date to September 30, 2006 the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 5.25%. While these short-term market interest rates, which we use as a guide to price our deposits, have increased, longer-term market interest rates, which we use as a guide to price our longer-term loans, have not increased to the same degree. This change in the interest rate environment has had a negative effect on our interest rate spread and net interest margin. Our interest rate spread decreased to 2.74% for the year ended December 31, 2006 from 3.15% for the year ended December 31, 2005, and our net interest margin decreased to 3.10% for the year ended December 31, 2006 from 3.40% for the year ended December 31, 2005. Our interest rate spread and net interest margin were 2.67% and 3.08%, respectively, for the six months ended June 30, 2007. If rates on our deposits and borrowings continue to reprice upward faster than the rates on our long-term loans and investments, we would continue to experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

        We are also subject to reinvestment risk relating to interest rate movements. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest funds from such prepayments at rates that are comparable to the rates on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers repay adjustable rate loans.

        Changes in interest rates also affect the value of our interest-earning assets, including, in particular, the value of our investment securities portfolio. Generally, the value of investment securities fluctuates inversely with changes in interest rates. At June 30, 2007, our securities portfolio totaled $307.6 million, which were all classified as securities available for sale. Unrealized gains and losses on securities available for sale are reported as a separate component of retained earnings, net of related taxes. Decreases in the fair value of securities available for sale therefore would have an adverse affect on our stockholders' equity. See "Business of Danversbank—Investment Activities" on page 74.

We May Have Difficulty Meeting Our Branch Expansion Goals, and Our Branch Expansion Strategy May Not Be Accretive to Earnings.

        Our growth plans include the opening of new branch offices in communities within our market area, as well as in other communities contiguous to those we currently serve. Our ability to establish new branches will depend on whether we can identify suitable sites and negotiate acceptable lease or purchase and sale terms. However, we may not be able to do so, and identifying suitable sites and negotiating acceptable terms may be more expensive, or take longer, than we expect. Moreover, once we establish a new branch, numerous factors will contribute to its performance, such as a suitable location, qualified personnel and an effective marketing strategy. Additionally, it takes time for a new branch to gather significant loans and deposits to generate enough income to offset its expenses, some of which, like salaries and occupancy expense, are relatively fixed costs. There can be no assurance that our branch expansion strategy will be accretive to our earnings within a reasonable period of time.

Our Ability to Diversify Our Sources of Non-Interest Income May Be Limited if We Cannot Make Acquisitions.

        We will continue to seek to increase non-interest income through the acquisition of non-banking businesses such as insurance and investment management businesses if opportunities arise. Our ability to grow through selective acquisitions of these businesses will depend on successfully identifying, acquiring and integrating them. We compete with other financial institutions and acquirers with respect to potential acquisitions. We cannot assure you that we will be able to identify attractive acquisition candidates or make acquisitions on favorable terms. In addition, we cannot assure you that we can successfully integrate any acquired businesses into our organization in a timely or efficient manner, that we will be successful in retaining existing customer relationships or that we can achieve anticipated operating efficiencies.

        In the event that we make any acquisitions, we will be presented with many risks that could have a materially negative impact on our financial condition and results of operations. Any business that we acquire may be engaged in a business that is less familiar to us or have unknown asset quality issues or unknown or contingent liabilities that we did not discover or fully recognize in the due diligence process, thereby resulting in unanticipated losses. The acquisition of other businesses typically requires the integration of different corporate cultures, loan, deposit and other products, pricing strategies, data processing systems and other technologies, accounting, internal audit and financial reporting systems, operational processes, policies, procedures and internal controls, marketing programs and personnel of the acquired business in order to make the transaction economically advantageous. The integration process is complicated and time consuming, and could divert our attention from other business concerns and be disruptive to our customers and the customers of the acquired business. Our failure to successfully integrate an acquired business could result in the loss of key customers and employees, and prevent us from achieving expected synergies and cost savings. Acquisitions also result in expenses that could adversely affect our earnings, and in goodwill that could become impaired, requiring us to recognize further charges. We may finance acquisitions with borrowed funds, thereby increasing our leverage and reducing our liquidity, or with potentially dilutive issuances of equity securities.

Our Business Depends Upon Key Employees, and if We Are Unable to Retain the Services of These Key Employees or to Attract and Retain Additional Qualified Personnel, Our Business May Suffer.

        We are substantially dependent on a number of key employees, including our executive officers. Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of any one of our key employees, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of our business operations. In particular, the loss of key commercial loan officers, or the failure to attract and hire additional loan officers to expand our commercial real estate and C&I lending programs could have a material adverse effect on our business strategy. In connection with the conversion, we will enter into employment agreements with our Chief Executive Officer, Chief Operating Officer, Chief Lending Officer, and our Chief Financial Officer.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability.

        We face significant competition both in attracting deposits and in the origination of loans. See "Business of Danversbank—Market Area and Competition" on page 60. Savings banks, credit unions, savings and loan associations and commercial banks operating in our primary market area have historically provided most of our competition for deposits. In addition, and particularly in times of high interest rates, we face additional and significant competition for funds from money-market mutual funds and issuers of corporate and government securities. Competition for the origination of real estate and other loans comes from other thrift institutions, commercial banks, insurance companies, finance companies, other institutional lenders and mortgage companies. Many of our competitors have substantially greater financial and other resources than we have as a community bank. Finally, credit unions do not pay federal or state income taxes and are subject to fewer regulatory constraints than savings banks and as a result, they may enjoy a competitive advantage over us. This advantage places significant competitive pressure on the prices of our loans and deposits.

We Continually Encounter Technological Change, and We May Have Fewer Resources Than Many of Our Larger Competitors to Continue to Invest in Technological Improvements.

        The financial services industry is constantly undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our larger competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

        We rely heavily on communications and information systems to conduct our business. Failures, interruptions or breaches in security of either of these systems could cause failures or disruptions in our customer relationship management, general ledger, deposits, servicing or loan origination systems. The occurrence of any of these failures or disruptions could result in a loss of customers, which could adversely affect our results of operations and financial condition.

We Operate in a Highly Regulated Environment and May Be Adversely Affected by Changes in Law and Regulations.

        We are subject to extensive regulation, supervision and examination. See "Supervision and Regulation" on page 87. Any change in the laws or regulations applicable to us, or in banking regulators' supervisory policies or examination procedures, particularly any changes relating to commercial real estate lending, C&I lending or other key components of our business, whether by the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation, or FDIC, the Federal Reserve Board, other state or federal regulators, the United States Congress or the Massachusetts legislature, or our failure to comply with any of these laws or regulations, could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as our expansion plans.

        We are subject to regulations promulgated by the Massachusetts Division of Banks, as the chartering authority for Danversbank, and by the FDIC as the insurer of deposits up to certain limits. We also belong to the Federal Home Loan Bank System, or FHLB, and as a member of such system we are subject to certain limited regulations promulgated by the Federal Home Loan Bank of Boston, or FHLBB. In addition, the Federal Reserve Board will continue to regulate Danvers Bancorp as a bank holding company.

        Our business strategy could also be significantly impacted by the Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, which significantly expanded the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the United States financial system to fund terrorist activities. Among other provisions, the USA PATRIOT Act requires savings banks operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. These required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

        This regulation and supervision limits the activities in which we may engage. The purpose of regulation and supervision is primarily to protect our depositors and borrowers and, in the case of FDIC regulation, the FDIC's insurance fund. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution's allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection and civil rights laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act and Massachusetts's deceptive acts and practices law. These laws also permit private individual and class action lawsuits and provide for the recovery of attorneys fees in certain instances. No assurance can be given that the foregoing regulations and supervision will not change so as to affect us adversely.

Risks Related to the Offering and Conversion

We Will Need to Implement Additional Finance and Accounting Systems, Procedures and Controls in Order to Satisfy Our New Public Company Reporting Requirements.

        We expect that the obligations of being a public company, including substantial public reporting obligations, will require additional expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert our management's attention from our operations. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require a review of our internal controls and procedures and may require an upgrade to our accounting systems.

Our Return on Equity Will Initially Be Low Compared to Other Financial Institutions. A Low Return Could Lower the Trading Price of Our Common Stock.

        Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity is expected to be reduced due to the large amount of capital that we expect to raise in the offering and to expenses we will incur in pursuing our growth strategies, the costs of being a public company and added expenses associated with our employee stock ownership plan and planned stock option and incentive plan. Until we can leverage the capital raised in this offering and increase our net interest income and non-interest income, we expect our return on equity to be below the industry average for public thrifts, which may negatively affect the value of our common stock.

We Have Broad Discretion in Allocating the Net Proceeds of the Offering. Our Failure to Effectively Utilize Such Proceeds Would Reduce Our Profitability.

        We intend to contribute approximately 50% of the net proceeds of the offering to Danversbank. Danvers Bancorp expects to use a portion of the net proceeds that it retains to fund the purchase by our employee stock ownership plan of shares in the offering. We may use the remaining net proceeds to invest in securities, finance acquisitions of financial institutions or branches and other financial services businesses, although no specific transactions are being considered at this time, pay down the trust preferred securities of Danvers Capital Trust II in February 2009, pay the debt service on our trust preferred securities, pay dividends to our stockholders, repurchase shares of our common stock and for general corporate purposes. Danversbank may use the proceeds it receives to fund new loans, purchase investment securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Our Stock-Based Incentive and Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income.

        We have adopted an employee stock ownership plan, and we expect to adopt a stock-based option and incentive plan after the conversion, subject to stockholder approval. The allocation to employees of shares under the employee stock ownership plan and the granting of restricted stock awards and stock options under the stock-based option and incentive plan will increase our future compensation costs, thereby reducing our earnings. If, in the future, the fair market value of our common stock increases above $10.00 per share for the period during which the benefits are allocated, in the case of the employee stock ownership plan, or the date on which they are granted, in the case of the stock option and incentive plan, the annual compensation expense attributable to these plans will increase accordingly and reduce our earnings.

The Implementation of Stock-Based Benefit Plans Will Dilute Your Ownership Interest.

        We expect to adopt a stock-based option and incentive plan following the conversion, subject to stockholder approval, and this plan could dilute the ownership and voting rights of our stockholders. See "Management—Stock Option and Incentive Plan" on page 112. This stock-based incentive plan will be funded either through open market purchases, if permitted, or from the issuance of authorized but unissued shares of common stock of Danvers Bancorp. While our intention is to fund this plan through open market purchases, stockholders will experience a reduction or dilution in ownership interest of approximately 9.1% dilution for stock options and approximately 3.9% dilution for restricted stock awards in the event newly issued shares are used to fund stock options and stock awards made under this plan.

The Contribution of Shares to the Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income.

        We intend to contribute to the Charitable Foundation the amount of $350,000 in cash and 5% of the number of shares of Danvers Bancorp common stock sold in the offering, up to a maximum of 650,000 shares. Persons purchasing shares in the offering at the midpoint of the valuation range will have their ownership interests in Danvers Bancorp diluted by 4.8% due to the issuance of shares of common stock to the Charitable Foundation.

        This contribution will have a material adverse effect on our reported net income for the quarter and year in which the contribution to the Charitable Foundation is made. Assuming that the contribution will be fully deductible for federal tax purposes, the after-tax expense of the contribution will reduce net income that we report in our 2008 fiscal year by approximately $4.6 million, assuming the foundation is funded with 650,000 shares and $350,000 in cash. If the contribution is determined to be less than fully deductible, then the after-tax expense recorded in that quarter could be more than $4.6 million.

        We believe that our contribution to the Charitable Foundation should be deductible for federal income tax purposes. However, we do not have any assurance that the IRS will grant tax-exempt status to the Charitable Foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to fully use the deduction over the six years allowed. For additional discussion, see "Danversbank Charitable Foundation" on page 130.

We Have Never Issued Stock and We Cannot Guarantee That an Active Trading Market For Our Shares Will Develop.

        Neither the MHC nor Danversbank has issued stock to the public. We have applied for, and expect to receive, approval to have Danvers Bancorp's common stock quoted on the Nasdaq Global Market under the symbol "DABK" subject to the completion of the conversion and compliance with initial listing conditions, including the presence of at least three market makers.

        A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, the presence of which is dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. Accordingly, there can be no assurance that an active and liquid trading market for our common stock will develop or that, if developed, it will continue. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock at the same price, and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time. In addition, no assurance can be given that a purchaser in the conversion will be able to resell our common stock at or above the $10.00 purchase price of the shares in the offering. See "Market for The Common Stock" on page 29.

Securities Analysts May Not Initiate Coverage of Our Common Stock or May Issue Negative Reports, Which May Have A Negative Impact on the Market Price of Our Common Stock.

        Securities analysts may elect not to provide research coverage of our common stock after the completion of this offering. If securities analysts do not cover our common stock after the completion of this offering, the lack of research coverage may cause the market price of our common stock to decline. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our stock price to decline. In addition, rules mandated by the Sarbanes-Oxley Act and a global settlement reached in 2003 between the SEC, other regulatory agencies and a number of investment banks have led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are required to contract with independent financial analysts for their stock research. It may be difficult for companies such as ours, with smaller market capitalizations, to attract independent financial analysts that will cover our common stock. This could have a negative effect on the market price of our stock.

Our Stock Value May Suffer From Anti-Takeover Provisions That May Impede Potential Takeovers.

        Delaware law and our certificate of incorporation and bylaws contain provisions, sometimes known as anti-takeover provisions, that may impede efforts to acquire us, or impede stock purchases in furtherance of an acquisition, even though acquisition efforts or stock purchases might otherwise have a favorable effect on the price of our common stock. Those provisions may also make it more difficult to remove our board and management. Consistent with the Delaware General Corporation Law, our certificate of incorporation and/or bylaws provide for staggered directors' terms, limit the stockholders' ability to remove directors and empower only the directors to fill board vacancies. Our certificate of incorporation and bylaws also provide for, among other things, restrictions on the voting of more than 10% of our outstanding voting stock and approval of certain actions, including certain business combinations, by specified percentages of our disinterested directors, as defined in the certificate of incorporation, or by specified percentages of the shares outstanding and entitled to vote. The certificate of incorporation also authorizes the board of directors to issue shares of preferred stock, the rights and preferences of which may be designated by the board, without the approval of our stockholders. The certificate of incorporation also establishes supermajority voting requirements for amendments to the charter and bylaws, limit stockholders' ability to call special meetings of stockholders, and impose advance notice provisions on stockholders' ability to nominate directors or propose matters for consideration at stockholder meetings.

        Our employee stock ownership plan, which expects to purchase 8% of the shares issued in the conversion, contains provisions that permit participating employees to direct the voting of shares held in the employee stock ownership plan, and those provisions may have anti-takeover effects.

        Applicable federal and state regulations and laws may also have anti-takeover effects. The Bank Holding Company Act of 1956, together with applicable regulations, require that a person obtain the consent of the Federal Reserve Board before attempting to acquire control of a bank holding company, such as Danvers Bancorp. In addition, Massachusetts laws place certain limitations on acquisitions of the stock of banking institutions and imposes restrictions on business combination transactions between publicly-held Massachusetts corporations and stockholders owning 5% or more of the stock of those corporations. Further, for a period of three years following the conversion, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of our equity securities without prior written approval of the Massachusetts Commissioner of Banks.

        In addition, we intend to enter into employment agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of Danvers Bancorp or Danversbank. We also intend to issue stock options to key employees and directors that will require payments to them in connection with a change in control of Danvers Bancorp or Danversbank. These payments may have the effect of increasing the costs of acquiring Danvers Bancorp or Danversbank, thereby discouraging future takeover attempts.

        For more information about the anti-takeover effects of our charter and bylaws, the employee stock ownership plan and certain federal and state regulations and laws, see "Restrictions on the Acquisition of Danvers Bancorp and Danversbank" on page 134.

FORWARD LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

  •
  statements of our goals, intentions and expectations;

  •
  statements regarding our business plans and prospects and growth and operating strategies;

  •
  statements regarding the asset quality of our loan and investment portfolios; and

  •
  estimates of our risks and future costs and benefits.

        These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

  •
  significantly increased competition among depository and other financial institutions;

  •
  inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

  •
  general economic conditions, either nationally or in our market areas, that are worse than expected;

  •
  adverse changes in the securities markets;

  •
  legislative or regulatory changes that adversely affect our business;

  •
  our ability to enter new markets successfully and take advantage of growth opportunities;

  •
  changes in consumer spending, borrowing and savings habits;

  •
  changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

  •
  changes in our organization, compensation and benefit plans.

        Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in "Risk Factors" beginning on page 15.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The summary information presented below at each date or for each period is derived in part from the consolidated financial statements of Danvers Bancorp. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus. The operating data for the six months ended June 30, 2007 and 2006 and the financial condition data at June 30, 2007 have been derived from unaudited consolidated financial statements. In the opinion of management of Danvers Bancorp, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. No adjustments were made other than normal recurring entries. The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,262,929	$1,264,086	$1,262,597	$1,180,384	$1,075,469	$925,535	$849,143
Loans, net	850,697	868,220	871,114	813,908	715,673	634,982	571,322
Securities available for sale, at fair value	307,608	270,508	273,083	260,416	268,882	189,773	193,262
Bank-owned life insurance	23,139	22,291	22,694	21,952	21,342	13,871	9,002
Deposits	971,824	949,784	953,220	892,120	826,334	682,202	662,284
Short-term borrowings	33,083	35,992	30,934	119,482	41,372	24,443	—
Long-term debt	150,010	178,542	167,899	71,235	116,364	133,505	102,335
Subordinated debt	29,965	24,810	29,965	24,810	24,810	24,810	14,000
Retained earnings	65,872	60,713	65,079	59,034	55,668	53,137	52,428
Selected Operating Data:
Interest and dividend income	$38,736	$34,491	$73,726	$59,223	$50,264	$47,333	$49,597
Interest expense	20,885	16,520	37,184	23,089	18,181	16,396	20,616

Net interest income	17,851	17,971	36,542	36,134	32,083	30,937	28,981
Provision for loan losses	225	450	1,000	1,250	750	1,700	1,800

Net interest income, after provision for loan losses	17,626	17,521	35,542	34,884	31,333	29,237	27,181
Non-interest income	2,642	1,933	4,706	5,783	6,258	5,804	5,552
Non-interest expense	17,900	17,396	35,583	33,929	30,786	29,431	28,141

Income before provision for income taxes	2,368	2,058	4,665	6,738	6,805	5,610	4,592
Provision for income taxes	488	274	609	1,797	2,166	3,188	428

Net income	$1,880	$1,784	$4,056	$4,941	$4,639	$2,422	$4,164

At or For the Six Months Ended June 30,	At or For the Years Ended December 31,
2007	2006	2006	2005	2004	2003	2002
(Unaudited)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of income to average total assets)(1)	0.31%	0.30%	0.33%	0.44%	0.45%	0.28%	0.53%
Return on equity (ratio of income to average equity)(1)	5.86%	6.01%	6.60%	8.74%	8.60%	4.67%	8.55%
Net interest rate spread(1)(2)	2.67%	2.81%	2.74%	3.15%	3.19%	3.60%	3.67%
Net interest margin(1)(3)	3.08%	3.15%	3.10%	3.40%	3.37%	3.82%	3.98%
Efficiency ratio(4)	87.06%	87.07%	85.94%	80.55%	79.78%	79.44%	80.61%
Non-interest expenses to average total assets(1)	2.93%	2.90%	2.87%	3.00%	3.00%	3.35%	3.58%
Average interest-earning assets to interest-bearing liabilities	1.11	x	1.12	x	1.11	x	1.12	x	1.10	x	1.11	x	1.11	x
Asset Quality Ratios:
Non-performing assets to total assets	0.41%	0.18%	0.46%	0.22%	0.30%	0.40%	0.78%
Non-performing loans to total loans	0.61%	0.26%	0.65%	0.31%	0.26%	0.58%	1.14%
Allowance for loan losses to non-performing loans	197.80%	450.57%	181.02%	391.58%	477.11%	244.99%	121.59%
Allowance for loan losses to total loans	1.20%	1.17%	1.18%	1.22%	1.25%	1.42%	1.39%
Capital Ratios:
Risk-based capital (to risk-weighted assets)	11.58%	10.33%	11.09%	10.84%	11.47%	12.21%	11.45%
Tier 1 risk-based capital (to risk-weighted assets)	9.94%	8.90%	9.19%	9.24%	9.55%	9.89%	10.23%
Tier 1 leverage capital (to average assets)	7.28%	6.80%	6.87%	6.99%	6.89%	7.62%	7.61%
Equity to total assets	5.22%	4.80%	5.15%	5.00%	5.18%	5.74%	6.17%
Average equity to average assets	5.25%	4.94%	4.95%	5.00%	5.26%	5.90%	6.20%
Other Data:
Number of full service offices	15	14	14	14	14	14	13
Full time equivalent employees	244	243	237	246	246	240	245

(1)
Ratios for the six months ended June 30, 2007 and 2006 are annualized.

(2)
The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3)
The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)
The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

        Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the conversion is completed, we anticipate that the net proceeds will be between $108.0 million and $146.7 million, or $169.0 million if the offering is increased by 15%.

        Danvers Bancorp intends to distribute the net proceeds from the offering as follows:

	Minimum		Midpoint		Maximum		Adjusted Maximum
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$110,500		$130,000		$149,500		$171,925
Less: offering expenses	2,508		2,651		2,794		2,958

Net offering proceeds	$107,992	100.0%	$127,349	100.0%	$146,706	100.0%	$168,967	100.0%
Less:
Proceeds contributed to Danversbank	53,996	50.0%	63,675	50.0%	73,353	50.0%	84,484	50.0%
Proceeds used for loan to employee stock ownership plan	9,282	8.6%	10,920	8.6%	12,480	8.5%	14,274	8.4%
Contributed to charitable foundation	350	0.3%	350	0.3%	350	0.2%	350	0.2%
Proceeds used to pay down trust preferred securities of Danvers Capital Trust II	10,310	9.6%	10,310	8.0%	10,310	7.1%	10,310	6.2%

Proceeds retained by Danvers Bancorp	$34,054	31.5%	$42,094	33.1%	$50,213	34.2%	$59,549	35.2%

        The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Danversbank's deposits. In all instances, Danversbank will receive at least 50% of the net proceeds of the offering.

        We are undertaking the offering at this time to continue to increase our capital to expand and diversify our business. For further information, see "Business of Danversbank—Danversbank's Business Strategy" on page 61. The offering proceeds will increase our capital resources and the amount of funds available for lending and investment purposes. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer to our customers.

        Danvers Bancorp may use the proceeds it retains from the conversion:

  •
  to deposit funds in Danversbank;

  •
  to invest in securities;

  •
  to finance the purchase of common stock in the offering by Danversbank's employee stock ownership plan;

  •
  to finance acquisitions of financial institutions or branches and other financial services businesses as opportunities arise;

  •
  to pay down the trust preferred securities of Danvers Capital Trust II in February 2009;

  •
  to pay the debt service on Danvers Bancorp's trust preferred securities;

  •
  to pay dividends to its stockholders;

  •
  to repurchase shares of its common stock; and

  •
  for general corporate purposes.

        During the first year following the conversion, we may be prohibited from repurchasing shares of our common stock, except to fund benefit plans. The loan that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

        Danversbank may use the proceeds it receives from the conversion:

  •
  to expand its retail banking franchise by establishing de novo branches in Massachusetts;

  •
  to fund new loans;

  •
  expand its sources of non-interest income by acquiring other financial services businesses, as opportunities arise;

  •
  to make necessary capital investments in facilities and technology;

  •
  to repay borrowings;

  •
  to invest in securities; and

  •
  for general corporate purposes.

        The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

        We have not yet determined whether we will pay a dividend on the common stock. After the conversion, we will consider a policy of paying regular cash dividends. In addition, the board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account applicable regulatory capital requirements, Danvers Bancorp's financial condition and results of operations, debt and equity structure, tax considerations, statutory and regulatory limitations, and general economic conditions. The regulatory restrictions that affect the payment of dividends by Danversbank to Danvers Bancorp discussed below will also be considered. Danvers Bancorp cannot guarantee that it will pay dividends or that, if paid, Danvers Bancorp will not reduce or eliminate dividends in the future. If Danvers Bancorp issues preferred stock, the holders of the preferred stock may have dividend preferences over the holders of common stock.

        Dividends from Danvers Bancorp may depend, in part, upon receipt of dividends from Danversbank because Danvers Bancorp will have no source of income other than dividends from Danversbank and earnings from investment of net proceeds from the conversion retained by Danvers Bancorp. Massachusetts banking law and FDIC regulations limit distributions from Danversbank to Danvers Bancorp. For example, Danversbank could not pay dividends if it were not in compliance with applicable regulatory capital requirements. See "Supervision and Regulation—Massachusetts Bank Regulation—Dividends" on page 88 and "Supervision and Regulation—Federal Bank Regulation—Prompt Corrective Regulatory Action" on page 90. In addition, Danvers Bancorp is subject to the Federal Reserve Board's policy that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by Danvers Bancorp appears consistent with its capital needs, asset quality and overall financial condition. See "Supervision and Regulation—Holding Company Regulation."

MARKET FOR THE COMMON STOCK

        Danvers Bancorp has never issued capital stock. We anticipate that our common stock will be quoted on the Nasdaq Global Market under the symbol "DABK." To list our stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so. While we will attempt before completion of the conversion to obtain commitments from at least two other broker-dealers to make a market in our common stock, there can be no assurance that we will be successful in obtaining such commitments.

        The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice and, therefore, you should not view the shares of common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.

REGULATORY CAPITAL COMPLIANCE

        At June 30, 2007, Danversbank exceeded all regulatory capital requirements. The following table sets forth our compliance, as of June 30, 2007, with applicable regulatory capital standards, on a historical and pro forma basis, assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, Danversbank received 50% of the estimated net proceeds and the remaining portion of the net proceeds are retained by Danvers Bancorp. Accordingly, increases in regulatory capital of Danversbank have been assumed to equal $44.8 million, $52.8 million, $60.9 million and $70.1 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. These amounts represent the proceeds assumed to be contributed by Danvers Bancorp to Danversbank following the conversion. For a discussion of the applicable capital requirements, see "Supervision and Regulation—Federal Bank Regulation—Capital Requirements" on page 89.

			Pro Forma at June 30, 2007, Based upon the Sale of
	Actual as of June 30, 2007		11,050,000 Shares at Minimum of Offering Range		13,000,000 Shares at Midpoint of Offering Range		14,950,000 Shares at Maximum of Offering Range		17,192,500 Shares at Adjusted Maximum of Offering Range(1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
GAAP capital	$94,236	7.47%	$138,950	10.56%	$146,991	11.09%	$155,109	11.62%	$164,445	12.22%

Tier I leverage capital:
Actual	$96,512	7.74%	$141,226	10.86%	$149,267	11.39%	$157,385	11.93%	$166,721	12.53%
Requirement	49,857	4.00	52,017	4.00	52,404	4.00	52,791	4.00	53,236	4.00

Excess	$46,655	3.74%	$89,209	6.86%	$96,863	7.39%	$104,594	7.93%	$113,485	8.53%

Tier I risk-based capital:
Actual	$96,512	10.55%	$141,226	15.26%	$149,267	16.09%	$157,385	16.93%	$166,721	17.90%
Requirement	36,590	4.00	37,022	4.00	37,100	4.00	37,177	4.00	37,266	4.00

Excess	$59,922	6.55%	$104,204	11.26%	$112,167	12.09%	$120,208	12.93%	$129,455	13.90%

Total risk-based capital:
Actual(2)	$105,830	11.57%	$150,544	16.27%	$158,585	17.10%	$166,703	17.94%	$176,039	18.90%
Requirement	73,181	8.00	74,045	8.00	74,199	8.00	74,354	8.00	74,532	8.00

Excess	$32,649	3.57%	$76,499	8.27%	$84,386	9.10%	$92,349	9.94%	$101,507	10.90%

(1)
As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the offering.

(2)
Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

(3)
Reconciliation of offering amount to net increase in Bank capital:

	Minimum	Midpoint	Maximum	Adjusted Maximum
	(In thousands)
50% of net proceeds infused into the Bank	$53,996	$63,675	$73,353	$84,484
Less: contra-equity account related to employee stock ownership plan	(9,282)	(10,920)	(12,480)	(14,274)

Pro forma increase in capital	$44,714	$52,755	$60,873	$70,209

CAPITALIZATION

        The following table presents the historical consolidated capitalization of the MHC at June 30, 2007, and the pro forma consolidated capitalization of Danvers Bancorp after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under "Pro Forma Data" on page 33.

		Pro Forma Consolidated Capitalization of Danvers Bancorp Based Upon the Sale for $10.00 Per Share of
	Danvers Bancorp, Inc. Historical Capitalization	11,050,000 Shares at Minimum of Offering Range	13,000,000 Shares at Midpoint of Offering Range	14,950,000 Shares at Maximum of Offering Range	17,192,500 Shares at Adjusted Maximum of Offering Range(1)
	(Dollars in thousands)
Deposits	$971,824	$971,824	$971,824	$971,824	$971,824
Borrowings	183,093	183,093	183,093	183,093	183,093
Subordinated debt	29,965	29,965	29,965	29,965	29,965

Total deposits, borrowings and debentures	$1,184,882	$1,184,882	$1,184,882	$1,184,882	$1,184,882

Stockholders' equity:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common stock, $0.01 par value per share:
60,000,000 shares authorized; shares to be issued as reflected	—	116	137	156	178
Additional paid-in capital(2)	—	113,401	133,713	153,050	175,288
Retained earnings(3)	68,739	66,456	66,456	66,456	66,456
Less:
After-tax expense of contribution to foundation(4)	—	(3,819)	(4,453)	(4,453)	(4,453)
Net unrealized gain (loss) on available for sale securities and cash flow hedge	(2,867)	(2,867)	(2,867)	(2,867)	(2,867)
Common stock acquired by employee stock ownership plan(5)	—	(9,282)	(10,920)	(12,480)	(14,274)
Common stock acquired by stock option and incentive plan(6)	—	(4,641)	(5,460)	(6,240)	(7,137)

Total stockholders' equity(7)	$65,872	$159,364	$176,606	$193,623	$213,192

Pro forma shares outstanding:
Total shares outstanding	NA	11,602,500	13,650,000	15,600,000	17,842,500
Shares offered for sale in the conversion	NA	11,050,000	13,000,000	14,950,000	17,192,500
Shares issued to the Charitable Foundation	NA	552,500	650,000	650,000	650,000
Total stockholders' equity as a percentage of total assets	5.22%	11.75%	12.86%	13.92%	15.12%

(1)
As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)
No effect has been given to the issuance of additional shares of common stock pursuant to the stock option and incentive plan that Danvers Bancorp expects to adopt. See Footnote 6 below.

(3)
Pro forma retained earnings reflects $2.3 million of after tax expense to terminate the Danversbank phantom stock plan concurrent with the conversion.

(4)
Represents the tax effect of the contribution to the Charitable Foundation based on a 35% tax rate. The realization of the tax benefit is limited annually to a maximum deduction for charitable contributions equal to 10% of Danvers Bancorp's annual consolidated taxable income, subject to our ability to carry forward any unused portion of the deduction for up to five years following the year in which the contribution is made.

(5)
Assumes that 8% of the sum of the total shares of common stock sold in the offering plus the shares contributed issued to the Charitable Foundation will be purchased by the employee stock ownership plan and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Danvers Bancorp. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. Danversbank will provide the funds to repay the employee stock ownership plan loan. See "Management—Employee Stock Ownership Plan" on page 111.

(6)
Assumes that subsequent to the offering, 4% of the sum of the outstanding shares of common stock plus the shares contributed to the Charitable Foundation are purchased, with funds provided by Danvers Bancorp, by the stock option and incentive plan in the open market at a price equal to the price for which the shares are sold in the offering, and then granted as restricted stock awards pursuant to the terms of the stock option and incentive plan. The value of shares of common stock to be purchased in the open market and then granted by the stock option and incentive plan is reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management." The plan of conversion permits Danvers Bancorp to adopt one or more stock benefit plans that award stock or stock options, in an aggregate amount up to 4%, for restricted stock awards, and 10%, for the stock options, of the number of shares issued in the offering. The stock option and incentive plan will not be implemented for at least six months after the offering and until it has been approved by stockholders.

(7)
Total stockholders' equity equals GAAP capital.

PRO FORMA DATA

        We cannot determine the actual net proceeds from the sale of the common stock until the conversion is completed. However, we estimate that net proceeds will be between $108.0 million and $146.7 million, or $169.0 million if the offering range is increased by 15%, based upon the following assumptions:

  •
  we will sell all shares of common stock in the subscription and community offerings;

  •
  our employee stock ownership plan will purchase 8% of the sum of the shares of common stock sold in the offering plus the shares of common stock contributed to the Charitable Foundation, with a loan from Danvers Bancorp. The loan will be repaid in substantially equal principal and interest payments over a period of 20 years;

  •
  we will purchase of up to 4% of the sum of the shares of common stock sold in the offering plus the number of shares contributed to the Charitable Foundation, for grants of restricted stock under our stock option and incentive plan;

  •
  expenses of the offering, other than fees and expenses to be paid to Sandler O'Neill & Partners, L.P., are estimated to be $1,730,000;

  •
  shares of common stock will be purchased by our executive officers and directors, and their immediate families;

  •
  Sandler O'Neill & Partners, L.P. will receive a fee equal to 0.8% of the aggregate purchase price of the shares sold in the offering, excluding any shares purchased by any employee benefit plans, the Charitable Foundation and any of our directors, officers or employees or members of their immediate families; and

  •
  we will contribute to the Charitable Foundation the amount of $350,000 in cash and 5% of the number of shares of Danvers Bancorp common stock sold in the offering, up to a maximum of 650,000 shares.

        We calculated the pro forma consolidated net income and stockholders' equity of Danvers Bancorp for the year ended December 31, 2006 and the six months ended June 30, 2007 as if the shares of common stock had been sold at the beginning of those periods and the net proceeds had been invested at 4.91% for the six-month period ended June 30, 2007 and the year ended December 31, 2006, which assumes reinvestment of the net proceeds at a rate equal to the one-year United States Treasury yield for the respective periods. We assumed a tax rate of 35% for both periods. This results in an annualized after-tax yield of 3.19% for the six months ended June 30, 2007 and for the year ended December 31, 2006.

        We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders' equity by the indicated number of shares of common stock. For the calculations of earnings per share, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

        The pro forma table gives effect to the implementation of a stock option and incentive plan. Subject to the receipt of stockholder approvals, we have assumed that a stock option and incentive plan will grant restricted shares of common stock in an amount equal to 4% of the sum of our outstanding shares of common stock plus the shares contributed to the Charitable Foundation. In preparing the table below, we assumed that stockholder approval has been obtained and that the stock option and incentive plan purchases in the open market a number of shares equal to 4% of the sum of outstanding shares plus the shares contributed to the Charitable Foundation, at the same price for which they were sold in the offering. We assume that shares of common stock granted under the plan vest over a five-year period.

        Subject to receipt of stockholder approval, we also have assumed that the stock option and incentive plan will grant options to acquire common stock equal to 10% of the sum of our outstanding shares of common stock plus the shares of common stock contributed to the Charitable Foundation. In preparing the table below, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.05 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 11.31% for the common stock based on an index of publicly-traded thrifts, a dividend yield of zero, an expected option life of ten years and a risk free interest rate of 5.03%.

        As discussed under "How We Intend to Use the Proceeds from the Offering," Danvers Bancorp intends to retain 50% of the net proceeds from the offering and contribute the remaining net proceeds from the offering to Danversbank. Danvers Bancorp will use a portion of the proceeds it retains to make a loan to the employee stock ownership plan, to pay down the trust preferred securities of Danvers Capital Trust II, to fund the cash contribution to the Charitable Foundation and to pay the debt service on Danvers Bancorp's trust preferred securities.

        The pro forma table does not give effect to:

  •
  withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

  •
  Danvers Bancorp's results of operations after the offering; or

  •
  changes in the market price of the common stock after the offering.

        The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Danvers Bancorp, computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans, securities and other assets and their market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders' equity does not give effect to the impact of tax bad debt reserves in the event we are liquidated.

	At or For the Six Months Ended June 30, 2007 Based Upon the Sale at $10.00 Per Share of
	11,050,000 Shares Minimum of Estimated Offering Range	13,000,000 Shares Midpoint of Estimated Offering Range	14,950,000 Shares Maximum of Estimated Offering Range	17,192,500 Shares 15% Above Estimated Offering Range(1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$110,500	$130,000	$149,500	$171,925
Plus: Market value of shares issued to Charitable Foundation	5,525	6,500	6,500	6,500

Market value of offering and Charitable Foundation shares	$116,025	$136,500	$156,000	$178,425

Gross proceeds of offering	$110,500	$130,000	$149,500	$171,925
Less: Expenses	2,508	2,651	2,794	2,958

Estimated net proceeds	107,992	127,349	146,706	168,967
Less: Cash contribution to Charitable Foundation	(350)	(350)	(350)	(350)
Less: Common stock acquired by employee stock ownership plan(2)	(9,282)	(10,920)	(12,480)	(14,274)
Less: Common stock acquired for use by stock option and incentive plan(3)	(4,641)	(5,460)	(6,240)	(7,137)

Estimated net proceeds after adjustment for stock benefit plans	$93,719	$110,619	$127,636	$147,206

For the Six Months Ended June 30, 2007:
Net income (loss):
Historical	$1,880	$1,880	$1,880	$1,880
Pro forma adjustments:
Income on adjusted net proceeds	1,496	1,765	2,037	2,349
Employee stock ownership plan(2)	(151)	(177)	(203)	(232)
Restricted stock(3)	(302)	(355)	(406)	(464)
Stock options(3)	(429)	(504)	(577)	(659)

Pro forma net income	$2,494	$2,609	$2,731	$2,874

Net income per share:
Historical	$0.18	$0.15	$0.13	$0.11
Pro forma adjustments:
Income on adjusted net proceeds	0.13	0.14	0.14	0.14
Employee stock ownership plan(2)	(0.01)	(0.01)	(0.01)	(0.01)
Restricted stock(3)	(0.03)	(0.03)	(0.03)	(0.03)
Stock options(3)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net income per share(2)(3)(4)	$0.23	$0.21	$0.19	$0.17

Offering price to pro forma net income per share	21.74	x	23.81	x	26.32	x	29.41	x
Shares considered outstanding in calculating pro forma net income per share	10,697,505	12,585,300	14,383,200	16,450,785
At June 30, 2007:
Stockholders' equity:
Historical	$65,872	$65,872	$65,872	$65,872
Estimated net proceeds	107,992	127,349	146,706	168,966
Market value of shares issued to Charitable Foundation	5.525	6,500	6,500	6,500
Less:
Expense, net of tax, of contribution to Charitable Foundation	(3,819)	(4,453)	(4,453)	(4,453)
Termination of phantom stock plan(5)	(2,283)	(2,283)	(2,283)	(2,283)
Common stock acquired by employee stock ownership plan(2)	(9,282)	(10,920)	(12,480)	(14,274)
Common stock acquired for use by stock option and incentive plan(3)	(4,641)	(5,460)	(6,240)	(7,137)

Pro forma stockholders' equity(4)	$159,364	$176,606	$193,623	$213,192

Stockholders' equity per share:
Historical	$5.68	$4.83	$4.22	$3.69
Estimated net proceeds	9.31	9.33	9.41	9.48
Market value of shares issued to Charitable Foundation	0.48	0.48	0.42	0.36
Less:
Expense, net of tax, of contribution to Charitable Foundation	(0.33)	(0.33)	(0.29)	(0.25)
Termination of phantom stock plan(5)	(0.20)	(0.17)	(0.15)	(0.13)
Common stock acquired by employee stock ownership plan(2)	(0.80)	(0.80)	(0.80)	(0.80)
Common stock acquired for use by stock option and incentive plan(3)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders' equity per share(2)(3)(4)	$13.74	$12.94	$12.41	$11.95

Offering price as percentage of pro forma stockholders' equity per share	72.80%	77.29%	80.57%	83.69%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders' equity per share	11,602,500	13,650,000	15,600,000	17,842,500
Charitable Foundation ownership	4.76%	4.76%	4.17%	3.64%
Public ownership	95.24%	95.24%	95.83%	96.36%

(1)
As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)
It is assumed that 8% of the sum of the shares sold in the offering plus the shares contributed to the Charitable Foundation, will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Danvers Bancorp The amount to be borrowed is reflected as a reduction of stockholders' equity. Danversbank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Danversbank's total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (a) Danversbank's contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (b) 23,095 shares, 27,170 shares, 31,246 shares and 35,932 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively (based upon a 20-year loan term), were committed to be released during the six months ended June 30, 2007, at an average fair value equal to the price for which the shares are sold in the offering in accordance with Statement of Position ("SOP") 93-6; and (c) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations.

(3)
Gives effect to the stock option and incentive plan expected to be adopted following the offering. We have assumed that this grants restricted stock awards equal to 4% of the sum of the outstanding shares plus the shares contributed to the Charitable Foundation, using shares either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Danvers Bancorp, if any. Any open-market purchases will be contributed by Danvers Bancorp. In calculating the pro forma effect of the stock option and incentive plan, it is assumed that the shares were acquired for the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 10% of the restricted stock awards were an amortized expense (20% annually based upon a five-year vesting period) during the six months ended June 30, 2007. There can be no assurance that the actual value of the shares granted under the stock option and incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Danvers Bancorp, our net income per share and stockholders' equity per share will decrease. This will also have a dilutive effect of approximately 3.85% (at the maximum of the offering range) on the ownership interest of stockholders. The impact on pro forma net income per share and pro forma stockholders' equity per share is not material. The following table shows pro forma net loss per share and pro forma stockholders' equity per share, assuming all the shares to fund the stock awards are obtained from authorized but unissued shares.

At or For the Six Months Ended June 30, 2007	Minimum	Midpoint	Maximum	Adjusted Maximum
Pro forma net income per share	$0.23	$0.21	$0.19	$0.17
Pro forma stockholders' equity per share	13.59	12.83	12.32	11.87

We have assumed that options will be granted to acquire common stock equal to 10% of the sum of the outstanding shares plus the shares contributed to the Charitable Foundation. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $10.00 for each option. The pro forma net income assumes that the options granted under the stock option plan have a value of $4.05 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0%; (iv) expected life of 10 years; (v) expected volatility of 11.31%; and (vi) risk-free interest rate of 5.03%. Because there is currently no market for Danvers Bancorp's common stock, the assumed expected volatility is based on the SNL Thrift index. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different. The aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. For presentation purposes it was assumed that 20% of these benefit plans are not allocated during the six-month period. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options under the stock option and incentive plan are obtained from the issuance of authorized but unissued shares, our net income and stockholders' equity per share will decrease. This will also have a dilutive effect of up to 9.09% on the ownership interest of persons who purchase common stock in the offering.

(4)
The retained earnings of Danversbank will continue to be substantially restricted after the offering. See "Supervision and Regulation—Federal Bank Regulation" on page 89.

(5)
Pre-tax expense of $3,512,000 to terminate phantom stock plan concurrent with the conversion and a 35% tax rate.

At or For the Year Ended December 31, 2006 Based Upon the Sale at $10.00 Per Share of
11,050,000 Shares Minimum of Estimated Offering Range	13,000,000 Shares Midpoint of Estimated Offering Range	14,950,000 Shares Maximum of Estimated Offering Range	17,192,500 Shares 15% Above Estimated Offering Range(1)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$110,500	$130,000	$149,500	$171,925
Plus: Market value of shares issued to Charitable Foundation	5,525	6,500	6,500	6,500

Market value of offering and Charitable Foundation shares	$116,025	$136,500	$156,000	$178,425

Gross proceeds of offering	$110,500	$130,000	$149,500	$171,925
Less: Expenses	2,508	2,651	2,794	2,959

Estimated net proceeds	107,992	127,349	146,706	168,966
Less: Cash Contribution to Foundation	(350)	(350)	(350)	(350)
Less: Common stock acquired by employee stock ownership plan(2)	(9,282)	(10,920)	(12,480)	(14,274)
Less: Common stock acquired for use by stock option and incentive plan(3)	(4,641)	(5,460)	(6,240)	(7,137)

Estimated net proceeds after adjustment for stock benefit plans	$93,719	$110,619	$127,636	$147,205

For the Year Ended December 31, 2006:
Net income:
Historical	$4,056	$4,056	$4,056	$4,056
Pro forma adjustments:
Income on adjusted net proceeds	2,991	3,530	4,074	4,698
Employee stock ownership plan(2)	(302)	(355)	(406)	(464)
Restricted stock(3)	(603)	(710)	(811)	(928)
Stock options(3)	(858)	(1,009)	(1,153)	(1,319)

Pro forma net income	$5,284	$5,512	$5,760	$6,043

Net income per share:
Historical	$0.38	$0.32	$0.28	$0.25
Pro forma adjustments:
Income on adjusted net proceeds	0.28	0.29	0.29	0.29
Employee stock ownership plan(2)	(0.03)	(0.03)	(0.03)	(0.03)
Restricted stock(3)	(0.06)	(0.06)	(0.06)	(0.06)
Stock options(3)	(0.08)	(0.08)	(0.08)	(0.08)

Pro forma net income per share(2)(3)(4)	$0.49	$0.44	$0.40	$0.37

Offering price to pro forma net income per share	20.41	x	22.73	x	25.00	x	27.03	x
Shares considered outstanding in calculating pro forma net income per share	10,720,710	12,612,600	14,414,400	16,486,470

At December 31, 2006:
Stockholders' equity:
Historical	$65,079	$65,079	$65,079	$65,079
Estimated net proceeds	107,992	127,349	146,706	168,966
Market value of shares issued to Charitable Foundation	5,525	6,500	6,500	6,500
Less:
Shares issued to the Charitable Foundation Expense, net of tax, of contribution to Charitable Foundation	(3,819)	(4,453)	(4,453)	(4,453)
Termination of phantom stock plan(5)	(2,283)	(2,283)	(2,283)	(2,283)
Common stock acquired for use by employee stock ownership plan(2)	(9,282)	(10,920)	(12,480)	(14,274)
Common stock acquired by stock option and incentive plan(3)	(4,641)	(5,460)	(6,240)	(7,137)

Pro forma stockholders' equity(4)	$158,571	$175,813	$192,830	$212,399

Stockholders' equity per share:
Historical	$5.61	$4.77	$4.17	$3.65
Estimated net proceeds	9.31	9.33	9.41	9.47
Market value of shares issued to Charitable Foundation	0.48	0.48	0.42	0.36
Less:
Expense, net of tax, of contribution to Charitable Foundation	(0.33)	(0.33)	(0.29)	(0.25)
Termination of phantom stock plan(5)	(0.20)	(0.17)	(0.15)	(0.13)
Common stock acquired for use by employee stock ownership plan(2)	(0.80)	(0.80)	(0.80)	(0.80)
Common stock acquired by stock option and incentive plan(3)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders' equity per share(2)(3)(4)	$13.67	$12.88	$12.36	$11.90

Offering price as percentage of pro forma stockholders' equity per share	73.15%	77.64%	80.91%	84.03%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders' equity per share	11,602,500	13,650,000	15,600,000	17,842,500
Charitable Foundation ownership	4.76%	4.76%	4.17%	3.64%
Public ownership	95.24%	95.24%	95.83%	96.36%

(1)
As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)
It is assumed that 8% of the sum of the shares sold in the offering plus the shares contributed to the Charitable Foundation, will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Danvers Bancorp The amount to be borrowed is reflected as a reduction of stockholders' equity. Danversbank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Danversbank's total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (a) Danversbank's contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (b) 46,189 shares, 54,340 shares, 62,491 shares and 71,865 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively (based upon a 20-year loan term), were committed to be released during the year ended December 31, 2006, at an average fair value equal to the price for which the shares are sold in the offering in accordance with Statement of Position ("SOP") 93-6; and (c) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations.

(3)
Gives effect to the stock option and incentive plan expected to be adopted following the offering. We have assumed that this plan grants restricted stock awards equal to 4% of the sum of the outstanding shares plus the shares contributed to the Charitable Foundation, either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Danvers Bancorp, if any. Any open-market purchases will be funded by Danvers Bancorp. In calculating the pro forma effect of the stock option and incentive plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the restricted stock awards were an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2006. There can be no assurance that the actual value of the shares granted under the stock option and incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Danvers Bancorp, our net income per share and stockholders' equity per share will decrease. This will also have a dilutive effect of approximately 3.85% (at the maximum of the offering range) on the ownership interest of stockholders. The impact on pro forma net income per share and pro forma stockholders' equity per share is not material. The following table shows pro forma net income per share and pro forma stockholders' equity per share, assuming all the shares to fund the stock awards are obtained from authorized but unissued shares.

At or For the Year Ended December 31, 2006	Minimum	Midpoint	Maximum	Adjusted Maximum
Pro forma net income per share	$0.49	$0.43	$0.40	$0.37
Pro forma stockholders' equity per share	13.53	12.77	12.27	11.85

We have assumed that options will be granted to acquire common stock equal to 10% of outstanding shares plus the shares contributed to the Charitable Foundation. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $10.00 for each option. The pro forma net income assumes that the options granted under the stock option plan have a value of $4.05 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0%; (iv) expected life of 10 years; (v) expected volatility of 11.31%; and (vi) risk-free interest rate of 5.03%. Because there is currently no market for Danvers Bancorp's common stock, the assumed expected volatility is based on the SNL Thrift index. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different. The aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. Under the above assumptions, the adoption of the stock option and incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual value of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options under the stock option and incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders' equity per share will decrease. This will also have a dilutive effect of up to 9.09% on the ownership interest of persons who purchase common stock in the offering.

(4)
The retained earnings of Danversbank will continue to be substantially restricted after the offering. See "Supervision and Regulation—Federal Bank Regulation" on page 89.

(5)
Pre-tax expense of $3,512,000 to terminate the phantom stock plan concurrent with the conversion and a 35% tax rate.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND
WITHOUT THE CHARITABLE FOUNDATION

        As reflected in the table below, if the Charitable Foundation is not established and funded as part of the offering, RP Financial estimates that the pro forma valuation of Danvers Bancorp would be greater and, as a result, a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, the pro forma valuation of Danvers Bancorp is $116.0 million, $136.5 million, $156.0 million and $178.4 million with the Charitable Foundation, as compared to $116.9 million, $137.5 million, $158.1 million and $181.8 million, respectively, without the Charitable Foundation. There is no assurance that if the Charitable Foundation were not formed, the appraisal prepared at that time would conclude that the pro forma market value of Danvers Bancorp would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

        For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the six months ended June 30, 2007 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the offering was completed at June 30, 2007, with and without the Charitable Foundation.

	11,050,000 Shares Sold				13,000,000 Shares Sold				14,950,000 Shares Sold				17,192,500 Shares Sold
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount	$110,500		$116,875		$130,000		$137,500		$149,500		$158,125		$171,925		$181,844
Pro forma market capitalization of offering and foundation	116,025		116,875		136,500		137,500		156,000		158,125		178,425		181,844
Total assets	1,356,421		1,360,938		1,373,663		1,378,936		1,390,680		1,396,934		1,410,249		1,417,633
Total liabilities	347,908		347,908		474,498		474,498		474,498		474,498		474,498		474,498
Pro forma stockholders' equity	159,364		163,881		176,606		181,879		193,623		199,877		213,192		220,576
Pro forma net income	2,494		2,592		2,609		2,723		2,731		2,854		2,874		3,004
Pro forma stockholders' equity per share	13.74		14.02		12.94		13.23		12.41		12.64		11.95		12.13
Pro forma net income per share	0.23		0.24		0.21		0.21		0.19		0.20		0.17		0.18
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders' equity per share	72.80%		71.33%		77.29%		75.59%		80.57%		79.11%		83.69%		82.44%
Offering price to pro forma net income per share	21.74	x	20.83	x	23.81	x	23.81	x	26.32	x	25.00	x	29.41	x	27.78	x
Offering price to pro forma assets per share	8.55%		8.59%		9.94%		9.97%		11.22%		11.32%		12.74%		12.83%
Pro forma financial ratios:
Return on assets	0.37%		0.38%		0.38%		0.39%		0.39%		0.41%		0.41%		0.42%
Return on equity	3.13%		3.16%		2.95%		2.99%		2.82%		2.86%		2.56%		2.59%
Equity to assets	11.75%		12.04%		12.86%		13.19%		13.92%		14.31%		15.12%		15.56%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF DANVERS BANCORP AND SUBSIDIARIES

        This section is intended to help potential investors understand the financial performance of Danvers Bancorp and its subsidiaries through a discussion of the factors affecting our financial condition at June 30, 2007, December 31, 2006 and 2005 and our consolidated results of operations for the six months ended June 30, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004. This section should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this prospectus. The unaudited financial condition reported at June 30, 2007 and results of operations for the six months ending June 30, 2007 are not necessarily indicative of the financial condition and results of operations that will result for the year ending December 31, 2007.

General

        Danvers Bancorp is the holding company for Danversbank. Danversbank is a community bank primarily providing commercial and industrial, or C&I, commercial real estate and residential mortgage loans and a variety of retail deposit products and services to our business and retail customers. Long-term growth is an essential element in our business plan. Lending is the major driver of revenue and we are committed to supporting our loan growth. We recognize that loan and deposit growth are interdependent, and over the long term both must grow consistently. One of our biggest challenges is to grow our customer base and to grow the depth and breadth of our customer relationships. We address this challenge by maintaining our focus on anticipating, understanding and assisting our customers in achieving their financial goals.

        Our results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on our loan and investment portfolios and interest expense on deposits and borrowings. Interest income represented 93.6% and 94.0% of our total revenue for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively. Our net interest margin was 3.08% and 3.10% for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively.

        Our results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Rising interest rates generally slow economic activity by making borrowing for business less attractive. Sustained high interest rates may result in weakened borrowers' credit and impair their ability to make loan payments at a time when the cost of funds is increasing, resulting in higher delinquencies in our loan portfolio. Conversely, low interest rates stimulate economic activity and borrowing. Future changes in applicable law, regulations or government policies may materially impact our financial condition and results of operations.

        Results of operations are also affected by fee income from banking and non-banking operations, provisions for loan losses, loan servicing and other non-interest income. Non-interest expense principally consists of employee compensation and employee benefits, office occupancy and equipment expense, data processing, advertising business development and other expense. We use the efficiency ratio (non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income) and the expense ratio (non-interest expense to total average assets) as the primary measurements to monitor and control non-interest expense. For the six months ended June 30, 2007, our efficiency and expense ratios were 87.06% and 2.93%, respectively. For the year ended December 31, 2006, our efficiency and expense ratios were 85.94% and 2.87%, respectively.

        Our consolidated results of operations reflect the results of the merger with BankMalden in 2007.

        Post Conversion.    While this discussion focuses primarily on past performance, there are several facets of our operation that will be significantly affected following the conversion.

        The offering proceeds will substantially increase our capital and our capital ratios will increase accordingly. As we grow and expand over the next several years, we expect these ratios will decline.

        Post conversion, our revenue will benefit from the earnings on the offering proceeds. However, our non-interest expenses will also increase as a result of becoming a public company, particularly in the areas of audit, investor relations, periodic filings, and compliance with new internal control procedures and governance requirements and branch expansion. We may also incur higher costs legal and other miscellaneous holding company expenses. There will also be increased expenses associated with employee benefits, particularly our new employee stock ownership plan, stock options and restricted stock plans.

        The contribution to establish a Charitable Foundation will result in an expense in the quarter and fiscal year in which the conversion closes, currently expected to be in the first quarter of 2008. The transaction will also result in a one-time charge during the first quarter of 2008 related to the immediate vesting and payout of Danversbank's Phantom Stock Plan.

Critical Accounting Policies

        Critical accounting policies are those that involve significant judgments and assessments by management, and which could potentially result in materially different results under different assumptions and conditions. We consider the following to be critical accounting policies:

        Allowance for Loan Losses.    The determination of the allowance for loan losses is considered critical due to the high degree of judgment involved, the subjectivity of the underlying assumptions used, and the potential for changes in the economic environment that could result in material changes in the amount of the allowance for loan losses considered necessary. The allowance is evaluated on a regular basis by management and is based on a periodic review of the collectibility of the loans in light of historical experience, the nature and size of the loan portfolio, adverse situations that may affect borrowers' ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. For a full discussion of the allowance for loan losses, please refer to "Business of Danversbank—Asset Quality—Allowance for Loan Losses" on page 71.

        Income Taxes.    Danvers Bancorp uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance related to deferred tax assets is established when, in management's judgment, it is more likely than not that all or a portion of such deferred tax assets will not be realized. As of June 30, 2007 there are no valuation allowances established against deferred tax assets. The judgments applied by management consider the likelihood that capital gain income will be realized within the carryforward period in light of our tax planning strategies and changes in market conditions.

        This discussion has highlighted those accounting policies that management considers to be critical; however, all accounting policies are important, and therefore you are encouraged to review each of the policies included in Note 1 to the Consolidated Financial Statements beginning at page F-7 to gain a better understanding of how our financial performance is measured and reported.

Analysis of Net Interest Income

        Net interest income represents the difference between income on interest-earning assets and the expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

        The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. The yields set forth below include the effect of deferred fees, and discounts and premiums that are amortized or accreted to interest income or expense. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. Danversbank does not accrue interest on loans on non-accrual status, however, the balance of these loans is included in the total average balance, which has the effect of lowering average loan yields.

				For the Six Months Ended								For the Years Ended December 31,
								June 30, 2006								2005
	At June 30, 2007			June 30, 2007								2006								2004
								Average Outstanding Balance								Average Outstanding Balance
	Outstanding Balance		Yield/ Rate (1)	Average Outstanding Balance		Interest Earned/ Paid	Average Yield/ Rate(1)			Interest Earned/Paid	Average Yield/ Rate(1)	Average Outstanding Balance		Interest Earned/ Paid	Average Yield/Rate			Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance		Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$1,393		5.70%	$8,721		$258	5.97%	$14,516		$306	4.25%	$17,502		$828	4.73%	$2,496		$199	7.97%	$19,411		$231	1.19%
Debt securities:(2)
U.S. Government	2,000		4.87	2,685		62	4.66	2,848		49	3.47	2,604		102	3.92	3,853		89	2.31	4,617		98	2.12
Gov't-sponsored enterprises	195,384		4.59	204,734		4,287	4.22	239,774		3,648	3.07	242,093		7,987	3.30	242,122		7,160	2.96	196,276		5,598	2.85
Mortgage-backed	96,529		5.23	66,881		1,788	5.39	22,471		466	4.18	27,484		1,236	4.50	25,319		980	3.87	30,296		1,119	3.69
Municipal bonds	18,174		4.10	10,756		215	4.03	2,073		37	3.60	3,234		121	3.74	473		15	3.17	255		3	1.18
Other	328		1.17	390		11	5.69	359		11	6.18	361		19	5.26	893		68	7.61	1,459		121	8.29
Equity securities	10,489		9.69	10,492		361	6.94	10,511		209	4.01	11,058		697	6.30	9,412		423	4.49	8,644		267	3.09
Real estate mortgages(3)	558,262		7.09	551,383		19,747	7.22	574,865		19,803	6.95	576,649		40,679	7.05	539,139		34,773	6.45	479,525		29,215	6.09
C&I loans(3)	249,790		8.10	259,794		10,617	8.24	243,484		8,959	7.42	254,634		19,821	7.78	206,801		13,845	6.69	184,185		12,162	6.60
IRB's(3)	43,244		4.92	41,120		997	4.89	29,746		690	4.68	32,514		1,541	4.74	25,251		1,135	4.49	20,423		867	4.25
Consumer loans(3)	9,760		8.09	10,175		393	7.79	8,510		313	7.42	9,353		695	7.43	7,252		536	7.39	7,471		583	7.80

Total inerest earning assets	1,185,353		6.66	1,167,131		38,736	6.69	1,149,157		34,491	6.05	1,177,486		73,726	6.26	1,063,011		59,223	5.57	952,562		50,264	5.28

Allowance for loan losses	(10,359)			(10,383)				(10,195)				(10,320)				(9,450)				(8,795)

Total earning assets less allowance for loan losses	1,174,994			1,156,748				1,138,962				1,167,166				1,053,561				943,767
Non-interest-earning assets	87,935			76,178				71,483				73,663				77,609				80,883

Total assets	$1,262,929			$1,232,926				$1,210,445				$1,240,829				$1,131,170				$1,024,650

Interest-bearing liabilities:
Deposits:
Savings and NOW accounts	$171,769		0.91	$161,281		605	0.76	$183,513		387	0.43	$174,372		872	0.50	$205,855		969	0.47	$219,531		1,136	0.52
Money market accounts	329,502		4.12	319,515		6,610	4.17	278,342		4,381	3.17	279,208		9,795	3.51	308,865		7,365	2.38	247,437		4,758	1.92
Term certificates(4)	341,305		4.83	350,183		8,498	4.89	334,812		6,603	3.98	363,853		15,630	4.30	248,368		7,174	2.89	222,455		5,086	2.29

Total Deposits	842,576		3.76	830,979		15,713	3.81	796,667		11,371	2.88	817,433		26,297	3.22	763,088		15,508	2.03	689,423		10,980	1.59
Borrowed funds
Short-term borrowings	33,083		2.45	36,242		419	2.33	65,060		992	3.07	53,875		1,439	2.67	85,675		2,091	2.44	36,629		324	0.88
Long-term debt	150,010		4.49	149,620		3,429	4.62	142,366		3,089	4.38	158,634		7,151	4.51	79,571		3,450	4.34	117,018		5,022	4.29
Subordinated debt	29,965		9.42	29,965		1,324	8.91	24,810		1,068	8.68	26,251		2,297	8.75	24,810		2,040	8.22	24,810		1,855	7.48

Total Interest-bearing liabilities	1,055,634		3.98	1,046,806		20,885	4.02	1,028,903		16,520	3.24	1,056,193		37,184	3.52	953,144		23,089	2.42	867,880		18,181	2.09

Non-interest-bearing liabilities	141,423			121,435				121,715				123,192				121,462				102,830

Total liabilities	1,197,057			1,168,241				1,150,618				1,179,385				1,074,606				970,710
Equity	65,872			64,685				59,827				61,444				56,564				53,940

Total liabilities and equity	$1,262,929			$1,232,926				$1,210,445				$1,240,829				$1,131,170				$1,024,650

Net interest income						$17,851				$17,971				$36,542				$36,134				$32,083

Net interest rate spread(5)			2.68%				2.67%				2.81%				2.74%				3.15%				3.19%

Net interest-earning assets(6)	$129,719			$120,325				$120,254				$121,293				$109,867				$84,682

Net interest margin(7)			3.12%				3.08%				3.15%				3.10%				3.40%				3.37%

Ratio of interest-earning assets to total interest-bearing liabilities	1.12	x		1.11	x			1.12	x			1.11	x			1.12	x			1.10	x

(1)
Yields and rates for the periods ending June 30, 2007 and 2006 are annualized.

(2)
Average balances are presented at average amortized cost.

(3)
Average loans include non-accrual loans and are net of average deferred loan fees/costs.

(4)
Term certificates include brokered and non-brokered CDs.

(5)
Net interest rate spread represents the difference between the yield on interest earning-assets and the cost of interest-bearing liabilities at the period indicated.

(6)
Net interest-earning assets represents total earning assets less total interest-bearing liabilities.

(7)
Net interest margin represents net interest income divided by average total interest earning assets.

        The following table presents the dollar amount of changes in interest income and interest expense for the major categories of Danversbank's interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances).

	Six Months Ended June 30, 2007 vs. 2006			Years Ended December 31, 2006 vs. 2005			Years Ended December 31, 2005 vs. 2004
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
			Total Increase (Decrease)			Total Increase (Decrease)			Total Increase (Decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Interest-earning cash equivalents	$(122)	$74	$(48)	$1,196	$(567)	$629	$(201)	$169	$(32)
Debt securities: (1)
U.S. Government	(3)	16	13	(29)	42	13	(16)	7	(9)
Government-sponsored enterprises	(533)	1,172	639	(1)	828	827	1,308	254	1,562
Mortgage-backed	921	401	1,322	84	172	256	(184)	45	(139)
Municipal	155	23	178	88	18	106	3	9	12
Other	1	(1)	—	(41)	(8)	(49)	(47)	(6)	(53)
Equity securities	—	152	152	74	200	274	24	132	156
Real estate mortgages (2)	(809)	753	(56)	2,419	3,487	5,906	3,632	1,926	5,558
C&I loans (2)	600	1,058	1,658	3,202	2,774	5,976	1,493	190	1,683
IRBs (2)	264	43	307	326	80	406	205	63	268
Consumer loans (2)	61	19	80	155	4	159	(17)	(30)	(47)

Total interest earning assets	535	3,710	4,245	7,473	7,030	14,503	6,200	2,759	8,959

Interest-bearing liabilities:
Savings and NOW accounts	(47)	265	218	(148)	51	(97)	(71)	(96)	(167)
Money market accounts	648	1,581	2,229	(707)	3,137	2,430	1,181	1,426	2,607
Term certificates (3)	303	1,592	1,895	3,336	5,120	8,456	592	1,496	2,088

Total deposits	904	3,438	4,342	2,481	8,308	10,789	1,702	2,826	4,528
Borrowed funds
Short-term borrowings	(439)	(134)	(573)	(776)	124	(652)	434	1,333	1,767
Long-term debt	157	183	340	3,428	273	3,701	(1,607)	35	(1,572)
Subordinated debt	222	34	256	118	139	257	—	185	185

Total Interest-bearing liabilities	844	3,521	4,365	5,251	8,844	14,095	529	4,379	4,908

Increase (decrease) in net interest income	$(309)	$189	$(120)	$2,222	$(1,814)	$408	$5,671	$(1,620)	$4,051

(1)
Average balances are presented at average amortized cost.

(2)
Average loans include non-accrual loans and are net of average deferred loan fees/costs.

(3)
Term certificates include brokered and non-brokered certificates of deposit.

Comparison of Financial Condition at June 30, 2007 and December 31, 2006

        Total Assets.    Total assets remained essentially unchanged between the two time periods. Total assets were $1,262.9 million at June 30, 2007 compared to $1,262.6 million at December 31, 2006. Decreases in the loan portfolio and cash and due from banks were offset primarily by an increase in securities.

        Cash and Cash Equivalents.    Cash, correspondent bank balances and cash equivalents decreased by $15.6 million to $29.5 million as of June 30, 2007 compared to December 31, 2006. The inflow of funds that Danversbank experienced at year-end 2006 flowed back out in early January and cash and cash equivalents have averaged approximately $30.0 million for the first six months of 2007. Cash equivalents, comprised of federal funds sold and Federal Home Loan Bank, or FHLB, overnight deposits, decreased by $22.4 million to $1.9 million at June 30, 2007 compared to $24.3 million at December 31, 2006. Danversbank has continued its policy of keeping overnight deposits as low as possible given liquidity needs, preferring to stay fully invested in longer-term, higher yielding assets. Cash and correspondent bank balances increased by $6.8 million during the same time period.

        Securities.    Our investment portfolio totaled $307.6 million at June 30, 2007, an increase of $34.5 million, or 12.6%, from $273.1 million at December 31, 2006. This increase was primarily related to investments in mortgage-backed securities, which increased $49.2 million to $94.7 million at June 30, 2007, and municipal securities, which increased $11.8 million to $17.6 million at June 30, 2007. These increases were partially offset by a decrease in obligations of government-sponsored enterprises totaling $26.1 million. The overall increase in the investment portfolio came as a result of the deployment of some excess liquidity that became available due to Danversbank's lower than projected commercial loan demand.

        Net Loans.    Net loans as of June 30, 2007 were $850.7 million, a decrease of $20.4 million, or 2.3%, from net loan balances of $871.1 million as of December 31, 2006. Overall loan demand was lower than anticipated for the first six months of 2007. Danversbank's C&I and construction loan categories decreased by $10.9 million and $8.4 million, respectively. All other lending segments were reasonably flat for the first six months of 2007. Despite Danversbank's continuing commitment to grow its C&I and commercial real estate segments, there is considerable competition, especially for permanent commercial real estate financing, in Danversbank's primary markets. In addition, we reduced our construction lending activities starting in mid-2006 as the single-family residential and residential condominium markets began to slow. While owner-occupied residential mortgage activity has remained steady, refinancing activity in this segment has slowed down as a byproduct of the increase in mortgage rates since year-end.

        Deposits.    Danversbank continued to experience deposit growth during the first six months of 2007. Total deposits increased by $18.6 million to $971.8 million at June 30, 2007, an increase of 2.0% over a balance of $953.2 million at December 31, 2006. The largest increase occurred in money market accounts, which increased by $27.6 million, and to a lesser extent in demand deposit accounts and savings and NOW accounts, which increased by $13.0 million and $15.8 million, respectively. The increases in these three categories were partially offset by a $40.0 million decline in term certificates over $100,000. Danversbank's continued marketing and promotional efforts, especially for commercial checking and money market and personal checking products, continue to be productive and these balances typically come at a lower cost. This has allowed us to reduce our reliance on higher cost term certificates.

        Borrowed Funds.    Danversbank relies on borrowings from the Federal Home Loan Bank of Boston, or FHLBB, as an additional funding source as liquidity needs dictate. The balance of these borrowings will fluctuate depending on Danversbank's ability to attract deposits coupled with the amount of loan demand in the market. Funds borrowed from the FHLBB decreased by $15.4 million to $152.5 million at June 30, 2007, a 9.2% decrease from a balance of $167.9 million as of December 31, 2006. The deposit growth described above allowed us to meet all of our funding needs during the first six months and allowed for the repayment of some of Danversbank's FHLBB advances as they matured.

        Danversbank's borrowings include securities sold under agreements to repurchase, or repurchase agreements. Repurchase agreements are contracts for the sale of securities owned by Danversbank, in this case to large commercial deposit customers, with an agreement to repurchase those securities at an agreed upon price and date. Danversbank uses repurchase agreements as an alternative funding tool and as a means of offering some of our commercial deposit customers a commercial sweep checking product. As of June 30, 2007, Danversbank had outstanding $30.6 million in overnight repurchase agreements compared to $30.9 at December 31, 2006.

        Retained Earnings.    Retained earnings increased by $793,000 to $65.9 million at June 30, 2007 from a balance of $65.1 million as of December 31, 2006. This increase in retained earnings was attributable to our net income for the first six months of $1.9 million offset by an increase of $1.1 million in the net unrealized loss on available for sale securities and fair value of cash flow hedge.

Comparison of Operating Results For the Six Months Ended June 30, 2007 and June 30, 2006

        Net Income.    Net income for the six months ended June 30, 2007 was $1.9 million, an increase from net income of $1.8 million for the first six months of 2006. An increase of $709,000 in non-interest income and a $225,000 decrease in the provision for loan losses was partially offset by a $120,000 decrease in net interest income and a $504,000 increase in non-interest expense as described below.

        Net Interest Income.    Net interest income decreased to $17.9 million in the first six months of 2007 from $18.0 million in the first six months of 2006. Average interest-earning assets increased $18.0 million between the two periods. The decrease of $120,000 in net interest income is directly attributable to a 7 basis point decrease in our net interest margin. Our net interest margin was 3.08% for the first six months of 2007 compared to 3.15% for the first six month of 2006. The lower net margin is due to average yields on interest-earning assets generally increasing at a slower pace than the average cost of funds between the comparative six month time periods.

        Interest and Dividend Income.    Interest income increased $4.2 million, or 12.3%, to $38.7 million for the six months ended June 30, 2007 from $34.5 million for the six months ended June 30, 2006. The increase was attributable to an $18.0 million increase in average interest-earning assets, which had the effect of increasing interest income by $535,000. Loans increased on average by $5.9 million between the two periods, along with an increase in the average balances of securities of $17.9 million and a decrease in cash equivalents of $5.8 million. The average yield on loans increased from 7.01% for the six months ended June 30, 2006 to 7.42% for the same period in 2007, and the overall yield on interest earning-assets increased from 6.05% to 6.69% for the 2006 and 2007 periods, respectively, due to a generally rising interest rate environment.

        Interest Expense.    Interest expense for the six months ended June 30, 2007 increased by $4.4 million, or 26.4%, to $20.9 million compared to interest expense of $16.5 million for the six months ended June 30, 2006. Average interest-bearing liabilities increased by $17.9 million between the two periods and this resulted in an $844,000 increase in interest expense. An increase of 78 basis points, or 24.1%, in the average cost of Danversbank's interest-bearing liabilities resulted in an increase in interest expense of $3.5 million. The average cost of deposits increased from 2.88% for the six months ended June 30, 2006 to 3.81% for the same period in 2007, and the overall rates on interest-bearing liabilities increased from 3.24% to 4.02% for the 2006 and 2007 periods, respectively, due to a general increase in interest rates.

        Provision for Loan Losses.    Danversbank records a provision for loan losses as a charge to its earnings when necessary in order to maintain the allowance for loan losses at a level sufficient to absorb probable losses inherent in the loan portfolio. Refer to "Business of Danversbank—Asset Quality—Allowance for Loan Losses" on page 71 for additional information about Danversbank's methodology for establishing its allowance for loan losses. Danversbank recorded $225,000 and $450,000 in loan loss provisions during the six months ended June 30, 2007 and 2006, respectively. Provisions in both periods reflect increases or decreases in the loan portfolio, an evaluation of the quality of the loan portfolio, and net charge offs, the difference between loan charge offs net of recoveries on loans previously charged off. Net charge offs were $278,000 and $250,000 for the six months ended June 30, 2007 and 2006 respectively. Danversbank experienced considerable loan growth during the first six months of 2006 but for the first six months of 2007 the portfolio declined by $20.5 million. During the comparable time periods decreases in construction loans were offset by an increase in residential mortgage loans. At June 30, 2007, the allowance for loan losses totaled

$10.4 million, or 1.20% of the loan portfolio, compared to $10.3 million, or 1.17%, of total loans at June 30, 2006.

        Non-interest Income.    Non-interest income for the six months ended June 30, 2007 increased to $2.6 million, or 36.7%, compared to $1.9 million for the first six months of 2006. Danversbank experienced increases across all non-interest income categories between the two periods. Service charges on deposit accounts increased by $93,000, cash surrender value income on our bank-owned life insurance holdings, or BOLI, increased $107,000. Other operating income increased $545,000 between the comparable periods. For the six months ended June 30, 2006, the lower level of other operating income was primarily related to the recognition of a $331,000 fair value adjustment on the interest rate collar. In addition, income from nondeposit investment products and services (through Danversbank's arrangement with Raymond James Financial Services) increased $86,000 and debit card income increased $81,000 during the first six months of 2007. Developing reliable and stable sources of non-interest income to complement Danversbank's primary lines of business continues to be an area of particular focus.

        Non-interest Expense.    Non-interest expense increased by $504,000, or 2.9%, to $17.9 million for the six months ended June 30, 2007, compared to $17.4 million for the six months ended June 30, 2006. Salaries and employee benefits constituted the largest component of our non-interest expense and increased $228,000, or 2.2%, to $10.7 million for the six months ended June 30, 2007. The increase was primarily due to normal merit increases at the staff level and general increases in employee benefits. Conversely, Danversbank implemented a salary freeze for all officer-level positions at the end of 2006 in response to the industry-wide margin compression that has impacted all banks over the past few years. Equipment expense increased $90,000 to $1.4 million for the first six months of 2007 and reflects our ongoing commitment to technology as a means of growing the franchise. Other operating expense increased $181,000 between the two periods and reflects increases in supplies, other outside services (consulting, audit and legal) and other general and administrative expenses commensurate with the growth of the business.

        Income Taxes.    Income tax expense was $488,000 for the six months ended June 30, 2007, an increase of $214,000, compared to $274,000 for the six months ended June 30, 2006. The combined federal and state effective tax rates were 20.6% and 13.3% in 2007 and 2006, respectively. The higher tax rate in 2007 reflects a loss related to the BankMalden merger transaction for which Danversbank was unable to record any benefit. Our relatively low corporate tax rates for both periods are a reflection of a combination of tax planning strategies that have been in place for the past few years.

Comparison of Financial Condition at December 31, 2006 and December 31, 2005

        Total Assets.    Total assets increased by $82.2 million, or 7.0%, from $1,180.4 million at December 31, 2005 to $1,262.6 million at December 31, 2006. This increase was primarily the result of an increase in the loan portfolio and to a lesser extent an increase in the investment portfolios as described below.

        Cash and Cash Equivalents.    Cash, correspondent bank balances and cash equivalents consisting of federal funds sold increased by $10 million to $45.1 million at December 31, 2006. This increase in short-term liquidity was the result of a moderate inflow of deposits just prior to year-end.

        Securities.    The investment portfolio aggregated $273.1 million at December 31, 2006, an increase of $12.7 million, or 4.9%, from $260.4 million at December 31, 2005. Within the securities portfolio, obligations of government-sponsored enterprises decreased by $14.6 million, mortgage-backed securities increased by $23.3 million and municipal bonds increased by $4.7 million. The change in the securities portfolio mix was due in part to Danversbank's decision to take advantage of more favorable yields available on mortgage-backed securities and municipal bonds.

        Net Loans.    Net loans as of December 31, 2006 were $871.1 million, an increase of $57.2 million, or 7.0%, over net loan balances of $814.7 million as of December 31, 2005. All loan product categories, with the exception of Home Equity loans, increased during this period. Construction loans increased $20.0 million or 17.1% and C&I loans increased $46.0 million or 17.8%. More modest increases were experienced in the residential, commercial real estate and consumer segments of the portfolio. In 2006, Danversbank once again focused much if its resources and origination activities on business lending and related services and the increase in commercial loan types is a reflection of those efforts.

        Deposits.    Deposits increased by $61.1 million, or 6.8%, to $953.2 million at December 31, 2006 from $892.1 million at December 31, 2005. Danversbank experienced a shift in the mix of deposits with increases in money market accounts of $14.7 million and term certificates of $96.4 million that more than offset declines in demand deposits of $10.3 million, and savings and NOW accounts of $39.8 million. The competition for deposits in our primary markets was intense in 2006. All of the local banking franchises experienced migration from transaction account categories into higher cost deposit products. Accordingly, we launched major product initiatives in 2006 related to both retail and commercial transaction accounts in an effort to attract additional balances and new customers to these lower cost categories.

        Borrowed Funds.    Despite significant overall deposit growth, the combination of strong loan demand, the decision to increase Danversbank's investment portfolio and a decline in commercial repurchase agreements necessitated additional borrowings. Funds borrowed from the FHLBB increased by $13.0 million, or 8.4%, to $167.9 million at December 31, 2006 from $154.9 million at December 31, 2005.

        As of December 31, 2006, Danversbank had outstanding $30.9 million in overnight repurchase agreements compared to $35.8 million at December 31, 2005. The local pricing for commercial sweep products intensified in 2006 and we experienced a decline in these balances as a result.

        Retained Earnings.    Retained earnings increased by $6.0 million, or 10.2%, to $65.1 million at December 31, 2006 from a balance of $59.0 million as of December 31, 2005. This increase in retained earnings was attributable to net income for the year of $4.1 million, augmented by a decrease in the net unrealized losses on available for sale securities and unrealized loss on cash flow hedge of $2.0 million. In September 2006, the Company issued an additional $5.2 million in trust preferred securities. All of the proceeds from this issuance were down-streamed from the Company to Danversbank.

Comparison of Operating Results For the Years Ended December 31, 2006 and December 31, 2005

        Net Income.    Net income decreased $885,000, or 17.9%, to $4.1 million for the year ended December 31, 2006 compared to $4.9 million for the year ended December 31, 2005. The decrease was primarily related to an increase in non-interest expense and a decline in non- interest income. Danversbank's net interest income increased slightly during the same period.

        Net Interest Income.    Net interest income increased to $36.5 million for the year ended December 31, 2006 compared to $36.1 million in 2005. Increases in interest income as the result of higher levels of interest-earning assets and higher yields on those assets were largely offset by higher levels of interest-bearing liabilities and the increase in funding costs related to those liabilities. The cumulative effect of a larger balance sheet and a 30 basis point reduction in our net interest margin was a $408,000 or 1.1% increase in net interest income between the comparative time periods. Our net interest margin was 3.10% for the year ended December 31, 2006 compared to 3.40% for the year ended December 31, 2005.

        Interest and Dividend Income.    Interest income increased $14.5 million, or 24.5%, to $73.7 million for 2006 from $59.2 million for the prior year. The increase was due primarily to higher average loan balances complimented by higher average yields across most asset categories. In 2006 as compared to

2005, there was an increase in loans outstanding, which grew on average by $94.7 million, or 12.2%. At the same time, the yield earned on loans increased by 72 basis points, or 11.2%, to 7.19%, a change that reflected the general increase in market interest rates in 2006. Consistent with the rate environment, yields on investment securities also increased significantly when compared to 2005, rising by 45 basis points to 3.54% for the 2006 year. A $4.8 million net increase in the average balances of investment securities in 2006 also contributed to higher level of interest income.

        Interest Expense.    Interest expense increased $14.1 million, or 61.0%, to $37.2 million for the year ended December 31, 2006 from $23.1 million in the prior year. The primary cause was an increase in the average balances of deposits, short and long-term borrowings, which increased by $103.0 million to an average of $1,056.2 million for 2006 from an average of $953.1 million for 2005, increasing interest expense by $5.3 million. This increase was coupled with an increase in the rates paid on interest-bearing deposits and borrowings, which rose by 110 basis points to 3.52% for 2006 from 2.42% for 2005, increasing interest expense by $8.8 million. The rise in deposit and borrowing rates reflected the generally higher interest rate environment in 2006 compared to 2005.

        Provision for Loan Losses.    The Company's provision for loan losses decreased by $250,000, or 20.0%, to $1.0 million in 2006 from $1.3 million in 2005. Provisions in both years were reflective of growth in the loan portfolio, an evaluation of the quality of the loan portfolio, and net charge offs, the difference between loan charge-offs and recoveries on loans previously charged off. Net charge-offs were $675,000 and $252,000 for the years ended 2006 and 2005 respectively. The allowance for loan losses of $10.4 million at December 31, 2006 represented 1.18% of total loans, as compared to an allowance of $10.1 million, representing 1.22% of total loans at December 31, 2005.

        Non-interest Income.    Total non-interest income declined to $4.7 million in 2006 from $5.8 million in 2005. There was a $219,000 decrease in service charges on deposit accounts, particularly in the demand deposit and overdraft checking categories. Gains realized on the sale of fixed-rate residential mortgage loans and the guaranteed portions of SBA loans declined by $233,000 as a result of lower sales activity. Gains realized on the sale of securities declined by $112,000 also as a result of lower activity. The lower levels of sales activity were a function of the marketplace. Other operating income declined, in aggregate, $367,000 between the comparable time periods primarily as a result of lower cash surrender income on our holdings of BOLI and lower fees relating to Danversbank's sales of nondeposit investment products.

        Non-interest Expense.    Non-interest expense increased $1.7 million, or 4.9%, to $35.6 million in 2006 as compared to $33.9 million in 2005. The increases were primarily attributable to increases in salaries and employee benefits, and to a lesser extent an increase in occupancy expense. Salaries and employee benefits expenses increased $1.3 million, or 6.7%, to $21.2 million for the year ended December 31, 2006. Merit increases and normal salary administration accounted for most of the difference, supplemented by a $181,000 increase in medical insurance costs and increases associated with Danversbank's supplemental executive retirement plans, or SERPs, and phantom stock plan, or PSP. Occupancy expense increased $517,000, or 13.2%, to $4.4 million for 2006 primarily due scheduled rent increases, the annualized effect of occupying our Boston location and our expansion into the Saugus market.

        Income Taxes.    Income tax expense was $609,000 for the year ended December 31, 2006, a decrease of $1.2 million, compared to $1.8 million for the year ended December 31, 2005. The combined federal and state effective tax rate was 13.1% in 2006, compared to 26.7% in 2005. Danversbank has implemented a combination of tax strategies over the past few years that include the formation of two Massachusetts securities corporations, the expansion of its Industrial Revenue Bond, or IRB, portfolio and the expansion of its holdings of municipal securities. These initiatives, combined with an adjustment to Danversbank tax reserve position resulted in a significant decrease in Danversbank's effective corporate tax rate between the two years.

Comparison of Operating Results For the Years Ended December 31, 2005 and December 31, 2004

        Net Income.    Net income increased to $4.9 million in 2005 from $4.6 million in 2004. The primary reason for the increase in income was a $4.1 million increase in net interest income, which more than offset a $3.1 million increase in non-interest expense.

        Net Interest Income.    Net interest income increased to $36.1 million in 2005 from $32.1 million in the year ended December 31, 2004. The increase of $4.0 million, or 12.6%, was attributable to an increase in the volume of net interest-earning assets, which grew by $25.2 million, or 29.7%, in 2005 as compared to 2004. The increase in net interest-earning assets was attributable to increases in commercial and real estate mortgage loans. This was complemented by a 3 basis point increase, from to 3.37% in 2004 to 3.40% in 2005, in Danversbank's net interest margin.

        Interest and Dividend Income.    Interest income rose by $9.0 million, or 17.8%, to $59.2 million for 2005 from $50.2 million for the prior year. The increase resulted from an increase in the yield on interest-earning assets, which averaged 5.57% for 2005 as compared to 5.28% for 2004. Most interest-earning asset categories experienced increases in yield between the two periods, with loans increasing 27 basis points to 6.46%, securities increasing 11 basis points to 3.10% and interest-earning cash equivalents increasing by 678 basis points to 7.97%. All of the improvements in yield were consistent with an interest rate environment that was generally higher in 2005 than in 2004. The effect of this upsurge in average rates was to increase interest income by $2.8 million. Complementing this rise in average yields was an increase in the average volume of interest-earning assets totaling $114.1 million, or 12.0%. This increase in volume had the effect of increasing interest income by $6.2 million in 2005 over 2004.

        Interest Expense.    Interest expense increased by $4.9 million, or 27.0%, to $23.1 million for the year ended December 31, 2005 from $18.2 million in the prior year. A 33 basis point, or 15.8%, increase in the average cost of interest-bearing liabilities, from 2.09% in 2004 to 2.42% in 2005 resulted in a $4.4 million increase in interest expense. This increase was accompanied by a $529,000 increase in interest expense caused by the combined effect of a shift in the mix of deposits and an overall increase in average interest-bearing liability balances of $85.3 million, or 9.8%. In response to the rising interest rate environment, customers shifted funds out of savings and NOW account products into higher yielding term certificates and money market accounts. The average balances in savings and NOW accounts declined by $13.7 million between 2004 and 2005. For the same time period, the average balances of money market accounts and term certificates increased by $61.4 million and $25.9 million, respectively. Our mix of short and long-term borrowing changed significantly in 2005 as we made the decision to consistently borrow short and focus on replacing short-term borrowing with deposits. In a rising interest rate environment, this resulted in a $380,000 increase in our aggregate short and long term borrowing cost.

        Provision for Loan Losses.    Danversbank's provision for loan losses increased to $1.3 million in 2005 from $750,000 in 2004 commensurate with the overall growth of the portfolio. Asset quality continued to improve from 2004 to 2005. Net charge offs totaled $814,000 in 2004 compared to $252,000 in 2005. At the same time the loan portfolio grew by $98.2 million with the bulk of the growth coming from the C&I, commercial real estate and construction segments of the business. The allowance for loan losses of $10.1 million at December 31, 2005 represented 1.22% of total loans, as compared to an allowance of $9.1 million, representing 1.25% of total loans at December 31, 2004.

        Non-interest Income.    Total non-interest income was $5.8 million in 2005 compared to $6.3 million for 2004. The change between years was attributable to declines in a number of fee categories. Service charges on deposit accounts declined $123,000. Gains on the sales of loans decreased by $143,000. Gains on sales of securities increased by $77,000. Other operating income declined by $426,000 primarily as a result of decreases of $260,000 in fees on our accounts receivable loans and $119,000 in fees related to the sales of nondeposit investment products. In 2005, we chose to wind down and close our accounts receivable lending segment and at the same time we made the decision to change third party broker dealers from Infinex to Raymond James.

        Non-interest Expense.    Non-interest expense increased $3.1 million, or 10.2%, to $33.9 million in 2005 as compared to $30.8 million in 2004. Most of this increase was the result of an increase in salaries and employee benefits expense which increased $2.4 million, or 13.6%, to $19.8 million for the year ended December 31, 2005. Merit increases between the respective time periods averaged 4.0%, or $700,000. The remainder of the increase relates to higher medical and group insurance premiums, SERP expense and Phantom Stock Plan expense. Other operating expense increased $444,000 between 2004 and 2005 as a result of higher outside services expense, particularly consulting and legal, charitable contributions and the foreclosure expenses related to the workout and completion of a local residential real estate subdivision.

        Income Taxes.    Income tax expense was $1.8 million for the year ended December 31, 2005, a decrease of $369,000, or 17.0%, when compared to $2.2 million for the year ended December 31, 2004. The combined federal and state effective tax rate decreased to 26.7% in 2005 as compared to 31.8% in 2004. Danversbank has implemented a combination of tax strategies over the past three years, which have included the formation of two Massachusetts Securities Corporations, the expansion of its IRB portfolio and the expansion of its holdings of municipal securities. The effect of these tax planning initiatives, fully implemented, have resulted in a steady decline in Danversbank's effective corporate tax rate.

Quantitative and Qualitative Disclosures About Risk Management

        Management recognizes that managing risk is fundamental to the business of banking and to the safe and sound operation of Danversbank. Through the development, implementation and monitoring of its policies with respect to risk management, Danversbank strives to measure, evaluate and control the risks it faces. The most significant risks faced by Danversbank are credit risk, market risk including interest rate risk, liquidity risk, operational or transaction risk and compliance risk.

        Within management, the responsibility for risk management rests with the Risk Management Committee chaired by the Senior Vice President and head of Internal Audit and Risk Management, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and a number of other senior department heads. The Risk Management Committee periodically reviews the status of our risk management efforts, internal and external audit findings, new business, product or service initiatives, emerging compliance standards and issues, technology initiatives, insurance, the activities of the Asset/Liability Committee, or ALCO, with respect to monitoring interest rate and liquidity risk and a host of other operational issues. The committee tracks any open items requiring corrective action with the goal of ensuring that each item is addressed on a timely basis. The Senior Vice President and head of Internal Audit and Risk Management reports all findings of the Risk Management department directly to Danversbank's Audit Committee.

        Management of Credit Risk.    Danversbank considers credit risk to be the most significant risk it faces, in that it has the greatest potential to affect our financial condition and operating results. Credit risk is managed through a combination of policies established by the board of directors of Danversbank, the monitoring of compliance with these policies, and the periodic evaluation of loans in the portfolio, including those with problem characteristics. In general, Danversbank's policies establish maximums on the amount of credit that may be granted to a single borrower (including affiliates), the aggregate amount of loans outstanding by type in relation to total assets and capital, loan concentrations, underwriting authority and approval limits and processes. Collateral and debt service coverage ratios and other underwriting criteria are also specified. Policies also exist with respect to performing periodic credit reviews, the rating of loans, when loans should be placed on non-performing status and factors that should be considered in establishing Danversbank's allowance for possible loan losses. Management is aided in these efforts by the use of an independent third party that conducts outside reviews of Danversbank's loan portfolio three times per year. For additional information, refer to "Business of Danversbank—Lending Activities" on page 62.

        Management of Market Risk.    Market risk is the risk of loss due to adverse changes in market prices and rates, and typically encompasses exposures such as sensitivity to changes in market interest rates, foreign currency exchange rates, and commodity prices. Danversbank has no exposure to foreign currency exchange or commodity price movements. Because net interest income is Danversbank's primary source of revenue, interest rate risk is a significant market risk to which Danversbank is exposed.

        Interest rate risk is the exposure of Danversbank's net interest income in response to movements in interest rates. Net interest income is affected by changes in interest rates as well as by fluctuations in the level and duration of Danversbank's assets and liabilities. Over and above the influence that interest rates have on net interest income, changes in rates may also affect the volume of lending activity, the ability of borrowers to repay variable rate loans, the volume of loan prepayments and refinancing, the availability, mix and cost of deposits and other funding alternatives, and the market value of Danversbank's assets and liabilities.

        Exposure to interest rate risk is managed by Danversbank through periodic evaluations of the current interest rate risk inherent in its rate-sensitive assets and liabilities, primarily deposits, borrowings, loans and investment securities, coupled with determinations of the level of risk considered appropriate given Danversbank's capital and liquidity requirements, business strategy and performance objectives. Through such management, Danversbank seeks to manage the vulnerability of its net interest income to changes in interest rates.

        Strategies used by Danversbank to manage the potential volatility of its earnings may include:

  •
  Emphasizing the origination and retention of variable rate C&I loans and commercial real estate loans, adjustable-rate residential mortgage loans and variable rate home equity lines-of-credit;

  •
  Investing in securities with relatively short maturities and/or expected average lives;

  •
  Classifying nearly all of the investment portfolio as "available for sale" in order to provide for flexibility in liquidity management; and

  •
  Lengthening liabilities such as term certificates of deposit and Federal Home Loan Bank of Boston borrowings as appropriate.

        The Asset/Liability Committee, or ALCO, chaired by the Chief Financial Officer and comprised of several members of senior management, is responsible for managing interest rate risk. On a quarterly basis, this committee reviews with the board of directors its analysis of our exposure to interest rate risk, the effect subsequent changes in interest rates could have on Danversbank's future net interest income, key interest rate risk strategies and other activities, and the effect of those strategies on Danversbank's operating results. This committee is also actively involved in Danversbank's planning and budgeting process as well as in determining pricing strategies for deposits and loans. Management is aided in these efforts by the use of an independent third party that convenes with management on a quarterly basis for a complete asset/liability analysis and review.

        The primary method that ALCO uses for measuring and evaluating interest rate risk is an income simulation analysis. This analysis considers the maturity and interest rate repricing characteristics of all of our interest-earning assets and interest-bearing liabilities, as well as the relative sensitivities of these balance sheet components over a range of interest rate scenarios. Interest rate scenarios tested generally include parallel and flattening/steepening rate ramps over a one-year period, and static, or flat, rates. The simulation analysis is used to measure the exposure of net interest income to changes in interest rates over a specified time horizon, usually a two year period. The simulations also show the net interest income volatility for up to five years.

        For June 30, 2007, we used a simulation model to project changes for three rising and three falling rate scenarios. This analysis calculates the difference between net interest income forecasts for these scenarios compared to the net interest income forecast using a flat rate scenario. In each of these instances, Federal Funds is used as the driving rate. The table below sets forth, as of June 30, 2007, the estimated changes in Danversbank's net interest income that would result.

	Net Portfolio Value(2)			Net Interest Income
					Increase (Decrease) in Estimated Net Interest Income
		Estimated Increase (Decrease)
Change in Interest Rates (basis points)(1)	Estimated NPV			Estimated Net Interest Income
		Amount	Percent		Amount	Percent
(Dollars in thousands)
+300bp	$65,917	$(47,570)	-41.9%	$33,857	$(2,314)	-6.4%
+200bp	80,693	(32,794)	-28.9%	34,774	(1,397)	-3.9%
+100bp	96,704	(16,783)	-14.8%	35,541	(630)	-1.7%
0bp	113,487	—	0.0%	36,171	0	0.0%
-100bp	125,528	12,041	10.6%	35,656	(515)	-1.4%
-200bp	134,736	21,249	18.7%	34,939	(1,232)	-3.4%
-300bp	143,308	29,821	26.3%	34,211	(1,960)	-5.4%

(1)
Assumes an instantaneous uniform change in interest rates at all maturities

(2)
NPV is the discounted present value of expected cash flows from interest-earning assets, interest-bearing liabilities and off-balance sheet contracts

        The income simulation model includes various assumptions regarding the re-pricing relationships for each of our products. Many of our assets are floating rate loans tied to the Prime rate, which are assumed to re-price immediately and to the same extent as the change in market rates, according to their contracted index. Conversely, we have various transaction account products that would not increase or decrease in the same increments or at the same speed. Money market accounts, as an example, are assumed to increase sooner and in larger increments than savings and NOW accounts. These assumptions are based on our prior experience with the changes in rates paid on these non-maturity deposits coincident with changes in market interest rates. The model begins by disseminating data into appropriate repricing buckets. Assets and liabilities are then assigned a multiplier to simulate how much that particular balance sheet item will reprice when interest rates change. The final step is to simulate the timing effect of assets and liabilities with a month-by-month simulation to estimate the change in interest income and expense over the next 12 months.

        This analysis indicates the impact of changes in net interest income for the given set of rate changes and assumptions. It does not incorporate any balance sheet growth, and it assumes that the structure and composition of the balance sheet will remain comparable to the structure at the start of the simulation. It does not account for other factors that might impact this analysis, including changes by management to mitigate the impact of interest rate changes or secondary impacts such as changes to our credit risk profile as interest rates change. Furthermore, loan prepayment rate estimates and spread relationships change regularly. Interest rate changes create changes in actual loan prepayment rates that differ from the market estimates incorporated in this analysis. Changes that vary significantly from the assumptions may have significant effects on our net interest income.

        For the rising and falling interest rate scenarios, the base market interest rate forecast was increased or decreased, on an instantaneous and sustained basis, by 100, 200 and 300 basis points. At

June 30, 2007, our net interest income exposure related to these hypothetical changes in market interest rates was within our established guidelines.

        There are inherent shortcomings to income simulations, given the number and variety of assumptions that must be made in performing the analysis. The assumptions relied upon in making these calculations of interest rate sensitivity include the level of market interest rates, the shape of the yield curve, the degree to which certain assets and liabilities with similar attributes react to changes in market interest rates, the degree to which non-maturity deposits, such as checking accounts, react to changes in market rates. Although the analysis shown above provides an indication of Danversbank's sensitivity to interest rate changes at a point in time, these estimates are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Danversbank's net interest income and may differ from actual results.

        In our management of interest rate risk, we also rely on the analysis of our interest rate "gap," which is the measure of the mismatch between the amount of our interest-earning assets and interest-bearing liabilities that mature or reprice within specified timeframes. An asset-sensitive position, or positive gap, exists when there are more rate-sensitive assets than rate-sensitive liabilities maturing or repricing within a particular time horizon, and generally signifies a favorable effect on net interest income during periods of rising interest rates and a negative effect during periods of falling interest rates. Conversely, a liability-sensitive position, or negative gap, would generally indicate a negative effect on net interest income during periods of rising rates and a positive effect during periods of falling rates.

        The table below shows Danversbank's interest sensitivity gap position as of June 30, 2007, indicating the amount of interest-earning assets and interest-bearing liabilities that are anticipated to mature or reprice in each of the future time periods shown. Generally, these assets and liabilities are shown in the table based on the earlier of the time remaining to repricing or contractual maturity. However, residential mortgage loans and mortgage-backed securities have been presented in a manner that also incorporates the estimated effects of prepayment assumptions.

	Up to one Year	More than one year to two years	More than two years to three years	More than three years to five years	More than five years	Total
	(Dollars in thousands)
Interest-earning assets:
U.S. Government	$1,000	$1,000	$—	$—	$—	$2,000
Government-sponsored enterprises	64,515	22,002	3,750	42,959	62,158	195,384
Mortgage-backed securities	12,156	10,870	16,242	12,862	44,399	96,529
Municipal bonds	18	18	567	1,157	16,414	18,174
Other debt	75	—	150	—	25	250
Equity securities	26	26	26	—	—	78
Loans	342,229	116,793	103,068	247,327	52,587	862,004

Total interest-earning assets	420,019	150,709	123,803	304,305	175,583	1,174,419

Interest-bearing liabilities:
Savings and NOW accounts	—	—	—	—	171,769	171,769
Money market deposits	319,791	—	—	—	9,711	329,502
Term Certificates	325,890	10,754	2,797	1,859	5	341,305
Short-term borrowings	33,083	—	—	—	—	33,083
Long-term debt	91,531	7,754	7,145	18,580	25,000	150,010
Subordinated debt	15,465	—	—	—	14,500	29,965

Total interest-bearing liabilities	785,760	18,508	9,942	20,439	220,985	1,055,634

Interest rate sensitivity gap	$(365,741)	$132,201	$113,861	$283,866	$(45,402)	$118,785

Interest rate sensitivity gap as a % of total assets	(28.96)%	10.47%	9.02%	22.48%	(3.59)%

Cumulative interest rate sensitivity gap	$(365,741)	$(233,540)	$(119,679)	$164,187	$118,785

Cumulative interest rate sensitivity gap as a % of total assets	(28.96)%	(18.49)%	(9.48)%	13.00%	9.41%

        Liquidity Risk Management.    Liquidity risk is the risk to earnings and capital arising from an organization's inability to meet its obligations without incurring unacceptable losses. This risk is managed by Danversbank's Chief Operating Officer and Chief Financial Officer, who monitor on a daily basis the adequacy of Danversbank's liquidity position. Oversight and updates are provided through weekly meetings of the Finance Department and by the ALCO, which reviews Danversbank's liquidity position on a quarterly basis. The board of directors of Danversbank reviews the adequacy of our liquidity resources on a quarterly basis as well.

        Our primary sources of funds are from deposits, amortization, prepayments, the maturity of loans and mortgage-backed securities and the maturity of other investments, and other funds provided by operations. While scheduled payments from amortization of loans and mortgage-backed securities and maturing loans and investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by the interest rate environment, economic conditions and competition. We maintain excess funding in the form of cash and short-term interest-bearing deposits with one or more of our correspondent banking relationships. At June 30, 2007, cash and due from banks and cash equivalents totaled $29.5 million or 2.3% of total assets.

        We also rely on borrowings from the FHLBB as an additional funding source. Over the past several years, Danversbank has expanded its use of FHLBB advances to fund growth in the loan portfolio and to assist in the management of its interest rate risk. Danversbank's deposits increased by $18.6 million during the first six months of 2007, and as a result we were able to pay down our outstanding FHLBB advances by $15.4 million for the same time period. As of June 30, 2007, we had the ability to borrow an additional $97.3 million from the FHLBB.

        We use our liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and borrowings, to fund other deposit withdrawals, to invest in other interest-earning assets and to meet operating expenses. Danversbank anticipates that it will continue to have sufficient funds and alternative funding sources to meet its commitments.

        We intend to grow our loan portfolio further after the conversion. The cash flow required to fund those potential increases in loans will likely be provided primarily by increases in deposits, as we implement our strategy to expand our franchise geographically and to increase our deposit market share in areas where Danversbank already has a presence. To the extent that cash flow provided by our deposit-gathering efforts does not completely fund increases in loans and investments, we will likely borrow funds from the FHLBB to provide the necessary cash flow. The capital necessary to support future growth in assets is anticipated to be provided by our capital resources in hand following the conversion, augmented over time by increases from net income, net of dividends paid, if any.

        Contractual Obligations.    The following table presents information indicating various contractual obligations and commitments of Danversbank as of December 31, 2006 and their respective maturity dates:

	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	(In thousands)
Federal Home Loan Bank Advances(1)	$2,418	$7,482	$44,000	$113,999	$167,899
Repurchase agreements(2)	30,934	—	—	—	30,934
Subordinated debt	—	—	—	29,965	29,965
Operating Leases	1,368	1,986	1,699	3,111	8,164

Total	$34,720	$9,468	$45,699	$147,075	$236,962

(1)
Includes short-term and long-term advances.

(2)
All repurchase agreements mature on a daily basis and are secured by obligations of government-sponsored enterprises.

        Loan Commitments.    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and generally have fixed expiration dates or other termination clauses. The following table presents certain information about Danversbank's loan commitments outstanding as of June 30, 2007 (unaudited) and December 31, 2006 and 2005:

		December 31,
	June 30, 2007
		2006	2005
	(In thousands)
Commitments to grant loans	$19,285	$10,952	$58,252
Unfunded commitments under lines of credit	163,666	126,806	118,357
Unadvanced funds on construction loans	44,187	62,542	76,566
Commercial and standby letters of credit	4,926	5,396	2,631

        Management of Other Risks.    Two additional risk areas that receive significant attention by management and the board are operational risk and compliance risk. Operational risk is the risk to earnings and capital arising from control deficiencies, problems with information systems, fraud, error or unforeseen catastrophes. Compliance risk is the risk arising from violations of, or nonconformance with, laws, rules, regulations, prescribed practices, internal policies and procedures or ethical standards. Compliance risk can expose Danversbank to fines, civil money penalties, payment of damages and the voiding of contracts.

        Danversbank addresses such risks through the establishment of comprehensive policies and procedures with respect to internal controls, the management and operation of its information and communication systems, business contingency and disaster recovery, and compliance with laws, regulations and banking industry "best practice." Monitoring of the effectiveness of policies, procedures and our internal control structure is performed through a combination of Danversbank's internal audit program, through periodic internal and third-party compliance reviews, and through the ongoing attention of our managers charged with supervising compliance and operational controls. Oversight of these activities is provided by the Internal Audit and Risk Management department and the Audit Committee of the board of directors of Danversbank.

Off-Balance Sheet and Derivative Transaction

        On occasion Danvers Bancorp has engaged in hedging activities as part of the asset/liability management process. In each case, the hedge was established to protect a portion of the interest income on our variable rate loan portfolio from a decline in interest rates. We document all relationships between hedging instruments and hedged items, as well as our risk-management objectives and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet. In conjunction with an independent third party, we also assess, both at the inception of the hedge and on an ongoing basis, whether the derivatives that are used in hedging transactions are effective in offsetting changes in fair values or cash flows of hedged items.

        In March 2006, we entered into a five-year interest rate collar contract at a cost of $101,000. The nominal value of the collar is $55 million, and Danversbank is paid if the Prime rate falls below 6%. Conversely, Danversbank is obligated to pay the counterparty if the Prime rate rises above 9.5%. At the time the contract was entered into, hedge accounting was not elected and the contract was accounted for at fair value. For the year ended December 31, 2006 we recognized a loss of $81,000, which is included in other operating income. Effective February 7, 2007 this derivative contract qualified for hedge accounting and was redesignated as a cash flow hedge. Therefore, the instrument is recorded on the balance sheet at fair value, and related gains and losses are recorded in other comprehensive income. If, when periodically assessing the contract, it is determined that some portion or all of the hedge can no longer be matched against specific assets, then a commensurate portion of the resulting gains or losses must be recorded through earnings. From inception through June 30, 2007, this contract has not had a material impact on our consolidated financial statements.

        Danversbank does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Impact of Inflation and Changing Prices

        The financial statements, accompanying notes, and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Most of our assets and liabilities are monetary in nature, and therefore the impact of interest rates has a greater impact on its performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of Recent Accounting Standards

        In March 2006, the Financial Accounting Standards Board, or FASB, issued Statement No. 156, "Accounting for Servicing of Financial Assets," which amends FASB Statement No. 140. This Statement requires that all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this Statement permits an entity to choose either of the following subsequent measurement methods: (1) amortize servicing assets or liabilities in proportion to and over the period of estimated net servicing income or net servicing loss, or (2) report servicing assets or liabilities at fair value at each reporting date and report changes in fair value in earnings in the period in which the changes occur (the "fair value method"). This Statement also requires additional disclosures for all separately recognized servicing rights and is effective for new transactions occurring and for subsequent measurement at the beginning of the Company's 2007 calendar year. Management did not adopt the fair value method of accounting for its servicing rights, and as a result this Statement did not have an impact on the Company's consolidated financial statements.

        In July 2006, the FASB issued Financial Accounting Standards Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 was adopted by the Company on January 1, 2007 and did not have a material impact on the Company's consolidated financial statements.

        In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements." This Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement is effective for the Company on January 1, 2008 and is not expected to have a material impact on the Company's consolidated financial statements.

        In September 2006, the FASB issued Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," which requires employers to (a) recognize in its statement of financial position the funded status of a benefit plan, (b) measure a plan's assets and its obligations that determine its funded status as of the end of the employer's fiscal year, (c) recognize, through other comprehensive income, net of tax, changes in the funded status of the benefit plan that are not recognized as net periodic benefit cost, and (d) disclose additional information about certain effects on net periodic benefit cost for the next fiscal year that relate to the delayed recognition of certain benefit cost elements. The requirement to recognize the funded status of a benefit plan and provide additional disclosures is effective as of December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end is effective for the year ending December 31, 2008. The Company adopted this Statement effective December 31, 2006 and there was no effect on the Company's consolidated financial statements.

        On February 15, 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," which provides companies with an option to report selected financial assets and liabilities at fair value. Statement No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective for the Company's 2008 calendar year with early adoption in 2007 permitted and is not expected to have a material impact on the Company's consolidated financial statements.

        In September 2006, the FASB ratified EITF Issue 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements." This Issue addresses accounting for split-dollar life insurance arrangements whereby the employer purchases a policy to insure the life of an employee, and separately enters into an agreement to split the policy benefits between the employer and the employee. This Issue states that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits. Under EITF 06-4, the obligation is not settled upon entering into an insurance arrangement. Since the obligation is not settled, a liability should be recognized in accordance with applicable authoritative guidance. EITF 06-4 is effective for fiscal years beginning after December 15, 2007 and this Statement is not expected to have a material impact on the Company's consolidated financial statements.

BUSINESS OF DANVERSBANK

General

        Danversbank is a full-service financial institution offering products and services to individuals, families and businesses primarily in Eastern Massachusetts through fifteen offices located in Essex, Middlesex and Suffolk Counties. Danvers Savings Bank, the predecessor to Danversbank, was originally organized as a Massachusetts state-chartered mutual savings bank in 1850.

        In connection with our reorganization into a mutual holding company form of organization in 1998, Danvers Bancorp, Inc. was established as a mutual holding company, or MHC, and registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act. Upon the conversion, the MHC will cease to exist, the outstanding shares of Danversbank held by the MHC will be cancelled, and all issued and outstanding shares of Danversbank will be issued to Danvers Bancorp.

        Danversbank's deposits are insured by the Federal Deposit Insurance Corporation, or FDIC, as well as by the Depositors Insurance Fund, or DIF. The DIF is a private, industry-sponsored insurance company that insures all deposits over the FDIC's per-depositor limits of $250,000 for self-directed retirement accounts and $100,000 for all other deposit accounts in 70 Massachusetts-chartered savings banks. Danversbank is a member of the Federal Home Loan Bank of Boston, or FHLBB, and is regulated by the FDIC and the Massachusetts Division of Banks.

        Danversbank's business consists primarily of making loans to its customers, including commercial and industrial, or C&I, loans, commercial real estate loans, owner-occupied residential mortgages and consumer loans, and investing in a variety of investment securities. Danversbank funds these lending and investment activities with deposits from the general public, funds generated from operations and selected borrowings. Danversbank also provides non-deposit investment products and services, cash management, debit and credit card products and online banking services. Danversbank has four subsidiaries: Conant Ventures, Inc.; Conant Investment Corporation; Danvers Square Investment Corporation; and One Conant Capital LLC.

Market Area and Competition

        As of March 31, 2007, Danversbank was the nineteenth largest bank in the Commonwealth of Massachusetts and the second largest banking franchise headquartered in Essex County. Our corporate headquarters is in Danvers, Massachusetts, located approximately 20 miles north of Boston. Over the past ten years, Danversbank has expanded its footprint to include locations in Middlesex and Suffolk Counties. In September 2001, we acquired RFS Bancorp, Inc., the parent company of Revere Federal Savings Bank. In February 2007, we merged BankMalden into Danversbank as part of a mutual-to-mutual merger. The counties in which Danversbank currently operates include a mixture of rural, suburban and urban markets. The economies of these areas were historically based on manufacturing, but, similar to many areas of the country, the underpinnings of these economies are now more service-oriented, with employment spread across many economic sectors including service, finance, health-care, technology, real estate and government.

        While our primary deposit-gathering area is concentrated in Essex and Middlesex Counties in Eastern Massachusetts, our lending area encompasses a somewhat broader market that includes portions of Suffolk County, southern New Hampshire and Rhode Island. We intend to expand geographically into areas contiguous to our existing offices.

        The majority of our loans are made to customers located in our primary deposit-gathering markets. Our large C&I, commercial real estate and construction lending programs comprise a substantial portion of our total loan portfolio and we intend to continue to focus on the growth of these programs going forward. As of June 30, 2007, loans from these business segments totaled $640.0 million, or 74.2%, of our total loan portfolio.

        We face substantial competition in our efforts to originate loans and to attract deposits in our primary markets. Achieving meaningful growth is challenging given the number of competitors and the overall decline in the population of our primary market area. We face direct competition from not only locally based community banks but also a significant number of larger financial institutions that have a statewide, regional or national presence. Many of these financial institutions are significantly larger and have greater financial and technological resources than Danversbank. We compete with these institutions through competitive pricing coupled with superior service and complemented by very experienced lending teams—especially in the commercial real estate and C&I markets. In our commercial real estate lending program, our major competitors and include life insurance companies and to a lesser extent pension funds.

Danversbank's Business Strategy

        Our business objective is to continue franchise growth and improve profitability while remaining a community-oriented financial institution that emphasizes personalized customer service. Over the past 10 years, we have expanded our branch network and physical presence by establishing 7 de novo branches, acquiring 3 branch banking offices through our acquisition of Revere Federal Savings Bank and merger with BankMalden in 2001 and 2007, respectively, and opening a loan production office in Boston. We have also upgraded 3 branch offices by relocating to full-service facilities in more attractive locations. In addition, our total loan portfolio has grown significantly, both through organic growth and the addition of experienced lending officers. In addition to opening new branches, we intend to continue to selectively pursue acquisitions of non-interest income producing businesses and lending groups that will further expand our loan portfolio or grow our banking franchise.

        Key elements of our business strategy include:

        Continue to Expand Our Branch Network.    We plan to continue to expand our retail banking franchise and generate additional deposits by increasing the number of full service branch offices. We currently maintain a main office and fourteen other branch locations, which offer extended hours of operation and increased customer convenience. Our branch network is complimented by a combination of 28 in-branch and free-standing ATMs. We opened a new full service branch office in Saugus in July 2007, and we plan to aggressively expand our branch network over the next three to four years by adding 2 to 3 branches a year, both within our current footprint and into contiguous markets. To the extent possible, we plan to focus on surrounding cities and towns where we can, in effect, open "clusters" of two to three branches.

        Continue to Expand Our C&I and Commercial Real Estate Loan Portfolio.    In recent years, we have substantially increased our originations of C&I loans and commercial real estate loans. We have accomplished this, in part, by hiring experienced senior C&I and commercial real estate lenders from other financial institutions operating in our market area in Eastern Massachusetts after their institutions were acquired by larger banks. In some instances this has involved an individual lender and in other cases we executed lift-outs of commercial lending groups known to us. We plan to continue to expand our lending group as opportunities arise.

        Expand Sources of Non-interest Income.    We have increased non-interest income in recent periods by introducing additional fee-generating services, such as sales of nondeposit investment and insurance products. We intend to continue to increase non-interest income through these efforts and through selective acquisitions of businesses that generate non-interest income.

        Increase Transaction Accounts.    We have developed various products designed to deepen our relationships with our customers, with the goal of ultimately becoming the customer's operating bank.

Among local community banks, we are one of the earlier adopters of a deposit capture product, SnapdepositSM, which enables our commercial checking customers to process deposits and checks electronically from their locations. In addition, we offer and promote retail checking services that offer an above-market rate of interest and are tied to a broad suite of required electronic banking services that include, among others, direct deposit, debit card usage and electronic statements. These services, which were introduced to the market recently, have attracted over $4 million in new transaction account balances. While we will continue to compete on the basis of rates for certain deposit accounts through the use of periodic market promotions, we are working to reduce our reliance on certificates of deposit, which generally are more costly than transaction accounts and more susceptible to being moved to other institutions offering higher rates.

        Maintain Asset Quality.    We will continue to focus on maintaining a high level of asset quality, which we believe is a key component of long-term financial success. At June 30, 2007, our ratio of total non-performing loans to total loans was 0.61%. We intend to maintain asset quality primarily through our maintenance of prudent underwriting standards.

Lending Activities

        General.    Danversbank's gross loan portfolio totaled $862.0 million at June 30, 2007, representing 68.3% of total assets at that date. In its lending activities, Danversbank originates C&I loans, commercial real estate loans, residential and commercial construction loans, residential real estate loans secured by owner-occupied one-to-four-family residences, home equity lines-of-credit, fixed rate home equity loans and other personal consumer loans. Total loans originated totaled $91.5 million in the first six months of 2007 and $261.6 million in 2006.

        Loans originated by Danversbank are subject to federal and state laws and regulations. Interest rates charged by Danversbank on its loans are influenced by the demand for such loans, the amount and cost of funding available for lending purposes, current asset/liability management objectives and the interest rates offered by competitors.

        The following table summarizes the composition of Danversbank's loan portfolio at the dates indicated:

			December 31,
	June 30, 2007
			2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate mortgages:
Construction	$128,623	14.92%	$137,061	15.53%	$117,075	14.18%	$101,567	13.99%	$75,978	11.77%	$20,513	3.53%
Residential	171,774	19.93	172,052	19.49	169,047	20.48	156,854	21.61	135,265	20.96	156,831	26.99
Commercial	218,189	25.31	219,589	24.88	226,752	27.47	213,101	29.35	194,225	30.09	237,325	40.85
Home equity	40,481	4.70	39,464	4.47	46,395	5.62	46,827	6.45	44,396	6.88	45,047	7.75
Other loans:
C&I	293,163	34.01	304,016	34.44	258,064	31.27	201,028	27.69	186,712	28.93	110,642	19.05
Consumer	9,774	1.13	10,530	1.19	8,060	0.98	6,640	0.91	8,816	1.37	10,637	1.83

Total loans	862,004	100.00%	882,712	100.00%	825,393	100.00%	726,017	100.00%	645,392	100.00%	580,995	100.00%

Allowance for loan losses	(10,359)		(10,412)		(10,087)		(9,088)		(9,153)		(8,070)
Deferred loan costs, net	(948)		(1,186)		(1,398)		(1,256)		(1,257)		(1,603)

Loans, net	$850,697		$871,114		$813,908		$715,673		$634,982		$571,322

        C&I Loans.    Danversbank originates secured and unsecured C&I loans to business customers in its market area for the purpose of financing equipment purchases, working capital, expansion and other general business purposes. Danversbank originated $38.9 million in C&I loans during the first six months of 2007 and $114.4 million in C&I loans during the twelve months ended December 31, 2006. At June 30, 2007, Danversbank had $293.2 million in C&I loans in its total portfolio, representing

34.0% of such portfolio. Danversbank intends to continue to grow this segment of its lending business in the future as conditions permit.

        Danversbank's C&I loans are generally collateralized by accounts receivable, inventory, equipment and other fixed assets and are usually supported by personal guarantees. Danversbank offers both term and revolving C&I loans. The term loans have either fixed or adjustable rates of interest and generally fully amortize over a term of between three and seven years. Revolving loans are generally written for a one year term, renewable annually, with floating interest rates that are indexed to Danversbank's base rate of interest.

        When making C&I loans, Danversbank considers the financial statements of the borrower, the payment histories of the borrower and guarantor with respect to both corporate and personal debt, the projected cash flows of the business, the viability of the industry in which the borrower operates and the value of the collateral pledged to Danversbank. Danversbank's C&I loans are not concentrated in any single industry.

        C&I loans generally involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower's business and the sufficiency of collateral, if any. Repayment of these loans may be affected by adverse changes in the economy. Further, collateral securing such loans may depreciate in value over time and may be difficult to appraise and to liquidate. See "Risk Factors—Our Commercial Real Estate and Commercial and Industrial, or C&I, Loans May Expose Us To Increased Credit Risks, and These Risks Will Increase if We Succeed in Increasing These Types of Loans" on page 15.

        Commercial Real Estate Loans.    Danversbank originated $23.8 million and $27.4 million of commercial real estate loans during the six months ended June 30, 2007 and the twelve months ended December 31, 2006, respectively. We had $218.2 million of commercial real estate loans in our portfolio as of June 30, 2007. We have placed increasing emphasis on commercial real estate lending over the past several years, and as a result these loans comprise 25.3% of the total loan portfolio as of June 30, 2007. Danversbank intends to further grow this segment of its loan portfolio. Danversbank generally originates commercial real estate loans for terms of up to 25 years, typically with interest rates that adjust over periods of one to seven years based on various rate indices plus a margin. Commercial real estate loans are generally secured by non-owner-occupied multi-family income properties, office buildings, retail facilities, warehouses and industrial properties. Generally, commercial real estate loans do not exceed 80% of the appraised value of the underlying collateral at the time the loan is originated.

        Danversbank monitors concentrations of commercial real estate loans by property type, location and borrower. For any of Danversbank's larger relationships, the extensions of credit are spread over multiple loans, varying property types and locations. In each instance, the relationships are with highly experienced real estate developers that have longstanding relationships or are well known to Danversbank.

        In its evaluation of a commercial real estate loan application, Danversbank considers the net operating income of the property used as collateral, the creditworthiness of the building's tenant(s), the terms of the respective leases, the borrower's expertise, credit history and the profitability and value of the underlying property. Danversbank generally requires that the properties securing these loans have debt service coverage ratios (the ratio of cash flow before debt service to debt service) of at least 1.20x. As a general practice, Danversbank requires the borrowers seeking commercial real estate loans to provide capital to guarantee those loans.

        Commercial real estate loans generally have larger balances and involve a greater degree of risk than owner-occupied residential mortgage loans. Loan repayment is often dependent on the successful operation and management of the properties, as well as on the collateral value of the commercial real estate securing the loan. In addition, economic events could have an adverse impact on the cash flows generated by properties securing Danversbank's commercial real estate loans and on the value of such properties. See "Risk Factors—Our Commercial Real Estate and Commercial and Industrial, or C&I, Loans May Expose Us To Increased Credit Risks, and These Risks Will Increase if We Succeed in Increasing These Types of Loans" on page 15.

        Construction Loans.    Danversbank originates construction loans for one- to four-family homes, residential condominiums, commercial, multi-family and other nonresidential purposes. Construction loans generally provide for the payment of interest only during the term of the loan, which is usually twelve to twenty-four months. One- to four-family residential and residential condominium construction loans are made with a maximum loan-to-value ratio of 75%. Commercial, multi-family and other nonresidential construction loans are made with a maximum loan-to-value ratio of 75% of the upon-completion market value of the real estate and improvements. Danversbank originated $9.6 million and $55.7 million of construction loans during the six months ended June 30, 2007 and the twelve months ended December 31, 2006, respectively. We had $128.6 million of construction loans in our portfolio as of June 30, 2007. The construction loans are usually written with variable interest rates adjusted to each change in the prime lending rate plus a margin. Danversbank began to reduce its exposure to construction lending in mid-2006 in response to a general downturn in the single-family residential and residential condominium markets, which is lengthening the amount of time required to sell the units that are built.

        As with our commercial real estate loan portfolio, we monitor concentrations of construction loans by property type, by location and relative to the amount of construction financing extended to any one borrower. In addition, management monitors the aggregate number of speculative units that Danversbank finances at any one time. There are also limits on the number of speculative units financed for any one borrower or any specific construction project. This limit is established at two units per project. However, exceptions to this policy are occasionally granted when the project involves a single building with multiple units. Danversbank's construction lending footprint encompasses an area similar to the franchise branch network, with the highest concentration, at 9% of the portfolio, located in Danvers. Similar to the institution's commercial real estate portfolio, Danversbank has several large construction loan relationships with individual borrowers, but in each instance the relationship encompasses multiple loans, secured by varying types of properties in different locations. The borrowers involved are highly experienced real estate developers that have longstanding relationships with either a senior lending officer or Danversbank. At June 30, 2007, Danversbank's portfolio of construction loans was comprised of 47.5% residential condominiums, 30.3% single-family homes and subdivisions, 17.3% non-residential commercial real estate, 4.3% land loans and 0.6% apartment construction loans.

        Construction loans generally involve a greater degree of risk than permanent commercial and residential loan financing. Loan repayment is dependent on the successful completion of the project at an as completed value commensurate with the market value of the real estate and improvements. In addition, economic events could have an adverse impact on our construction loan portfolio and on the value of such properties. See "Risk Factors—Our Commercial Real Estate and Commercial and Industrial, or C&I, Loans May Expose Us To Increased Credit Risks, and These Risks Will Increase if We Succeed in Increasing These Types of Loans" on page 15 and "—Our Focus on Construction Lending Could Expose Us to Risks Not Associated With Other Types of Lending" on page 15.

        Owner Occupied Residential Real Estate Loans.    Danversbank offers fixed-rate and adjustable-rate residential mortgage loans for owner-occupied residential real estate with maturities of up to 40 years and maximum loan amounts generally of up to $3.0 million. As of June 30, 2007, this portfolio totaled $171.8 million, or 19.9% of the total loan portfolio. Of the residential mortgage loans outstanding on that date, $129.0 million were adjustable-rate loans with an average yield of 5.40%, and $42.3 million were fixed-rate mortgage loans with an average yield of 5.75%. Residential mortgage loan originations totaled $11.0 million and $41.2 million for the six months ended June 30, 2007 and the twelve months ended December 31, 2006, respectively. Danversbank does not originate or purchase any sub-prime residential mortgage loans.

        The decision to originate loans for portfolio or for sale into the secondary market is made by Danversbank's Asset/Liability Management Committee, or ALCO, and is based on the borrower's interest rate risk profile. Residential mortgage loans sold into the secondary market, on a servicing retained basis, totaled $808,000 during the first six months of 2007 and $15.4 million during 2006. Our current practice is to sell substantially all newly originated fixed-rate 20 and 30-year residential mortgage loans. These loans are underwritten in accordance with Freddie Mac and Fannie Mae standards and sold immediately after being originated by Danversbank. Newly originated, fixed-rate 10 and 15-year loans are typically held in portfolio. At June 30, 2007, 10-, 15-, 20- and 30- year fixed-rate loans held in the portfolio totaled $42.3 million, or 24.0% of total residential real estate mortgage loans. Danversbank services loans sold to Freddie Mac and Fannie Mae and earns a fee equal to 0.25% of the loan amounts outstanding for providing these services. The total of residential mortgage loans serviced for others as of June 30, 2007 was $57.7 million.

        The adjustable-rate mortgage, or ARM, loans offered by Danversbank make up the largest component of the residential mortgage loans held in portfolio. At June 30, 2007, ARM loans totaled $129.0 million or 75.1% of total residential loans outstanding at that date. ARM's are offered for terms of up to 40 years with initial interest rates that are fixed for 1, 3, 5 or 10 years. After the initial fixed-rate period, the interest rates on the loans are reset based on the relevant U.S. Treasury Constant Maturity Treasury, or CMT, Index plus margins of varying percentages, for periods of 1 year. Interest rate adjustments on such loans typically range from 2.0% to 3.0% during any adjustment period and 5.0% to 6.0% over the life of the loan. Periodic adjustments in the interest rates charged on ARM loans help to reduce our exposure to changes in interest rates. However, ARM loans generally possess an element of credit risk not inherent in fixed-rate mortgage loans, in that borrowers are potentially exposed to increases in debt service requirements over the life of the loan in the event market interest rates rise. Higher payments may increase the risk of default, though this risk has not had a material adverse effect on Danversbank to date.

        For our residential mortgage loan originations held in portfolio, Danversbank lends up to a maximum loan-to-value ratio of 100% for first-time home buyers and 100% for other buyers on mortgage loans secured by owner-occupied property, with the condition that private mortgage insurance is generally required for loans with a loan-to-value ratio in excess of 80%. Title insurance, hazard insurance and, if appropriate, flood insurance are required for all properties securing real estate loans made by Danversbank. A licensed appraiser appraises all properties securing residential first mortgage purchase loans and all real estate transactions greater than $250,000.

        In an effort to provide financing for low and moderate-income first-time home buyers, Danversbank originates and services residential mortgage loans with private mortgage insurance provided by the Mortgage Insurance Fund, MIF, of the Massachusetts Housing Finance Agency. The program provides mortgage payment protection as an enhancement to mortgage insurance coverage. This no-cost benefit, known as MI Plus, provides up to six monthly principal and interest payments in the event that a borrower becomes unemployed.

        Home Equity Lines-of-Credit and Loans.    Danversbank offers home equity lines-of-credit and home equity term loans. Danversbank originated $6.5 million and $11.6 million of home equity lines-of-credit and loans during the six months ended June 30, 2007 and the twelve months ended December 31, 2006, respectively. At June 30, 2007 we had $40.5 million of home equity lines-of-credit and loans outstanding, representing 4.7% of the loan portfolio. Danversbank does not originate or purchase any sub-prime home equity loans or lines.

        Home equity lines-of-credit and loans are secured by second mortgages on one-to-four family owner occupied properties, and are made in amounts such that the combined first and second mortgage balances generally do not exceed 80% of the value of the property serving as collateral at time of origination. The lines-of-credit are available to be drawn upon for 10 years, at the end of which time they become term loans amortized over 10 years. Interest rates on home equity lines normally adjust based on the prime rate of interest as published by the Wall Street Journal. The undrawn portion of home equity lines-of-credit totaled $38.0 million at June 30, 2007.

        Consumer and Other Loans.    Danversbank offers a variety of consumer and other loans, including unsecured personal loans, automobile loans, loans secured by passbook savings or term certificate accounts, overdraft lines of credit, boat and recreational vehicle loans and loans to help finance the cost of education, including primary, secondary and graduate school. Danversbank originated $1.6 million and $3.0 million of consumer and other loans during the six months ended June 30, 2007 and the twelve months ended December 31, 2006, respectively. At June 30, 2007, we had $9.8 million of consumer and other loans outstanding, representing 1.1% of the loan portfolio.

        Loan Origination and Underwriting.    The primary source of originations are our salaried loan personnel, and to a lesser extent, local mortgage brokers, advertising and referrals from customers. In a few instances, Danversbank has purchased participation interests in commercial real estate loans from banks located outside of Essex County. Danversbank underwrites such purchased loans using its own underwriting criteria.

        Danversbank issues loan commitments to prospective borrowers conditioned on the occurrence of certain events. Commitments are made in writing on specified terms and conditions and are generally honored for up to 60 days from approval. At June 30, 2007, Danversbank had loan commitments and unadvanced loans and lines-of-credit totaling $232.1 million. For information about loan commitments outstanding as of December 31, 2006, see "Management's Discussion and Analysis of Danvers Bancorp and Subsidiaries—Quantitative and Qualitative Disclosures About Risk Management—Liquidity Risk Management" on page 56.

        Danversbank charges origination fees, or points, and collects fees to cover the costs of appraisals and credit reports on most residential mortgage loans originated. Danversbank also collects late charges on real estate loans, and origination fees and prepayment penalties on commercial mortgage loans and some types of C&I loans. For information regarding Danversbank's recognition of loan fees and costs, please refer to Note 1 to the Consolidated Financial Statements beginning on page F-7.

        The following table sets forth certain information concerning Danversbank's portfolio loan originations. There were no loan purchases during the comparable time periods.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2007	2006	2006	2005	2004
	(In thousands)
Loan originations and purchases:
Loan originations
Real estate mortgages:
Construction	$9,644	$34,823	$55,743	$84,743	$97,596
Residential	10,967	20,735	41,190	64,761	71,908
Commercial	23,803	27,439	35,689	66,267	61,747
Home equity	6,535	7,208	11,620	15,766	19,739

Total real estate mortgages:	50,949	90,205	144,242	231,537	250,990

C&I	38,924	56,970	114,372	129,148	104,630
Consumer	1,646	1,763	2,950	3,813	3,380

Total loan originations	91,519	148,938	261,564	364,498	359,000

Total loan purchases	—	—	—	—	—

Loan principal repayments	(112,227)	(94,593)	(204,245)	(265,122)	(278,375)

Net increase (decrease) in loan portfolio	$(20,708)	$54,345	$57,319	$99,376	$80,625

        Residential mortgage loans are underwritten by Danversbank's staff of residential loan underwriters. Residential mortgage loans that are less than the Fannie Mae limit require the approval of a residential loan underwriter to be held in Danversbank's loan portfolio. Residential mortgage loans greater than $750,000 require the approval of the Board of Investment, or BOI, of the board of directors of Danversbank.

        Commercial real estate and C&I loans are underwritten by commercial credit analysts. For commercial real estate loans, loan officers may approve loans up to their individual lending limits, which range from $100,000 to $500,000, while loans up to $1.0 million may be approved by the Senior Lending Officer and Danversbank's Chief Executive Officer. Danversbank's Senior Lending Officer may approve C&I loans of up to $1 million, while its Loan Committee may approve loans of up to $2.0 million. Loans over these limits require the approval of the BOI.

        Consumer loans are underwritten by consumer loan underwriters who have approval authorities ranging from $1,000 to $10,000 for unsecured borrowings and up to $750,000 for secured borrowings. Several senior lenders have authority to approve unsecured consumer loans up to $500,000 and secured borrowing up to $1.0 million. Loans above these limits require the approval of the BOI.

        Pursuant to its loan policy, Danversbank generally will not make loans aggregating more than 15% of retained earnings, or $14.8 million as of June 30, 2007, to one borrower or related entity. Danversbank's internal lending limit is lower than the Massachusetts legal lending limit, which is 20.0% of a bank's retained earnings, or $19.7 million for Danversbank as of June 30, 2007. At June 30, 2007, Danversbank's two largest borrowers had loans that totaled $12.1 million and $10.2 million, respectively. In each of these relationships, the underlying extensions of credit are spread over multiple loans, varying property types and collateral and several locations.

        Danversbank has established a risk rating system for its commercial real estate, commercial construction and C&I loans. This system evaluates a number of factors useful in indicating the risk of default and risk of loss associated with a loan. These ratings are performed by commercial credit analysts who do not have responsibility for loan originations. See "—Asset Quality—Classification of Assets and Loan Review" on page 70.

        Loan Maturity.    The following table summarizes the scheduled repayments based on the contractual maturity of Danversbank's loan portfolio at December 31, 2006. Demand loans, loans having no stated repayment schedule, and overdraft loans are reported as being due in one year or less.

	At December 31, 2006
	Real estate mortgages
	Construction	Residential	Commercial	Home Equity	C&I	Consumer	Total
	(In thousands)
Amounts Due:
One year or less	$80,639	$1,524	$15,958	$252	$100,791	$2,433	$201,597
After one year:
One to three years	39,494	735	18,972	—	17,635	1,199	78,035
Three to five years	435	591	3,604	28	34,589	2,118	41,365
Five to ten years	—	12,921	16,891	1,239	37,064	1,758	69,873
Ten to twenty years	9,061	17,399	125,664	30,255	85,081	2,659	270,119
Over twenty years	7,432	138,882	38,500	7,690	28,856	363	221,723

Total due after one year	56,422	170,528	203,631	39,212	203,225	8,097	681,115

Total loans	$137,061	$172,052	$219,589	$39,464	$304,016	$10,530	$882,712

Allowance for loans losses							(10,412)
Deferred loan fees, net							(1,186)

Net loans							$871,114

        The following table sets forth the dollar amount of total loans, net of unadvanced funds on loans, contractually due after December 31, 2007 and whether such loans have fixed interest rates or adjustable interest rates.

	Fixed	Adjustable	Total
	(In thousands)
Real estate mortgages:
Construction	$5,363	$51,059	$56,422
Residential	45,193	125,335	170,528
Commercial	16,199	187,432	203,631
Home equity	1,466	37,746	39,212
C&I	47,892	155,333	203,225
Consumer	7,684	413	8,097

Total loans	$123,797	$557,318	$681,115

Asset Quality

        General.    One of Danversbank's most important operating objectives is to maintain a high level of asset quality. Management uses a number of strategies in furtherance of this goal, including what we believe to be maintaining sound credit standards in loan originations, monitoring the loan portfolio through internal and third-party loan reviews, and employing active collection and workout processes for delinquent or problem loans.

        Delinquent Loans.    Management performs a monthly review of all delinquent loans. The actions taken with respect to delinquencies vary depending upon the nature of the delinquent loans and the period of delinquency. Generally, Danversbank's requirement is that a delinquency notice be mailed no later than the 11th or 16th day, depending on loan type, after the payment due date. A late charge is normally assessed on loans where the scheduled payment remains unpaid after a 10 or 15 day grace period, once again dependent on the loan type. After mailing delinquency notices, Danversbank's loan collection personnel call the borrower to ascertain the reasons for delinquency and the prospects for repayment. On loans secured by one- to four-family owner-occupied property, Danversbank initially attempts to work out a payment schedule with the borrower in order to avoid foreclosure. Any such loan restructurings must be approved by the level of officer authority required for a new loan of that amount. If these actions do not result in a satisfactory resolution, Danversbank refers the loan to legal counsel and counsel initiates foreclosure proceedings. For commercial real estate, construction and C&I loans, collection procedures may vary somewhat depending on the circumstances and size of the relationship.

        The following table sets forth our loan delinquencies by type and by amount at the dates indicated.

	Loans Delinquent For
	30-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At June 30, 2007
Real estate mortgages:
Construction(1)	—	$—	1	$3,618	1	$3,618
Residential	4	351	3	587	7	938
Commercial	1	1,000	—	—	1	1,000
Home equity	4	230	2	61	6	291

Total real estate mortgages	9	1,581	6	4,266	15	5,847
C&I	1	430	10	948	11	1,378
Consumer	7	28	4	23	11	51

Total	17	$2,039	20	$5,237	37	$7,276

At December 31, 2006
Real estate mortgages:
Construction(1)	—	$—	1	$3,618	1	$3,618
Residential	9	946	5	791	14	1,737
Commercial	1	165	—	—	1	165
Home equity	2	288	2	61	4	349

Total real estate mortgages	12	1,399	8	4,470	20	5,869
C&I	3	201	15	1,265	18	1,466
Consumer	10	50	7	17	17	67

Total	25	$1,650	30	$5,752	55	$7,402

At December 31, 2005
Real estate mortgages:
Construction	0	$0	1	$231	1	$231
Residential	11	1,571	6	649	17	2,220
Commercial	1	43	—	—	1	43
Home equity	3	157	4	329	7	486

Total real estate mortgages	15	1,771	11	1,209	26	2,980
C&I	9	609	10	1,340	19	1,949
Consumer	19	449	4	27	23	476

Total	43	$2,829	25	$2,576	68	$5,405

(1)
Subsequent to June 30, 2007, Danversbank foreclosed on the entire $3.6 million amount shown.

        Other Real Estate Owned.    Danversbank classifies property acquired through foreclosure or acceptance of a deed in lieu of foreclosure as other real estate owned, or OREO, in its consolidated financial statements. When property is classified as OREO, it is recorded at the lower of the carrying value or the fair value less estimated costs to sell at the date of foreclosure or acceptance of deed in lieu of foreclosure. At the time of classification as OREO, any excess of carrying value over fair value is charged to the allowance for loan losses. Management inspects all OREO property periodically. Holding costs and declines in fair value result in charges to expense after the property is acquired. At June 30, 2007, Danversbank had no property classified as OREO. However, after June 30, 2007, Danversbank foreclosed on a single construction loan in the amount of $3.6 million and reclassified the property as OREO. A charge to the allowance of $1.4 million was taken against this loan following the auction based on the most recent valuation and estimated cost of completion. This charge-off was fully reserved for at June 30, 2007.

        Classification of Assets and Loan Review.    Danversbank uses an internal rating system to monitor and evaluate the credit risk inherent in its loan portfolio. At the time a loan is approved, all commercial real estate and C&I loans are assigned a risk rating based on all of the factors considered in originating the loan. The initial risk rating is recommended by the credit analyst charged with underwriting the loan, and subsequently approved by the relevant loan approval authority. Current financial information is required for all commercial real estate and C&I borrowing relationships, and is evaluated on at least an annual basis to determine whether the risk rating classification is appropriate.

        In Danversbank's loan rating system, there are four classified asset categories: special mention, substandard, doubtful and loss. As asset is classified special mention if it is currently protected but potentially weak. Potential concerns are that the borrower is exposed to unfavorable economic conditions, adverse operating trends or an unbalanced financial statement condition that could jeopardize the repayment of the loan. Other areas of exposure include an improperly supervised loan due to lack of officer expertise, an inadequate loan agreement, concerns over the condition or control of the collateral, lack of proper documentation or there is some other deviation from prudent lending practices that warrants such a classification. An asset is classified substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or the collateral pledged, if any. Substandard assets are characterized by the distinct possibility that Danversbank will sustain some loss if the deficiencies are not corrected. Assets classified doubtful have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full questionable, on the basis of currently existing facts, and there is a high probability of loss. If an asset or portion thereof is classified as loss, it is charged off in the quarter in which it is so classified. Assets classified loss are considered uncollectible and of such little value that to maintain it as an asset of Danversbank is not warranted. Assets that possess some weaknesses, but that do not expose Danversbank to risk sufficient to warrant classification as substandard, doubtful or loss, are designated as special mention. For assets designated as special mention, or classified substandard or doubtful, Danversbank establishes reserves in amounts management deems appropriate within the allowance for loan losses. This determination as to the classification of assets and the amount of the loss allowances are subject to review by regulatory agencies, which can order the establishment of additional loss allowances. See "—Asset Quality—Allowance for Loan Losses" on page 71 and "Management's Discussion and Analysis of Danvers Bancorp and Subsidiaries—Critical Accounting Policies—Allowance for Loan Losses" on page 42.

        Danversbank currently engages an independent third party to conduct a review of its commercial real estate and C&I loan portfolios three times per year. These loan reviews provide a credit evaluation of individual loans to determine whether the risk ratings assigned are appropriate. Independent loan review findings are presented directly to the Audit Committee of the board of directors.

        At June 30, 2007, loans classified as special mention totaled $8.1 million, or 1.1%, of the loan portfolio. Special mention loans consisted of $1.2 million in commercial real estate loans and $6.9 million in C&I loans. Loans classified as substandard totaled $1.7 million, or 0.8% of the loan portfolio. Substandard loans consisted of $3.6 million in commercial real estate loans and $3.1 million in C&I loans. Loans classified as doubtful totaled $404,000 and were all C&I loans.

        Non-Performing Assets.    The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. During 2005, Danversbank had one troubled debt restructuring, which was a loan for which a portion of the principal has been forgiven and the loan modified at an interest rate less than current market rates. The balance of this loan was $909,000. As of June 30, 2007, the loan had demonstrated consistent payment performance and was in full compliance with the modified terms for more than twelve months. Accordingly, the loan was no longer classified as impaired at June 30, 2007 or December 31, 2006, respectively.

		December 31,
	June 30, 2007
		2006	2005	2004	2003	2002
	(Dollars in thousands)
Nonaccrual loans:
Real estate mortgages:
Construction	$3,618	$3,618	$231	$266	$484	$673
Residential	587	791	649	410	702	1,884
Commercial	—	—	—	—	—	1,378
Home equity	61	61	329	308	439	589

Total real estate mortgages	4,266	4,470	1,209	984	1,625	4,524
C&I	948	1,265	1,340	901	2,006	2,031
Consumer	23	17	27	20	105	82

Total	$5,237	$5,752	$2,576	$3,212	$3,736	$6,637

Total non-performing loans	$5,237	$5,752	$2,576	$1,905	$3,736	$6,637
Other real estate owned	—	—	—	1,307	—	—

Total non-performing assets	$5,237	$5,752	$2,576	$3,212	$3,736	$6,637

Total non-performing loans to total loans	0.61%	0.65%	0.31%	0.26%	0.58%	1.14%

Total non-performing loans to total assets	0.41%	0.46%	0.22%	0.18%	0.40%	0.78%

Total non-performing assets to total assets	0.41%	0.46%	0.22%	0.30%	0.40%	0.78%

        If the non-accrual loans presented in the table above had been current, the gross interest income that would have been recorded for the six months ended June 30, 2007 was $530,000. Interest income of $33,000 and $151,000 from these loans was recognized on a cash basis and recorded in the net income for the six months ended June 30, 2007 and the twelve months ended December 31, 2006, respectively.

        Loans are placed on non-accrual status either when reasonable doubt exists as to the full timely collection of interest and principal, or when a loan becomes 90 days past due, unless an evaluation by management clearly indicates that the loan is well-secured and in the process of collection. Restructured loans represent performing loans for which concessions were granted due to a borrower's financial condition. Such concessions may include reductions of interest rates to below-market terms and/or extension of repayment terms.

        Allowance for Loan Losses.    In originating loans, Danversbank recognizes that losses will be experienced on loans and that the risk of loss may vary with many factors, including the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the collateral for the loan over the term of the loan. Danversbank maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. This allowance represents management's best estimate of the probable known and inherent credit losses in the loan portfolio as of the date of the financial statements.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical loss experience, portfolio volume and mix, geographic and large borrower concentrations, estimated credit losses based on internal and external portfolio reviews, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as circumstances change or as more information becomes available.

        The allowance consists of allocated, general and unallocated components. The allocated component relates to loans that are classified as impaired. See "—Asset Quality—Classification of Assets and Loan Review" on page 70. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows or collateral value or observable market price of the impaired loan is lower than the carrying value of the loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general losses in the portfolio. In particular, management has maintained an unallocated reserve large enough to account for a concentration in our commercial real estate portfolio, and more specifically in our construction loan portfolio, that relates to a segment of our originations made prior to 2002 that possess underwriting characteristics and terms that are not consistent with the underwriting guidelines and credit administration processes that have been in effect since that time. The majority of these projects are now either complete or have refinanced elsewhere. In several instances, however, the projects have gone into foreclosure and we have sustained above average losses as a result. See "—Asset Quality—Delinquent Loans" and "—Asset Quality—Other Real Estate Owned" on pages 68 and 70. While the risks associated with this segment have been substantially reduced, the current unallocated portion of our reserve reflects management's difficulty in identifying triggering events that correlate perfectly between the few remaining credits that possess these underwriting characteristics and subsequent loss rates.

        A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. Currently, all impaired loans have been measured through the collateral method. All loans on nonaccrual status and restructured troubled debts are considered to be impaired. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through the valuation allowance. All loans are individually evaluated for impairment according to the Bank's normal loan review process, including overall credit evaluation and rating, nonaccrual status and payment experience. At June 30, 2007, impaired loans totaled $5.2 million and had an aggregate valuation allowance of $1.1 million.

        While Danversbank believes that it has established adequate allocations and general allowances for losses on loans, adjustments to the allowance for loan losses may be necessary if future conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their respective audit and examination processes, Danversbank's external auditors and regulators periodically review the allowance for loan losses. They may require Danversbank to recognize adjustments to the allowance for loan losses based on their judgments of information available to them at the time of their review, and the adjustments could negatively impact Danversbank's financial condition and earnings.

        The following table sets forth activity in Danversbank's allowance for loan losses for the periods indicated:

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands)

Allowance balance (beginning of period)	$10,412	$10,087	$10,087	$9,089	$9,153	$8,070	$7,158

Provision for loan losses	225	450	1,000	1,250	750	1,700	1,800

Charge-offs:
Real estate mortgages:
Construction	—	—	21	—	249	150	306
Residential	—	—	—	—	5	33	—
Commercial	—	—	—	—	—	—	—
Home equity	1	—	3	—	—	—	—

Total real estate mortgages	1	—	24	—	254	183	306

C&I	299	219	605	331	804	562	675
Consumer	25	61	92	80	153	140	125

Total charge-offs	325	280	721	411	1,211	885	1,106

Recoveries:
Real estate mortgages:
Construction	—	—	—	5	181	5	25
Residential	—	—	—	—	—	33	—
Commercial	—	—	—	2	—	113	—
Home equity	1	—	—	—	—	—	—

Total real estate mortgages	1	—	—	7	181	151	25

C&I	18	15	20	118	153	40	154
Consumer	28	15	26	34	63	77	39

Total recoveries	47	30	46	159	397	268	218

Net charge-offs	278	250	675	252	814	617	888

Allowance balance (end of period)	$10,359 (1)	$10,287	$10,412	$10,087	$9,089	$9,153	$8,070

Total loans outstanding	$862,004	$879,738	$882,712	$825,393	$726,017	$645,392	$580,995
Average loans outstanding	862,472	856,605	873,150	778,443	691,604	625,954	596,734
Allowance for loan losses as a percent of total loans outstanding	1.20%	1.17%	1.18%	1.22%	1.25%	1.42%	1.39%
Net loans charged off as a percent of average loans outstanding	0.03%	0.03%	0.08%	0.03%	0.11%	0.10%	0.15%
Allowance for loan losses to non-performing loans	197.80%	454.57%	181.02%	391.58%	477.11%	244.99%	121.59%

(1)
Subsequently, a non-performing loan was foreclosed and charged-off against the allowance for loan losses in the amount of $1.4 million. This charge off was fully reserved as of June 30, 2007. See discussion in "—Other Real Estate Owned" on page 70.

        Our allowance for loan losses to total loans was 1.17% or above from December 31, 2003 through December 31, 2006. Our allowance for loan losses to total loans was 1.20% at June 30, 2007.

        The following table sets forth Danversbank's percent of allowance by loan category and the percent of the loans to total loans in each of the categories listed at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories:

			December 31,
	June 30, 2007
			2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate mortgages:
Construction	$2,255	14.92%	$1,567	15.53%	$1,535	14.18%	$1,382	13.99%	$1,168	11.77%	$411	3.53%
Residential	439	19.93	506	19.49	492	20.48	460	21.61	422	20.96	464	26.99
Commercial	2,018	25.31	2,042	24.88	2,107	27.47	2,029	29.35	1,842	30.09	2,508	40.85
Home Equity	202	4.70	187	4.47	223	5.62	227	6.45	226	6.88	267	7.75
C&I	3,515	34.01	3,696	34.44	3,221	31.27	2,815	27.69	2,725	28.93	1,844	19.05
Consumer	72	1.13	69	1.19	41	0.98	50	0.91	126	1.37	96	1.83
Unallocated	1,858	—	2,345	—	2,468	—	2,126	—	2,644	—	2,480	—

Total allowances	$10,359	100.00%	$10,412	100.00%	$10,087	100.00%	$9,089	100.00%	$9,153	100.00%	$8,070	100.00%

Investment Activities

        General.    The board of directors is responsible for establishing our investment policy. The Chief Operating Officer, Chief Financial Officer and Chief Investment Officer are authorized by the board to implement this policy based on the established guidelines documented in Danversbank's Investment Policy. The primary objective of the investment portfolio is to achieve a competitive rate of return without incurring undue interest rate and credit risk, to complement our lending activities, to provide and maintain liquidity, and to assist in managing the interest rate sensitivity of our balance sheet. Individual investment decisions are made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with Danversbank's investment policy and asset/liability management objectives. Both Danversbank and the holding company adhere to the same investment policy guidelines.

        Pursuant to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, our investment securities are classified as available for sale, held to maturity, or trading, depending on our intent with regard to the investment at the time of acquisition. At June 30, 2007, $307.6 million or 100% of the portfolio was classified as available for sale. None of Danversbank's investment securities are classified as held to maturity at the present time. At June 30, 2007, the net unrealized loss on securities classified as available for sale was $4.8 million, before tax benefit. We do not currently maintain a trading portfolio of securities. At June 30, 2007, we did not hold securities of any issuers, as defined in Section 2(4) of the Securities Act, excluding those securities issued by U.S. Government or government-sponsored enterprises, in which the aggregate book value of such securities exceeded 10% of our equity.

        U.S. Government and Government-Sponsored Enterprises.    The largest segment of our investment portfolio is comprised of debt securities issued by the U.S. Government and government-sponsored enterprises. While these debt securities provide somewhat lower yields compared to other investments in our portfolio, we maintain these investments, to the extent we deem appropriate, for liquidity purposes, as collateral for borrowings and other public funds. At June 30, 2007, our U.S. Government and government-sponsored enterprise securities portfolio had an average maturity of 3.2 years and totaled $194.9 million, or 63.4% of Danversbank's total investment portfolio.

        Municipal Obligations.    In recent periods, Danversbank has increased the amount of its investment in municipal bonds due to the tax advantages they provide. At June 30, 2007, our portfolio of municipal obligations totaled $17.6 million, or 5.7% of the portfolio at that date. Our policy requires that purchases of municipal obligations be restricted to those obligations that are rated "B' or better by a nationally recognized rating agency, are bank qualified and mature in thirty years or less. At June 30,

2007, all investments in municipal obligations met these criteria, and all of our holdings were privately insured.

        Mortgage-Backed Securities.    At June 30, 2007, our portfolio of mortgage-backed securities totaled $94.7 million, or 30.8% of the investment portfolio on that date, and consists exclusively of pass-through securities that are directly insured or guaranteed by Freddie Mac, Fannie Mae or the Government National Mortgage Association, or Ginnie Mae. Danversbank uses mortgage-backed securities as a source of liquidity and to supplement our lending activities. These securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. These securities are frequently referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages and the prepayment risk are passed on to the certificate holder. The life of the pass-through security is equal to the life of the underlying mortgages. Expected maturities will differ from contractual maturities due to scheduled repayments and the fact that the underlying borrowers have the right to prepay their mortgage with or without penalty at any time. In our purchase of mortgage-backed obligations, we have targeted instruments with five to twelve year weighted average lives, with expected average life extensions up to a maximum of fifteen years in a rising rate environment. The objective of this strategy has been to limit the potential interest rate risk due to extension of this portfolio in a rising rate environment. None of our mortgage-backed securities have sub-prime residential mortgage or home equity loans as part of their underlying loan pools.

        The following table sets forth certain information regarding the amortized cost and market values of securities available for sale at the dates indicated:

			December 31,
	June 30, 2007
			2006		2005		2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Debt securities:
U.S. Government	$2,000	$1,992	$2,245	$2,241	$2,992	$2,974	$4,504	$4,481
Government-sponsored enterprises	195,384	192,924	221,359	219,024	238,910	233,606	238,905	235,824
Mortgage-backed securities	96,529	94,716	46,036	45,477	22,884	22,217	26,747	26,606
Municipal bonds	18,174	17,645	5,918	5,879	1,157	1,132	255	254
Other debt	250	249	353	357	364	384	1,398	1,605

Total debt securities	312,337	307,526	275,911	272,978	266,307	260,313	271,809	268,770
Equity securities	78	82	101	105	101	103	103	112

Total securities available-for-sale	$312,415	$307,608	$276,012	$273,083	$266,408	$260,416	$271,912	$268,882

        The table below sets forth certain information regarding the amortized cost, weighted average yields and contractual maturities of our debt securities portfolio at June 30, 2007. In the case of mortgage-backed securities, the table shows the securities by their contractual maturities, however there are scheduled principal payments for these securities and there will also be unscheduled prepayments prior to their contractual maturity:

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Debt securities:
U.S. Government	$1,000	4.88%	$1,000	4.50%	$—	—%	$—	—%	$2,000	$1,992	4.69%
Government-sponsored enterprises	55,714	3.05	56,501	5.25	62,191	5.24	20,979	5.76	195,384	192,924	4.67
Mortgage-backed securities	—	—	13,252	3.53	1,084	5.11	82,193	5.55	96,529	94,716	5.26
Municipal bonds	—	—	252	3.00	1,075	4.59	16,846	4.16	18,174	17,645	4.17
Other debt	75	4.73	150	3.63	25	5.75	—	—	250	249	4.17

Total debt securities	56,789	3.08	71,155	4.91	64,375	5.22	120,018	5.39	312,337	307,526	4.83
Equity securities	—	—	78	9.55	—	—	—	—	78	82	9.55

Total securities available- for-sale	$56,789	3.08%	$71,233	4.91%	$64,375	5.22%	$120,018	5.39%	$312,415	$307,608	4.83%

Sources of Funds

        General.    Deposits are the primary source of funds for our lending and investment activities. In addition to deposits, we obtain funds from the amortization and prepayment of loans and mortgage-backed securities, the sale or maturity of investment securities, advances from the FHLBB, repurchase agreements, and cash flows generated by operations.

        Deposits.    We gather consumer and commercial deposits through the offering of a broad selection of deposit products, including checking, regular savings, money market deposits, term certificates and individual retirement accounts. The FDIC insures deposits up to certain limits, which are generally $100,000 per depositor, and the DIF insures amounts in excess of these limits.

        The maturities of term certificates accounts range from one month to five years. In order to attract deposit and loan business, we offer a variety of commercial business products to small businesses operating within our primary market area. Among local community banks, we are one of the early adopters of a remote deposit capture product, SnapdepositSM, which enables our business customers to process deposits and checks electronically from their locations. We accept deposits of $100,000 or more from customers within our market area based primarily on posted rates but from time to time negotiate the rate on these instruments commensurate with the size of the deposit. We also generate term certificates through the use of brokers and internet-based network deposits. Brokered and network deposits totaled $20.0 million and $70.0 million at June 30, 2007 and December 31, 2006, respectively.

        We rely primarily on competitive pricing of our deposit products, customer service and long-standing relationships with customers to attract and retain deposits. Market interest rates, rates offered by financial service competitors, the availability of other investment alternatives, and general economic conditions significantly affect our ability to attract and retain deposit balances.

        The following tables set forth certain information relative to the composition of our deposit accounts and the weighted average interest rate on each category of deposits at the dates indicated:

	At June 30,			At December 31,
	2007			2006			2005			2004
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Demand deposits	$129,248	13.30%	0.00%	$116,292	12.20%	0.00%	$126,551	14.18%	0.00%	$107,773	13.04%	0.00%
Interest-bearing transaction accounts:
Savings and NOW accounts	171,769	17.68	1.05	155,998	16.37	0.60	195,759	21.94	0.44	211,199	25.56	0.42
Money market deposits	329,502	33.90	4.13	301,922	31.67	3.94	287,226	32.20	2.77	279,936	33.88	1.80

Total transaction accounts	501,271	51.58	3.07	457,920	48.04	2.80	482,985	54.14	1.83	491,135	59.44	1.21
Term Certificates	341,305	35.12	4.85	379,008	39.76	4.71	282,584	31.68	3.49	227,426	27.52	2.31

Total deposits	$971,824	100.00%	3.29%	$953,220	100.00%	3.22%	$892,120	100.00%	2.09%	$826,334	100.00%	1.35%

        The following table sets forth our term certificates classified by interest rate as of the dates indicated:

	At June 30,	At December 31,
	2007	2006	2005	2004
	(In thousands)
Certificate of Deposit
Interest Rate:
Less than 2.01%	$1,947	$3,604	$27,522	$79,051
2.01%-3.00%	10,643	12,675	50,152	126,689
3.01%-4.00%	33,231	42,496	112,776	17,411
4.01%-5.00%	87,028	125,478	91,477	2,867
5.01%-6.00%	208,004	194,306	208	254
Over 6.00%	452	449	449	1,154

Total	$341,305	$379,008	$282,584	$227,426

        The following table sets forth the amount and maturities of term certificates at June 30, 2007:

CD Maturities	Less than One Year	Over One to Two Years	Over Two Years to Three Years	Over Three Years to Four Years	Over Four Years	Total
	(In thousands)
Interest Rate:
Less than 2.01%	$1,709	$103	$135	$—	$—	$1,947
2.01%-3.00%	10,435	202	—	6	—	10,643
3.01%-4.00%	29,028	3,685	512	1	5	33,231
4.01%-5.00%	80,270	4,279	1,319	243	917	87,028
5.01%-6.00%	203,996	2,485	831	—	692	208,004
Over 6.00%	452	—	—	—	—	452

Total	$325,890	$10,754	$2,797	$250	$1,614	$341,305

        As of June 30, 2007, the aggregate amount of outstanding term certificates in amounts greater than or equal to $100,000 was approximately $208.2 million. The following table sets forth the maturity of those certificates as of June 30, 2007 and December 31, 2006:

	At June 30, 2007	At December 31, 2007
	(In thousands)
Three months or less	$58,763	$87,538
Over three months through six months	59,773	54,969
Over six months through one year	82,419	77,059
Over one year through three years	6,226	26,300
Over three years	994	2,306

Total	$208,175	$248,172

        Borrowings.    Danversbank utilizes short-term and long-term advances from the FHLBB as an alternative to retail deposits to fund its operations as part of its operating strategy. FHLBB advances are secured primarily by certain of our residential mortgage loans and investment securities and secondarily by our investment in capital stock of the Federal Home Loan Bank. Advances are made pursuant to several FHLBB credit programs, each of which has its own terms, interest rates and range of maturities. The maximum amount that the FHLBB will advance to member institutions, fluctuates from time to time in accordance with the policies of the Federal Home Loan Bank. As of June 30, 2007, we had outstanding $152.5 million in FHLBB advances, and had the ability to borrow up to a total of $249.8 million based on available collateral.

        Of the $152.5 million in advances outstanding at June 30, 2007, $149.8 million, bearing a weighted-average interest rate of 4.62%, are callable by the FHLBB at various intervals in their respective contracts. In the event that the FHLBB calls some of these advances, we will evaluate our liquidity and interest rate sensitivity position at that time and determine whether to replace the called advances with new borrowings.

        In addition to FHLBB advances, Danversbank's borrowings include securities sold under agreements to repurchase, or repurchase agreements. Repurchase agreements are contracts for the sale of securities owned by Danversbank, in this case to large commercial deposit customers, with an agreement to repurchase those securities at an agreed upon price and date. Danversbank uses repurchase agreements as a means of offering some of its commercial deposit customers a commercial sweep checking product. The collateral for these repurchase agreements comes from Danversbank's portfolio of U.S. Government and government-sponsored enterprises obligations and all of the contracts and related borrowings are overnight. As of June 30, 2007, we had outstanding $30.6 million in overnight repurchase agreements with certain commercial deposit customers. The following table sets forth certain information concerning balances and interest rates on our borrowings at the dates and for the periods indicated:

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2007	2006	2006	2005	2004
Short-term borrowings:
Balance at end of period	$33,083	$35,992	$30,934	$119,482	$41,372
Average balance during period	36,242	65,060	53,875	85,675	36,629
Maximum outstanding at any month period	55,261	90,967	90,967	119,482	46,268
Weighted average interest rate at end of period	2.33%	1.34%	1.35%	3.25%	0.88%
Average interest rate during period	2.33%	3.07%	2.67%	2.44%	0.88%
Long-term debt:
Balance at end of period	$150,010	$178,542	$167,899	$71,235	$116,364
Average balance during period	149,620	142,366	158,634	79,571	117,018
Maximum outstanding at any month period	150,494	179,759	179,759	110,747	127,905
Weighted average interest rate at end of period	4.56%	4.51%	4.46%	4.31%	4.40%
Average interest rate during period	4.62%	4.38%	4.51%	4.34%	4.29%
Subordinated debt:
Balance at end of period	$29,965	$24,810	$29,965	$24,810	$24,810
Average balance during period	29,965	24,810	26,251	24,810	24,810
Maximum outstanding at any month period	29,965	24,810	29,965	24,810	24,810
Weighted average interest rate at end of period	8.99%	9.41%	8.99%	9.02%	8.20%
Average interest rate during period	8.91%	8.68%	8.75%	8.22%	7.48%

Properties

        Danversbank conducts its business through its main office located in Danvers, Massachusetts and 14 other offices located in Essex, Middlesex and Suffolk Counties in Massachusetts. The following table sets forth information about our offices as of June 30, 2007:

Location	Leased or Owned	Original Year Leased or Acquired	Date of Lease Expiration	Date of Lease Options Expiration	Deposit Base at June 30, 2007
					(In thousands)
Main Office/Branch
One Conant Street Danvers, Massachusetts 01923	Owned	8/18/1922	NA	NA	$421,707
Branch Offices
Andover Office 18-20 Central Street Andover, Massachusetts 01810	Leased	4/1/2002	3/31/2012	3/31/2022	86,445

Beverly Office 100 Cummings Center Suite 101K Beverly, Massachusetts 01915	Leased	1/1/2007	12/30/2011	NA	29,320
Boston Loan Office(1) One Post Office Square 37 Floor Boston, MA 02109	Leased	8/1/2005	7/31/2010	7/31/2016	1,383
Chelsea Office 357 Beacham Street Chelsea, Massachusetts 02150	Owned	9/26/2001	NA	NA	27,735
Federal Street Office 3 Federal Street Danvers, Massachusetts 01923	Leased/Owned	12/1/2004	11/30/2014	11/30/2024	64,117
Malden Office One Salem Street Malden, Massachusetts 02148	Leased	2/23/2007	2/28/2010	NA	36,674
Malden Office(2) 51 Commercial Street Malden, Massachusetts 02148	Leased	2/15/2007	2/14/2017	2/14/2027	—
Middleton Office Two Central Street Middleton, Massachusetts 01949	Leased	8/15/1998	8/14/2008	8/14/2018	39,118
Peabody Office Two Central Street Peabody, Massachusetts 01960	Leased	10/1/1998	9/30/2008	9/30/2028	34,190
Reading Office 21-37 Harnden Street Reading, Massachusetts 01867	Leased	12/1/1999	11/30/2014	11/30/2024	41,773
Revere Office 310 Broadway Revere, Massachusetts 02151	Owned	9/26/2001	NA	NA	100,139
Salem Office(3) 111-125 Canal Street Salem, Massachusetts 01970	Leased	11/1/2001	10/31/2011	10/31/2021	15,374
Salem Office(3) 3 Traders Way Salem, Massachusetts 01970	Leased	7/9/2007	7/31/2027	7/31/2047	—
Saugus Office(4) 584 Broadway Saugus, Massachusetts 01906	Leased	7/1/2006	6/30/2013	6/30/2023	—
Wilmington Office(5) 579 Main Street Wilmington, Massachusetts 01887	Leased	7/1/2001	6/30/2011	NA	26,414
Wilmington Office(5) 275 Main Street Wilmington, Massachusetts 01887	Leased	2/23/2007	2/22/2027	2/22/2047	—

Woburn Office 400 West Cummings Park Suite 1950 Woburn, Massachusetts 01801	Leased	4/1/2002	3/30/2012	3/30/2022	47,435
Other Properties
Lending Center 16 High Street Danvers, Massachusetts 01923	Owned	1/30/2001	NA	NA	—
Lending Center 51 High Street Danvers, Massachusetts 01923	Owned	12/14/2004	NA	NA	—
Lending/Operations Office 10 Elm Street Danvers, Massachusetts 01923	Leased	9/1/2004	12/31/2007	NA	—
Operations Office(6) 75 Sylvan Street Danvers, Massachusetts 01923	Leased	7/20/2007	12/31/2013	12/31/2027	—
Project Management Office 10 High Street Danvers, Massachusetts 01923	Leased	4/1/2002	12/31/2011	NA	—

(1)
The Boston office has a full branch license.

(2)
New office expected to open early to mid 2008.

(3)
New office expected to open early to mid 2008, replacing the premises at 111-125 Canal Street.

(4)
New office opened July 2007.

(5)
New office expected to open early to mid 2008, replacing the premises at 579 Main Street.

(6)
The Operations office located at 10 Elm Street, Danvers will move to this location during the end of 2007.

Subsidiary Activities

        Conant Investment Corporation and Danvers Square Investment Corporation.    Conant Investment Corporation and Danvers Square Investment Corporation are wholly-owned subsidiaries of Danversbank that qualify as Massachusetts securities corporations through which Danversbank buys, sells and holds securities on Danversbank's behalf. These subsidiaries maintain accounts at Danversbank, on terms and conditions generally available to regular customers, for the primary purpose of accumulating current earnings, payments and/or maturities from their securities until a level is reached that would allow the acquisition of additional securities at the normal level purchased by the corporation. The accounts are limited in amount and time so as to reasonably reflect the need for holding cash in an interest-bearing account on a short-term, temporary basis pending reinvestment. On a quarterly basis the activity of these subsidiaries is reviewed to determine if a dividend is required to be declared and paid to Danversbank in order to be in compliance with Massachusetts DOR Regulations promulgated July 14, 2006.

        One Conant Capital LLC.    One Conant Capital LLC is a limited liability company formed in 2006 under the Massachusetts Limited Liability Company Act, as amended. The establishment and purpose of the LLC as an operating subsidiary of Danversbank, pursuant to Massachusetts law, is to originate and hold loans secured by real estate, to originate and hold commercial and industrial loans, and to engage in any other activity in which Danversbank itself may engage. One Conant Capital LLC had aggregate loan balances of $14.2 million at June 30, 2007.

        Conant Ventures, Inc.    Conant Ventures, Inc. is a wholly-owned subsidiary of Danversbank that is allowed to engage in real estate investment activities permissible for a Massachusetts bank as defined in section 362 of the FDIC's Rules and Regulations. The subsidiary is effectively inactive but is utilized from time to time to hold deeds of properties that Danversbank takes into Other Real Estate Owned, or OREO. Conant Ventures, Inc. has not engaged in any real estate investment activities since 2000.

Legal Proceedings

        We are not involved in any legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Management believes that those routine legal proceedings involve, in the aggregate, amounts that are immaterial to our financial condition and results of operations.

Employees

        As of June 30, 2007, we had 218 full-time and 49 part-time employees. Employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

BUSINESS OF DANVERS BANCORP

        Danvers Bancorp has not engaged in any business to date. Upon completion of the conversion, Danvers Bancorp will own Danversbank. Danvers Bancorp intends to retain 50% of the net proceeds from the stock offering. We will invest our capital as discussed in "How We Intend to Use the Net Proceeds From The Offering" on page 27.

        In the future, as the holding company of Danversbank, Danvers Bancorp will be authorized to pursue other business activities permitted by applicable laws and regulations for such holding companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in Danversbank. There are no specific plans for any additional capital issuance, merger or acquisition, or other diversification of our activities at the present time. In addition to Danversbank, the MHC currently has three other subsidiaries:

        Danvers Capital Trust I.    Danvers Capital Trust I is a special business trust that is wholly owned by the MHC and was formed in 2001 for the purpose of issuing $14 million face amount of the Trust's 10.18% Capital Securities and $500,000 face amount of the Trust's 10.18% Common Stock. Simultaneously, the trust used the proceeds of that sale to purchase $14.5 million principal amount of the MHC's 10.18% Junior Subordinated Deferrable Interest Debentures due June 8, 2031, or the 2001 Debentures. The 2001 Debentures are unsecured obligations of the MHC and junior in right of payment to all present and Future senior indebtedness of Danvers Bancorp. The Capital Securities are guaranteed by the MHC on a subordinated basis. The MHC downstreamed the net proceeds of approximately $14 million to Danversbank. The issuance has provisions for a premium call at 105.9% in June 2011. The Company would be required to write off $310,000 in unamortized costs related to this issuance in the event that management decides to exercise the call provision at that time.

        Danvers Capital Trust II.    Danvers Capital Trust II is a special business trust that is wholly owned by the MHC and was formed December 11, 2003 for the purpose of issuing $10 million face amount of the Trust's Capital Securities bearing a per annum rate of interest to reset quarterly, equal to 3-month LIBOR plus 2.85% and $310,000 face amount of the Trust's Common Stock bearing the same rate. Simultaneously, the trust used the proceeds of that sale to purchase $10.31 million principal amount of the MHC's Junior Subordinated Deferrable Interest Debentures due February 8, 2034, or the 2003 Debentures. The 2003 Debentures are unsecured obligations of the MHC and junior in right of payment to all present and Future senior indebtedness of the MHC. The Capital Securities are guaranteed by the MHC on a subordinated basis. The MHC downstreamed the net proceeds of approximately $10 million to Danversbank. The issuance has provisions for a par call in February 2009. The Company would be required to write off $124,000 in unamortized costs related to this issuance in the event that management decides to exercise the call provision at that time.

        Danvers Capital Trust III.    Danvers Capital Trust III is a special business trust that is wholly owned by the MHC and was formed September 11, 2006 for the purpose of issuing $5 million face amount of the Trust's Capital Securities bearing a per annum rate of interest to reset quarterly, equal to 3-month LIBOR plus 1.87% and $155,000 face amount of the Trust's Common Stock bearing the same rate. Simultaneously, the trust used the proceeds of that sale to purchase $5.15 million principal amount of the MHC's Junior Subordinated Deferrable Interest Debentures due September 2036, or the 2006 Debentures. The 2006 Debentures are unsecured obligations of the MHC and junior in right of payment to all present and Future senior indebtedness of the MHC. The Capital Securities are guaranteed by the MHC on a subordinated basis. The MHC downstreamed the net proceeds of approximately $5 million to Danversbank. The issuance has provisions for a par call in September 2011. There are no other costs related to the issuance.

        Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends that we receive from Danversbank. Initially, we will neither own nor lease any property, but will instead use the premises, equipment, and furniture of Danversbank. At the present time, we intend to employ only persons who are officers of Danversbank to serve as our officers. However, we will use the support staff of Danversbank from time to time. These persons will not be separately compensated by us. We will hire additional employees, as appropriate, to the extent we expand our business in the future. See "How We Intend to Use the Proceeds from the Stock Offering" on page 27.

FEDERAL AND STATE TAXATION

Federal Taxation

        General.    Danvers Bancorp and Danversbank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Neither Danvers Bancorp's nor Danversbank's federal tax returns are currently under audit, and neither entity has been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Danvers Bancorp or Danversbank.

        Method of Accounting.    For federal income tax purposes, Danvers Bancorp currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.

        Bad Debt Reserves.    Historically, Danversbank has been subject to special provisions in the tax law regarding allowable tax bad debt deductions and related reserves. Tax law changes were enacted in 1996, pursuant to the Small Business Protection Act of 1996, or the 1996 Act, that eliminated the use of the percentage of taxable income method for tax years after 1995 and required recapture into taxable income over a six year period all bad debt reserves accumulated after 1987. Danversbank has fully recaptured its post-1987 reserve balance.

        Currently, the Danversbank consolidated group uses the specific charge off method to account for bad debt deductions for income tax purposes.

        Taxable Distributions and Recapture.    Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 (pre-base year reserves) were subject to recapture into taxable income should Danversbank fail to meet certain thrift asset and definitional tests.

        At June 30, 2007, our total federal pre-base year reserve was approximately $2.1 million. However, under current law, pre-base year reserves remain subject to recapture should Danversbank make certain non-dividend distributions, repurchase any of its stock, pay dividends in excess of tax earnings and profits, or cease to maintain a bank charter.

        Alternative Minimum Tax.    The Internal Revenue Code imposes an alternative minimum tax, or AMT, at a rate of 20% on a base of regular taxable income plus certain tax preferences, or alternative minimum taxable income or AMTI. The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Danvers Bancorp and Danversbank have not been subject to the alternative minimum tax and have no such amounts available as credits for carryover.

        Net Operating Loss Carryovers.    A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At June 30, 2007, Danversbank had no net operating loss carryforwards for federal income tax purposes.

        Corporate Dividends-Received Deduction.    Danvers Bancorp may exclude from its federal taxable income 100% of dividends received from Danversbank as a wholly-owned subsidiary.

State Taxation

        Massachusetts State Taxation.    Financial institutions in Massachusetts are not allowed to file consolidated income tax returns. Instead, each entity in the consolidated group files a separate annual income tax return. The Massachusetts excise tax rate for savings banks is currently 10.5% of federal taxable income, adjusted for certain items. Taxable income includes gross income as defined under the

Internal Revenue Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Internal Revenue Code, except for those deductions relating to dividends received and income or franchise taxes imposed by a state or political subdivision. Carryforwards and carrybacks of net operating losses and capital losses are not allowed.

        Danversbank's state tax returns, as well as those of its subsidiaries, are not currently under audit.

        A financial institution or business corporation is generally entitled to special tax treatment as a "security corporation" under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a "security corporation" by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is also a bank holding company under the Internal Revenue Code must pay a tax equal to 0.33% of its gross income. A security corporation that is not a bank holding company under the Internal Revenue Code must pay a tax equal to 1.32% of its gross income. Danvers Bancorp is considering whether to seek to qualify as a security corporation. To do so, it would need to (a) apply for, and receive, security corporation classification by the Massachusetts Department of Revenue; and (b) not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue. In order to qualify as a security corporation, it would need to establish a subsidiary for the purpose of making the loan to the employee stock ownership plan, since making such a loan directly could disqualify it from classification as a security corporation.

        Delaware State Taxation.    As a Delaware holding company not earning income in Delaware, Danvers Bancorp is exempted from Delaware corporate income tax but is required to file an annual franchise tax return and pay an annual franchise tax to the State of Delaware.

SUPERVISION AND REGULATION

General

        The MHC is a Massachusetts-chartered mutual bank holding company. Danversbank is a Massachusetts-charted stock savings bank. Once the conversion of the MHC to stock form has been completed, Danversbank will be the wholly-owned subsidiary of Danvers Bancorp, a newly-charted Delaware corporation and registered bank holding company. Danversbank's deposits are insured up to applicable limits by the FDIC and by the Depositors Insurance Fund of Massachusetts for amounts in excess of the FDIC insurance limits. Danversbank is subject to regulation by the Massachusetts Commissioner of Banks, as its chartering agency, and by the FDIC, as its deposit insurer. Danversbank is required to file reports with, and is periodically examined by, the FDIC and the Massachusetts Commissioner of Banks concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and, for purposes of the FDIC, the protection of the insurance fund. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in these regulatory requirements and policies, whether by the Massachusetts Commissioner of Banks, the Massachusetts legislature, the FDIC or Congress, could have a material adverse impact on Danvers Bancorp, Danversbank and their operations. Danversbank is a member of the Federal Home Loan Bank System, or FHLB. Upon conversion, Danvers Bancorp will be regulated as a bank holding company by the Federal Reserve Board.

        Certain regulatory requirements applicable to Danversbank and to Danvers Bancorp are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth below and elsewhere in this document does not purport to be a complete description of such statutes and regulations and their effects on Danversbank and Danvers Bancorp and is qualified in its entirety by reference to the actual laws and regulations.

Massachusetts Bank Regulation

        General.    As a Massachusetts-chartered savings bank, Danversbank is subject to supervision, regulation and examination by the Massachusetts Commissioner of Banks and to various Massachusetts statutes and regulations which govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of retained earnings and reserve accounts, distribution of earnings and payment of dividends. In addition, Danversbank is subject to Massachusetts consumer protection and civil rights laws and regulations. The approval of the Massachusetts Commissioner of Banks or the Massachusetts Board of Bank Incorporation is required for a Massachusetts-chartered bank to establish or close branches, merge with other financial institutions, organize a holding company, issue stock and undertake certain other activities.

        In response to Massachusetts laws enacted in the last few years, the Massachusetts Commissioner of Banks adopted rules that generally allow Massachusetts banks to engage in activities permissible for federally chartered banks or banks chartered by another state. The Commissioner also has adopted procedures reducing regulatory burdens and expense and expediting branching by well-capitalized and well-managed banks.

        Investment Activities.    In general, Massachusetts-chartered savings banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4.0% of the bank's deposits. Massachusetts-chartered savings banks may in addition invest an amount equal to 1.0% of their deposits in equity securities of Massachusetts corporations or companies with substantial employment in Massachusetts which have pledged to the Massachusetts Commissioner of Banks that such monies will be used for further development within the Commonwealth. However, these powers are constrained by federal law. See "—Federal Bank Regulation—Investment Activities" on page 90 for federal restrictions on equity investments.

        Loans-to-One-Borrower Limitations.    Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations of one borrower to a bank may not exceed 20.0% of the total of the bank's capital stock.

        Loans to a Bank's Insiders.    The Massachusetts banking laws prohibit any executive officer, director or trustee from borrowing, otherwise becoming indebted, or becoming liable for a loan or other extension of credit by such bank to any other person, except for any of the following loans or extensions of credit: (i) loans or extension of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $100,000; (ii) loans or extensions of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $200,000; (iii) loans or extensions of credit secured by a mortgage on residential real estate to be occupied in whole or in part by the officer to whom the loan or extension of credit is made, in an amount not exceeding $750,000; and (iv) loans or extensions of credit to a director or trustee of the bank who is not also an officer of the bank in an amount permissible under the bank's loan to one borrower limit.

        The loans listed above require approval of the majority of the members of Danversbank's board of directors, excluding any member involved in the loan or extension of credit. No such loan or extension of credit may be granted with an interest rate or other terms that are preferential in comparison to loans granted to persons not affiliated with the savings bank.

        Dividends.    A Massachusetts stock bank may declare from net profits cash dividends not more frequently than quarterly and non-cash dividends at any time. No dividends may be declared, credited or paid if the bank's capital stock is impaired. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Net profits for this purpose means the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting from the total thereof all current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes.

        Regulatory Enforcement Authority.    Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for non-compliance, including seizure of the property and business of the bank and suspension or revocation of its charter. The Massachusetts Commissioner of Banks may under certain circumstances suspend or remove officers or directors who have violated the law, conducted the bank's business in a manner which is unsafe, unsound or contrary to the depositors' interests or been negligent in the performance of their duties. In addition, upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. Finally, Massachusetts consumer protection and civil rights statutes applicable to Danversbank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damage and attorney's fees in the case of certain violations of those statutes.

        Depositors Insurance Fund.    All Massachusetts-chartered savings banks are required to be members of the Depositors Insurance Fund, a corporation that insures savings bank deposits in excess of federal deposit insurance coverage. The Depositors Insurance Fund is authorized to charge savings banks an annual assessment of up to 1/50th of 1.0% of a savings bank's deposit balances in excess of amounts insured by the FDIC.

Federal Bank Regulation

        Capital Requirements.    Federally insured state-chartered savings banks that are not members of the Federal Reserve System, or state non-member banks, such as Danversbank, are required to comply with the minimum leverage capital requirements of the FDIC. For an institution determined by the FDIC to not be anticipating or experiencing significant growth and to be, in general, a strong banking organization rated composite 1 under Uniform Financial Institutions Ranking System established by the Federal Financial Institutions Examination Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholder's equity, noncumulative perpetual preferred stock (including any related retained earnings) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

        The FDIC regulations require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of regulatory capital to regulatory risk-weighted assets is referred to as a bank's "risk-based capital ratio." Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items (including recourse obligations, direct credit substitutes and residual interests) to one of five risk-weighted categories ranging from 0.0% to 200.0%, with higher levels of capital being required for the categories perceived as representing greater risk. For example, under the FDIC's risk-weighting system, cash and securities backed by the full faith and credit of the U.S. Government are given a 0.0% risk weight, loans secured by one- to four-family residential properties generally have a 50.0% risk weight, and commercial loans have a risk weight of 100.0%.

        State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which includes allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution's Tier 1 capital. Banks that engage in specified levels of trading activities are subject to adjustments in their risk based capital calculation to ensure the maintenance of sufficient capital to support market risk.

        The FDIC Improvement Act required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi- family residential loans. The FDIC, along with the other federal banking agencies, has adopted a regulation providing that the agencies will take into account the exposure of a bank's capital and economic value to changes in interest rate risk in assessing a bank's capital adequacy. The FDIC also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution's capital level is, or is likely to become, inadequate in light of the particular circumstances.

        As a bank holding company, Danvers Bancorp will be subject to capital adequacy guidelines for bank holding companies imposed by the Federal Reserve Board, which guidelines are similar to those of the FDIC for state-chartered savings banks. On a pro forma consolidated basis, Danvers Bancorp's pro forma stockholders' equity will exceed these requirements.

        Standards for Safety and Soundness.    As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to

implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. Most recently, the agencies have established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

        Investment Activities.    Since the enactment of the FDIC Improvement Act, all state-chartered FDIC-insured banks, including savings banks, have generally been limited in their investment activities to principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. The FDIC Improvement Act and the FDIC regulations permit exceptions to these limitations. For example, state chartered banks may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq Global Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. The maximum permissible investment is 100.0% of Tier 1 Capital, as specified by the FDIC's regulations, or the maximum amount permitted by Massachusetts law, whichever is less. Danversbank received approval from the FDIC to retain and acquire such equity instruments equal to the lesser of 100% of Danversbank's Tier 1 capital or the maximum permissible amount specified by Massachusetts law. Any such grandfathered authority may be terminated upon the FDIC's determination that such investments pose a safety and soundness risk or upon the occurrence of certain events such as the savings bank's conversion to a different charter. In addition, the FDIC is authorized to permit such institutions to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the FDIC's Deposit Insurance Fund. The FDIC has adopted regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specifies that a non-member bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a "financial subsidiary" if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

        Interstate Banking and Branching.    The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Interstate Banking Act, permits adequately capitalized bank holding companies to acquire banks in any state subject to specified concentration limits and other conditions. The Interstate Banking Act also authorizes the interstate merger of banks. In addition, among other things, the Interstate Banking Act permits banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state.

        Prompt Corrective Regulatory Action.    Federal law requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The FDIC has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater. An institution is "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and generally a leverage ratio of 4.0% or greater. An institution is "undercapitalized" if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or generally a leverage ratio of less than 4.0%. An institution is deemed to be "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0%. An institution is considered to be "critically undercapitalized" if it has a ratio of tangible equity, as defined in the regulations, to total assets that is equal to or less than 2.0%. "Undercapitalized" banks must adhere to growth, capital distribution, including dividend, and other limitations and are required to submit a capital restoration plan. A bank's compliance with such a plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution's total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized." "Significantly undercapitalized" banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. "Critically undercapitalized" institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

        At September 30, 2006, Danversbank was deemed a well capitalized institution for purposes of the prompt corrective regulations and as such is not subject to the above mentioned restrictions. There are no conditions or events since that notification that management believes have changed Danversbank's category.

        Transaction with Affiliates and Regulation W of the Federal Reserve Regulations.    Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are generally affiliates of the bank. Sections 23A and 23B of the Federal Reserve Act and Regulation W (i) limit the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10.0% of such institution's capital stock and retained earnings, and contain an aggregate limit on "covered transactions" with all affiliates to an amount equal to 20.0% of such institution's capital stock and retained earnings and (ii) require that all affiliated transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar transactions. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A of the Federal Reserve Act.

        The Gramm-Leach-Bliley Act amended several provisions of Sections 23A and 23B of the Federal Reserve Act. The amendments provide that so-called "financial subsidiaries" of banks are treated as affiliates for purposes of Sections 23A and 23B of the Federal Reserve Act, but the amendment provides that (i) the 10.0% capital limit on transactions between the bank and such financial subsidiary as an affiliate is not applicable, and (ii) the investment by the bank in the financial subsidiary does not include retained earnings in the financial subsidiary. Certain anti-evasion provisions have been included that relate to the relationship between any financial subsidiary of a bank and sister companies of the bank: (1) any purchase of, or investment in, the securities of a financial subsidiary by any affiliate of the parent bank is considered a purchase or investment by the bank; and (2) if the Federal Reserve Board determines that such treatment is necessary, any loan made by an affiliate of the parent bank to the financial subsidiary is to be considered a loan made by the parent bank. Danversbank has no financial subsidiaries.

        The Sarbanes-Oxley Act of 2002 generally prohibits loans by a company to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Danversbank's authority to extend credit to executive officers, directors and 10% shareholders ("insiders") of Danvers Bancorp and Danversbank, as well as entities such persons control, is limited. The law limits both the individual and aggregate amount of loans Danversbank may make to insiders based, in part, on Danversbank's capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are further limited by specific categories. In addition, Danversbank must comply with Massachusetts banking laws regarding loans to insiders. See "—Massachusetts Bank Regulation—Loans to a Bank's Insiders" on page 80.

        Enforcement.    The FDIC has extensive enforcement authority over insured state savings banks, including Danversbank. This enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices. The FDIC has authority under federal law to appoint a conservator or receiver for an insured bank under limited circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was "critically undercapitalized" on average during the calendar quarter beginning 270 days after the date on which the institution became "critically undercapitalized." The FDIC may also appoint itself as conservator or receiver for an insured state non-member institution under specific circumstances on the basis of the institution's financial condition or upon the occurrence of other events, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; and (4) insufficient capital, or the incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment without federal assistance.

        Insurance of Deposit Accounts.    Danversbank's deposits are insured up to applicable limits by the FDIC's Deposit Insurance Fund. The FDIC assigns insured institutions one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution's assessment rate depends upon the category to which it is assigned. Assessment rates for insurance fund deposits currently range from 5 basis points for the strongest institution to 43 basis points for the riskiest. The FDIC may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If the FDIC raises insurance premiums, Danversbank's earnings could be adversely effected. Danversbank's most recent assessment was equal to 5.63 basis points for each $100 in domestic deposits maintained.

        The Federal Deposit Insurance Reform Act of 2005 provides the FDIC with authority to adjust the Deposit Insurance Fund ratio to insured deposits within a range of 1.15% and 1.50%, in contrast to the prior statutorily fixed ratio of 1.25%. The ratio, which is viewed by the FDIC as the level that the fund should achieve, was established by the FDIC at 1.25% for 2007.

        The FDIC may terminate insurance of deposits if it finds that the institution is in an unsafe or unsound condition to continue operations, has engaged in unsafe or unsound practices, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. If an institution becomes undercapitalized, the FDIC will prohibit it from accepting certain employee benefit plan deposits. The management of Danversbank does not know of any practice, condition or violation that might lead to termination of Danversbank's deposit insurance.

        Insured institutions are also required to assist in the repayment of bonds issued by the Financing Corporation in the late 1980s to recapitalize the Federal Savings and Loan Insurance Corporation. For fiscal 2006, the total FDIC assessment for Danversbank was $109,000.

        Privacy Regulations.    Pursuant to the Gramm-Leach-Bliley Act, the FDIC has published regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Act. The regulations generally require that Danversbank disclose its privacy policy, including identifying with whom it shares a customer's "non-public personal information," to customers at the time of establishing the customer relationship and annually thereafter. In addition, Danversbank is required to provide its customers with the ability to "opt-out" of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Danversbank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

        Customer Information Security.    The FDIC and other bank regulatory agencies have adopted guidelines for establishing standards for safeguarding nonpublic personal information about customers that implement provisions of the Gramm-Leach Bliley Act ("Information Security Guidelines"). Among other things, the Information Security Guidelines require each financial institution, under the supervision and ongoing oversight of its board of directors or an appropriate committee thereof, to develop, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, to protect against any anticipated threats or hazards to the security or integrity of such information; and to protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer. In 2005, the FDIC and other bank regulatory agencies issued further guidance for the establishment of these Information Security Guidelines, requiring financial institutions to develop and implement response programs designed to address incidents of unauthorized access to sensitive customer information maintained by the financial institution or its service provider, including customer notification procedures. Danversbank currently has Information Security Guidelines in place and believes that such guidelines are in compliance with the guidelines.

        Community Reinvestment Act.    Under the Community Reinvestment Act, or CRA, as amended and as implemented by FDIC regulations, a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the FDIC, in connection with its examination of a bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system. Danversbank's latest FDIC CRA rating was "Outstanding."

        Massachusetts has its own statutory counterpart to the CRA which is also applicable to Danversbank. The Massachusetts version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. Massachusetts law requires the Massachusetts Commissioner of Banks to consider, but not be limited to, a bank's record of performance under Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. Danversbank's most recent rating under Massachusetts law was "Outstanding."

        Consumer Protection and Fair Lending Regulations.    Massachusetts savings banks are subject to a variety of federal and Massachusetts statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys' fees for certain types of violations.

        Anti-Money Laundering Laws.    The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, significantly expands the responsibilities of financial institutions, including savings and banks, to assist in the prevention of the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, Title III of the USA PATRIOT Act requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. Danversbank and Danvers Bancorp have a program that is designed to meet the requirements of these laws.

Other Regulations

        Interest and other charges collected or contracted for by Danversbank are subject to state usury laws and federal laws concerning interest rates. Danversbank's loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

  •
  Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help to meet the housing needs of the community it serves;

  •
  Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

  •
  Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

  •
  Massachusetts Debt Collection Regulations, establishing standards, by defining unfair or deceptive acts or practices, for the collection of debts from persons within the Commonwealth of Massachusetts;

  •
  General Laws of Massachusetts, Chapter 167E, which governs Danversbank's lending powers; and

  •
  Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

        The deposit operations of Danversbank also are subject to, among other laws, the:

  •
  Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

  •
  Electronic Funds Transfer Act and Regulation E promulgated thereunder, as well as Chapter 167B of the General Laws of Massachusetts, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services;

  •
  Check Clearing for the 21st Century Act (also known as "Check 21"), which gives "substitute checks," such as digital check images and copies made from that image, the same legal standing as the original paper check; and

  •
  General Laws of Massachusetts, Chapter 167D, which governs Danversbank's deposit powers.

        In many cases, Massachusetts has similar statutes to those under federal law that are applicable to Danversbank.

Federal Reserve System

        The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $45.8 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0%; and for amounts greater than $45.8 million, the reserve requirement is $1,119,000 plus 10.0% (which may be adjusted by the Federal Reserve Board between 8.0% and 14.0%), of the amount in excess of $45.8 million. The first $8.5 million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. Danversbank is in compliance with these requirements.

Federal Home Loan Bank System

        Danversbank is a member of the Federal Home Loan Bank of Boston, or FHLBB, which is one of 12 regional Federal Home Loan Banks in the Federal Home Loan Bank System, or FHLB. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region and is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB. Danversbank is required to acquire and hold shares of capital stock in the FHLBB. Danversbank was in compliance with this requirement with an investment in stock of the FHLBB at June 30, 2007 of $9.8 million.

        The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, a member bank affected by such reduction or increase would likely experience a reduction in its net interest income. Recent legislation has changed the structure of the Federal Home Loan Banks' funding obligations for insolvent thrifts, revised the capital structure of the Federal Home Loan Banks and implemented entirely voluntary membership for Federal Home Loan Banks. There can be no assurance that such dividends will continue in the future. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the FHLBB stock held by Danversbank.

Holding Company Regulation

        After the completion of the conversion, Danvers Bancorp will be subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Federal Reserve Board. Danvers Bancorp is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval is required for Danvers Bancorp to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company. In addition to the approval of the Federal Reserve Board, before any bank acquisition can be completed, prior approval may also be required to be obtained from other agencies having supervisory jurisdiction over the bank to be acquired.

        A bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association.

        The Gramm-Leach-Bliley Act of 1999 authorizes a bank holding company that meets specified conditions, including being "well capitalized" and "well managed," to opt to become a "financial holding company" and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking.

        After completion of the conversion, Danvers Bancorp will be subject to the Federal Reserve Board's capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the FDIC for Danversbank.

        A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. The Federal Reserve Board has adopted an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

        The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board's policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization's capital needs, asset quality and overall financial condition. The Federal Reserve Board's policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Danvers Bancorp to pay dividends or otherwise engage in capital distributions.

        Under the Federal Deposit Insurance Act, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would have potential applicability if Danvers Bancorp ever held as a separate subsidiary a depository institution in addition to Danversbank.

        Danvers Bancorp and Danversbank will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of Danvers Bancorp or Danversbank.

        The status of Danvers Bancorp as a registered bank holding company under the Bank Holding Company Act will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

        Massachusetts Holding Company Regulation.    Under the Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. The term "company" is defined by the Massachusetts banking laws similarly to the definition of "company" under the Bank Holding Company Act. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Division; and (iii) is subject to examination by the Division. Danvers Bancorp would become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from Danversbank.

        Federal Securities Laws.    Our common stock will be registered with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended. We are subject to information, proxy solicitation, insider trading restrictions, and other requirements under the Exchange Act.

        The Sarbanes-Oxley Act.    The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act of 2002, Danvers Bancorp's principal executive officer and principal financial officer each will be required to certify that Danvers Bancorp's quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the Audit Committee of the board of directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. Danvers Bancorp will be subject to further reporting and audit requirements under rules proposed by the Securities and Exchange Commission. Danvers Bancorp will prepare policies, procedures and systems designed to comply with these regulations to ensure compliance with these regulations.

MANAGEMENT

Directors

        Our initial board of directors consists of the 17 current trustees of the MHC and Danversbank. Our directors are elected to terms of three years and approximately one-third of the board are elected annually.

        All of our directors are independent under the current listing standards of the Nasdaq Global Market, except for Messrs. Bottomley, O'Neil and McCarthy, who currently serve as officers of Danversbank and the MHC. Information regarding our directors is provided in the table below, including the years when they began serving as directors of Danversbank and when their current term expires. Ages presented are as of June 30, 2007.

Director	Age	Position	Director Since	Term Expires
Kevin T. Bottomley	55	Chairman, President and Chief Executive Officer	1996
James J. McCarthy	46	Executive Vice President and Chief Operating Officer	2001
John J. O'Neil	54	Executive Vice President, Senior Lending Officer	2001
Diane C. Brinkley	58	Director	1988
Robert J. Broudo	58	Director	1998
Craig S. Cerretani	53	Director	2003
Brian C. Cranney	50	Director	2002
John P. Drislane	53	Director	1996
John R. Ferris	50	Director	1993
Thomas Ford	51	Director	1999
Neal H. Goldman	55	Director	2004
Eleanor M. Hersey	71	Director	1988
Mary Coffey Moran	51	Director	2007
J. Michael O'Brien	53	Director	2001
John M. Pereira	51	Director	2007
Diane T. Stringer	53	Director	1999
James C. Zampell	54	Director	1998

        The Business Background of Our Directors.    The business experience for the past five years of each of our directors who is not an executive officer is set forth below.

        Diane C. Brinkley.    Ms. Brinkley served as the President and owner of Murphy's Fruit Mart, Inc. in Danvers, Massachusetts from 1980 until her retirement in 2005. She serves on Danversbank's Compliance and Ethics and Asset/Liability Committees.

        Robert J. Broudo.    Mr. Broudo has served as Headmaster of the Landmark School in Beverly, Massachusetts, a private school for students with learning disabilities, since 1990. He serves as the Chair of Danversbank's CRA Committee and as a member of its Governance Committee.

        Craig S. Cerretani.    Mr. Cerretani is a founding principal of Longfellow Financial, LLC, in Boston, Massachusetts where he has served as an Employee Benefits Broker and Advisor since 1998. He earned his B.A. from The College of the Holy Cross in 1979. He is the Chair of Danversbank's Governance Committee and is a member of its Board of Investment.

        Brian C. Cranney.    Mr. Cranney is President of the Cranney Companies in Danvers, Massachusetts, a diversified line of companies providing electrical, communications, HVAC and fabrication services for retail and commercial customers which he founded in 1985. He serves on

Danversbank's Governance and Security/Loss Prevention/Facilities Committees and as a member of its Board of Investment.

        John P. Drislane.    Mr. Drislane has been an independent commercial real estate developer since 2000 and is the former owner of Essex Bituminous Corp. He earned his B.A. in Finance from Babson College in 1970. He serves as the Chair of Danversbank's Audit Committee and as a member of its Compliance and Ethics Committee.

        John R. Ferris.    Mr. Ferris has served as the President and principal of Copley Capital, LLC, a commercial real estate investment and finance company in Newburyport, Massachusetts since 2004. From 1995 to 2004, he served as President of Mobility Services International, an employee relocation and mortgage company in which he held a 25% ownership interest. He earned his B.A. in Economics from Boston College in 1979. He serves as Chair of Danversbank's Compensation Committee and as a member of its Compliance Committee and Board of Investment.

        Thomas Ford.    Since 1987, Mr. Ford has served as President of T Ford Company, Inc., a civil and environmental contracting company. In addition, he is principal in a number of real estate developments that include residential and commercial land development, new home construction and commercial rental property. Mr. Ford earned his B.S. in Civil Engineering at Northeastern University in 1978 and his M.S. in Civil Engineering at the Georgia Institute of Technology in 1982. He also earned his M.S. in Real Estate Development at the Massachusetts Institute of Technology in 1985. He serves on Danversbank's Audit and Security/Loss Prevention/Facilities Committees.

        Neal H. Goldman.    Mr. Goldman has served as Vice President for Industry Relations at Iron Mountain Group in Boston, Massachusetts since 1999. He earned his B.S. in Business from Boston University in 1973 and his M.B.A. from Babson College in 1979. He serves as Chair of Danversbank's Security/Loss Prevention/Facilities Committees and as a member of its Compensation Committee.

        Eleanor M. Hersey.    Ms. Hersey is a retired treasurer of The Wakefield Corporation a position held from 1975-1989. Presently she is a partner and treasurer of Sunset Acres LLC a real estate investment and management company. She serves on Danversbank's Audit and CRA Committees.

        Mary Coffey Moran.    Ms. Moran has been a financial consultant since 2001. She earned her B.A. in Economics from The College of the Holy Cross in 1977 and her M.B.A. and M.S. in Accounting from Northeastern University in 1979. She serves on Danversbank's Audit and CRA Committees.

        J. Michael O'Brien.    Mr. O'Brien is Chief Executive Officer and President of Eagle Air Freight, Inc. and Trustee of O'Brien Realty Trust of Chelsea, MA. He has held both positions since 1981. He serves as Chair of Danversbank's Asset/Liability Committee and as a member of its Compensation Committee.

        John M. Pereira.    Mr. Pereira has served as President of Combined Properties, Inc. since 1991, where he is currently Chief Executive Officer. He earned his B.S. from the University of Massachusetts at Dartmouth and his J.D. from Boston College Law School in 1981. He serves on Danversbank's Asset/Liability and Security/Loss Prevention/Facilities Committees.

        Diane T. Stringer.    Ms. Stringer has served as the President and Chief Executive Officer of Hospice of the North Shore since 1989. She earned her B.S. in Nursing from Case Western Reserve University in 1976 and her M.S. in Health Policy from Harvard University in 1982. She serves as Chair of Danversbank's Compliance and Ethics Committee and as a member of its Asset/Liability Committee and its Board of Investment.

        James C. Zampell.    Mr. Zampell has served as President and Owner of numerous corporations in the real estate and contracting industries. He earned his B.S. from Merrimack College in 1975. He serves on Danversbank's Governance and Compensation Committees.

Executive Officers

        Our executive officers are the following persons who also serve as executive officers of Danversbank. These executive officers are elected annually by the board of directors and serve at the board's discretion.

Officer	Age	Position
Kevin T. Bottomley	55	President, Chief Executive Officer and Chairman of the Board
James J. McCarthy	46	Chief Operating Officer
L. Mark Panella	51	Chief Financial Officer
John J. O'Neil	54	Chief Lending Officer
Michael W. McCurdy	38	Chief Legal Counsel
Jack M. Murray, Jr.	55	Chief Auditor

        Kevin T. Bottomley, President and Chief Executive Officer.    Kevin Bottomley became Chief Executive Officer and President of Danversbank in 1996. He became Chairman of the board of directors in 2003. Upon conversion to mutual holding company form in 1998, Mr. Bottomley assumed the same positions of the MHC. He is also Chair of Danversbank's Board of Investment. Prior to arriving at Danversbank, he was the Chief Lending Officer and Executive Vice President at Boston Private Bank & Trust Company. Mr. Bottomley began his career at Bankers Trust in 1976 in the Asia Pacific division and also worked for many years at The First National Bank of Boston as a Vice President in its Asia Pacific Division in the Reverse Multinational Group and in its London Branch. Mr. Bottomley earned his undergraduate degree from Harvard College and earned his M.B.A. from the University of Virginia in 1976.

        James J. McCarthy, Executive Vice President/Chief Operating Officer.    Mr. McCarthy was the President and Chief Executive Officer of Revere Federal Savings Bank and joined Danversbank as Executive Vice President when the merger of the two institutions took place in September 2001. Mr. McCarthy worked at Revere Federal Savings Bank for 16 years prior to the transaction and became the Chief Operating Officer of Danversbank in 2003. Prior to Revere Federal, Mr. McCarthy worked at Ernst & Young for five years. He received his degree in Accounting from Northeastern University and became a CPA in 1983. Mr. McCarthy currently oversees the Finance Area, Retail, Audit, Risk Management, Facilities and Investment Departments of Danversbank.

        John J. O'Neil, Executive Vice President/Chief Lending Officer.    Mr. O'Neil joined Danversbank as Executive Vice President, Senior Lending Officer in November of 2001. As a member of senior management, Mr. O'Neil is directly responsible for managing Danversbank's commercial and residential loan portfolios and developing new loan products. Mr. O'Neil joined Danversbank from MetroWest Bank, where he was Executive Vice President, Senior Lender. He was previously employed by Boston Private Bank & Trust Company, where he was Senior Vice President, Commercial Lending, and USTrust and Patriot Bank, where he was Senior Vice President, Commercial Lending. Mr. O'Neil also serves as President of One Conant Capital, a subsidiary of Danversbank.

        L. Mark Panella, Senior Vice President/Chief Financial Officer.    Mr. Panella joined Danversbank in July of 1995 as Senior Vice President and Chief Financial Officer. He previously worked at Boston Private Bank & Trust Company as the Chief Financial Officer, Senior Operations Officer and Treasurer. He has also worked for two companies that provided software solutions to the banking industry. Mr. Panella is primarily responsible for Danversbank's financial reporting, budgeting, insurance, contract negotiations and overall accounting and regulatory compliance. He earned his B.A. in Economics from Dartmouth College in 1978.

        Michael W. McCurdy, Senior Vice President/General Counsel/Corporate Secretary.    Mr. McCurdy was the President and Chief Executive Officer of BankMalden and joined Danvers Bancorp and Danversbank as a Senior Vice President for Legal and Corporate Operations when the merger of the two institutions took place in February, 2007. He currently oversees Danversbank's Retail and Legal Departments. Prior to his tenure at BankMalden, Mr. McCurdy worked as an associate with a Boston law firm. Mr. McCurdy earned his B.A. in Political Science from University of California at Santa Barbara in 1990 and his J.D. from Suffolk Law School in 1996.

        Jack M. Murray Jr., Senior Vice President/Chief Auditor.    Mr. Murray joined Danversbank in 2002 as Vice President, Risk Management. He previously held positions with MetroWest Bank as Senior Vice President—Director of Internal Audit from 1998 to 2001, and as Senior Manager at KPMG LLP from 1994 to 1998. Mr. Murray oversees the Internal Audit Services practice and serves as chairman of the Risk Management Committee. He reports directly to the Audit Committee of the Board of Trustees and administratively to James J. McCarthy, Executive Vice President & Chief Operating Officer.

Committees of the Board of Directors of Danvers Bancorp, Inc.

        In connection with the formation of Danvers Bancorp, our board of directors established Audit, Compensation, Governance, and Executive Committees.

        The Audit Committee consists of John P. Drislane (Chair), Thomas Ford, Eleanor M. Hersey and Mary Coffey Moran. The primary role of the Audit Committee is to assist the board of directors in its oversight of the integrity of our processes and systems of internal controls concerning accounting and financial reporting and to review compliance with applicable laws and regulations. The committee is also responsible for engaging our independent registered public accounting firm and internal auditor and monitoring their conduct and independence. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Global Market and rules of the Securities and Exchange Commission. The board of directors has designated Ms. Moran as an Audit Committee financial expert under the rules of the Securities and Exchange Commission.

        The Compensation Committee consists of John R. Ferris (Chair), Neal H. Goldman, J. Michael O'Brien, and James C. Zampell. The Compensation Committee will be responsible for determining annual grade and salary levels for employees and establishing personnel policies. Each member of the Compensation Committee is independent under the listing standards of the Nasdaq Global Market.

        The Governance Committee consists of Craig S. Cerretani (Chair), Robert J. Broudo, Brian C. Cranney, John R. Ferris, and James C. Zampell. The Governance Committee will be responsible for the annual selection of management's nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementing and monitoring the adherence to Danvers Bancorp's corporate governance policy. Each member of the Governance Committee is independent under the definition contained in the listing standards of the Nasdaq Global Market.

        The composition of the Executive Committee is yet to be determined. The Executive Committee will be responsible for directing and transacting any business of the corporation which properly might come before the Board of Directors, except such as the Board only, by law, is authorized to perform. The Executive Committee will document its proceedings and will report on any actions taken at the next meeting of the Board of Directors.

        Each of the committees listed above will operate under a written charter, which will govern its composition, responsibilities and operations.

        Initially, all of our directors will also serve on the board of directors of Danversbank. Danversbank's board of directors has established five additional committees: the Board of Investment; the Asset/Liability Committee; the CRA Committee; the Compliance and Ethics Committee; and the Security/Loss Prevention/Facilities Committee.

Director Compensation

        The following table provides the compensation received by our non-employee directors during the 2006 fiscal year.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Brinkley, Diane C.	19,060	N/A	N/A	N/A	0	19,060
Broudo, Robert J.	21,760	N/A	N/A	N/A	0	21,760
Cerretani, Craig S.	29,960	N/A	N/A	N/A	0	29,960
Cranney, Brian C.	23,460	N/A	N/A	N/A	0	23,460
Drislane, John P.	21,160	N/A	N/A	N/A	0	21,160
Ferris, John R.	26,260	N/A	N/A	N/A	0	26,260
Ford, Thomas	24,860	N/A	N/A	N/A	0	24,860
Goldman, Neal H.	20,060	N/A	N/A	N/A	0	20,060
Hersey, Eleanor M.	20,460	N/A	N/A	N/A	0	20,460
O'Brien, J. Michael	29,960	N/A	N/A	N/A	0	29,960
Stringer, Diane T.	32,060	N/A	N/A	N/A	0	32,060
Thibeault, Jr., Leo C.	14,160	N/A	N/A	N/A	0	14,160
Zampell, James C.	19,760	N/A	N/A	N/A	0	19,760

(1)
Reflects all fees earned or paid for services as a director of Danversbank and Danvers Bancorp ($700 per Board and Committee Meeting attended, and $1,000 monthly for Board of Investment) and annual bonus paid in 2006 ($5,760) for services as a director earned during 2005. Also includes amounts which have been deferred at the election of the non-employee directors and compensation for serving on committees of the board of directors.

        Cash Retainer and Meeting Fees for Non-Employee Directors.    The following table sets forth the applicable retainers and fees that will be paid to our non-employee directors for their service on the board of directors of the MHC and Danversbank during 2007.

Fee per board and committee meeting attended	$700
Board of Investment member fee	$13,000/year (1)

(1)
Mr. Bottomley receives no compensation for his service on the Board of Investment.

Compensation Discussion and Analysis

        Compensation Philosophy and Objectives.    Our Compensation Committee has the responsibility for establishing and reviewing our compensation philosophy and objectives. In this role, the Compensation Committee has sought to design a compensation structure that attracts and retains qualified and experienced officers and, at the same time, is reasonable and competitive. Our compensation has consisted primarily of cash compensation, salary and bonuses, phantom stock and retirement benefits. By converting to stock-form, we will be able to offer stock-based benefit plans, subject to shareholder approval at a meeting no earlier than six months following completion of the conversion. We intend to terminate our phantom stock plan upon completion of the conversion and to implement a stock option and incentive plan after our conversion and we expect that this plan will help us to attract and retain employees consistent with our growth plans. We expect that our proposed stock-based benefit plans will play a significant role in our future compensation considerations, particularly for our Chairman,

President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Senior Lending Officer.

        Role of Executive Officers and Management.    Our Chairman, President and Chief Executive Officer provides recommendations to the Compensation Committee on matters of compensation philosophy, plan design and the general guidelines for employee compensation. These recommendations are then considered by the Compensation Committee. Our Chairman, President and Chief Executive Officer generally attends Compensation Committee meetings but is not present for any discussion of his own compensation.

        Elements of Executive Compensation.    When setting the compensation of our executive officers, the Compensation Committee generally targets compensation at the median of our peer group with respect to each of our components of compensation. The compensation we provide to our executive officers and other employees prior to conversion primarily consists of the following:

  •
  Annual base salary;

  •
  Annual cash bonuses;

  •
  Phantom stock;

  •
  Retirement benefits; and

  •
  Perquisites and other personal benefits.

        Base Salary.    We provide executive officers and other employees with base salary to compensate them for services rendered during the year. Base salary ranges for executive officers are determined for each employee based on his or her position and responsibility, performance and compensation levels paid by our peers to executives in similar positions. Merit increases normally take effect in January of each year.

        During its review of base salaries for executives, the Compensation Committee primarily considers:

  •
  Market data;

  •
  Internal review of the executive's compensation, both individually and relative to other officers;

  •
  Individual performance of the executive;

  •
  Qualifications and experience of the officer; and

  •
  Our financial condition and results of operations.

        Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

        Cash Bonuses.    Substantially all of the Company's employees are eligible to participate in the Company's Annual Incentive Compensation Plan. Incentive award payments are determined on the basis of company performance and individual performance, with incentive awards ranging from 0% to 40% of annual compensation. These awards are paid after the close of the fiscal year contingent on the Compensation Committee's assessment of the Company's performance relative to performance targets established between the Board of Trustees and senior management.

        Phantom Stock Plan.    Since 2000, we have maintained a phantom stock plan for the benefit of our directors and key officers. Under this plan, our Compensation Committee grants phantom shares each year to selected officers and directors, with the shares vesting on the fifth anniversary of the date of grant for officers and shares vesting on the third anniversary of the date of grant for directors. Shares also become fully vested upon the participant's death, disability, retirement or change of control of the MHC. Upon vesting, the participants receive cash equal to the value of the phantom shares, determined by reference to the book value of the MHC at such time. Our phantom stock plan contains a formula that determines the number of phantom shares that may be granted each year. The Compensation Committee has sole discretion to allocate the available phantom shares among the directors and employees each year. In determining the size of grants to employees other than our Chief Executive Officer, the Compensation Committee takes into consideration the recommendations of our Chief Executive Officer. The Compensation Committee also considers factors such as the position, experience and performance of the individual employee as well as the base salary and annual bonus payable to such individual. We used phantom shares as a long-term incentive compensation device to retain management and to encourage management to grow the book value of the MHC. Upon the completion of the conversion, the phantom stock plan will terminate, and all outstanding phantom shares will become immediately vested and payable. See Note 17 to the Consolidated Financial Statements beginning on page F-32.

Retirement and Other Benefits

        401(k) Plan.    We also provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through our 401(k) plan. Since 2003, we no longer offer retirement benefits through a tax-qualified defined benefit plan and instead offer retirement benefits through our 401(k) plan. We made this change because many of our peer banks have also terminated their defined benefit pension plans, and we have found that a 401(k) plan is a more attractive retirement vehicle in recruiting employees. All employees who meet the age and service requirements participate in the 401(k) plan on a non-discriminatory basis. We provide a 401(k) match equal to 100% of employee contributions, up to 4% of each employee's compensation, and we make an annual discretionary profit sharing contribution, which is typically calculated as a percentage of the bank's net income and then is contributed proportionately to employee's accounts based on salary level.

        Supplemental Executive Retirement Plan.    We also provide supplemental executive retirement for Messrs. Bottomley, McCarthy, O'Neil and Panella. We provide these retirement benefits in order to remain competitive and to attract and retain our senior executives who were hired later on in their careers. Under our supplemental executive retirement plan, we provide Messrs. Bottomley, McCarthy and O'Neil with an annual benefit payable for 15 years upon retirement and after attaining age 65 equal to a fixed percentage of the average compensation of their highest three calendar years within the final five calendar years of their employment, reduced by the sum of the benefits payable under our pension plan, the bank-funded benefits under our 401(k) plan and 50 percent of Social Security benefits. The fixed percentage is 75 percent in the case of Mr. Bottomley and 65 percent for Messrs. McCarthy and O'Neil. In the case of Mr. Panella, his supplemental retirement agreement provides for 216 monthly payments of $7,463 each upon his retirement from us after attaining age 65.

        Nonqualified Deferred Compensation Plan.    Since contributions to the 401(k) plan are subject to IRS limits, we offer a nonqualified deferred compensation plan to provide key employees, including the named executive officers, with the opportunity for additional deferrals. A similar arrangement is also available to our directors. Deferrals are credited with interest at a rate equal to the average yield rate on our loan portfolio for the preceding calendar year.

        Perquisites.    We also offer various fringe benefits to all of our employees, including our named executive officers, including group policies for medical insurance. We provide individual coverage to employees, with the employee being responsible for a portion of the premium. Our executive officers are provided family coverage at no cost. Our executive officers are provided with an automobile allowance, and we pay club dues for some of our executive officers. The Compensation Committee believes these benefits are appropriate and assist these officers in fulfilling their employment obligations.

Executive Compensation

        Summary Compensation Table.    The following table sets forth the cash and non-cash compensation for the fiscal year ending December 31, 2006 awarded to or earned by our Chief Executive Officer, the Chief Financial Officer, and our three other highest paid Executive Officers whose total compensation earned in 2006 exceeded $100,000. We refer to these individuals as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Kevin T. Bottomley President / Chief Executive Officer	2006	425,000	441,983	N/A	N/A	150,000	7,184	54,881	1,079,048
L. Mark Panella Senior Vice President / Chief Financial Officer	2006	145,000	38,020	N/A	N/A	48,466	3,283	5,885	240,654
James J. McCarthy Executive Vice President / Chief Operating Officer	2006	232,200	216,239	N/A	N/A	82,613	3,566	26,404	561,022
John J. O'Neil Executive Vice President / Senior Loan Officer	2006	226,800	216,239	N/A	N/A	80,808	4,197	38,593	566,637
Mark J. Terry Senior Vice President / Commercial Lending	2006	155,976	52,278	N/A	N/A	54,197	N/A	22,516	284,967

(1)
The figures in this column represent the dollar value of the most recent grant of shares under the Phantom Stock Plan. The amounts earned for 2006 were granted in 2007.

(2)
No stock awards were granted in 2006.

(3)
No option awards were granted in 2006.

(4)
Compensation shown in this column represents payments earned under the Annual Incentive Compensation Plan. The amount earned for 2006 performance was paid in 2007.

(5)
The figures in this column are comprised of the change in the value of accumulated benefits under the Pension Plan, Supplemental Executive Retirement Plan and Supplemental Retirement Agreement from October 31, 2005 to October 31, 2006, based upon the earliest retirement age of which the named executive officer can receive unreduced benefits.

(6)
Totals in this column are comprised of: (1) a 401(k) plan match, which in 2006 was 100% up to the first 4% of participant compensation, (in 2006, our matches for Messrs. Bottomley, Panella, McCarthy, O'Neil and Terry were $8,800, $5,885, $4,693, $8,800 and $6,441 respectively); (2) the expense associated with perquisites for each executive during 2006 that, when considered in aggregate, have a value of greater than $10,000. Specifically, these were a car, country club membership and tax gross up. The figures, respectively, are as follows: Mr. Bottomley—$16,251, $6,860, and $7,225; Mr. McCarthy—$14,441, $3,298, and $3,972; Mr. O'Neil—$6,155, $12,275, and $11,363; and Mr. Terry—$7,800, $4,500 and $3,775; and (3) we paid split dollar life insurance policy premiums in the amount of $15,745 for Mr. Bottomley.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Target ($)	Maximum ($)
Kevin T. Bottomley President / Chief Executive Officer	September 20, 2006	148,750	148,750
L. Mark Panella Senior Vice President / Chief Financial Officer	September 20, 2006	50,750	50,750
James J. McCarthy Executive Vice President / Chief Operating Officer	September 20, 2006	81,270	81,270
John J. O'Neil Executive Vice President / Senior Loan Officer	September 20, 2006	79,380	79,380
Mark J. Terry Senior Vice President / Commercial Lending	September 20, 2006	54,592	54,592

Pension Benefits

        Pension Plan.    We maintain the Savings Bank Employees Retirement Association, or SBERA, pension plan, or the Pension Plan, for our eligible employees. We froze the Pension Plan on August 15, 2003, and no additional benefits have been accrued since that date. We are currently in the process of seeking regulatory approval to terminate the Pension Plan.

        A participant's normal benefit under the Pension Plan equals the sum of (1) 1.25% of the participant's average compensation, generally defined as the average taxable compensation for the three consecutive limitation years that produce the highest average, multiplied by the number of years of service the participant has under the Pension Plan up to 25 years of service, plus (2) 1.85% times the participant's average compensation over the participant's covered compensation limit. Participants may retire at or after age 65 and receive their full benefits under the plan. Participants may also retire early at age 62 or at age 55 with ten years of service or age 50 with 15 years of service and receive a reduced retirement benefit. Pension benefits are payable in equal monthly installments for life, or for married persons, as a joint survivor annuity over the lives of the participant and spouse. Participants may also elect a lump sum payment with the consent of their spouse. If a participant dies while employed by us, a death benefit will be payable to either his or her spouse or estate, or named beneficiary, equal to the entire amount of the participant's accrued benefit in the plan.

        Supplemental Executive Retirement Plan.    We also maintain a Supplemental Executive Retirement Plan for the benefit of Messrs. Bottomley, McCarthy and O'Neil. Under this plan, each executive is entitled to receive an annual benefit payable for 15 years upon retirement and after attaining age 65 equal to a fixed percentage of their final three-year average compensation, reduced by the sum of the benefits payable under our Pension Plan, the bank-funded benefits under our 401(k) plan and 50 percent of Social Security benefits. If a participant dies while employed by us, his beneficiary is entitled to receive 15 annual payments equal to a fixed percentage of the average compensation of the participant's highest three calendar years within the final five calendar years of the participant's employment. The fixed percentage is 75 percent in the case of Mr. Bottomley and 65 percent for Messrs. McCarthy and O'Neil. Participants may also retire early at age 60 with ten years of service and receive a reduced benefit. Reduced benefits are also payable if a participant is terminated without cause prior to attaining early or normal retirement age. The reduction for payment of benefits prior to attainment of age 65 is waived if a participant's employment is terminated on account of death, disability or termination of employment after a change of control. In lieu of payments over 15 years, a participant may also elect to receive his benefit in a lump sum.

        Supplemental Retirement Agreement.    We have entered into a supplemental retirement agreement with Mr. Panella whereby we agreed to provide him with 216 monthly retirement payments of $7,463 each upon his retirement from us after attaining age 65. He may also retire early at age 60 with 15 years of service and receive a reduced benefit. Instead of receiving 216 monthly payments, Mr. Panella may also elect to receive his benefit in a single lump sum or in 60 or 120 monthly installments.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Kevin T. Bottomley President / Chief Executive Officer (2)	SBERA Pension Plan as Adopted by Danversbank	7	132,123	0
	Supplemental Executive Retirement Plan	11	0	0
L. Mark Panella Senior Vice President / Chief Financial Officer	SBERA Pension Plan as Adopted by Danversbank	8	60,305	0
	Supplemental Retirement Agreement	12	0	0
James J. McCarthy Executive Vice President / Chief Operating Officer	SBERA Pension Plan as Adopted by Danversbank	2	17,373	0
	Supplemental Executive Retirement Plan	21	0	0
John J. O'Neil Executive Vice President / Senior Loan Officer	SBERA Pension Plan as Adopted by Danversbank	2	28,003	0
	Supplemental Executive Retirement Plan	5	0	0
Mark J. Terry Senior Vice President / Commercial Lending	SBERA Pension Plan as Adopted by Danversbank	N/A	N/A	N/A

  (1)
  Present value of accumulated benefits under the Pension Plan, the Supplemental Executive Retirement Plan and the Supplemental Retirement Agreement as of October 31, 2006, determined using interest rate and mortality rate assumptions consistent with those used for our financial reporting purposes, except that retirement age is based on the earliest retirement age.

  (2)
  Mr. Bottomley is currently eligible for early retirement under the Pension Plan, having attained age 55 and completed ten years of service.

Nonqualified Deferred Compensation

        Deferred Compensation Plan.    We have established a nonqualified deferred compensation plan designed to provide certain executives with the opportunity to defer compensation and receive supplemental retirement benefits. Under the plan, officers designated as participants by the board of directors may defer bonus and phantom plan payments otherwise payable to them in the calendar year. Participants are 100 percent vested in their voluntary deferrals. The deferral amounts are credited with interest each year at a rate equal to the average yield rate on our loan portfolio for the preceding calendar year. Participants receive distributions from the plan upon separation from service or death, or on a fixed date selected by the participants. Plan benefits are paid in a lump sum or annual installments over a period not exceeding ten years, in accordance with participants' elections. Upon the death of the participant, the designated beneficiary receives any remaining payments due under the plan.

        None of our named executive officers are participating in our deferred compensation plan. Accordingly, we have omitted the "Nonqualified Deferred Compensation Table."

Potential Payments upon Termination or Change-in-Control

        Assuming the employment of our named executive officers were to be terminated upon a change in control, each as of December 31, 2006, the following individuals would be entitled to the following payments and benefits:

Kevin T. Bottomley

Payment and Benefits Upon Separation	Voluntary Separation ($)	Involuntary Termination Not For Cause ($)	Involuntary Termination For Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Termination After Change- in-Control ($)
Cash Payment	0	0	0	0	0	0
Phantom Shares	0	0	0	2,186,055	2,186,055	2,186,055
SERP Payment	0	2,193,837	0	3,948,641	3,536,364	3,536,364
Total:	0	2,193,837	0	6,134,696	5,722,419	5,722,419

L. Mark Panella

Payment and Benefits Upon Separation	Voluntary Separation ($)	Involuntary Termination Not For Cause ($)	Involuntary Termination For Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Termination After Change- in-Control ($)
Cash Payment	0	0	0	0	0	0
Phantom Shares	0	0	0	228,120	228,120	228,120
SERP Payment	0	0	0	0	467,733	0
Total:	0	0	0	228,120	695,853	228,120

James J. McCarthy, Jr.

Payment and Benefits Upon Separation	Voluntary Separation ($)	Involuntary Termination Not For Cause ($)	Involuntary Termination For Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Termination After Change- in-Control ($)
Cash Payment	0	0	0	0	0	0
Phantom Shares	0	0	0	855,450	855,450	855,450
SERP Payment	0	581,412	0	1,913,838	1,546,490	1,546,490
Total:	0	581,412	0	2,769,288	2,401,940	2,401,940

John J. O'Neil

Payment and Benefits Upon Separation	Voluntary Separation ($)	Involuntary Termination Not For Cause ($)	Involuntary Termination For Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Termination After Change- in-Control ($)
Cash Payment	0	0	0	0	0	0
Phantom Shares	0	0	0	798,420	798,420	798,420
SERP Payment	0	947,314	0	1,909,499	1,675,776	1,675,776
Total:	0	947,314	0	2,707,919	2,474,196	2,474,196

Mark J. Terry

Payment and Benefits Upon Separation	Voluntary Separation ($)	Involuntary Termination Not For Cause ($)	Involuntary Termination For Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Termination After Change- in-Control ($)
Cash Payment	0	0	0	0	0	0
Phantom Shares	0	0	0	80,190	80,190	80,190
SERP Payment	0	0	0	0	0	0
Total:	0	0	0	80,190	80,190	80,190

        Proposed Employment Agreements.    In connection with the conversion, we will enter into employment agreements with Kevin T. Bottomley, John J. O'Neil, James J. McCarthy, Jr. and L. Mark Panella, referred to below as the executives or executive. Our continued success following the offering depends to a significant degree on the executives' skill and competence, and the employment agreements help to ensure a stable management base.

        The employment agreements will provide for three-year terms. The three year term of each employment agreement shall automatically be extended each day after the commencement of such agreement, so that at any point during each executive's employment the then remaining term is three years. The initial base salaries under the agreements will be $425,000, $170,000, $226,800 and $232,200 for Messrs. Bottomley, Panella, O'Neil and McCarthy, respectively. In addition to the base salary, the employment agreements provide for, among other things, participation in stock benefits plans, an automobile allowance and other fringe benefits applicable to executive personnel.

        The employment agreements provide for termination by us for "cause," as defined in the employment agreement, at any time. If the executive's employment is terminated for cause, the executive (or to his authorized representative or estate) shall be entitled to receive earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the executive may have under any employee benefit plan, including without limitation the SERP.

        If we choose to terminate an executive's employment without "cause," or if an executive resigns with "good reason" (defined as: (i) a substantial diminution or other substantial adverse change, not consented to by the executive in writing, in the nature or scope of the executive's responsibilities, authorities, powers, functions or duties; (ii) any removal, during the term, from the executive of his title that is not consented to in writing by the executive; (iii) an involuntary reduction in the executive's base salary except for across-the-board salary reductions based on our financial performance similarly affecting all senior management personnel; (iv) a breach by us of any of our material obligations under the employment agreement; (v) the involuntary relocation of our offices at which the executive is principally employed or the involuntary relocation of the offices of the executive's primary workgroup to a location more than 25 miles from such offices; (vi) our failure to obtain an effective agreement from any successor to assume and agree to perform the terms of the employment agreement; (vii) a change in control; or (viii) a determination by the Board not to continue to extend the term of employment), the executive will receive a lump sum amount equal to three times the sum of the executive's base salary plus the greater of his target cash bonus for the year of termination or his highest cash bonuses earned in the preceding three years. We will also provide them with a payment equal to the value of the stock options and restricted stock they would have earned if they had remained employed with us for three additional years. We would also continue and/or pay for the executive's health, vision and dental coverage for three years. In addition, the executive is entitled to receive (and in the case of his death, his surviving spouse, or estate if there is no surviving spouse) a pro rata portion of the his target cash bonus for the year of termination, based on the portion of the calendar year during which the executive was employed before termination.

        The employment agreements provide that the executive will receive a tax gross-up payment, relating to excise tax or penalties imposed on benefits and severance received in connection with a change in control of Danvers Bancorp or Danversbank. The employment agreements further provide that we will indemnify the executive to the fullest extent legally allowable. In return for the benefits provided by the employment agreements, each executive agrees to certain restrictive covenants, including noncompetition and nonsolicitation agreements for 12 months (18 months in the event the executive terminates within 30 days after a change in control) after termination of employment.

        Change in Control Agreements.    Upon completion of the conversion, we will enter into change in control agreements with eight of our senior officers. Each change in control agreement will be in effect for 12 months following a change in control. Under the agreements, in the event that within a period ending 12 months after a change in control, as defined in the agreement, Danversbank or Danvers Bancorp or their successors terminates the employment of an individual covered by the agreement without cause, as defined in the agreement, or if the individual voluntarily resigns with good reason, as defined in the agreement, the individual will receive a lump sum payment in the amount of one and one-half times the executive's annual base salary plus the greater of the executive's target cash bonus for the year of termination or the executive's highest cash bonus earned in the preceding three years. We will also continue health, dental and vision benefit coverage for 18 months following termination of employment. The agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G of the Internal Revenue Code, which provides that severance payments that equal or exceed three times the individual's base amount are deemed to be excess parachute payments if they are contingent upon a change in control.

        Employee Severance Compensation Plan.    We expect to adopt the Danvers Bancorp, Inc. Change in Control Severance Pay Plan in connection with the conversion. The plan will provide severance benefits to eligible employees who terminate employment as a result of a change in control of Danvers Bancorp. All regular employees who are not covered by a separate employment or change in control agreement with us are eligible participants in this plan. Upon involuntary termination or voluntary termination under specified circumstances within 12 months after a change in control, terminated employees will receive a severance payment ranging between two and four weeks of base compensation for each year of service, up to a maximum of 52 weeks of base compensation. The plan also provides for the extension of medical, dental and vision coverage for a period not to exceed 52 weeks following termination.

        401(k) Plan.    Danversbank sponsors the Danversbank SBERA 401(k) Plan, a tax-qualified defined contribution plan, for all employees of Danversbank who have satisfied the plan eligibility requirements. Employees who have attained age 21 may begin deferring compensation as of the first day of the month following the completion of twelve months of employment with Danversbank.

        The plan has an individual account for each participant's contributions and allows each participant to direct the investment of his or her account in a variety of investment funds. In connection with the conversion, the plan will add an additional investment alternative, the Danvers Bancorp Stock Fund.

The Danvers Bancorp Stock Fund will permit participants to invest up to 50% of their account balances in Danvers Bancorp common stock. A participant who elects to purchase common stock in the subscription offering through the plan will receive the same subscription priority and be subject to the same individual purchase limitations as if the participant had elected to make such purchase using other funds. In addition, participants may also elect to purchase additional shares of common stock, up to an aggregate of 2% of the sum of the shares of common stock sold in the offering plus the shares contributed to the Charitable Foundation (232,050 and 273,000 shares at the minimum and midpoint of the offering range, respectively). See "The Conversion and the Offering—Offering of Common Stock" and "—Limitations on Purchase of Shares" on pages 117 and 121. The plan will purchase common stock for participants in the offering, to the extent that shares are available. After the offering, the plan will purchase shares in open market transactions. Participants will direct the stock fund trustee on the voting of shares purchased for their plan accounts.

        Employee Stock Ownership Plan.    In connection with the conversion, we plan to adopt an employee stock ownership plan for our eligible employees who have attained age 21 and have completed one year of service.

        It is anticipated we will engage an independent third party trustee to purchase, on behalf of the employee stock ownership plan, that number of shares equal to 8.0% of the sum of the number of shares sold in the offering plus the number of shares contributed to the Charitable Foundation (928,200 and 1,092,000 shares at the minimum and midpoint of the offering range, respectively). It is anticipated that the employee stock ownership plan will fund its purchase in the offering from through a loan from Danvers Bancorp or a subsidiary capitalized by Danvers Bancorp. The loan will equal 100% of the aggregate purchase price of the common stock. The loan to the employee stock ownership plan will be repaid principally from Danversbank's contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the offering. See "Pro Forma Data" on page 33.

        Shares purchased by the employee stock ownership plan with the proceeds of the employee stock ownership plan loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants in accordance with compensation, on a pro rata basis.

        Participants will vest in the benefits allocated under the employee stock ownership plan upon completion of three years of service. A participant will also become fully vested at retirement, upon death or disability or upon termination of the employee stock ownership plan. Benefits are generally distributable upon a participant's termination from employment. Any unvested shares that are forfeited upon a participant's termination of employment will be reallocated among the remaining plan participants.

        Plan participants will be entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

        Under applicable accounting requirements, compensation expenses for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be release to participants accounts. See "Pro Forma Data" on page 33.

        The employee stock ownership plan must meet certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended. We intend to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the employee stock ownership plan.

        ESOP Restoration Plan.    We intend to implement an ESOP Restoration Plan after the conversion that will provide benefits to selected officers whose benefits under our employee stock ownership plan are limited by applicable tax limits. The amount of benefits will be limited to the amount that would have been provided under our employee stock ownership plan but for the application of the tax limits. Benefits will be payable in cash to participants upon their termination of employment.

        Stock Option and Incentive Plan.    We intend to implement a stock option and incentive plan after the conversion that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options not to exceed 10% of the sum of shares sold in the offering and contributed to the Charitable Foundation and a number of shares of restricted stock equal to 4% of the sum of shares sold in the offering and contributed to the Charitable Foundation. These limitations will not apply if the plan is implemented more than one year after the conversion.

        We may fund the stock option and incentive plan through the purchase of common stock in the open market, subject to regulatory restrictions, by a trust established in connection with the plan or from authorized, but unissued, shares of our common stock. The issuance of additional authorized, but unissued, shares by the stock option and incentive plan after the offering would dilute the interests of existing stockholders. See "Pro Forma Data" on page 33.

        We will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. We will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period, but we may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control.

        The stock option and incentive plan will comply with all applicable Massachusetts Commissioner of Banks and FDIC regulations. We will submit the equity incentive plan to stockholders for their approval, at which time we will provide stockholders with detailed information about the plan. If the plan is implemented within one year after the conversion, the plan must be approved by a majority of the total votes eligible to be cast and if the plan is implemented more than one year after the conversion, the plan must be approved by a majority of the total votes cast.

Transactions With Related Persons

        Loans and Extensions of Credit.    In the ordinary course of business, the Company grants loans to trustees and officers of the Company, including their families and companies with which they are affiliated. Such loans are made in the ordinary course of business under normal credit terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons, and do not represent more-than-normal credit risk.

        Section 22(h) of the Federal Reserve Act generally provides that any credit extended by insured institutions, such as Danversbank, to executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

        The aggregate amount of loans by Danversbank to its executive officers and directors was $34.6 million at June 30, 2007, or approximately 52.5% of total equity at such date. These loans were performing according to their original terms at June 30, 2007.

Proposed Management Purchases

        The following table sets forth, for each of our directors and executive officers (and their associates) and for all of our directors and executive officers as a group, the proposed purchases of common stock, assuming the offering is closed at the midpoint of the offering range and assuming sufficient shares are available to satisfy their subscriptions

Name	Number of Shares	Amount($)	Percent(1)
Directors and executive officers:
Kevin T. Bottomley		$		%
L. Mark Panella
John J. O'Neil
James J. McCarthy
Michael W. McCurdy
Jack M. Murray
Diane C. Brinkley
Robert J. Broudo
Craig S. Cerretani
Brian C. Cranney
John P. Drislane
John R. Ferris
Thomas Ford
Neal H. Goldman
Eleanor M. Hersey
Mary Coffey Moran
J. Michael O'Brien
John M. Pereira
Diane T. Stringer
James C. Zampell

All Directors and Executive Officers as a Group (20 persons)		$		%

(1)
Based on the midpoint of the offering range.

THE CONVERSION AND THE OFFERING

General

        On June 15, 2007, the board of trustees of the MHC adopted the plan of conversion. Under the plan of conversion, the MHC will combine, by merger or otherwise, with Danversbank, in a transaction where the existing outstanding shares of capital stock of Danversbank will be extinguished. Danversbank will then issue 100% of its newly outstanding common stock to Danvers Bancorp, a newly formed Delaware corporation, in exchange for a portion of the net proceeds of this offering. Upon such issuance, Danversbank will become a wholly owned subsidiary of Danvers Bancorp. In connection with the conversion, Danvers Bancorp is offering between 11,050,000 and 14,950,000 shares of common stock, which offering may be increased to up to 17,192,500 shares of common stock. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion. In connection with the conversion, the MHC is forming the Charitable Foundation, to which additional shares of Danvers Bancorp common stock will be contributed. At a special meeting of corporators held on                       , 2007, the board of corporators of the MHC voted to approve the plan of conversion and establishment of the Charitable Foundation.

        The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, supplemental eligible account holders, our tax-qualified employee benefit plans (specifically our employee stock ownership plan and 401(k) plan) and to employees, officers, directors, trustees, corporators of the MHC and Danversbank who are not eligible account holders or supplemental eligible account holders.

        Subject to the purchase priority rights of these holders of subscription rights, we may also offer the common stock for sale in a direct community offering to members of the general public, with a preference given to natural persons residing in Essex, Middlesex and Suffolk Counties, Massachusetts. The direct community offering may begin at the same time as, during or after the subscription offering.

        We may sell any shares of our common stock that are not sold in the subscription offering or the direct community offering to the general public in a syndicated community offering.

        We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the direct community offering or the syndicated community offering. The direct community and syndicated community offerings must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Massachusetts Commissioner of Banks. See "—Offering of Common Stock—Community Offering" and "—Offering of Common Stock—Syndicated Community Offering" on pages 119 and 120.

        We determined the number of shares of common stock to be offered in the offering based upon an independent appraisal of the estimated pro forma market value of our common stock, which takes into account the sale of shares in the offering, and the contribution of shares to the Charitable Foundation. All shares of common stock to be sold in the offering will be sold at $10.00 per share, with no commissions for purchases in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the conversion will be determined at the completion of the offering. See "—How We Determined Stock Pricing and the Number of Shares to be Issued" on page 125 for more information as to the determination of the estimated pro forma market value of the common stock.

Reasons for the Conversion

        The primary reasons for the conversion and related stock offering are to:

  •
  support future branching activities;

  •
  support future lending and operational growth, including continuing to increase our commercial lending and deposit relationships in our market area;

  •
  expand sources of non-interest income;

  •
  provide our customers and local community members with an opportunity to acquire our stock;

  •
  increase our philanthropic endeavors to the communities we serve through the formation and funding of the Charitable Foundation;

  •
  make necessary capital investments in facilities and technology; and

  •
  enhance our ability to attract and retain qualified directors, management and employees through stock-based compensation plans.

        As a stock holding company, Danvers Bancorp will have greater flexibility than the MHC now has in structuring mergers and acquisitions, including the consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits any ability to offer any common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. We currently do not have any agreement or understanding as to any specific acquisition.

Effects of the Conversion

        General.    Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata interest in the equity of the institution based upon the balance in the depositor's account. This interest may only be realized in the event of a liquidation of the savings institution.

        However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes such depositor's account receives the balance in the account but receives nothing for such depositor's ownership interest in the equity of the institution, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of a mutual savings bank have no way to realize the value of their ownership interest, except in the unlikely event that the savings bank is liquidated. In such event, the depositors of record at that time would share pro rata in any residual retained earnings and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

        When a mutual savings bank converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution's equity and the former pro rata interest of depositors is thereafter represented exclusively by their liquidation rights. Capital stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC, any other governmental agency or the Depositors Insurance Fund. Certificates are issued to evidence ownership of the capital stock sold in connection with the conversion. The stock certificates are transferable, and, therefore, the stock may be sold or traded with no effect on any deposit account the seller or trader may hold in the institution.

        Continuity.    While the conversion is pending, the normal business of Danversbank of accepting deposits and making loans will continue without interruption. Danversbank will continue to be subject to regulation by the Massachusetts Commissioner of Banks and the FDIC. After the conversion, we will continue to provide existing services to depositors, borrowers and other customers under Danversbank's current policies by its present management and staff.

        The directors and officers of Danvers Bancorp are also directors and officers of Danversbank, and will continue to serve as directors and officers of Danversbank after the conversion. See "Management—Directors" on page 98.

        Effect on Deposit Accounts.    The conversion will have no effect on Danversbank's deposit accounts, except to the extent that funds in the account are withdrawn to purchase shares in the offering and except with respect to liquidation rights. Each such account will be insured by the FDIC to the same extent as before the conversion, and each such account will continue to be insured in full for amounts in excess of FDIC limits by the excess insurer of savings bank deposits, the Depositors Insurance Fund. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

        Effect on Loans.    No loan outstanding from Danversbank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

        Tax Effects.    Danvers Bancorp has received favorable opinions regarding the federal and Massachusetts income tax consequences of the conversion to the effect that the conversion will not result in any adverse federal or Massachusetts tax consequences to eligible account holders. See "—Tax Effects Of The Conversion" on page 123.

        Liquidation Rights.    The plan of conversion provides for Danversbank to establish and maintain a liquidation account for the benefit of eligible account holders and supplemental eligible account holders, in an amount equal to the net worth of Danversbank as of the date of the most recent consolidated statement of financial condition contained in this prospectus. In the unlikely event of a complete liquidation of Danversbank, and only in such event, each eligible account holder and supplemental eligible account holder who continues to maintain such account holder's deposit account at Danversbank following the conversion would be entitled to a distribution from the liquidation account prior to any payment to any holder of Danversbank's capital stock (but following all liquidation payments to creditors, including depositors).

        Each eligible account holder and supplemental eligible account holder would initially have a pro rata interest in the total liquidation account based on the proportion that the aggregate balance of such person's qualifying deposit accounts on February 28, 2006, the eligibility record date, or March 31, 2007, the supplemental eligibility record date, as applicable, bears to the aggregate balance of all qualifying deposit accounts of all eligible account holders and supplemental eligible account holders on such dates. For this purpose, qualifying deposit accounts include all savings, time, demand, interest-bearing demand, money market and passbook savings accounts maintained at Danversbank (excluding any escrow accounts). The liquidation account will be an off-balance sheet memorandum account that will not be reflected in the published financial statements of Danversbank or Danvers Bancorp.

        If, however, on the last day of any fiscal year of Danvers Bancorp commencing after the completion of the conversion, the amount in any deposit account of Danversbank is less than either the amount in such deposit account on February 28, 2006, with respect to an eligible account holder, or on March 31, 2007, with respect to a supplemental eligible account holder, or the amount in such deposit account on any previous fiscal year closing date, then the interest in the liquidation account relating to such deposit account would be reduced in an amount proportional to the reduction in such deposit balance, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.

        Neither Danversbank nor Danvers Bancorp will be required to set aside funds for the purpose of establishing the liquidation account, and the creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of Danversbank or

Danvers Bancorp, except that neither Danversbank nor Danvers Bancorp, as the case may be, shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such a transaction would be to cause its net worth to be reduced below the amount required for the liquidation account.

        Any payments to eligible account holders or supplemental eligible account holders pursuant to liquidation rights would be separate and apart from the payment to them of any insured deposit accounts. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to the stockholder of Danversbank.

        We have no plans to liquidate Danvers Bancorp or Danversbank.

Approvals Required

        The board of trustees and the corporators of the MHC, including a majority of the "independent" corporators, and the board of directors and sole stockholder of Danversbank must approve the plan of conversion and the establishment and funding of the Charitable Foundation. The trustees of the MHC and directors of Danversbank approved the plan of conversion on June 15, 2007, and a special meeting of corporators will be held after we receive conditional approval from the Massachusetts Commissioner of Banks. We have filed applications with respect to the conversion with the Massachusetts Commissioner of Banks and the Federal Reserve Board, and we have provided the FDIC with copies of all documents filed with the Massachusetts Commissioner of Banks. The approvals of the Massachusetts Commissioner of Banks and of the Federal Reserve Board, but not of the FDIC, are required before we can consummate the conversion and issue shares of common stock. However, any approval by the Massachusetts Commissioner of Banks or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

The Corporators

        Under the law governing Massachusetts mutual bank holding companies, when a mutual institution is first organized, the original subscribers become the original corporators, who are responsible for electing the board of trustees (analogous to a board of directors) and the officers of the institution. Under current Massachusetts law, a mutual bank holding company must have at least 25 corporators, 75% of whom must be citizens and residents of the Commonwealth of Massachusetts, and 60% of whom must not simultaneously serve as officers or trustees of the institution. Corporators are elected by the other corporators to 10-year staggered terms. The corporators of the MHC will cease to exist upon consummation of the mutual-to-stock conversion of the MHC but we expect that the former corporators of the MHC (other than such persons who are members of the board of directors of Danvers Bancorp) will serve as an advisory board to Danvers Bancorp.

Offering of Common Stock

        Under the plan of conversion, up to 17,192,500 shares of Danvers Bancorp common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

        Subscription Offering.    The subscription offering will expire at           p.m., Eastern time, on                       , 2007, unless otherwise extended by Danversbank and Danvers Bancorp. All shares to be offered in the offering must be sold within a period ending not more than 45 days after the expiration of the subscription offering. This period expires on                                  . If the offering is not completed by                                  , all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify

Danversbank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Danversbank's notice, the funds submitted will be refunded to the subscriber with interest at Danversbank's current passbook savings rate, and/or the subscriber's withdrawal authorizations will be terminated. In the event that the offering is not effected, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at Danversbank's current passbook savings rate, and all withdrawal authorizations will be terminated.

        Subscription Rights.    Under the plan of conversion, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock that these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of conversion. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

          Category 1: Eligible Account Holders.    Subject to the maximum purchase limitations, each depositor with $50 or more on deposit at Danversbank, as of the close of business on February 28, 2006, will receive nontransferable subscription rights to subscribe for up to the greater of the following:

    (i)
    $200,000 of common stock:

    (ii)
    one-tenth of one percent of the total offering of common stock; or

    (iii)
    15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

          If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares will be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess will be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in Danversbank in the one-year period preceding February 28, 2006 are subordinated to the subscription rights of other eligible account holders.

          Category 2: Supplemental Eligible Account Holders.    To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, and subject to the maximum purchase limitations, each depositor with $50 or more on deposit as of the close of business on March 31, 2007, will receive nontransferable subscription rights to subscribe for up to the greater of:

    (i)
    $200,000 of common stock;

    (ii)
    one-tenth of one percent of the total offering of common stock; or

    (iii)
    15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

          If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

          Category 3: Tax-Qualified Employee Plans.    The tax-qualified employee plans of Danversbank, such as the employee stock ownership plan and the 401(k) plan, have nontransferable subscription rights to purchase up to 10% of the shares of common stock sold in the offering. The employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering, including shares issued to the Charitable Foundation. Participants in the 401(k) plan may, in the aggregate, subscribe for up to 2% of the sum of the shares sold in the offering plus the shares issued to the Charitable Foundation. In the event the number of shares offered in the offering is increased above the maximum of the valuation range, the tax-qualified employee plans will have a priority to purchase any shares exceeding that amount up to 10% of the common stock. If the employee stock ownership plan's subscription is not filled in its entirety, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from the holding company subsequent to completion of the offering.

          Category 4: Employees, Officers, Directors, Trustees and Corporators.    On a fourth priority basis, each employee, officer, director, trustee and corporator of Danvers Bancorp and Danversbank at the time of the offering who is not eligible in the preceding priority categories shall receive at no cost non-transferable subscription rights to subscribe for common stock in an amount up to $200,000. See "—Limitations on Common Stock Purchases." In the event that persons in this category subscribe for more shares of stock than are available for purchase by them, shares will be allocated among such subscribing persons on an equitable basis, such as by giving weight to the order size, period of service, compensation and position of the individual subscriber.

        Community Offering.    Any shares of common stock that remain unsubscribed for in the subscription offering will be offered by Danvers Bancorp in a community offering to members of the general public to whom Danvers Bancorp delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in Essex, Middlesex and Suffolk Counties, Massachusetts, or the Local Community. We will consider persons residing in the Local Community if they occupy a dwelling in the city or town and establish an ongoing physical presence in the Local Community that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident in the Local Community. In all cases, the determination of residence status will be made by us at our sole discretion. Subject to the maximum purchase limitations, these persons may purchase up to $400,000 of common stock. The community offering, if any, may begin concurrently with, during or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than                        , unless extended by Danvers Bancorp and Danversbank. If we extend the offering, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber's order will be rescinded and all funds received will be promptly returned with interest. Subject to any required regulatory approvals, Danvers Bancorp will determine, in its discretion, the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering.

        The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Danvers Bancorp and Danversbank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

        If there are not sufficient shares of common stock available to fill orders in the community offering, available shares will be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the Local Community, so that each such person may receive 100 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions or on such other reasonable basis as may be determined by Danvers Bancorp. If there are any shares of common stock remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for subscribers residing in the Local Community.

        Syndicated Community Offering.    The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O'Neill, acting as our agent. In such capacity, Sandler O'Neill may form a syndicate of other brokers-dealers who are NASD member firms. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Sandler O'Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O'Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us. See "—Community Offering" above for a discussion of rights of subscribers in the event an extension is granted. If we extend the offering, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber's order will be rescinded and all funds received will be promptly returned with interest.

        The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

        Stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $200,000 of common stock (which equals 20,000 shares). See "—How We Determined Stock Pricing and the Number of Shares to be Issued" on page 125. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

        If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds, promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of Danvers Bancorp common stock, or take such other actions as may be permitted.

Limitations on Purchase of Shares

        The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased during the conversion:

          No person may purchase fewer than 25 shares of common stock per stock order form;

          Our tax qualified employee benefit plans are entitled to purchase up to 10.0% of the shares sold in the offering and contributed to the charitable foundation. As a tax qualified employee benefit plan, our employee stock ownership plan intends to purchase that number of shares equal to 8.0% of the sum of the number of shares sold in the offering plus the number of shares contributed to the charitable foundation;

          No person may subscribe for more than $200,000 of common stock. In the subscription offering, no persons exercising subscription rights through a single qualifying deposit account held jointly may purchase more than this amount. Our employee stock ownership plan is not subject to this limitation;

          No person, together with associates or persons acting in concert with such person (please see definitions of "associate" or "acting in concert" below), may purchase in all categories of the offering combined, more than the overall purchase limit of 40,000 shares, or $400,000 of common stock. Our employee stock ownership plan is not subject to this limitation; and

          The aggregate number of shares of common stock that may be purchased in all categories of the offering by employees, officers, directors, trustees and corporators of Danvers Bancorp and Danversbank and their associates may not exceed 30.0% of the total shares sold in the offering and contributed to the charitable foundation.

        Depending upon market or financial conditions, the board of directors of Danvers Bancorp may increase or decrease the purchase limitations, provided that the purchase limitations (i) may not be increased to a percentage that is more than 5.0% of the common stock offered for sale and may not be decreased to a percentage that is less than one-tenth of a percent (0.10%) of the common stock offered for sale in the conversion and (ii) related to our employee benefit plans may not be increased to more than 10% of the shares offered for sale. Such an increase or decrease would require the approval of the bank regulators but would not require further approval of the corporators of Danvers Bancorp unless the bank regulators so require. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit.

        In the event of an increase in the offering range of up to 15.0% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

  •
  with regulatory approval, to fill the employee benefit plans' subscription for up to 10.0% of the sum of the shares sold in the offering and contributed to the charitable foundation;

  •
  in the event that there is an oversubscription at the eligible account holder or supplemental eligible account holder levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

  •
  to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in Essex, Middlesex and Suffolk Counties, Massachusetts, and then to other members of the general public.

        The term "associate" of a person means:

  •
  any corporation or organization of which the person is an officer, partner or beneficial owner of 10.0% or more of any class of equity securities (other than Danvers Bancorp, the MHC, Danversbank or a majority-owned subsidiary of any of them);

  •
  any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity;

  •
  any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a director, trustee or officer of Danvers Bancorp, the MHC, or Danversbank; and

  •
  any person "acting in concert" with any of the persons or entities specified above.

        The term "acting in concert" means:

  •
  knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

  •
  persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

  •
  a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

        We have the sole discretion to determine whether prospective purchasers are "associates" or "acting in concert." Persons having the same address, persons exercising subscription rights through qualifying deposits registered at the same address, whether or not related and persons who file jointly a Schedule 13D or 13G with the Securities and Exchange Commission, will be deemed to be acting in concert unless we determine otherwise. Trustees or directors of Danvers Bancorp, the MHC, or Danversbank are not treated as acting in concert solely as a result of their board membership.

Other Restrictions

        Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state "blue sky" registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. At our sole discretion, we may make reasonable efforts to comply with the securities laws of all states in the United States in which depositors entitled to subscribe for shares reside and will only offer and sell shares in states in which the offers and sales comply with such states' securities laws.

        However, no person will be offered or allowed to purchase any shares in the offering if he or she resides (a) in a foreign country or (b) in a state of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to purchase shares under the plan of conversion reside in such state; (ii) the offer or sale of shares to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

Tax Effects of the Conversion

        We have received an opinion from our legal counsel, Goodwin Procter LLP of Boston, Massachusetts, as to the material federal income tax consequences of the offering on Danvers Bancorp and as to the generally applicable material federal income tax consequences of the offering on our account holders and persons who purchase common stock in the offering. This opinion is based, among other things, on factual representations made by us, on certain assumptions stated in the opinion, on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings, practices and judicial authority, all of which are subject to change (which change may be made with retroactive effect). This opinion has been included as an exhibit to our registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part. The opinion provides, among other things, that:

  1.
  the conversion of Danvers Bancorp to stock form will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

  2.
  no gain or loss or taxable income will be recognized by eligible account holders or supplemental eligible account holders upon the distribution to them or their exercise of nontransferable subscription rights to purchase our common stock; and

  3.
  no gain or loss will be recognized by us on our receipt of cash in exchange for our common stock sold in the offering.

        The tax opinions as to item 2 above is based on the position that subscription rights to be received by eligible account holders, supplemental eligible account holders and other depositors do not have any economic value at the time of distribution or at the time the subscription rights are exercised. In this regard, Goodwin Procter LLP has relied with our permission on the opinion of RP Financial, which has concluded that the subscription rights have no value.

        The opinions of Goodwin Procter LLP and RP Financial, unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

        If the subscription rights granted to eligible account holders, supplemental eligible account holders and other depositors are deemed to have value, receipt of these rights could result in taxable gain to those eligible account holders, supplemental eligible account holders and other depositors who exercise the subscription rights in an amount equal to their value, and we could recognize gain on a distribution. Eligible account holders, supplemental eligible account holders and other depositors are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have value.

        The federal tax opinion referred to in this prospectus is filed as an exhibit to the registration statement. See "Where You Can Find More Information" on page 139.

Restrictions on Transferability of Subscription Rights

        Subscription rights are nontransferable. We may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by agencies of the United States Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of Danversbank and Danvers Bancorp.

Plan of Distribution and Marketing Arrangements

        Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center. All prospective purchasers are to send payment directly to us at our main office, where such funds will be held in a segregated savings account at Danversbank and not released until the offering is completed or terminated.

        We have engaged Sandler O'Neill & Partners, L.P., a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with our stock offering. Sandler O'Neill & Partners, L.P. will assist us in the offering as follows: (1) consulting as to the financial and securities marketing implications of the plan of conversion or related corporate documents; (2) reviewing with our board of directors the financial impact of the offering, based upon the independent appraiser's appraisal of the common stock; (3) reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents); (4) assisting in the design and implementation of a marketing strategy for the offering; (5) assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and (6) providing such other general advice and assistance as we may request in order to promote the successful completion of the offering.

        For these services, Sandler O'Neill & Partners, L.P. will receive a fee equal to 0.80% of the price at which the shares of common stock are sold in the conversion, excluding shares purchase by or on behalf of the employee stock incentive and option plan, the Charitable Foundation, and any trustee, director, officer or employee of Danvers Bancorp or Danversbank. If there is a syndicated offering, Sandler O'Neill & Partners, L.P. will receive a management fee of 0.80% of the aggregate dollar amount of the common stock sold in the syndicated community offering and other broker dealers will receive compensation for shares sold by them in the syndicated community offering. The fee to be paid to other broker dealers in connection with shares sold by them in the syndicated community offering will be determined at the time of the syndicated community offering and will be in accordance with market and competitive practices at such time. The total fees payable to Sandler O'Neill & Partners, L.P. and other NASD member firms in the syndicated offering shall not exceed 5.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. We have made no advance payment to Sandler O'Neill & Partners, L.P. for these services.

        We have agreed to indemnify Sandler O'Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

        We have also engaged Sandler O'Neill to act as records management agent in connection with the offering. In its role as records management agent, Sandler O'Neill will assist us in the offering as follows: (1) consolidation of accounts and development of a central file; (2) preparation of stock order forms; (3) organization and supervision of the stock information center; (4) subscription services; and (5) orientation and training of Danversbank employees, as necessary.

        Sandler O'Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Sandler O'Neill expresses no opinion as to the prices at which common stock to be issued may trade.

        Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

How We Determined Stock Pricing and the Number of Shares to be Issued

        Massachusetts conversion regulations require that the aggregate purchase price of the securities sold in connection with the conversion be based upon an estimated pro forma value of Danvers Bancorp and Danversbank as converted (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We retained RP Financial to make the independent valuation. RP Financial will receive a fee of up to $105,000 for appraisal services, plus reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial and its employees and affiliates against certain losses, including any losses in connection with claims under the federal securities laws, arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

        The independent valuation was prepared by RP Financial in reliance upon the information contained in the prospectus, including the financial statements. RP Financial also considered the following factors, among others:

  •
  the present and projected operating results and financial condition of Danversbank and the economic and demographic conditions in our existing market area;

  •
  historical, financial and other information relating to Danversbank;

  •
  a comparative evaluation of the operating and financial statistics of Danversbank with those of other publicly traded financial institutions;

  •
  the aggregate size of the offering;

  •
  the impact of the offering on our stockholders' equity and earnings potential;

  •
  the proposed dividend policy of Danvers Bancorp;

  •
  the trading market for securities of comparable institutions and general conditions in the market for such securities; and

  •
  the issuance of shares to the Charitable Foundation.

        On the basis of the foregoing, RP Financial advised us that as of August 10, 2007, our offering range was between $110,500,000 and $149,500,000 with a midpoint of $130,000,000 and that our pro forma market value inclusive of shares contributed to the Charitable Foundation was between $116,025,000 and $156,000,000 with a midpoint of $136,500,000. The board determined to offer the shares of common stock in the conversion at the purchase price of $10.00 per share. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Danvers Bancorp will sell in the conversion will range from 11,050,000 shares to 14,950,000 shares, with a midpoint of 13,000,000 shares.

        The Board reviewed the independent valuation and, in particular, considered (1) our financial condition and results of operations for the six months ended June 30, 2007 and for the year ended December 31, 2006, (2) financial comparisons to other financial institutions, and (3) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The Board also reviewed the methodology and the assumptions used by RP

Financial in preparing the independent valuation. The estimated valuation range may be amended, if necessitated by subsequent developments in our financial condition or market conditions generally.

        Following commencement of the subscription offering, the maximum of the estimated valuation range including shares contributed to the Charitable Foundation may be increased by up to 15%, to $178,425,000 and the maximum number of shares that will be outstanding immediately following the offering may be increased by up to 15% to 17,842,500 shares. Under such circumstances, the number of shares sold in the offering will be increased to 17,192,500 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions or demand for the shares without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See "—Limitations on Purchase of Shares" on page 121 as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

        The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. RP Financial did not independently verify the financial statements and other information provided by Danvers Bancorp, nor did RP Financial value independently the assets or liabilities of Danversbank. The independent valuation considers Danvers Bancorp as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

        The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock, including shares contributed to the Charitable Foundation, to more than $178,425,000 or a decrease in the pro forma market value to less than $116,025,000, then Danvers Bancorp, may terminate the plan of conversion and return all funds promptly, with interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as may be permitted, in order to complete the offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above.

        An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Danvers Bancorp's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber's ownership interest and Danvers Bancorp's pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data" on page 33.

        Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Danversbank and the other locations specified under "Where You Can Find More Information" on page 139.

        No sale of shares of common stock may occur unless, prior to such sale, RP Financial confirms to Danvers Bancorp that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of

Danvers Bancorp at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or more than 15% above the maximum of the estimated valuation range will be considered incompatible. If such confirmation is not received, we may extend the offering, reopen the offering or commence a new offering, establish a new estimated valuation range or commence a resolicitation of all purchasers to complete the offering.

Prospectus Delivery and Procedure for Purchasing Shares

        Prospectus Delivery.    To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Sandler O'Neill & Partners, L.P. is obligated to deliver a prospectus and an order form by any means other than the U.S. Postal Service.

        Expiration Date.    The offering will terminate at       p.m., Eastern time, on                 , 2007, unless extended by us for up to 45 days following the expiration date of the subscription offering, which is    , referred to as the expiration date. We are not required to give purchasers notice of any extension unless the expiration date is later than            , in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

        Use of Order Forms.    In order to purchase shares of common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to the main office of Danversbank a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received, not post-marked, by Danversbank prior to       p.m., Eastern time, on                , 2007. Each person ordering shares of common stock is required to represent that he or she is purchasing such shares for his or her own account. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

        To ensure that eligible account holders, supplemental eligible account holders and other depositors are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and the account numbers at the applicable eligibility date. Failure to list all of your account relationships, which will all be reviewed when taking into consideration relevant account relationships in the event of an allocation of stock, could result in a loss of all or part of your share allocation in the event of an oversubscription. Should an oversubscription result in an allocation of shares, the allocation of shares will be completed in accordance with the plan of conversion. If a partial payment for your shares is required, we will first take the funds from the cash or check you paid with and secondly from any account you wanted funds withdrawn from.

        We are not obligated to accept an order submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form. We are not required to notify subscribers of incomplete or improperly executed order forms and we have the right to waive or permit the correction of incomplete or improperly executed order forms as long as it is performed before the expiration of the offering. We do not represent, however, that we will do so, and we have no affirmative duty to notify any prospective subscriber of any such defects.

        Payment for Shares.    Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by check, money order, or authorization of withdrawal from a deposit account maintained with Danversbank. Third party checks will not be accepted as payment for a subscriber's order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

        Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

        Interest penalties for early withdrawal applicable to certificate of deposit accounts at Danversbank will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

        Payments received by Danversbank will be placed in a segregated savings account at Danversbank and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

        The employee stock ownership plan will not be required to pay for the shares of common stock it intends to purchase until consummation of the offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

        Owners of self-directed individual retirement accounts, or IRAs, may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Danversbank. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering. In addition, the provisions of the Employee Retirement Income Security Act of 1974, as amended, commonly referred to as ERISA, and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at Danversbank can be obtained from the Stock Information Center. Depositors interested in using funds in an IRA maintained at Danversbank should contact the Stock Information Center as soon as possible.

        Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond            , 2007.

        We shall have the right, at our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.

        Delivery of Stock Certificates.    Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the address noted on the order form as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered.

Restrictions on Purchase or Transfer of Stock by Directors and Officers

        All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (1) following the death or substantial disability of the original purchaser or (2) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by Danvers Bancorp's directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Supervision and Regulation—Holding Company Regulation—Federal Securities Laws" on page 97.

        Purchases of outstanding shares of common stock of Danvers Bancorp by directors, executive officers, or any person who was an executive officer or director of Danversbank after adoption of the plan of conversion, and their associates during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission. This restriction does not apply, however, to negotiated transactions involving more than 1% of Danvers Bancorp's outstanding common stock or to the purchase of shares of common stock under the stock option plan expected to be implemented subsequent to completion of the offering.

        Danvers Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued in the offering. The registration under the Securities Act of shares of the common stock to be issued in the offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not affiliates of Danvers Bancorp may be resold without registration. Shares purchased by an affiliate of Danvers Bancorp will have resale restrictions under Rule 144 of the Securities Act of 1933. If Danvers Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Danvers Bancorp who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Danvers Bancorp common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. Provision may be made in the future by Danvers Bancorp to permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

        Under guidelines of the NASD, members of the NASD and their associates face certain reporting requirements upon purchase of the securities.

Interpretation, Amendment and Termination

        All interpretations of the plan of conversion by the board of directors will be final. The plan of conversion provides that, if deemed necessary or desirable by the board of directors of Danvers Bancorp, the plan may be substantially amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time. The plan of conversion may be terminated by a majority vote of the board of directors at any time.

Stock Information Center

        If you have any questions regarding the offering, please call the Stock Information Center at (888) 775-6000, from 9:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center is located at One Conant Street, Danvers, Massachusetts 01923.

DANVERSBANK CHARITABLE FOUNDATION

General

        In furtherance of our commitment to our local community, the plan of conversion provides that we will establish The Danversbank Charitable Foundation, Inc. (the "Charitable Foundation") as a non-stock, nonprofit Massachusetts corporation, in connection with the conversion. The Charitable Foundation will be funded with cash and shares of Danvers Bancorp common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the Charitable Foundation will enhance the long-term value of our community banking franchise. The offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.

Purpose of the Charitable Foundation

        In connection with the closing of the conversion, we intend to contribute to the Charitable Foundation the amount of $350,000 in cash and 5% of the number of shares of Danvers Bancorp common stock sold in the offering, up to a maximum of 650,000 shares. The purpose of the Charitable Foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. The Charitable Foundation will be dedicated to community activities and the promotion of charitable causes within the communities in which Danversbank has maintained its headquarters and banking branches prior to the offering, and may be able to support such activities in ways that are not presently available to us. The Charitable Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act. Danversbank received an "outstanding" rating in its most recent Community Reinvestment Act examination by the FDIC.

        Funding the Charitable Foundation with shares of Danvers Bancorp common stock is also intended to allow our community to share in the potential growth and success of Danversbank after the offering is completed because the Charitable Foundation will benefit directly from increases in the value of Danvers Bancorp common stock. In addition, the Charitable Foundation will maintain close ties with Danversbank, thereby forming a partnership within the communities in which Danversbank operates.

Structure of the Charitable Foundation

        The Charitable Foundation will be incorporated under Massachusetts law as a non-stock, nonprofit corporation. The Articles of Organization of the Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Charitable Foundation's Articles of Organization will further provide that no part of the net earnings of the Charitable Foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

        We have selected 9 of our current directors, Kevin T. Bottomley, James J. McCarthy, Eleanor M. Hersey, Diane T. Stringer, Diane C. Brinkley, Neal H. Goldman, Thomas Ford, John Pereira, J. Michael O'Brien and John J. O'Neil to serve on the initial board of directors of the Charitable Foundation. We also will select as an initial member of the Charitable Foundation's initial board of directors one person, Ralph Ardiff, who will not be affiliated with Danversbank but who will have experience with local charitable organizations and grant making. For five years after the conversion, one seat on the Charitable Foundation's board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the Charitable Foundation's board of directors will be reserved for one of Danversbank's directors.

        The business experience of our current directors is described in "Management" on page 98.

        The board of directors of the Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Charitable Foundation will at all times be bound by their fiduciary duty to advance the Charitable Foundation's charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the Charitable Foundation is established. The directors of the Charitable Foundation also will be responsible for directing the activities of the Charitable Foundation, including the management and voting of the shares of common stock of Danvers Bancorp held by the Charitable Foundation, provided that all shares of common stock held by the Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by stockholders of Danvers Bancorp.

        The Charitable Foundation's place of business will be located at our administrative offices. The board of directors of the Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act regulations governing transactions between Danversbank and the Charitable Foundation.

        The Charitable Foundation will receive working capital from:

  (1)
  any dividends that may be paid on Danvers Bancorp's shares of common stock in the future;

  (2)
  within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

  (3)
  the proceeds of the sale of any of the shares of common stock in the open market from time to time.

        As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock is that the amount of common stock that may be sold by the Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Charitable Foundation, except where the board of directors of the Charitable Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

        The Charitable Foundation will establish a separate fund to be called the Malden Community Fund, and an advisory board to be called the Malden Advisory Committee, which will consist of former members of the BankMalden board of trustees. The Malden Advisory Committee will make recommendations to the Charitable Foundation's board of directors regarding grants from the Malden Community Fund for the benefit of the greater Malden, Massachusetts community. The Charitable Foundation's board of directors will retain retain responsibility for approving grants in accordance with the Malden Advisory Committee recommendations.

Tax Considerations

        Our independent tax advisor, Goodwin Procter LLP, has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether the Charitable Foundation's tax exempt status will be affected by the regulatory requirement that all shares of common stock of Danvers Bancorp held by the Charitable Foundation be voted in the same ratio as all other outstanding shares of common stock of Danvers Bancorp on all proposals considered by stockholders of Danvers Bancorp.

        Danvers Bancorp and Danversbank are authorized by federal law to make charitable contributions. We believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to the Charitable Foundation. We believe that the size of the contribution to the Charitable Foundation is justified given Danversbank's capital position and its earnings, the substantial additional capital being raised in the offering and the potential benefits of the Charitable Foundation to our community. See "Capitalization," "Regulatory Capital Compliance," and "Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation." The amount of the contribution will not adversely affect our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position, and it does not raise safety and soundness concerns.

        Our independent tax advisor has advised us that Danvers Bancorp's contribution of its shares of stock to the Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution. We are permitted to deduct charitable contributions only in an amount up to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry over the excess contribution to the five-year period following the year of the contribution to the Charitable Foundation. We estimate that all or substantially all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the Charitable Foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the Charitable Foundation.

        Although we have been advised by our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to the Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

        As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. The Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

        The Federal Reserve Board has imposed the following requirements on the establishment of the Charitable Foundation:

  •
  the Charitable Foundation cannot acquire additional common stock of Danvers Bancorp without notifying the Federal Reserve Board; and

  •
  the Charitable Foundation will be considered an affiliate of Danvers Bancorp and Danvers Bancorp, MHC for purposes of Regulation W of the Board of Governors of the Federal Reserve System, 12 C.F.R. 223.

        The Massachusetts Commissioner of Banks has imposed the following conditions on the establishment of the Charitable Foundation:

  •
  the Charitable Foundation must vote its shares of Danvers Bancorp stock in the same ratio as other holders of such shares;

  •
  the Charitable Foundation shall be subject to examination by the Massachusetts Commissioner of Banks;

  •
  the Charitable Foundation shall comply with all supervisory directives or regulatory bulletins imposed by the Massachusetts Commissioner of Banks;

  •
  the Charitable Foundation shall operate in compliance with written policies adopted by its board of directors, including adopting a business plan and conflict of interest policy;

  •
  the Charitable Foundation shall provide annual reports to the Division of Banks describing the grants made and the grant recipients;

  •
  the Charitable Foundation shall not engage in self-dealing and shall comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code;

  •
  the Articles of Organization and Bylaws of the Charitable Foundation shall not be amended in any material way without the prior written approval of the Massachusetts Commissioner of Banks; and

  •
  such other conditions, if any, as may be imposed by the Massachusetts Commissioner of Banks.

RESTRICTIONS ON THE ACQUISITION OF
DANVERS BANCORP AND DANVERSBANK

General

        The principal federal and state regulatory restrictions which affect the ability of any person, firm or entity to acquire Danvers Bancorp or Danversbank or their respective capital stock are described below. Also discussed are certain provisions in Danvers Bancorp's charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Danvers Bancorp

Federal and State Law

        Federal Change in Bank Control Act.    Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. For this purpose, the term "control" means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company's voting stock, and the term "person" includes an individual, corporation, partnership, and various other entities. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company's voting stock if (a) the bank holding company's shares are registered pursuant to Section 12 of the Exchange Act or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. Accordingly, the prior approval of the Federal Reserve Board would be required before any person could acquire 10% or more of the common stock of Danvers Bancorp.

        The Federal Reserve Board may prohibit an acquisition of control if:

  •
  it would result in a monopoly or substantially lessen competition;

  •
  the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

  •
  the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

        Federal Bank Holding Company Act.    Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a "bank holding company" subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term "company" is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and "control" of a bank is deemed to exist if a company has voting control, directly or indirectly, of at least 25% of any class of a bank's voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

        An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the BHCA is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the BHCA would be required (a) before any bank holding company could acquire 5% or more of the common stock of Danvers Bancorp and (b) before any other company could acquire 25% or more of the common stock of Danvers Bancorp.

        Massachusetts Banking Law.    Massachusetts banking law also prohibits any "company," defined to include banking institutions as well as corporations, from directly or indirectly controlling the voting power of 25% or more of the voting stock of two or more banking institutions without the prior approval of the Massachusetts Board of Bank Incorporation. Additionally, an out-of-state company that already directly or indirectly controls the voting power of 25% or more of the voting stock of two or more banking institutions may not also acquire direct or indirect ownership or control of more than 5% of the voting stock of a Massachusetts banking institution without the prior approval of the Board of Bank Incorporation. Finally, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a converting mutual savings bank without prior written approval of the Massachusetts Commissioner of Banks.

        Delaware General Corporation Law.    The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation Law, is intended to discourage certain takeover practices by impending the ability of a hostile acquirer to engage in certain transactions with the target company.

        In general, Section 203 provides that a "person" who owns 15% or more of the outstanding voting stock of a Delaware corporation may not consummate an acquisition or other business combination transaction with such corporation at any time during the three-year period following the date such "person" acquired 15% of the outstanding voting stock. The term "business combination" is defined broadly to cover a wide range of corporate transactions, including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

        The statute exempts the following transactions from the requirements of Section 203:

  (1)
  Any business combination if, prior to the date a person acquired 15% of the voting stock, the board of directors approved either the business combination or the transaction which resulted in the stockholder acquiring 15%;

  (2)
  Any business combination involving a person who acquired at least 85% of the outstanding voting stock in the same transaction in which 15% was acquired (with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans);

  (3)
  Any business combination that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested party; and

  (4)
  Certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors.

        A corporation may exempt itself from the requirement of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not be governed by Section 203 of the Delaware General Corporation law. At the present time, the board of directors does not intend to propose any such amendment.

Corporate Governance Provisions in the Certificate of Incorporation and Bylaws of Danvers Bancorp

        The following discussion is a summary of certain provisions of the certificate of incorporation and bylaws of Danvers Bancorp that relate to corporate governance. The description is necessarily general and qualified by reference to the certificate of incorporation and bylaws.

        Classified Board of Directors.    The board of directors of Danvers Bancorp is required by the bylaws to be divided into three staggered classes. Each year one class will be elected by stockholders of

Danvers Bancorp for a three-year term. A classified board promotes continuity and stability of management of Danvers Bancorp, but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

        Authorized but Unissued Shares of Capital Stock.    Following the offering, Danvers Bancorp will have authorized but unissued shares of preferred stock and common stock. See "Description of Capital Stock of Danvers Bancorp" The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide Danvers Bancorp's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of Danvers Bancorp. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Danvers Bancorp's board of directors currently has no plans for the issuance of additional shares, other than the issuance of shares in the conversion, including shares contributed to the foundation, and the issuance of additional shares upon exercise of stock options.

        How Shares are Voted.    Danvers Bancorp's certificate of incorporation provides that there will not be cumulative voting by stockholders for the election of Danvers Bancorp's directors. No cumulative voting means that the holder of a majority of the shares voted at a meeting of stockholders may elect all directors of Danvers Bancorp to be elected at that meeting. This could prevent minority stockholder representation on Danvers Bancorp's board of directors.

        Restrictions on Call of Special Meetings.    The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the board of directors pursuant to a resolution adopted by a majority of the board of directors. Stockholders are not authorized to call a special meeting of stockholders.

        Limitation of Voting Rights.    The certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit. This restriction does not apply to any tax-qualified employee stock benefit plan established by Danvers Bancorp or Danversbank.

        Restrictions on Removing Directors from Office.    The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 75% of the voting power of all of our then-outstanding stock entitled to vote, after giving effect to the limitation on voting rights discussed above in "—Limitation of Voting Rights."

        Procedures for Stockholder Nominations.    The bylaws of Danvers Bancorp provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, the stockholder must give written notice to the Secretary of Danvers Bancorp not less than ninety (90) days, nor more than one-hundred-twenty (120) days, prior to the date of Danvers Bancorp's proxy materials for the preceding year's annual meeting; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than sixty (60) days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. As to the first annual meeting of stockholders, notice must be provided no later than the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made. The notice must include the stockholder's name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require Danvers Bancorp to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

        Amendments to Certificate of Incorporation and Bylaws.    Amendments to the certificate of incorporation must be approved by Danvers Bancorp's board of directors and also by a majority of the outstanding shares of Danvers Bancorp's voting stock; provided, however, that approval by at least 75% of the outstanding voting stock is generally required to amend the following provisions:

  (1)
  The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Danvers Bancorp;

  (2)
  The inability of stockholders to act by written consent;

  (3)
  The inability of stockholders to call special meetings of stockholders;

  (4)
  The division of the board of directors into three staggered classes;

  (5)
  The ability of the board of directors to fill vacancies on the board;

  (6)
  The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

  (7)
  The requirement that at least 75% of stockholders must vote to remove directors, and can only remove directors for cause;

  (8)
  The ability of the board of directors and stockholders to amend and repeal the bylaws; and

  (9)
  The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Danvers Bancorp

        The bylaws may be amended by the affirmative vote of a majority of the directors of Danvers Bancorp or the affirmative vote of at least 75% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

DESCRIPTION OF CAPITAL STOCK OF DANVERS BANCORP

General

        Danvers Bancorp is authorized to issue sixty million shares of common stock having a par value of $0.01 per share and ten million shares of preferred stock having a par value of $0.01 per share. Each share of Danvers Bancorp's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of conversion, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of Danvers Bancorp's capital stock which is deemed material to an investment decision with respect to the offering. The common stock of Danvers Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

        Dividends.    Danvers Bancorp can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations that are imposed by law. The holders of common stock of Danvers Bancorp will be entitled to receive and share equally in such dividends as may be declared by the board of directors of Danvers Bancorp out of funds legally available therefor. In the future, dividends from Danvers Bancorp may depend, in part, upon the receipt of dividends from Danversbank, because Danvers Bancorp initially will have no source of income other than the investment of proceeds from the sale of shares of common stock and interest payments received in connection with its loan to the employee stock ownership plan. See "Supervision and Regulation—Federal Bank Regulation—Capital Requirements" on page 89. Pursuant to our certificate of incorporation, Danvers Bancorp is authorized to issue preferred stock. If Danvers Bancorp does issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

        Voting Rights.    Upon the effective date of the offering, the holders of common stock of Danvers Bancorp will possess exclusive voting rights in Danvers Bancorp. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "Excess Shares" and, accordingly, will not be entitled to vote. See "Restrictions on the Acquisition of Danvers Bancorp and Danversbank." If Danvers Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights.

        Liquidation.    In the event of liquidation, dissolution or winding up of Danvers Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Danvers Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution. In the event of any liquidation, dissolution or winding up of Danversbank, Danvers Bancorp, as holder of Danversbank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Danversbank, including all deposit accounts and accrued interest thereon, all assets of Danversbank available for distribution.

        Rights to Buy Additional Shares.    Holders of the common stock of Danvers Bancorp will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Danvers Bancorp issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

        None of the shares of Danvers Bancorp's authorized preferred stock will be issued in the offering. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights, which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Danvers Bancorp has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for the common stock of Danvers Bancorp will be Registrar and Transfer Company.

LEGAL AND TAX MATTERS

        The legality of the common stock and the federal income tax consequences of the conversion have been passed upon for Danversbank and Danvers Bancorp by Goodwin Procter LLP of Boston, Massachusetts. Goodwin Procter LLP has consented to the references in this prospectus to its opinion. Certain legal matters regarding the offering will be passed upon for Sandler O'Neill & Partners, L.P. by Thacher Proffitt & Wood LLP.

EXPERTS

        The consolidated financial statements of Danvers Bancorp and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006 have been included herein and in the registration statement in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        RP Financial has consented to the publication in this prospectus of the summary of its report to Danversbank and Danvers Bancorp setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

        Danvers Bancorp has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, NE, Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and Exchange Commission's internet website at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete, but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

        A copy of the certificate of incorporation and bylaws of Danvers Bancorp are available without charge from Danvers Bancorp, Attention: Corporate Secretary.

REGISTRATION REQUIREMENTS

        In connection with the conversion, Danvers Bancorp will register the common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934; and, upon this registration, Danvers Bancorp and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Danvers Bancorp has undertaken that it will not terminate this registration for a period of at least three years following the offering.

DANVERS BANCORP, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of June 30, 2007 (unaudited) and December 31, 2006 and 2005	F-3
Consolidated Statements of Income for the Six Months Ended June 30, 2007 and 2006 (unaudited) and for the Years Ended December 31, 2006, 2005 and 2004	F-4
Consolidated Statements of Changes in Retained Earnings for the Six Months Ended June 30, 2007 (unaudited) and for the Years Ended December 31, 2006, 2005 and 2004	F-5
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2007 and 2006 (unaudited) and for the Years Ended December 31, 2006, 2005 and 2004	F-6
Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of Danvers Bancorp, Inc.:

        We have audited the accompanying consolidated balance sheets of Danvers Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in retained earnings and cash flows for each of the years in the three year period ended December 31, 2006. These consolidated financial statements have been restated to reflect the pooling of interest with BankMalden as discussed in Note 1 of the consolidated financial statements and are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Danvers Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
August 31, 2007

DANVERS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

		December 31,
	June 30, 2007
		2006	2005
	(Unaudited)
	(In thousands)
ASSETS
Cash and cash equivalents	$29,486	$45,120	$35,115
Securities available for sale	307,608	273,083	260,416
Loans held for sale	335	751	790
Loans	861,056	881,526	823,995
Less allowance for loan losses	(10,359)	(10,412)	(10,087)

Loans, net	850,697	871,114	813,908

Federal Home Loan Bank stock, at cost	9,821	10,742	8,787
Premises and equipment, net	19,589	17,973	19,128
Bank-owned life insurance	23,139	22,694	21,952
Accrued interest receivable	6,511	6,627	5,592
Deferred tax asset, net	9,500	8,274	9,189
Other assets	6,243	6,219	5,507

	$1,262,929	$1,262,597	$1,180,384

LIABILITIES AND RETAINED EARNINGS
Deposits:
Demand deposits	$129,248	$116,292	$126,551
Savings and NOW accounts	171,769	155,998	195,759
Money market accounts	329,502	301,922	287,226
Term certificates over $100,000	208,175	248,172	171,226
Other term certificates	133,130	130,836	111,358

Total deposits	971,824	953,220	892,120
Short-term borrowings	33,083	30,934	119,482
Long-term debt	150,010	167,899	71,235
Subordinated debt	29,965	29,965	24,810
Accrued expenses and other liabilities	12,175	15,500	13,703

	1,197,057	1,197,518	1,121,350

Commitments and contingencies (Notes 7, 14 and 15)
Retained earnings	68,739	66,859	62,803
Accumulated other comprehensive loss	(2,867)	(1,780)	(3,769)

	65,872	65,079	59,034

	$1,262,929	$1,262,597	$1,180,384

The accompanying notes are an integral part of these consolidated financial statements.

DANVERS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	(In thousands)
Interest and dividend income:
Interest and fees on loans	$31,754	$29,765	$62,736	$50,289	$42,827
Interest on debt securities:
Taxable	6,148	4,174	9,344	8,297	6,936
Non-taxable	215	37	121	15	3
Dividends on equity securities	361	209	697	423	267
Interest on cash equivalents	258	306	828	199	231

Total interest and dividend income	38,736	34,491	73,726	59,223	50,264

Interest expense:
Interest on deposits:
Savings and NOW accounts	605	387	872	969	1,136
Money market accounts	6,610	4,381	9,795	7,365	4,758
Term certificates	8,498	6,603	15,630	7,174	5,086
Interest on short-term borrowings	419	992	1,439	2,091	324
Interest on long-term debt and subordinated debt	4,753	4,157	9,448	5,490	6,877

Total interest expense	20,885	16,520	37,184	23,089	18,181

Net interest income	17,851	17,971	36,542	36,134	32,083
Provision for loan losses	225	450	1,000	1,250	750

Net interest income, after provision for loan losses	17,626	17,521	35,542	34,884	31,333

Non-interest income:
Service charges on deposits	1,215	1,122	2,314	2,533	2,656
Loan servicing fees	129	109	264	295	281
Gain on sales of loans	173	143	331	564	707
Net gain (loss) on sales of securities	(16)	—	47	159	82
Loss on impairment of securities	—	—	—	(39)	(53)
Gain (loss) on limited partnership investments	—	70	(44)	—	(65)
Net increase in cash surrender value of bank-owned life insurance	445	338	742	852	805
Other operating income	696	151	1,052	1,419	1,845

Total non-interest income	2,642	1,933	4,706	5,783	6,258

Non-interest expenses:
Salaries and employee benefits	10,733	10,505	21,159	19,832	17,456
Occupancy	2,174	2,140	4,432	3,915	3,372
Equipment	1,360	1,270	2,500	2,647	2,792
Outside services	273	302	596	828	903
Other operating expense	3,360	3,179	6,896	6,707	6,263

Total non-interest expenses	17,900	17,396	35,583	33,929	30,786

Income before provision for income taxes	2,368	2,058	4,665	6,738	6,805
Provision for income taxes	488	274	609	1,797	2,166

Net income	$1,880	$1,784	$4,056	$4,941	$4,639

The accompanying notes are an integral part of these consolidated financial statements.

DANVERS BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN RETAINED EARNINGS

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Retained Earnings
	(In thousands)
Balance at December 31, 2003	$53,223	$(86)	$53,137

Comprehensive income:
Net income	4,639	—	4,639
Net unrealized loss on securities available for sale, net of reclassification adjustments and tax effect	—	(1,489)	(1,489)
Change in fair value and amortization of derivative used for cash flow hedge, net of tax effect	—	(619)	(619)

Total comprehensive income			2,531

Balance at December 31, 2004	57,862	(2,194)	55,668

Comprehensive income:
Net income	4,941	—	4,941
Net unrealized loss on securities available for sale, net of reclassification adjustments and tax effect	—	(1,892)	(1,892)
Change in fair value and amortization of derivative used for cash flow hedge, net of tax effect	—	317	317

Total comprehensive income			3,366

Balance at December 31, 2005	62,803	(3,769)	59,034

Comprehensive income:
Net income	4,056	—	4,056
Net unrealized gain on securities available for sale, net of reclassification adjustment and tax effect	—	1,808	1,808
Change in fair value and amortization of derivative used for cash flow hedge, net of tax effect	—	181	181

Total comprehensive income	—	—	6,045

Balance at December 31, 2006	66,859	(1,780)	65,079

Comprehensive income:
Net income (unaudited)	1,880	—	1,880
Net unrealized loss on securities available for sale, net of reclassification adjustment and tax effect (unaudited)	—	(1,056)	(1,056)
Change in fair value and amortization of derivative used for cash flow hedge, net of tax effect	—	(31)	(31)

Total comprehensive income (unaudited)			793

Balance at June 30, 2007 (unaudited)	$68,739	$(2,867)	$65,872

The accompanying notes are an integral part of these consolidated financial statements.

DANVERS BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net income	$1,880	$1,784	$4,056	$4,941	$4,639
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	225	450	1,000	1,250	750
Depreciation and amortization	1,640	1,564	3,147	2,961	3,048
Amortization of net deferred loan fees and costs	(434)	(454)	(942)	(701)	(1,265)
Deferred tax benefit	(380)	(410)	(465)	(1,104)	(1,243)
Amortization of core deposit intangible and servicing rights	116	125	249	263	294
Amortization (accretion) of securities, net	(18)	(84)	(105)	25	103
Net loss (gain) on sales of securities	16	—	(47)	(159)	(82)
Loss on impairment of securities	—	—	—	39	53
Loss (gain) on limited partnership investments	—	(70)	44	—	65
Loans originated for sale	(8,725)	(22,405)	(34,023)	(30,951)	(20,299)
Proceeds from sale of loans originated for sale	9,141	22,279	34,062	31,772	20,733
Loss on sale of other real estate owned	—	—	—	242	—
Changes in other assets and liabilities:
Accrued interest receivable	116	9	(1,035)	(965)	(1,117)
Other assets and bank-owned life insurance	(587)	(1,086)	(1,441)	3,129	2,258
Accrued expenses and other liabilities	(3,378)	(1,457)	1,797	3,321	2,134

Net cash provided (used) by operating activities	(388)	245	6,297	14,063	10,071

Cash flows from investing activities:
Activity in available-for-sale securities:
Sales	85	—	59	11,100	84,688
Maturities, prepayments and calls	98,225	45,021	117,434	18,800	101,772
Purchases	(134,711)	(53,113)	(126,945)	(24,301)	(268,323)
Redemption (purchase) of Federal Home Loan Bank stock	921	(1,847)	(1,955)	(1,720)	550
Proceeds from sale of other real estate owned	—	—	—	1,126	—
Funds advanced on other real estate owned	—	—	—	(61)	(504)
Net loan (originations) payments	20,626	(54,308)	(57,264)	(98,784)	(80,272)
Purchase of premises and equipment	(3,256)	(1,131)	(1,992)	(3,594)	(3,824)
Purchase of bank-owned life insurance	—	—	—	—	(7,000)

Net cash used in investing activities	(18,110)	(65,378)	(70,663)	(97,434)	(172,913)

Cash flows from financing activities:
Net increase (decrease) in:
Term certificates	(37,703)	113,796	96,424	55,158	32,523
Other deposits	56,307	(56,132)	(35,324)	10,628	111,609
Short-term borrowings	2,149	(83,490)	(88,548)	63,110	18,929
Activity in long-term debt:
Proceeds from advances	5,200	128,967	130,281	—	17,000
Payment of advances	(23,089)	(21,660)	(33,617)	(30,129)	(36,141)
Proceeds from the issuance of subordinated debt	—	—	5,155	—	—

Net cash provided by financing activities	2,864	81,481	74,371	98,767	143,920

Change in cash and cash equivalents	(15,634)	16,348	10,005	15,396	(18,922)
Cash and cash equivalents at beginning of period	45,120	35,115	35,115	19,719	38,641

Cash and cash equivalents at end of period	$29,486	$51,463	$45,120	$35,115	$19,719

Supplementary disclosure of cash flow information:
Cash paid during the period for:
Interest	$22,047	$16,005	$35,847	$23,066	$17,804
Income taxes	919	1,502	1,991	2,551	2,216
Supplementary disclosure of non-cash financing and investing activities:
Unsettled securities transactions	—	2,300	—	—	—
Transfers from loans to other real estate owned	—	—	—	803	—

The accompanying notes are an integral part of these consolidated financial statements.

DANVERS BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of Danvers Bancorp, Inc. and its wholly-owned subsidiary, Danversbank (the "Company"). Danversbank is a state-chartered stock savings bank that operates in the Essex, Suffolk and Middlesex Counties of Massachusetts. Danversbank provides depository, loan and trust services to individual and corporate customers. All significant intercompany balances and transactions are eliminated in consolidation. The Company accounts for its wholly-owned subsidiaries, Danvers Capital Trust I, Danvers Capital Trust II and Danvers Capital Trust III, using the equity method. See Note 11.

Operating Segments

        Management evaluates the Company's performance and allocates resources based on a single segment concept. Accordingly, there are no separately identified operating segments for which discrete financial information is available. The Company does not derive revenues from, or have assets located in, foreign countries, nor does it derive revenues from any single customer that represents 10% or more of the Company's total revenues.

Merger

        Effective February 23, 2007, BankMalden, a Massachusetts mutual co-operative bank headquartered in Malden, Massachusetts, was merged with and into Danversbank, in a transaction accounted for as a pooling of interests. Accordingly, the financial information for all periods presented has been restated to present the combined financial condition and results of operations as if the combination had been in effect for all periods presented. No consideration was exchanged in the merger. Although Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, generally requires that all business combinations within its scope be accounted for using the purchase method, SFAS No. 141 is not effective for combinations between two or more mutual enterprises (such as Danversbank and BankMalden) until interpretive guidance related to the application of the purchase method to these transactions is issued.

        Separate financial information of Danversbank and BankMalden is as follows:

			Years Ended December 31,
	January 1, 2007 Through February 22, 2007
			2006		2005		2004
	Danversbank	BankMalden	Danversbank	BankMalden	Danversbank	BankMalden	Danversbank	BankMalden
	(Unaudited)
			(In thousands)
Net interest income	$4,882	$139	$35,269	$1,273	$34,892	$1,242	$30,854	$1,229
Provision for loan losses	—	—	1,000	—	1,250	—	750	—
Non-interest income	766	(10)	4,632	74	5,633	150	6,348	(90)
Non-interest expenses	4,988	585	34,282	1,301	32,659	1,270	29,579	1,207
Income taxes	94	—	608	1	1,791	6	2,165	1
Net income (loss)	566	(456)	4,011	45	4,825	116	4,708	(69)
Retained earnings	62,289	3,619	60,975	4,104	54,977	4,057	51,375	4,293

Use of Estimates

        In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses during the reported period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowance for loan losses and the valuation of the deferred tax assets.

Cash and Cash Equivalents

        Cash and cash equivalents include cash, cash items, amounts due from banks and interest-bearing deposits with original maturities of less than 90 days.

Securities Available for Sale

        Securities available for sale are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

        Purchase premiums and discounts are recognized in interest income using a method that approximates the interest method. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans, Loans Held for Sale and Other Real Estate Owned

        Loans are stated at their outstanding principal balance, net of deferred loan origination fees and related costs and the allowance for loan losses. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. It is the Company's policy to cease accrual of interest on loans when the loan is delinquent in excess of 90 days (based on contractual terms), unless the loan is adequately secured and in the process of collection. Generally, impaired loans, as defined below, are designated as nonaccrual loans. When a loan is placed on nonaccrual status, all previously accrued but uncollected interest is reversed against current period income. Loans are eligible to be reinstated to accrual status when the borrower has demonstrated at least six months of payment performance in accordance with the terms of the note.

        Loan origination and commitment fees, net of certain direct loan origination costs, are deferred and amortized over the contractual life of the loan as an adjustment to yield. When loans are sold or paid off, the unamortized net fees and costs are recognized in income.

        Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

        Other real estate owned ("OREO") includes property acquired through foreclosure or deed in lieu of foreclosure and is recorded at the lower of cost or fair value, less estimated costs to sell, at the time of acquisition. The excess, if any, of the loan balance over the fair value of the property at the time of transfer from loans to OREO is charged to the allowance for loan losses. Subsequent to the transfer to OREO, if the fair value of the property less estimated selling costs is less than the carrying value of the property, the deficiency is charged to income. Due to changing market conditions, there are inherent uncertainties in the assumptions with respect to the estimated fair value of other real estate owned. Due to these inherent uncertainties, the amount ultimately realized on real estate owned may differ from the amounts reflected in the accompanying consolidated financial statements.

Allowance for Loan Losses

        The adequacy of the allowance for loan losses is evaluated periodically by management. Factors considered in evaluating the adequacy of the allowance include the risk characteristics of the loan portfolio, previous loss experience, the level of nonaccruing loans, current economic conditions and their effect on borrowers, and the performance of individual loans in relation to contractual terms. The provision for loan losses is charged to earnings and is based on management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb losses. Loan losses are charged against the allowance when management believes that the collectibility of the principal is unlikely. Recoveries of charged-off loans are credited directly to the allowance.

        A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. Currently, all impaired loans have been measured through the collateral method. All loans on nonaccrual status and restructured troubled debts are considered to be impaired. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through the valuation allowance. All loans are individually evaluated for impairment according to the Company's normal loan review process, including overall credit evaluation and rating, nonaccrual status and payment experience.

        The allowance for loan losses consists of the following elements: (a) a formula allowance for various loan portfolio classifications, (b) a valuation allowance for loans identified as impaired, and (c) an unallocated allowance. The unallocated allowance is maintained for the inherent subjectivity and imprecision in the analytical processes employed.

        The allowance is an estimate, and ultimate losses may vary from management's current estimate. If adjustments become necessary, they are recorded in the period in which they became known.

Servicing

        Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Income Taxes

        Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in the tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Company's base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment

        Land is stated at cost. Buildings, leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization, which is computed using the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured. Maintenance and repairs are expensed when incurred; major expenditures for betterments are capitalized and depreciated.

Core Deposit Intangible

        The Company's core deposit intangible ("CDI") represents the long-term value of depositor relationships arising from the contractual rights acquired in the acquisition of Revere Federal Savings Bank during 2001. The core deposit premium is being amortized over a ten-year period on an accelerated basis. The Company periodically evaluates the realizability of intangible assets based on the value of the underlying depositor relationships. If that value is less than the carrying amount of the intangible asset, the Company would recognize an impairment loss. At June 30, 2007 (unaudited) and December 31, 2006 and 2005, the Company has not recorded any impairment of its CDI.

Bank-Owned Life Insurance

        Bank-owned life insurance policies are reflected on the consolidated balance sheet at cash surrender value. Increases in cash surrender value, net of premiums paid, are recorded in the current period as other income.

Significant Concentrations of Credit Risk

        Most of the Company's activities are with customers located within Massachusetts. Note 4 includes the types of securities in which the Company invests. Note 5 includes the types of lending in which the Company engages. The Company believes that it does not have any significant concentrations in any one industry or customer.

Advertising Costs

        Advertising costs are expensed as incurred.

Derivative Financial Instruments

Interest Rate Agreements

        For asset/liability management purposes, the Company uses interest rate agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts.

        Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheet and measured at fair value. The gain or loss on a derivative designated and qualifying as a fair value hedging instrument, as well as the offsetting gain or loss on the hedged item attributable to the risk being hedged, is recognized currently in earnings in the same accounting period. The effective portion of the gain or loss on a derivative designated and qualifying as a cash flow hedging instrument is initially reported as a component of other comprehensive income and subsequently reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument, if any, is recognized currently in earnings.

        Interest rate derivative financial instruments receive hedge accounting treatment only if they are designated as a hedge and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities identified as exposing the Company to risk. For those derivative financial instruments that do not meet specified hedging criteria, changes in fair value are recorded in income.

        Cash flows resulting from the derivative financial instruments that are accounted for as hedges are classified in the cash flow statement in the same category as the cash flows of the items being hedged.

Loan Commitments

        Mortgage loan commitments qualify as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheet in other assets and other liabilities with changes in their fair values recorded in other non-interest income.

        Accordingly, if deemed material, the Company would record a zero value for the loan commitment at inception (at the time the commitment is issued to a borrower "the time of rate lock") and would not recognize the value of the expected normal servicing rights until the underlying loan is sold. Subsequent to inception, changes in the fair value of the loan commitment would be recognized based on changes in the fair value of the underlying mortgage loan due to interest rate changes, changes in the probability the derivative loan commitment would be exercised, and the passage of time. Fair value was not material at June 30, 2007 (unaudited) and December 31, 2006 and 2005 and, accordingly, these transactions were not recognized.

Limited Partnership Investments

        The Company has invested in limited partnerships and accounts for such investments on the cost method. Impairment is recognized when equity positions remain below cost for extended periods of time.

Reclassifications

        Certain amounts have been reclassified in the 2006, 2005 and 2004 consolidated financial statements to conform to the 2007 presentation.

Comprehensive Income

        Comprehensive income is the total of net income and all non-owner-related changes in a company's equity including, among other things, unrealized gains and losses on investment securities classified as available for sale and derivatives used for cash flow hedges. Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. (See Note 12).

Recent Accounting Pronouncements

        In March 2006, the Financial Accounting Standards Board ("FASB") issued Statement No. 156, "Accounting for Servicing of Financial Assets", which amends FASB Statement No. 140. This Statement requires that all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this Statement permits an entity to choose either of the following subsequent measurement methods: (1) amortize servicing assets or liabilities in proportion to and over the period of estimated net servicing income or net servicing loss, or (2) report servicing assets or liabilities at fair value at each reporting date and report changes in fair value in earnings in the period in which the changes occur (the "fair value method"). This Statement also requires additional disclosures for all separately recognized servicing rights and is effective for new transactions occurring and for subsequent measurement at the beginning of the Company's 2007 calendar year. Management did not adopt the fair value method of accounting for its servicing rights, and as a result this Statement did not have an impact on the Company's consolidated financial statements.

        In July 2006, the FASB issued Financial Accounting Standards Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 was adopted by the Company on January 1, 2007 and did not have a material impact on the Company's consolidated financial statements.

        In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements." This Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement is effective for the Company on January 1, 2008 and is not expected to have a material impact on the Company's consolidated financial statements.

        In September 2006, the FASB issued Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS 158"), which requires employers to (a) recognize in its statement of financial position the funded status of a benefit plan, (b) measure a plan's assets and its obligations that determine its funded status as of the end of the employer's fiscal year, (c) recognize, through other comprehensive income, net of tax, changes in the funded status of the benefit plan that are not recognized as net periodic benefit cost, and (d) disclose additional information about certain effects on net periodic benefit cost for the next fiscal year that relate to the delayed recognition of certain benefit cost elements. The requirement to recognize the funded status of a benefit plan and provide additional disclosures is effective as of December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end is effective for the year ending December 31, 2008. The Company adopted this Statement effective December 31, 2006 and there was no effect on the consolidated financial statements.

        On February 15, 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities", which provides companies with an option to report selected financial assets and liabilities at fair value. Statement No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective for the Company's 2008 calendar year with early adoption in 2007 permitted and is not expected to have a material impact on the Company's consolidated financial statements.

        The Company is the sole owner of life insurance policies pertaining to certain of the Company's executives. The Company has entered into agreements with these executives whereby the Company will pay to the executives' estates or beneficiaries a portion of the death benefit that the Company will receive as beneficiary of such policies. No liability has been recognized on the consolidated balance sheet for such death benefits. In September 2006, the FASB ratified EITF Issue 06-4, "Accounting for

Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements". This Issue addresses accounting for split-dollar life insurance arrangements whereby the employer purchases a policy to insure the life of an employee, and separately enters into an agreement to split the policy benefits between the employer and the employee. This Issue states that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits. Under EITF 06-4, the obligation is not settled upon entering into an insurance arrangement. Since the obligation is not settled, a liability should be recognized in accordance with applicable authoritative guidance. EITF 06-4 is effective for fiscal years beginning after December 15, 2007 and this Statement is not expected to have a material impact on the Company's consolidated financial statements.

2.    CORE DEPOSIT INTANGIBLE

        At June 30, 2007 (unaudited) and December 31, 2006 and 2005, the unamortized CDI amounted to $535,000, $594,000 and $727,000, respectively, and is included in other assets. The original balance of CDI was $1,603,000 and at June 30, 2007 (unaudited) and December 31, 2006 accumulated amortization amounted to $1,068,000 and $1,009,000, respectively. Amortization expense for the six months ended June 30, 2007 and 2006 (unaudited) and years ended December 31, 2006, 2005 and 2004 amounted to $59,000, $66,000, $133,000, $163,000 and $199,000, respectively. The estimated amortization expense for each of the five years succeeding 2006 is $119,000.

3.    RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

        The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At June 30, 2007 (unaudited) and December 31, 2006 and 2005, these reserve balances amounted to $1,244,000, $1,147,000 and $1,248,000, respectively.

4.    SECURITIES AVAILABLE FOR SALE

        The amortized cost and fair value of securities available for sale, with gross unrealized gains and losses are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
June 30, 2007 (Unaudited):
Debt securities:
U.S. Government	$2,000	$—	$(8)	$1,992
Government-sponsored enterprises	195,384	94	(2,554)	192,924
Mortgage-backed	96,529	67	(1,880)	94,716
Municipal bonds	18,174	1	(530)	17,645
Other bonds	250	—	(1)	249

Total debt securities	312,337	162	(4,973)	307,526
Preferred stocks	78	4	—	82

	$312,415	$166	$(4,973)	$307,608

December 31, 2006:
Debt securities:
U.S. Government	$2,245	$—	$(4)	$2,241
Government-sponsored enterprises	221,359	80	(2,415)	219,024
Mortgage-backed	46,036	62	(621)	45,477
Municipal bonds	5,918	8	(47)	5,879
Other bonds	353	7	(3)	357

Total debt securities	275,911	157	(3,090)	272,978
Preferred stocks	101	4	—	105

	$276,012	$161	$(3,090)	$273,083

December 31, 2005:
Debt securities:
U.S. Government	$2,992	$—	$(18)	$2,974
Government-sponsored enterprises	238,910	—	(5,304)	233,606
Mortgage-backed	22,884	11	(678)	22,217
Municipal bonds	1,157	—	(25)	1,132
Other bonds	364	22	(2)	384

Total debt securities	266,307	33	(6,027)	260,313
Preferred stocks	101	2	—	103

	$266,408	$35	$(6,027)	$260,416

        Proceeds from sale of securities available-for-sale for the six months ended June 30, 2007 amounted to $85,000 with gross realized gains of $2,000 and gross realized losses of $18,000. During the first six months of 2006, there were no sales of available-for-sale securities.

        Proceeds from sales of available-for-sale securities during the years ended December 31, 2006, 2005 and 2004 amounted to $59,000, $11,100,000, and $84,688,000, respectively. Gross realized gains of $47,000, $159,000, and $250,000, and gross realized losses of $0, $0, and $168,000, were realized during the years ended December 31, 2006, 2005 and 2004, respectively.

        The amortized cost and fair value of debt securities at June 30, 2007 (unaudited) and December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to prepay obligations with or without prepayment penalties.

	June 30, 2007		December 31, 2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Unaudited)
	(In thousands)
Due in 1 year or less	$56,789	$56,324	$130,816	$129,761
Due between 1 year and 5 years	57,903	57,692	47,872	47,317
Due between 5 and 10 years	63,291	61,969	40,766	40,088
Due after 10 years	37,825	36,825	10,421	10,335
Mortgage-backed	96,529	94,716	46,036	45,477

	$312,337	$307,526	$275,911	$272,978

        At June 30, 2007 (unaudited) and December 31, 2006 and 2005, U.S. Government securities with a fair value of $1,622,000, $1,620,000 and $1,735,000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. At June 30, 2007 (unaudited) and December 31, 2006 and 2005, the fair value of obligations of government-sponsored enterprises pledged to secure repurchase agreements was $98,492,000, $96,751,000 and $90,100,000, respectively. U.S. Government securities with a fair value of $120,000, $366,000 and $1,239,000 at June 30, 2007 (unaudited) and December 31, 2006 and 2005, respectively, were pledged to secure derivative transactions. U.S. Government and government-sponsored enterprise obligations also may secure Federal Home Loan Bank advances. See Notes 9 and 10.

        Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        Information pertaining to securities with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In thousands)
June 30, 2007 (Unaudited):
Debt securities:
U.S. Government	$(8)	$1,992	$—	$—
Government-sponsored enterprises	(1,211)	75,531	(1,343)	82,870
Mortgage-backed	(1,495)	75,252	(385)	12,235
Municipal bonds	(488)	14,976	(42)	2,352
Other bonds	(1)	249	—	—

	$(3,203)	$168,000	$(1,770)	$97,457

December 31, 2006:
Debt securities:
U.S. Government	$(1)	$1,744	$(3)	$497
Government-sponsored enterprises	(209)	26,891	(2,206)	159,813
Mortgage-backed	(91)	11,157	(530)	17,328
Municipal bonds	(34)	3,440	(13)	514
Other bonds	—	—	(3)	122

	$(335)	$43,232	$(2,755)	$178,274

December 31, 2005:
Debt securities:
U.S. Government	$(9)	$2,231	$(9)	$743
Government-sponsored enterprises	(388)	19,613	(4,916)	213,993
Mortgage-backed	(72)	3,528	(606)	17,903
Municipal bonds	(18)	886	(7)	246
Other bonds	(1)	74	(1)	100

	$(488)	$26,332	$(5,539)	$232,985

        At June 30, 2007 (unaudited) and December 31, 2006, 178 and 61 debt securities have unrealized losses for less than twelve months with aggregate depreciation of 1.87% and ..77%, respectively, from the Company's amortized cost basis. At June 30, 2007 (unaudited) and December 31, 2006, there were 47 and 87 debt securities with unrealized losses for twelve months or more with aggregate depreciation of 1.78% and 1.52%, respectively, from the Company's amortized cost basis. These unrealized losses relate principally to the increase in interest rates, specifically the 10-year treasury yield. As management has the intent and ability to hold debt securities for the foreseeable future, no declines are deemed to be other than temporary.

5.    LOANS AND ALLOWANCE FOR LOAN LOSSES

        The loan portfolio consists of the following:

		December 31,
	June 30, 2007
		2006	2005
	(Unaudited)
	(In thousands)
Real estate mortgages:
Construction	$128,623	$137,061	$117,075
Residential	171,774	172,052	169,047
Commercial	218,189	219,589	226,752
Home equity	40,481	39,464	46,395
C&I	293,163	304,016	258,064
Consumer	9,774	10,530	8,060

Total loans	862,004	882,712	825,393
Allowance for loan losses	(10,359)	(10,412)	(10,087)
Net deferred loan fees	(948)	(1,186)	(1,398)

Loans, net	$850,697	$871,114	$813,908

        The Company's lending activities are concentrated primarily through fifteen offices located in Essex, Middlesex and Suffolk Counties in Eastern Massachusetts. The Company's loan portfolio consists of business loans extending across many industry types, single-family and multi-family residential loans, and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes. Many of the loans granted by the Company are collateralized by real estate.

        In the ordinary course of business, the Company grants loans to trustees and officers of the Company, including their families and companies with which they are affiliated. Such loans are made in the ordinary course of business under normal credit terms, including interest rates and collateral, prevailing at the time for comparable transactions with other persons, and do not represent more-than-normal credit risk.

        Information pertaining to the activity of these loans is as follows:

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
	(Unaudited)
	(In thousands)
Balance, beginning of period	$30,681	$32,030
Principal additions	6,994	4,221
Principal payments	(3,101)	(5,570)

Balance, end of period	$34,574	$30,681

        The following is a summary of information pertaining to impaired and nonaccrual loans:

		December 31,
	June 30, 2007
		2006	2005
	(Unaudited)
	(In thousands)
Impaired loans without a valuation allowance	$859	$4,978	$2,066
Impaired loans with a valuation allowance	4,378	774	510

Total impaired loans	$5,237	$5,752	$2,576

Valuation allowance related to impaired loans	$1,051	$239	$182

Total nonaccrual loans	$5,237	$5,752	$2,576

Total loans past-due ninety days or more and still accruing	$—	$—	$—

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	(In thousands)
Average investment in impaired loans	$5,402	$3,042	$3,091	$2,039	$2,611

Interest income recognized on impaired loans	$33	$56	$151	$124	$89

Interest income recognized on a cash basis on impaired loans	$33	$56	$151	$124	$89

        An analysis of the allowance for loan losses is as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	(In thousands)
Balance, beginning of period	$10,412	$10,087	$10,087	$9,089	$9,153
Provision for loan losses	225	450	1,000	1,250	750
Recoveries of loans previously charged-off	47	30	46	159	397

	10,684	10,567	11,133	10,498	10,300
Less loans charged-off	325	280	721	411	1,211

Balance, end of period	$10,359	$10,287	$10,412	$10,087	$9,089

6.    SERVICING

        In the ordinary course of business, the Company sells real estate and commercial (Small Business Administration, "SBA") loans to other banks and the secondary market. For SBA loans, the Company sells the guaranteed portion while retaining the unguaranteed portion. The Company allocates the recorded investment in the loan between the portion of the loan sold and the portion retained based on the relative fair values on the date that the loan was acquired, or as a practical expedient, on the date of the sale. The allocation results in an adjustment to yield. The Company retains servicing on most loan sales and earns fees ranging from .25% to 2.295% per annum based on the monthly outstanding balances of the loans serviced. Loans serviced for others are not included in the accompanying consolidated balance sheets and were sold without recourse provisions. The unpaid balance of loans serviced for others was $100,056,000, $103,909,000 and $104,058,000 at June 30, 2007 (unaudited) and December 31, 2006 and 2005, respectively.

        The balance of capitalized servicing rights, included in other assets at June 30, 2007 (unaudited) and December 31, 2006 and 2005, was $460,000, $509,000 and $510,000, respectively, which approximated fair value. For the six months ended June 30, 2007 and 2006 (unaudited) and the years ended December 31, 2006, 2005 and 2004, mortgage servicing rights capitalized amounted to $8,000, $68,000, $115,000, $220,000 and $127,000, respectively, and mortgage servicing rights amortized amounted to $57,000, $59,000, $116,000, $100,000 and $95,000, respectively.

7.    PREMISES AND EQUIPMENT

        A summary of the cost and accumulated depreciation and amortization of premises and equipment is as follows:

		December 31,
	June 30, 2007
		2006	2005
	(Unaudited)
	(In thousands)
Land	$3,541	$3,541	$3,541
Premises	15,139	15,136	14,883
Furniture, fixtures and equipment	7,868	6,996	5,938
Leasehold improvements	7,774	5,652	5,235
Construction in process	—	264	—

	34,322	31,589	29,597
Less accumulated depreciation and amortization	14,733	13,616	10,469

	$19,589	$17,973	$19,128

        Depreciation and amortization expense was $1,640,000, $1,564,000, $3,147,000, $2,961,000 and $3,048,000 for the six months ended June 30, 2007 and 2006 (unaudited) and years ended December 31, 2006, 2005 and 2004, respectively.

        Construction in process represents costs incurred for the design and construction of a new branch in Saugus Massachusetts, which opened on July 3, 2007. At June 30, 2007 (unaudited) and

December 31, 2006, outstanding commitments related to the construction amounted to $148,000 and $1,603,000, respectively.

        The Company leases certain facilities and equipment under long-term noncancelable lease commitments. Future minimum lease payments under such agreements are as follows:

	June 30, 2007		December 31, 2006
	(Unaudited)
	(In thousands)
2007	$730	*	$1,368
2008	1,698		1,039
2009	1,595		947
2010	1,533		878
2011	1,527		821
2012	1,153		519
Thereafter	7,364		2,592

	$15,600		$8,164

*
Covers the six month period of July 1 through December 31, 2007.

        Additional amounts become due based on escalation of certain operating costs of the leased facilities and equipment. The leases contain options to extend for periods from one to twenty years. The cost of such rentals is not included above, except for a land lease for which it is management's intention to exercise the option. Rent expense amounted to $738,000, $602,000, $1,289,000, $1,150,000, and $1,089,000 for the six months ended June 30, 2007 and 2006 (unaudited) and years ended December 31, 2006, 2005 and 2004, respectively.

8.    DEPOSITS

        A summary of term certificates, by maturity at June 30, 2007 (unaudited) and December 31, 2006 and 2005, is as follows:

			December 31,
	June 30, 2007		2006		2005
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Unaudited)
	(Dollars in thousands)
Within 1 year	$325,890	4.87%	$338,623	4.72%	$243,135	3.46%
Over 1 year to 2 years	10,754	4.29	34,069	4.69	32,687	3.60
Over 2 years to 3 years	2,797	4.54	4,694	4.57	5,453	3.66
Over 3 years	1,864	4.91	1,622	4.92	1,309	4.13

	$341,305	4.85%	$379,008	4.71%	$282,584	3.49%

        At June 30, 2007 (unaudited) and December 31, 2006 and 2005 included in term certificates are brokered certificates of deposit amounting to $20,040,000, $69,970,000 and $12,000,000, respectively.

9.    SHORT-TERM BORROWINGS

Federal Home Loan Bank Advances

        Federal Home Loan Bank ("FHLB") advances amounting to $2,500,000 and $83,700,000 at June 30, 2007 (unaudited) and December 31, 2005, respectively, mature within one year at a weighted average rate of 5.63% and 4.06%, respectively. There were no short-term FHLB borrowings at December 31, 2006.

        The Company also has an available line of credit with the FHLB at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of the Company's total assets. All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of U.S. Government and government-sponsored enterprises obligations.

Securities Sold Under Agreements to Repurchase

        Securities sold under agreements to repurchase mature on a daily basis and amounted to $30,583,000, $30,934,000 and $35,782,000 at June 30, 2007 (unaudited) and December 31, 2006 and 2005, respectively. These agreements are secured by obligations of government-sponsored enterprises with a fair value of $98,492,000, $96,751,000 and $90,100,000 at June 30, 2007 (unaudited) and December 31, 2006 and 2005, respectively. The weighted average interest rate on these agreements was 2.06%, 1.48% and 1.34% at June 30, 2007 (unaudited) and December 31, 2006 and 2005, respectively.

10.    LONG-TERM DEBT

        Long-term debt at June 30, 2007 (unaudited) and December 31, 2006 and 2005 consists of the following FHLB advances:

	Amount						Weighted Average Rate
			December 31,					December 31,
	June 30, 2007						June 30, 2007
			2006		2005			2006	2005
	(Unaudited)						(Unaudited)
	(Dollars in thousands)
Fixed rate advances maturing:
2006	$—		$—		$22,550		—%	—%	4.09%
2007	2,327		2,418		1,344		4.43	4.40	3.59
2008	5,995		6,682		4,057		4.79	4.69	3.80
2009	800	*	800	*	800	*	5.91	5.91	5.91
2010	12,000	*	12,000	*	12,600	*	5.50	5.50	5.47
2011	32,000	*	32,000	*	15,600	*	4.95	4.95	4.84
Thereafter	90,000	*	105,000	*	—		4.37	4.27	—
Amortizing advances**	6,888		8,999		14,284		3.33	3.27	3.20

Total FHLB advances:	$150,010		$167,899		$71,235		4.56%	4.46%	4.31%

*
All advances are callable at various dates.

**
Amortizing advances require monthly principal and interest payments of $512,000 at June 30, 2007.

11.    SUBORDINATED DEBT

        The Company has raised funds through the issuance of subordinated debentures to its wholly-owned subsidiaries, Danvers Capital Trust I ("Trust I"), Danvers Capital Trust II ("Trust II"), and Danvers Capital Trust III ("Trust III"). The Trusts have funded the purchases of the subordinated debentures by offering capital securities representing preferred ownership interests in the assets of the Trusts. Using interest payments made by the Company on the debentures, the Trusts pay semiannual or quarterly dividends to preferred security holders. The Company has the option to defer interest payments on the subordinated debentures for up to five years and, accordingly, the Trusts may defer dividend distributions on the capital securities for up to five years. In addition, the Company may elect to accelerate the maturity dates of the subordinated debentures upon obtaining regulatory approval.

        Subordinated debentures consist of the following:

					December 31,
		June 30, 2007			2006			2005
Maturity	Issued To	Amount	Interest Rate		Amount	Interest Rate		Amount	Interest Rate
		(Unaudited)
	(Dollars in thousands)
June 2031	Trust I	$14,500	10.18%		$14,500	10.18%		$14,500	10.18%
February 2034	Trust II	10,310	8.21	(1)	10,310	8.21	(1)	10,310	7.38 (1)
December 2036	Trust III	5,155	7.23	(2)	5,155	7.23	(2)	—	—

		$29,965	8.99%		$29,965	8.99%		$24,810	9.02%

(1)
Three-month LIBOR plus 2.85%

(2)
Three-month LIBOR plus 1.87%

        The outstanding subordinated debt may be included in regulatory Tier 1 capital (see Note 16), subject to a limitation that such amounts not exceed 25% of Tier 1 capital. At June 30, 2007 (unaudited) and December 31, 2006 and 2005, subordinated debt aggregating $22,725,000, $20,665,000 and $19,275,000, respectively, are included in Tier 1 capital. Deferred debt financing costs of $503,000, $513,000 and $534,000, respectively, are included in other assets and are being amortized over the life of the debentures.

        For the for six months ended June 30, 2007 and 2006 (unaudited) and for the years ended December 31, 2006, 2005 and 2004, the Company incurred $1,324,000, $1,068,000, $2,297,00, $2,040,000 and $1,855,000, respectively, of interest expense on the subordinated debt.

12.    OTHER COMPREHENSIVE INCOME (LOSS)

        The components of other comprehensive income (loss) are as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	(In thousands)
Net unrealized gain (loss) on securities available for sale	$(1,894)	$(383)	$3,110	$(2,842)	$(2,651)
Tax effect	822	97	(1,255)	1,066	1,109

Net of tax amount	(1,072)	(286)	1,855	(1,776)	(1,542)

Reclassification adjustment for net securities losses (gains) included in income	16	—	(47)	(159)	(82)
Tax effect	—	—	—	4	82

Net of tax amount	16	—	(47)	(155)	—

Reclassification adjustment for losses on impairment of securities available for sale	—	—	—	39	53
Tax effect	—	—	—	—	—

Net of tax amount	—	—	—	39	53

Change in fair value of derivatives used for cash flow hedges	(53)	306	306	539	(1,050)
Tax effect	22	(125)	(125)	(222)	431

Net of tax amount	(31)	181	181	317	(619)

Total other comprehensive income (loss)	$(1,087)	$(105)	$1,989	$(1,575)	$(2,108)

        The components of accumulated other comprehensive loss, included in retained earnings are as follows:

		December 31,
	June 30, 2007
		2006	2005
	(Unaudited)
	(In thousands)
Net unrealized loss on securities available for sale	$(4,807)	$(2,929)	$(5,992)
Tax effect	1,971	1,149	2,404

Net-of-tax amount	(2,836)	(1,780)	(3,588)

Net unrealized loss on derivatives used for cash flow hedges	(53)	—	(306)
Tax effect	22	—	125

Net-of-tax amount	(31)	—	(181)

	$(2,867)	$(1,780)	$(3,769)

13.    INCOME TAXES

        Allocation of federal and state income taxes between current and deferred portions is as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	(In thousands)
Current tax provision (benefit):
Federal	$803	$552	$1,101	$2,445	$2,726
State	65	132	(27)	456	683

Total current provision	868	684	1,074	2,901	3,409

Deferred tax benefit:
Federal	(282)	(304)	(345)	(820)	(925)
State	(98)	(106)	(120)	(284)	(318)

Total deferred benefit	(380)	(410)	(465)	(1,104)	(1,243)

Total tax provision	$488	$274	$609	$1,797	$2,166

        The reasons for the differences between the statutory federal income tax amount/rate and the effective tax amount/rate are summarized as follows:

	Six Months Ended June 30,				Years Ended December 31,
	2007		2006		2006		2005		2004
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Unaudited)
	(Dollars in thousands)
Statutory federal tax amount/rate	$805	34.0%	$700	34.0%	$1,586	34.0%	$2,291	34.0%	$2,314	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefits	(21)	(0.9)	17	0.8	44	1.0	116	1.8	241	3.5
Municipal income	(354)	(15.0)	(213)	(10.3)	(452)	(9.8)	(313)	(4.7)	(237)	(3.4)
Cash surrender value of bank-owned life insurance	(131)	(5.5)	(98)	(4.8)	(226)	(4.9)	(269)	(4.1)	(212)	(3.1)
Merger entity loss, no tax benefit	155	6.5	—	—	—	—	—	—	—	—
Reversal of over-accrual	—	—	(163)	(7.9)	(326)	(7.1)	—	—	—	—
Other, net	34	1.5	31	1.5	(17)	(0.1)	(28)	(0.3)	60	0.8

Effective tax amount/rate	$488	20.6%	$274	13.3%	$609	13.1%	$1,797	26.7%	$2,166	31.8%

        The components of the net deferred tax asset are as follows:

		December 31,
	June 30, 2007
		2006	2005
	(Unaudited)
	(In thousands)
Deferred tax assets:
Federal	$7,453	$6,631	$7,409
State	2,454	2,195	2,352

	9,907	8,826	9,761

Deferred tax liabilities:
Federal	(303)	(411)	(425)
State	(104)	(141)	(147)

	(407)	(552)	(572)

Net deferred tax asset	$9,500	$8,274	$9,189

        The tax effects of each item that gives rise to deferred taxes are as follows:

		December 31,
	June 30, 2007
		2006	2005
	(Unaudited)
	(In thousands)
Cash basis of accounting	$341	$19	$62
Investments:
Net unrealized loss on securities available for sale	1,971	1,149	2,404
Other	—	(22)	13
Depreciation and amortization	395	407	470
Allowance for loan losses	4,250	4,273	4,139
Employee benefit plans	2,943	2,915	2,552
Deferred income	(16)	(42)	(53)
Derivative instruments	22	—	125
Other, net	(406)	(425)	(523)

Net deferred tax asset	$9,500	$8,274	$9,189

        The federal income tax reserve for loan losses at the Company's base year amounted to $2,057,000. If any portion of the reserve is used for purposes other than to absorb the losses for which established, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the year in which used. As the Company intends to use the reserve only to absorb loan losses, a deferred tax liability of $844,000 has not been provided.

14.    CREDIT-RELATED OFF-BALANCE SHEET AND DERIVATIVE FINANCIAL INSTRUMENTS

Credit-Related Off-Balance Sheet Financial Instruments

        The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business, primarily to meet the financing needs of its customers. The financial instruments include commitments to extend credit and commercial letters of credit, as well as unadvanced lines of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amounts recognized in the accompanying consolidated balance sheets. The contractual or notional amount of those instruments reflects the extent of involvement that the Company has in particular classes of financial instruments. Management uses the same credit policies in making commitments and conditional obligations as it does for loans.

        The approximate contractual amounts of the aforementioned commitments and conditional obligations are as follows:

		December 31,
	June 30, 2007
		2006	2005
	(Unaudited)
	(In thousands)
Financial instruments whose amounts represent credit risk:
Commitments to grant loans	$19,285	$10,952	$58,252
Unfunded commitments under lines of credit	163,666	126,806	118,357
Unadvanced funds on construction loans	44,187	62,542	76,566
Commercial and standby letters of credit	4,926	5,396	2,631

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by management upon the extension of credit, is based on management's credit evaluation of the borrower. Collateral consists predominantly of residential and commercial real estate and personal property.

        Commercial and standby letters of credit are contingent commitments issued by the Company to support the financial obligations of a customer to a third party. Letters of credit are issued to support payment obligations of a customer as buyer in a commercial contract for the purchase of goods. Letters of credit have maturities that generally reflect the maturities of the underlying obligations. Since the conditions under which the Company must fund letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments. The credit risk involved in issuing letters of credit is the same as that involved in extending loans to customers. If deemed necessary, the Company holds various forms of collateral to support letters of credit.

Limited Partnership Investments

        The Company invests in small business investment companies ("SBICs") during the course of business. The SBIC investments recorded on the consolidated balance sheet in other assets at June 30,

2007 (unaudited) and December 31, 2006 and 2005, are $357,000, $379,000 and $286,000, respectively. The unfunded commitments in SBIC's at June 30, 2007 (unaudited) and at December 31, 2006 and 2005 are $233,000, $257,000 and $208,000, respectively.

Employment Agreement

        On February 23, 2007 the Company entered into a three-year employment agreement with an executive officer which generally provides for a base salary and the continuation of benefits currently received. However, such employment may be terminated for cause, as defined, without incurring any continuing obligation.

Derivative Financial Instruments

Interest Rate Collar

        Certain derivative instruments do not meet the requirements under SFAS No. 133 to be accounted for as hedging instruments. These undesignated derivative instruments are recognized on the consolidated balance sheet at fair value, with changes in fair value recorded in other operating income. During 2006, the Company purchased an interest rate collar agreement at a premium as part of its interest rate risk management to protect the Company in a falling interest rate environment. The notional amount of the collar agreement is $55,000,000 with an interest rate floor of 6.00% and an interest rate ceiling of 9.25%. At the time the contract was entered into, hedge accounting was not elected and the contract was accounted for at fair value with the changes in fair value of the instrument recorded in other operating income. Effective February 9, 2006, this instrument qualified for hedge accounting treatment and the Company redesignated the instrument as a cash flow hedge. Therefore, the instrument is recorded on the balance sheet at fair value and gains and losses are recorded in other comprehensive income net of the tax effect. If any portion of the cash flow hedge is determined to be ineffective, the resulting gain or loss is recognized in other operating income. At June 30, 2007 (unaudited) the interest rate collar agreement had a liability value of $57,000 included in other liabilities, of which $4,000 was recognized ineffective. At December 31, 2006, the collar agreement had an asset value of $19,000 which is included in other assets. Losses recognized in other operating income on the agreement amounted to $4,000, $331,000 and $81,000 for the six months ended June 30, 2007 and 2006 (unaudited) and year ended December 31, 2006, respectively.

Interest Rate Swap

        During 2003, the Company entered into an interest rate swap agreement. The notional amount of the interest rate swap was $70,000,000 with a variable pay rate of Prime or 7.25% at December 31, 2005 and a fixed receive rate of 5.00%. At December 31, 2005, the interest rate swap had a liability value of $306,000 and was accounted for as a cash flow hedge and was included in other liabilities.

        Through its maturity on March 7, 2006, the Company utilized this interest rate swap agreement to convert a portion of its prime-based commercial loan portfolio to a fixed rate. This transaction involves both credit and market risk. The notional amount is the amount on which calculations and payments are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any.

        The interest rate swap is a contract in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which interest payments are based is not exchanged. Interest rate swaps involve the exchange of fixed and floating interest payments. By entering into the swap, the principal amount of the debt would remain unchanged but the interest payment streams would change.

15.    CONTINGENCIES

        In the ordinary course of business, the Company is involved in litigation. Based on its review, with the assistance of legal counsel, management does not expect the resolution of any of these additional matters currently subject to litigation to have a material adverse effect on the Company's consolidated financial position or results of operations.

16.    REGULATORY CAPITAL REQUIREMENTS

        The Company and Danversbank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Danversbank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Danversbank must meet specific capital guidelines that involve quantitative measures of the Company's and Danversbank's assets, liabilities and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Company's and Danversbank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to a mutual holding company.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and Danversbank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of June 30, 2007 (unaudited) and December 31, 2006 and 2005, that the Company and Danversbank meet all capital adequacy requirements to which they are subject.

        As of June 30, 2007 (unaudited) and December 31, 2006, the most recent notification from the FDIC categorized Danversbank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Danversbank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios, as set forth in the table. There are no conditions or events since that regulatory notification that management believes have changed Danversbank's category.

        The Company's and Danversbank's actual capital amounts and ratios are as follows:

	Actual		Minimum for Capital Adequacy		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
June 30, 2007 (Unaudited):
Total Capital to Risk Weighted Assets:
Consolidated	$105,963	11.6%	$73,181	8.0%	N/A	N/A
Danversbank	105,830	11.6	73,181	8.0	$91,476	10.0%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	90,883	9.9	36,591	4.0	N/A	N/A
Danversbank	96,512	10.6	36,590	4.0	54,885	6.0
Tier 1 Leverage Capital to Average Assets:
Consolidated	90,883	7.3	49,959	4.0	N/A	N/A
Danversbank	96,512	7.7	49,857	4.0	62,321	5.0
December 31, 2006:
Total Capital to Risk Weighted Assets:
Consolidated	$104,874	11.1%	$75,622	8.0%	N/A	N/A
Danversbank	104,769	11.1	75,622	8.0	$94,527	10.0%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	86,879	9.2	37,811	4.0	N/A	N/A
Danversbank	94,586	10.0	37,811	4.0	56,716	6.0
Tier 1 Leverage Capital to Average Assets:
Consolidated	86,879	6.9	50,621	4.0	N/A	N/A
Danversbank	94,586	7.5	50,621	4.0	63,276	5.0
December 31, 2005:
Total Capital to Risk Weighted Assets:
Consolidated	$95,396	10.8%	$70,418	8.0%	N/A	N/A
Danversbank	95,369	10.8	70,417	8.0	$88,022	10.0%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	81,300	9.2	35,209	4.0	N/A	N/A
Danversbank	85,454	9.7	35,209	4.0	52,813	6.0
Tier 1 Leverage Capital to Average Assets:
Consolidated	81,300	7.0	46,500	4.0	N/A	N/A
Danversbank	85,454	7.4	46,500	4.0	58,125	5.0

        A reconciliation of the Company's and Danversbank's retained earnings to regulatory capital follows:

	June 30, 2007		December 31, 2006		December 31, 2005
	Consolidated	Bank	Consolidated	Bank	Consolidated	Bank
	(Unaudited)
	(In thousands)
Total retained earnings per financial statements	$65,872	$94,236	$65,079	$93,461	$59,034	$82,473
Adjustments to Tier 1 capital:
Accumulated losses on securities available for sale, net of tax	2,836	2,836	1,780	1,780	3,588	3,588
Accumulated losses on cash flow hedge, net of tax	31	31	—	—	181	181
Preferred stock	—	(10)	—	(10)	—	(10)
Trust preferred securities	22,725	—	20,665	—	19,275	—
Core deposit intangible	(535)	(535)	(594)	(594)	(727)	(727)
Servicing assets	(46)	(46)	(51)	(51)	(51)	(51)

Total Tier 1 capital	90,883	96,512	86,879	94,586	81,300	85,454

Adjustments for total capital:
Preferred stock	—	10	—	10	—	10
Allowance for loan losses	9,308	9,308	10,173	10,173	9,905	9,905
Subordinated debt	5,772	—	7,822	—	4,191	—

Total capital per regulatory reporting	$105,963	$105,830	$104,874	$104,769	$95,396	$95,369

17.    EMPLOYEE BENEFIT PLANS

SBERA Defined Benefit Pension Plan

        Employee benefits are provided to employees through participation in the Savings Bank's Employees Retirement Association's Pension Plan ("SBERA Pension Plan"). The benefits are interrelated with benefits provided under the 401(k) Plan and based on employees' years of service and annual compensation, as defined in the SBERA Pension Plan. Effective August 15, 2003, the Company curtailed the benefits under the Plan, and no additional employees were eligible to participate in the

Plan. Effective June 30, 2007, the Company voted to terminate the Plan. The following sets forth the Plan's status:

		October 31,
	June 30, 2007
		2006	2005
	(Unaudited)
	(In thousands)
Change in projected benefit obligation:
Benefit obligation at beginning of period	$4,284	$4,488	$4,348
Interest cost	164	258	250
Actuarial loss	572	213	32
Benefits paid	(163)	(675)	(142)

Benefit obligation at end of period	4,857	4,284	4,488

Change in plan assets:
Fair value of plan assets at beginning of period	4,620	4,656	4,412
Actual return on plan assets	400	639	386
Benefits paid	(163)	(675)	(142)

Fair value of plan assets at end of period	4,857	4,620	4,656

Funded status	—	336	168
Deferred gain	—	—	(134)

Prepaid expense	—	$336	$34

Accumulated benefit obligation	$4,857	$4,284	$4,488

        At June 30, 2007 (unaudited) and October 31, 2006 and 2005, the discount rate used to determine the benefit obligation was 4.85%, 5.75% and 5.75%, respectively.

        The net pension benefit for the Plan included the following components:

	Six Months Ended June 30,		Years Ended October 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	(In thousands)
Interest cost	$164	$172	$258	$250	$256
Expected return on plan assets	(177)	(179)	(268)	(254)	(259)
Actuarial loss	(10)	(4)	(6)	(1)	(2)

Net pension benefit	$(23)	$(11)	$(16)	$(5)	$(5)

        The assumptions used to determine net periodic pension cost are as follows:

		October 31,
	June 30, 2007
		2006	2005
	(Unaudited)
Discount rate	5.75%	5.75%	5.75%
Expected long-term rate of return on plan assets	5.75	5.75	5.75

        SBERA offers a common and collective trust as the underlying investment structure for pension plans participating in the Association. The target allocation mix for the common and collective trust portfolio calls for an equity-based investment deployment range from 55% to 75% of total portfolio assets. The remainder of the portfolio is allocated to fixed income. The approximate investment allocations of the portfolio are shown in the table below. Due to the termination election, all the assets were transferred to a money market account at June 30, 2007. The Trustees of SBERA, through the Association's Investment Committee, select investment managers for the common and collective trust portfolio. A professional investment advisory firm is retained by the Investment Committee to provide allocation analysis, performance measurement and to assist with manager searches. The overall investment objective is to diversify equity investments across a spectrum of investment types (e.g., small cap, large cap, international, etc.) and styles (e.g., growth, value, etc.).

        The Company's pension plan weighted average asset allocations are as follows:

		October 31,
Asset Category	June 30, 2007
		2006	2005
	(Unaudited)
Fixed income (including money market)	100.0%	36.5%	35.1%
Domestic equity	—	48.5	50.5
International equity	—	15.0	14.4

Total	100.0%	100.0%	100.0%

        No contribution is expected for the Plan year beginning November 1, 2007.

        Estimated benefits of $4,857,000 are payable in 2007.

CBERA Defined Benefit Plan

        Prior to the merger, the Company provided pension benefits for eligible employees through membership in the Co-operative Banks Employees Retirement Association (the "CBERA Plan") for former employees of BankMalden. The Plan was a multi-employer plan whereas the contributions by each bank are not restricted to provide benefits to the employees of the contributing bank. Each employee reaching the age of 21 and having completed 1,000 hours of service in one consecutive twelve-month period beginning with such employee's date of employment automatically became a participant in the retirement plan. Participants became fully vested when credited with six years of service measured from their date of hire.

        As of February 28, 2007 (unaudited), the Company withdrew from the CBERA Plan and made a final contribution of $26,000, which represents the difference between the withdrawal liability of $1,200,000 and the fair value of the allocated plan assets of $1,174,000 at February 28, 2007.

401(k) Savings Plan

        Substantially all of the Company's employees are eligible to participate in the Savings Banks' Employees Retirement Association 401(k) Savings Plan. Under the 40l(k) Plan, employees may make contributions of up to 75% of their eligible compensation. The Company makes discretionary contributions to the Plan equal to 4% of eligible employees' salaries. The former employees of BankMalden participated in a 401(k) plan which provided for voluntary contributions by participating employees ranging from one percent to twelve percent of their compensation, subject to certain limitations. BankMalden matched the employee's voluntary contribution based on various formulas. This Plan was transferred to the Company's 401(k) Plan on March 22, 2007 (unaudited).

        The Company's total expense under the 401(k) Plans and the SBERA and CBERA Pension Plans for the six months ended June 30, 2007 and 2006 (unaudited) and years ended December 31, 2006, 2005 and 2004, amounted to $285,000, $396,000, $397,000, $854,000 and $835,000, respectively.

Incentive Compensation Plan

        Substantially all of the Company's employees are eligible to participate in the Company's Annual Incentive Compensation Plan. Incentive award payments are determined on the basis of company performance and individual performance, with incentive awards ranging from 0% to 40% of annual compensation. These awards are paid after the close of the fiscal year contingent on the Compensation Committee's assessment of the Company's performance relative to performance targets established between the Board of Trustees and senior management. Incentive awards expense for the for six months ended June 30, 2007 and 2006 (unaudited) and years ended December 31, 2006, 2005 and 2004, was $851,000, $1,140,000, $2,377,000, $2,291,000 and $2,002,000, respectively.

Supplemental Pension Plan

        The Company provides supplemental retirement and death benefits for certain officers of the Company under the terms of the Supplemental Pension Agreement (the "Agreement"). Benefits to be paid under the Agreement are based primarily on the officer's salary and years of service. The retirement benefits, as defined in the Agreement, are accrued by charges to compensation expense over the required service periods of the officers. Compensation expense related to these benefits was $332,000, $295,000, $601,000, $495,000 and $216,000, for the for six months ended June 30, 2007 and 2006 (unaudited) and years ended December 31, 2006, 2005 and 2004, respectively.

Phantom Stock Plan

        The Company has established a Phantom Stock Plan (the Plan). The maximum number of phantom shares that may be awarded to participants is 870,418. Shares will be granted at the discretion of the Board. The intended service period for all grants made under the Plan is five years. The initial grant vests 60% in year three and 40% in year five. All subsequent grants vest 100% in year five. Grants made to independent members of the Board of Trustees vest 100% in year three. All phantom shares granted to the participants may become more fully vested, as outlined in the plan document, upon a change-in-control or upon the participant's termination of employment with the Company due to death or disability. A participant may elect to have the value of vested phantom shares paid according to (1) a lump-sum cash payment of 100% of the vested value, or (2) payment of the value of from 10% to 100% of the vested shares into a nonqualified compensation plan, with interest per annum at the rate of 5%, with any undeferred amounts paid according to (1) above. Upon a change-in-control, the Plan will terminate and the value of all vested shares will be distributed to the participants pursuant to the payment elections above. Compensation expense related to these benefits was $1,000,000, $850,000, $1,679,000, $1,537,000 and $1,093,000, for the for six months ended June 30, 2007 and 2006 (unaudited) and years ended December 31, 2006, 2005 and 2004, respectively.

        A summary of the status of shares under the Plan is presented below:

		December 31,
	June 30, 2007
		2006	2005
	(Unaudited)
	(In thousands)
Outstanding at beginning of the period	402,445	347,745	275,145
Granted	85,750	100,000	93,250
Paid out	(60,000)	(43,350)	(16,950)
Forfeited	(6,400)	(1,950)	(3,700)

Outstanding at the end of the period	421,795	402,445	347,745

"Exercise" price	$19.68	$19.01	$17.86

18.    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The estimated fair value of the Company's financial instruments, together with related methods and assumptions, is set forth below. Fair value estimates are made at a specific point in time based on relevant market information and information about specific financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active observable market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Cash and Cash Equivalents—The carrying amounts for cash and cash equivalents approximate fair value because they mature in 90 days or less and do not present unanticipated valuation risk.

        Investments—The fair value of securities available for sale is estimated based on quoted market prices. The fair value of the Federal Home Loan Bank stock is equal to cost based on redemption provisions.

        Loans and Loans Held for Sale—Fair values are estimated for portfolios of loans with similar financial and credit characteristics. The loan portfolio was evaluated in the following segments: commercial, residential real estate, commercial real estate, construction, home equity and other consumer loans. The fair value of performing commercial and commercial real estate loans is estimated by discounting cash flows through the estimated maturity using discount rates that reflect the expected maturity and the credit and interest rate risk inherent in such loans. The fair value of residential mortgage loans is estimated by discounting contractual cash flows, adjusted for prepayment estimates using discount rates based on secondary market sources. The fair value of home equity and other consumer loans is estimated based on secondary market prices for asset-backed securities with similar characteristics. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying values, where applicable.

        Deposits—The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings and NOW accounts, and money market accounts, is equal to the amount payable on demand as of the reporting date. The fair value of term certificates is based on the discounted value of contractual cash flows. The discount rate used is based on the rates currently offered for funding sources of similar remaining maturities.

        Short-term Borrowings—The carrying amount of short-term borrowings approximate fair value because they mature in 90 days or less and do not present unanticipated valuation risk.

        Long-term Borrowings and Subordinated Debt—The fair value of these borrowings is based on the discounted value of contractual cash flows. The discount rate used is based on the estimated rates currently offered for borrowings of similar remaining maturities. The carrying amount of adjustable rate borrowings approximates fair value as they reprice quarterly.

        Derivative Financial Instruments—The fair value of the collar agreement is based on market prices obtained from investment analysts. The fair value of interest rate swap agreements is based on the amount required to settle the agreement.

        Accrued Interest—The carrying amounts approximate fair value.

        Commitments—The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of these fees at June 30, 2007 (unaudited) and December 31, 2006 and 2005, was immaterial to the consolidated financial statements.

        The estimated fair values of the Company's significant financial instruments are as follows:

			December 31,
	June 30, 2007		2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Unaudited)
	(In thousands)
Financial assets:
Cash and cash equivalents	$29,486	$29,486	$45,120	$45,120	$35,115	$35,115
Securities available for sale	307,608	307,608	273,083	273,083	260,416	260,416
Federal Home Loan Bank stock	9,821	9,821	10,742	10,742	8,787	8,787
Loans held for sale and loans, net	851,032	837,857	871,865	862,926	814,698	822,178
Accrued interest receivable	6,511	6,511	6,627	6,627	5,592	5,592
Interest rate collar agreement	—	—	19	19	—	—
Financial liabilities:
Deposits:
Demand deposits	129,248	129,248	116,292	116,292	126,551	126,551
Saving and NOW accounts	171,769	171,769	155,998	155,998	195,759	195,759
Money market accounts	329,502	329,502	301,922	301,922	287,226	287,226
Term certificates	341,305	340,700	379,008	381,035	282,584	280,788
Short-term borrowings	33,083	33,083	30,934	30,934	119,482	119,324
Long-term debt	150,010	149,577	167,899	168,941	71,235	71,419
Subordinated debt	29,965	41,673	29,965	42,821	24,810	41,048
Accrued interest payable	1,374	1,374	2,555	2,555	1,217	1,217
Interest rate collar/swap	57	57	—	—	306	306

19.    STOCK CONVERSION

        On June 15, 2007, the Board of Trustees of the Company adopted a Plan of Conversion (the "Plan") whereby the Company will convert to a Delaware-chartered stock corporation (the "Holding Company'), and offer Holding Company stock on a priority basis to qualifying depositors, tax-qualified employee plans, and employees, officers and directors of Danversbank and the Company, with any remaining shares to be offered to the public in a direct community offering and possibly in a syndicated community offering (the "Conversion").

        As part of the Conversion, Danversbank will establish a liquidation account in an amount equal to the net worth of Danversbank as of the date of the latest consolidated balance sheet appearing in the final prospectus distributed in connection with the Conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who maintain their accounts at Danversbank after the Conversion. The liquidation account will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts then held.

        Subsequent to the Conversion, the Company may not declare or pay dividends on, and may not repurchase, any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements,

        Conversion costs will be deferred and reduce the proceeds from the shares sold in the Conversion. If the Conversion is not completed, all costs will be expensed. As of June 30, 2007, Conversion costs amounting to $131,000 have been incurred and are included in other assets in the accompanying balance sheet.

        As part of the Conversion, the Company intends to implement an employee stock ownership plan and other benefit and salary continuation plans for directors, officers and employees.

        In addition, as part of the Conversion, the Company intends to form a charitable foundation (the "Foundation") by donating to the Foundation a number of shares of its authorized but unissued common stock in an amount up to 5% of the Holding Company common stock.

20.    CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

        Financial information pertaining to Danvers Bancorp, Inc. is as follows:

Balance Sheets

		December 31,
	June 30, 2007
		2006	2005
	(Unaudited)
	(In thousands)
Assets:
Cash and cash equivalents	$325	$281	$204
Corporate stock	965	965	810
Investment in subsidiary	94,121	93,355	82,387
Investment in Danvers Capital Trust	619	619	619
Other assets	9	9	7

Total Assets	$96,039	$95,229	$84,027

Liabilities and Stockholder's Equity:
Liabilities:
Subordinated debentures	$29,965	$29,965	$24,810
Other liabilities	202	185	183

Total liabilities	30,167	30,150	24,993
Total stockholder's equity	65,872	65,079	59,034

Total Liabilities and Stockholder's Equity	$96,039	$95,229	$84,027

Statements of Income

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	(In thousands)
Interest and dividend income:
Interest on debt securities	$1,352	$1,117	$2,374	$2,083	$1,874
Interest and dividends on equity and other securities	45	37	78	70	66

Total interest and dividend income	1,397	1,154	2,452	2,153	1,940
Interest on borrowed funds	1,369	1,105	2,375	2,110	1,921

Net interest income	28	49	77	43	19
Provision for income taxes	—	1	1	—	—

Income before undistributed earnings of subsidiary	28	48	76	43	19
Equity in undistributed earnings of subsidiary	1,852	1,736	3,980	4,898	4,620

Net income	$1,880	$1,784	$4,056	$4,941	$4,639

Statements of Cash Flows

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net income	$1,880	$1,784	$4,056	$4,941	$4,639
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(1,852)	(1,736)	(3,980)	(4,898)	(4,620)
Change in other, net	16	(12)	1	26	45

Net cash provided by operating activities	44	36	77	69	64
Cash flows from investing activities
Investment in bank subsidiary	—	—	(5,000)	—	—
Purchase of corporate stock	—	—	(155)	—	—

Net cash used by investing activities	—	—	(5,155)	—	—

Cash flows from financing activities
Increase in subordinated debentures	—	—	5,155	—	—

Net cash provided by financing activities	—	—	5,155	—	—

Net change cash and cash equivalents	44	36	77	69	64
Cash and cash equivalents at beginning of period	281	204	204	135	71

Cash and cash equivalents at end of period	$325	$240	$281	$204	$135

        You should rely only on the information contained in this prospectus. Neither Danvers Bancorp, Inc. nor Danversbank has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Danvers Bancorp, Inc. common stock.

DANVERS BANCORP, INC.
Proposed Holding Company for Danversbank

14,950,000 Shares of Common Stock
(Subject to Increase to up to 17,192,500 Shares)

COMMON STOCK

PROSPECTUS

                                                 , 2007

        Until the later of                        or 25 days after commencement of the syndicated community offering, if any, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Type of Expense	Amount
*Goodwin Procter LLP (Legal)	$600,000
*EDGAR, Printing and Postage	$300,000
*Sandler O'Neill & Partners, L.P. (Marketing Assistance)(1)	$1,200,000
*Financial Advisory Fee	$250,000
*RP Financial, LC. (Appraisal)	$105,000
*Registrar and Transfer Company (Transfer Agent)	$20,000
*Wolf and Company, P.C. (Auditing and Accounting)	$135,000
*Filing and Listing Fees	$185,000
*Certificates	$10,000
*FinPro, Inc. (Business Plan)	$60,000
*Data Processing Fees and Expenses	$35,000
*Blue Sky Expenses	$10,000
*Other	$20,000
Total	$2,930,000

*
Estimated

(1)
Fees are estimated at the midpoint of the offering range. Danvers Bancorp has retained Sandler O'Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offerings.

Item 14. Indemnification of Directors and Officers

        Article V of the Bylaws of Danvers Bancorp, which refer to in this Item 14 as the Corporation, sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE V

INDEMNIFICATION

        SECTION 1.    Definitions.    For purposes of this Article:

          (a)   "Corporate Status" describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, or (iii) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), an Officer or Director of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, "Corporate Status" shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person's activities prior to said transaction, unless specifically authorized by the board of directors or the stockholders of the Corporation;

          (b)   "Director" means any person who serves or has served the Corporation as a director on the board of directors of the Corporation;

          (c)   "Disinterested Director" means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

          (d)   "Expenses" means all attorneys' fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

          (e)   "Liabilities" means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement.

          (f)    "Non-Officer Employee" means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

          (g)   "Officer" means any person who serves or has served the Corporation as an officer of the Corporation appointed by the board of directors of the Corporation.

          (h)   "Proceeding" means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

          (i)    "Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) 50% or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

        SECTION 2.    Indemnification of Directors and Officers.

          (a)   Subject to the operation of Section 4 of this Article V of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) and to the extent authorized in this Section 2.

            (1)    Actions, Suits and Proceedings Other than By or In the Right of the Corporation.    Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director's or Officer's behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director's or Officer's Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

            (2)    Actions, Suits and Proceedings By or In the Right of the Corporation.    Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director's or Officer's behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Company, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director's or Officer's Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Company, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

            (3)    Survival of Rights.    The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

            (4)    Actions by Directors or Officers.    Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding was authorized in advance by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce an Officer or Director's rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.

        SECTION 3.    Indemnification of Non-Officer Employees.    Subject to the operation of Section 4 of this Article V of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee's behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee's Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors of the Corporation.

        SECTION 4.    Good Faith.    Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

        SECTION 5.    Advancement of Expenses to Directors Prior to Final Disposition.

          (a)   The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director's Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce Director's rights to indemnification or advancement of Expenses under these By-laws.

          (b)   If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to the action and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

          (c)   In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

        SECTION 6.    Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

          (a)   The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such is involved by reason of the Corporate Status of such Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer and Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

          (b)   In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

        SECTION 7.    Contractual Nature of Rights.

          (a)   The foregoing provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

          (b)   If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within 60 days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to the action and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

          (c)   In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

        SECTION 8.    Non-Exclusivity of Rights.    The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

        SECTION 9.    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person's Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

        SECTION 10.    Other Indemnification.    The Corporation's obligation, if any, to indemnify any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise.

Item 15. Recent Sales of Unregistered securities

        None

Item 16. Exhibits and Financial Statement Schedules:

        The exhibits and financial statement schedules filed as part of this registration statement are as follows:

  (a) List of Exhibits

1.1	Engagement Letters between Danvers Bancorp, Inc., Danversbank and Sandler O'Neill & Partners, L.P.
1.2	Form of Agency Agreement between Danvers Bancorp, Inc., Danversbank and Sandler O'Neill & Partners, L.P.*
2.1	Danvers Bancorp, Inc. Plan of Conversion
3.1	Certificate of Incorporation of Danvers Bancorp, Inc.
3.2	Bylaws of Danvers Bancorp, Inc.
4	Form of Common Stock Certificate of Danvers Bancorp, Inc.*
5	Opinion of Goodwin Procter LLP regarding legality of securities being registered*
8.1	Form of Federal Tax Opinion of Goodwin Procter LLP*
8.2	Form of State Tax Opinion of Wolf & Company, P.C.*
10.1	Danversbank Supplemental Executive Retirement Plan
10.2	Supplemental Pension Agreement for L. Mark Panella
10.3	Phantom Stock Plan
10.4	Nonqualified Deferred Compensation Plan
10.5	Danversbank SBERA Pension Plan
10.6	Financial Advisory Agreement
10.7	Form of Employment Agreement by and among Danvers Bancorp, Inc., Danversbank and Kevin T. Bottomley
10.8	Form of Employment Agreement by and among Danvers Bancorp, Inc., Danversbank and James J. McCarthy
10.9	Form of Employment Agreement by and among Danvers Bancorp, Inc., Danversbank and L. Mark Panella
10.10	Form of Employment Agreement by and among Danvers Bancorp, Inc., Danversbank and John J. O'Neil
10.11	Form of Change in Control Agreement
10.12	Form of Employee Stock Ownership Plan
10.13	Form of Employee Stock Ownership Restoration Plan
10.14	Form of Danvers Bancorp, Inc. Change in Control Severance Pay Plan
10.15	Form of Danvers Bancorp, Inc. 2008 Stock Option and Incentive Plan
21	Subsidiaries of Registrant
23.1	Consent of Goodwin Procter LLP (contained in Opinions included as Exhibits 5 and 8.1)*

23.2	Consent of Wolf & Company, P.C.
23.3	Consent of RP Financial, LC.
24	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement between Danvers Bancorp, Inc. and RP Financial, LC.
99.2	Business Plan Agreement between Danvers Bancorp, Inc. and FinPro, Inc.
99.3	Letter of RP Financial, LC. with respect to Subscription Rights
99.4	Appraisal Report of RP Financial, LC.*
99.5	Form of Charitable Gift Instrument
99.6	Marketing Materials*
99.7	Order and Acknowledgment Form*

*
To be filed supplementally or by amendment.

  (b) Financial Statement Schedules

        No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Danvers, Commonwealth of Massachusetts on September 4, 2007.

DANVERS BANCORP, INC.
By:	/s/ KEVIN T. BOTTOMLEY Kevin T. Bottomley President, Chief Executive Officer and Chairman of the Board (Duly Authorized Representative)

POWER OF ATTORNEY

        We, the undersigned directors and officers of Danvers Bancorp hereby severally constitute and appoint Kevin T. Bottomley and L. Mark Panella, and each of them singly (with full power to each of them to act alone) as our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said attorneys-in-fact and agents, and each of them, may deem necessary or advisable to enable Danvers Bancorp to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of Danvers Bancorp's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said attorneys in fact and agents, and each of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEVIN T. BOTTOMLEY Kevin T. Bottomley	President, Chief Executive Officer and Chairman of the Board	September 4, 2007
/s/ L. MARK PANELLA L. Mark Panella	Senior Vice President, Chief Financial Officer	September 4, 2007
/s/ JAMES J. MCCARTHY James J. McCarthy	Executive Vice President, Chief Operating Officer	September 4, 2007
/s/ JOHN J. O'NEIL John J. O'Neil	Executive Vice President, Senior Lending Officer	September 4, 2007
/s/ DIANE C. BRINKLEY Diane C. Brinkley	Director	September 4, 2007

/s/ ROBERT J. BROUDO Robert J. Broudo	Director	September 4, 2007
/s/ CRAIG S. CERRETANI Craig S. Cerretani	Director	September 4, 2007
/s/ BRIAN C. CRANNEY Brian C. Cranney	Director	September 4, 2007
/s/ JOHN P. DRISLANE John P. Drislane	Director	September 4, 2007
John R. Ferris	Director	September , 2007
/s/ THOMAS FORD Thomas Ford	Director	September 4, 2007
/s/ NEAL H. GOLDMAN Neal H. Goldman	Director	September 4, 2007
/s/ ELEANOR M. HERSEY Eleanor M. Hersey	Director	September 4, 2007
Mary Coffey Moran	Director	September , 2007
/s/ J. MICHAEL O'BRIEN J. Michael O'Brien	Director	September 4, 2007
/s/ JOHN M. PEREIRA John M. Pereira	Director	September 4, 2007
/s/ DIANE T. STRINGER Diane T. Stringer	Director	September 4, 2007
/s/ JAMES C. ZAMPELL James C. Zampell	Director	September 4, 2007

EXHIBIT INDEX

1.1	Engagement Letters between Danvers Bancorp, Inc., Danversbank and Sandler O'Neill & Partners, L.P.
1.2	Form of Agency Agreement between Danvers Bancorp, Inc., Danversbank and Sandler O'Neill & Partners, L.P.*
2.1	Danvers Bancorp, Inc. Plan of Conversion
3.1	Certificate of Incorporation of Danvers Bancorp, Inc.
3.2	Bylaws of Danvers Bancorp, Inc.
4	Form of Common Stock Certificate of Danvers Bancorp, Inc.*
5	Opinion of Goodwin Procter LLP regarding legality of securities being registered*
8.1	Form of Federal Tax Opinion of Goodwin Procter LLP*
8.2	Form of State Tax Opinion of Wolf & Company, P.C.*
10.1	Danversbank Supplemental Executive Retirement Plan
10.2	Supplemental Pension Agreement for L. Mark Panella
10.3	Phantom Stock Plan
10.4	Nonqualified Deferred Compensation Plan
10.5	Danversbank SBERA Pension Plan
10.6	Financial Advisory Agreement
10.7	Form of Employment Agreement by and among Danvers Bancorp, Inc., Danversbank and Kevin T. Bottomley
10.8	Form of Employment Agreement by and among Danvers Bancorp, Inc., Danversbank and James J. McCarthy
10.9	Form of Employment Agreement by and among Danvers Bancorp, Inc., Danversbank and L. Mark Panella
10.10	Form of Employment Agreement by and among Danvers Bancorp, Inc., Danversbank and John J. O'Neil
10.11	Form of Change in Control Agreement
10.12	Form of Employee Stock Ownership Plan
10.13	Form of Employee Stock Ownership Restoration Plan
10.14	Form of Danvers Bancorp, Inc. Change in Control Severance Pay Plan
10.15	Form of Danvers Bancorp, Inc. 2008 Stock Option and Incentive Plan
21	Subsidiaries of Registrant
23.1	Consent of Goodwin Procter LLP (contained in Opinions included as Exhibits 5 and 8.1)*
23.2	Consent of Wolf & Company, P.C.
23.3	Consent of RP Financial, LC.
24	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement between Danvers Bancorp, Inc. and RP Financial, LC.

99.2	Business Plan Agreement between Danvers Bancorp, Inc. and FinPro, Inc.
99.3	Letter of RP Financial, LC. with respect to Subscription Rights
99.4	Appraisal Report of RP Financial, LC.*
99.5	Form of Charitable Gift Instrument
99.6	Marketing Materials*
99.7	Order and Acknowledgment Form*

*
To be filed supplementally or by amendment.

QuickLinks

CALCULATION OF REGISTRATION FEE

THE OFFERING
DESCRIPTION OF THE 401(k) PLAN
LEGAL OPINION

SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING
OUR POLICY REGARDING DIVIDENDS
MARKET FOR THE COMMON STOCK
REGULATORY CAPITAL COMPLIANCE
CAPITALIZATION
PRO FORMA DATA
COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE CHARITABLE FOUNDATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF DANVERS BANCORP AND SUBSIDIARIES
BUSINESS OF DANVERSBANK
BUSINESS OF DANVERS BANCORP
FEDERAL AND STATE TAXATION
SUPERVISION AND REGULATION
MANAGEMENT
Grants of Plan-Based Awards
Kevin T. Bottomley
L. Mark Panella
James J. McCarthy, Jr.
John J. O'Neil
Mark J. Terry
THE CONVERSION AND THE OFFERING
DANVERSBANK CHARITABLE FOUNDATION
RESTRICTIONS ON THE ACQUISITION OF DANVERS BANCORP AND DANVERSBANK
DESCRIPTION OF CAPITAL STOCK OF DANVERS BANCORP
TRANSFER AGENT AND REGISTRAR
LEGAL AND TAX MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
REGISTRATION REQUIREMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DANVERS BANCORP, INC. CONSOLIDATED BALANCE SHEETS
DANVERS BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME
DANVERS BANCORP, INC. CONSOLIDATED STATEMENTS OF CHANGES IN RETAINED EARNINGS
DANVERS BANCORP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
DANVERS BANCORP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Six Months Ended June 30, 2007 and 2006 (Unaudited) and Years Ended December 31, 2006, 2005 and 2004
Balance Sheets
Statements of Income
Statements of Cash Flows
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
ARTICLE V INDEMNIFICATION
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX